   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 1997
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

      LIFE FINANCIAL CORPORATION              LIFE FINANCIAL CAPITAL TRUST
     (EXACT NAME OF REGISTRANT AS             (EXACT NAME OF REGISTRANT AS
   SPECIFIED IN ITS CERTIFICATE OF          SPECIFIED IN ITS CERTIFICATE OF
            INCORPORATION)                           INCORPORATION)

               DELAWARE                                DELAWARE
   (STATE OR OTHER JURISDICTION OF          (STATE OR OTHER JURISDICTION OF
    INCORPORATION OR ORGANIZATION)           INCORPORATION OR ORGANIZATION)

              33-0743196                              APPLIED FOR
  (IRS EMPLOYER IDENTIFICATION NO.)        (IRS EMPLOYER IDENTIFICATION NO.)

                 6035                                     N/A
     (PRIMARY STANDARD INDUSTRIAL             (PRIMARY STANDARD INDUSTRIAL
     CLASSIFICATION CODE NUMBER)              CLASSIFICATION CODE NUMBER)

     10540 NORTH MAGNOLIA AVENUE              10540 NORTH MAGNOLIA AVENUE
                UNIT B                                  UNIT B
     RIVERSIDE, CALIFORNIA 92503                RIVERSIDE, CALIFORNIA 92503
            (909) 637-4000                             (909) 637-4000
  (ADDRESS, INCLUDING ZIP CODE, AND        (ADDRESS, INCLUDING ZIP CODE, AND
   TELEPHONE NUMBER, INCLUDING AREA         TELEPHONE NUMBER, INCLUDING AREA
   CODE, OF REGISTRANT'S PRINCIPAL          CODE, OF REGISTRANT'S PRINCIPAL
          EXECUTIVE OFFICES)                       EXECUTIVE OFFICES)

                                --------------

                                DANIEL L. PERL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          LIFE FINANCIAL CORPORATION
                      10450 NORTH MAGNOLIA AVENUE, UNIT B
                          RIVERSIDE, CALIFORNIA 92505
                                (909) 637-4000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:
   JOSEPH G. PASSAIC, JR., ESQUIRE              ROGER M. COHEN, ESQUIRE
      MARY M. SJOQUIST, ESQUIRE                 ETHAN D. FEFFER, ESQUIRE
      GEOFFREY W. RYAN, ESQUIRE                   NEEL GROVER, ESQUIRE
      MULDOON, MURPHY & FAUCETTE             BROBECK PHLEGER & HARRISON LLP
     5101 WISCONSIN AVENUE, N.W.            4675 MACARTHUR COURT, SUITE 1000
        WASHINGTON, D.C. 20016              NEWPORT BEACH, CALIFORNIA 92660
            (202) 362-0840                           (714) 752-7535

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
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
                                              PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF        AMOUNT         MAXIMUM        MAXIMUM
    SECURITIES TO BE           TO BE       OFFERING PRICE   AGGREGATE      REGISTRATION
       REGISTERED            REGISTERED      PER SHARE    OFFERING PRICE       FEE
---------------------------------------------------------------------------------------
 % Convertible Trust
 Preferred Securities of
 LIFE Financial Capital
 Trust..................  1,150,000 Shares     $25.00      $28,750,000        $8,482
---------------------------------------------------------------------------------------
Junior Convertible
 Subordinated Debentures
 of LIFE Financial
 Corporation(1).........         --              --             --              --
---------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share, of
 LIFE Financial
 Corporation............        (2)              --             --              --
---------------------------------------------------------------------------------------
LIFE Financial
 Corporation Guarantee
 with respect to the
 Capital Securities(3)..         --              --             --              --
---------------------------------------------------------------------------------------
    Total(4)............     1,150,000         $25.00      $28,750,000(5)     $8,482

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(1) The Junior Convertible Subordinated Debentures (the "Junior Subordinated
    Debentures") to be issued by LIFE Financial Corporation (the "Company") will be purchased by LIFE Financial Capital Trust (the "Trust") with the proceeds of the sale of the Convertible Trust Preferred Securities (the "Capital Securities"). No separate consideration will be received for the Junior Subordinated Debentures distributed upon any liquidation of the Trust.
(2) Such indeterminate number of shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") as may be issuable upon conversion of the Capital Securities registered hereunder. Shares of Common Stock issued upon conversion of the Capital Securities will be issued without the payment of additional consideration. This Registration Statement also covers such shares as may be issuable upon such conversion pursuant to anti-dilution adjustments.
(3) No separate consideration will be received for the Company's Guarantee with respect to the Capital Securities (the "Guarantee").
(4) This Registration Statement is deemed to cover the Junior Subordinated Debentures, the rights of holders of Junior Subordinated Debentures under the Indenture, the rights of holders of Capital Securities under the Amended and Restated Declaration of Trust and the rights of holders of Capital Securities under the Guarantee, which together guarantee the obligations of the Trust with respect to the Capital Securities to the extent set forth in the Guaranty.
(5) Such amount represents the aggregate liquidation amount of the Capital Securities to be issued hereunder and the principal amount of Junior Subordinated Debentures that may be distributed to holders of Capital Securities upon any liquidation of the Trust.

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED IN THE OFFERING DESCRIBED IN THIS PROSPECTUS PRIOR + +TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS + +SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY + +NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH +
+OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR        +
+QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                 SUBJECT TO COMPLETION, DATED DECEMBER   , 1997

                                   CAPITAL SECURITIES

                          LIFE FINANCIAL CAPITAL TRUST

                    % CONVERTIBLE TRUST PREFERRED SECURITIES
                 (LIQUIDATION AMOUNT $ .  PER CAPITAL SECURITY)

                      GUARANTEED, AS DESCRIBED HEREIN, BY

                     [LOGO OF LIFE FINANCIAL CORPORATION]

  The   % Convertible Trust Preferred Securities (the "Capital Securities")
offered hereby represent preferred undivided beneficial interests in the assets of LIFE Financial Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Trust"). LIFE Financial Corporation (formerly known as Life Financial Corp.), a Delaware corporation (the "Company"), will be the owner of all the beneficial interests represented by the common securities of the Trust (the "Common Securities" and, together with the Capital Securities, the "Trust Securities"). The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in . % Junior Convertible Subordinated Debentures (the "Junior Subordinated Debentures") to be issued by the Company. The Junior Subordinated Debentures
will mature on      , 2027 (the "Stated Maturity Date"). The Capital Securities
will have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Capital Securities--Subordination of Common Securities." The Company has applied to have the Capital Securities approved for quotation on the National Market System of the Nasdaq Stock Market ("Nasdaq"), subject to official notice of issuance.

                                  ----------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE CAPITAL SECURITIES, SEE "RISK FACTORS RELATED TO THE CAPITAL SECURITIES" AND "RISK FACTORS RELATED TO THE COMPANY" BEGINNING ON PAGES 15 AND 20, RESPECTIVELY, OF THIS PROSPECTUS.

                                  ----------

  THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE COMMISSION (THE "COMMISSION"), OR ANY STATE SECURITIES  COMMISSION,
   NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON  THE
    ACCURACY OR  ADEQUACY OF  THIS  PROSPECTUS. ANY  REPRESENTATION  TO  THE
     CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          UNDERWRITING DISCOUNTS PROCEEDS TO THE
                          PRICE TO PUBLIC   AND COMMISSIONS(1)     COMPANY(2)
--------------------------------------------------------------------------------
Per Capital Security....       $                 $    (3)             $
--------------------------------------------------------------------------------
Total(4)................       $                 $    (3)             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "The Offering" for information concerning indemnification of the Underwriter and other matters.
(2) Before deducting expenses of the Offering payable by the Company, estimated
    to be $    .
(3) As the proceeds of the sale of the Capital Securities will be invested in the Junior Subordinated Debentures, the Company has agreed to pay the Underwriter a fee for its services in the Offering. For a discussion of the fees to be paid to the Underwriter, see "Underwriting."
(4) The Trust and the Company have granted the Underwriter an option, exercisable for a period of 30 days from the date of this Prospectus, to
    purchase up to      additional Capital Securities solely to cover over-
    allotments, if any. If the option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to the
    Trust will be $    , $     and $    , respectively. See "Underwriting."

  The Capital Securities offered hereby are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to its right to withdraw, modify, correct and reject orders in whole or in part. It is expected that delivery of the Capital Securities will be made against payment therefor in immediately available funds at the offices of Keefe, Bruyette & Woods, Inc., (the "Underwriter"), Two World Trade Center, New York,
New York, on or about December   , 1997.

                         KEEFE, BRUYETTE & WOODS, INC.

                THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1997

  Each Capital Security is convertible in the manner described herein at the option of the holder thereof, at any time prior to the earlier of (i) 5:00 p.m. (Pacific time) on the Business Day (as defined herein) immediately preceding the date of repayment of such Capital Security, whether at maturity or upon redemption, and (ii) 5:00 p.m. (Pacific time) on the Conversion Termination Date (as defined herein), if any, into shares of the Company's common stock, par value $.01 per share (the "Common Stock") at a conversion
rate of     shares of Common Stock for each Capital Security (equivalent to a
conversion price of $    per share of Common Stock), subject to adjustment in
certain circumstances. See "Description of Capital Securities--Conversion Rights." The Common Stock is quoted on the Nasdaq under the symbol "LFCO." On December , 1997, the last reported sale price of the Common Stock was $ .
per share. The Company has applied to have the Capital Securities approved for quotation on the Nasdaq, subject to official notice of issuance, under the symbol "LFCOP." See "Underwriting."

  The Capital Securities are being offered hereby in a public offering (the "Offering") by the Underwriter. See "Underwriting."

  Except as described herein, the Capital Securities to be issued in the Offering will be represented by global Capital Securities in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in such Capital Securities will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants.

  All Capital Securities will be offered at the "Offering Price," equal to the
liquidation amount of $    per Capital Security (the "Liquidation Amount").
See "Underwriting."

  Holders of the Capital Securities will be entitled to receive cumulative cash distributions, accumulating from the original date of issuance of the Capital Securities (the "Issue Date") and payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing March 15, 1998, at the annual rate of . % of the Liquidation Amount of $ . per Capital Security ("Distributions"). So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, the Company will have the right to defer payments of interest on the Junior Subordinated Debentures at any time and from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may end on a day other than an Interest Payment Date (as defined herein) or extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period, subject to the requirements set forth herein. If and for so long as interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Securities also will be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or to make any payment with respect to debt securities of the Company that rank pari passu with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Trust Securities are entitled will continue to accumulate) at the rate of . % per annum, compounded quarterly (to the extent permitted by applicable law), and holders of Trust Securities will be required to accrue interest income for United States federal income tax purposes prior to receipt of cash payments attributable to such interest income. See "Description of Junior Convertible Subordinated Debentures--Option to Extend Interest Payment Date" and "Certain Federal Income Tax Considerations--Interest, Original Issue Discount, Premium and Market Discount."

  The Company will, through the Guarantee, the Common Guarantee, the Declaration, the Junior Subordinated Debentures and the Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guarantee on a subordinated basis all of the Trust's obligations under the Trust Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee and the Common Guarantee will guarantee payments of distributions and payments on liquidation or redemption of the Trust Securities, but in each case only to the extent that the Trust holds funds on hand legally available therefor and has failed to make such payments, as described herein.

See "Description of the Guarantee." If the Company fails to make a required payment on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including distributions, on the Trust Securities. The Guarantee and the Common Guarantee will not cover any such payment when the Trust does not have sufficient funds on hand legally available therefor. In such event, a holder of Capital Securities may institute a legal proceeding directly against the Company to enforce payment to such holder of accrued but unpaid interest on the Junior Subordinated Debentures with a principal amount equal to the Liquidation Amount of the Capital Securities held by such holder. See "Description of Junior Convertible Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities." The obligations of the Company under the Junior Subordinated Debentures, the Guarantee and the Common Guarantee will be unsecured and subordinate and rank junior in right of payment to all Senior Indebtedness (as defined herein) of the Company to the extent and in the manner set forth in the Indenture and the Guarantees. See "Description of Junior Convertible Subordinated Debentures--Subordination."

  The Trust Securities will be subject to mandatory redemption in a Like Amount (as defined herein), (i) in whole but not in part, on the Stated Maturity Date upon repayment of the Junior Subordinated Debentures at a redemption price equal to the principal amount of, plus accrued and unpaid interest on, the Junior Subordinated Debentures (the "Maturity Redemption Price"), (ii) in whole but not in part, at any time, contemporaneously with the optional prepayment of all of the Junior Subordinated Debentures, upon the occurrence and continuation of a Special Event (as defined herein), at a redemption price equal to the Special Event Prepayment Price (as defined herein) (the "Special Event Redemption Price"), and (iii) in whole or in part,
on or after     ,    (the "Initial Optional Prepayment Date"),
contemporaneously with the optional prepayment by the Company of all or a part of the Junior Subordinated Debentures, at a redemption price equal to the Optional Prepayment Price (as defined herein) (the "Optional Redemption Price"). Any of the Maturity Redemption Price, the Special Event Redemption Price and the Optional Redemption Price may be referred to herein as the "Redemption Price." See "Description of Capital Securities--Redemption."

  The Junior Subordinated Debentures will be prepayable prior to the Stated Maturity Date at the option of the Company (i) on or after the Initial Optional Prepayment Date, in whole or in part, at a prepayment price (the "Optional Prepayment Price") equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of prepayment, or (ii) at any time, in whole but not in part, upon the occurrence and continuation of a Special Event, at a prepayment price (the "Special Event Prepayment Price") equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of prepayment. Either of the Optional Prepayment Price or the Special Event Prepayment Price may be referred to herein as the "Prepayment Price." See "Description of Junior Convertible Subordinated Debentures--Optional Prepayment" and "--Special Event Prepayment."

  In addition to the rights of the Company to redeem the Capital Securities under the circumstances described in this Prospectus, the Company also will have the right to terminate the convertibility of the Capital Securities into Common Stock as described in this paragraph. If for at least 20 trading days
within any period of 30 consecutive trading days ending on or after     ,   ,
including the last trading day of such period, the Closing Price (as defined herein) of the Common Stock exceeds % of the then applicable Conversion Price of the Capital Securities, the Company may, at its option, terminate the right to convert the Junior Subordinated Debentures into Common Stock, in which case the right to convert the Capital Securities into Common Stock will likewise terminate. To exercise this conversion termination option, the Company must cause the Trust to issue a press release announcing the date upon which conversion rights will expire (the "Conversion Termination Date"), prior to the opening of business on the second trading day after a period in which the condition in the preceding sentence has been met, but in no event may such
press release be issued prior to     ,  . Notice of termination of conversion
rights will be given by first-class mail to the holders of the Capital Securities not more than four business days after the Trust issues the press release. The Conversion Termination Date shall be a Business Day not less than 30 and not more than 60 days following the date of the press release. See "Description of Capital Securities--Conversion Rights."

  The Company, as the holder of the outstanding Common Securities, will have the right at any time to dissolve the Trust and after satisfaction of or provision for liabilities to creditors of the Trust as required by applicable law, cause a Like Amount of the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust, subject to the Company having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of the Capital Securities. No application has been made to have the Junior Subordinated Debentures approved for listing on the Nasdaq or on an exchange. However, under the terms of the Indenture, the Company must use its best efforts to have the Junior Subordinated Debentures listed on the Nasdaq or on an exchange at the time that they are distributed to the holders of the Trust Securities. See "Risk Factors Related to the Capital Securities--Absence of Public Market and Transfer Restrictions." Unless the Junior Subordinated Debentures are distributed to the holders of the Trust Securities, in the event of a liquidation of the Trust as described herein, after satisfaction of or provision for liabilities to creditors of the Trust as required by applicable law, the holders of the Capital Securities generally will be entitled to receive a Liquidation Amount of $ . per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment. See "Description of Capital Securities--Liquidation of the Trust and Distribution of Junior Subordinated Debentures" and "Certain Federal Income Tax Considerations--Receipt of Junior Subordinated Debentures Upon Liquidation of the Trust" and "--Sale or Redemption of Capital Securities."

  As used herein, (i) the "Indenture" means the Indenture, to be dated on or prior to the Issue Date, as amended and supplemented from time to time, between the Company and State Street Bank and Trust Company ("State Street"), as trustee (the "Debenture Trustee"), relating to the Junior Subordinated Debentures, (ii) the "Declaration" means the Amended and Restated Declaration of Trust relating to the Trust, to be dated on or prior to the Issue Date, among the Company, as Sponsor, State Street, as Property Trustee (the "Property Trustee"), Delaware Trust Capital Management, Inc. ("Delaware Trust"), as Delaware Trustee (the "Delaware Trustee" and, collectively with the Property Trustee, the "Issuer Trustees"), the Administrators named therein (the "Administrators") and the holders from time to time of the Trust Securities, (iii) the "Guarantee" means the Guarantee Agreement relating to the Capital Securities, to be dated on or prior to the Issue Date, between the Company and State Street, as trustee (the "Guarantee Trustee") and (iv) the "Common Guarantee" means the Guarantee Agreement relating to the Common Securities by the Company, to be dated on or prior to the Issue Date.

                               ----------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CAPITAL SECURITIES AND THE COMPANY'S COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING BIDS AND PURCHASES, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED ALL REFERENCES TO THE COMPANY SHALL BE DEEMED TO INCLUDE THE COMPANY AND ITS SUBSIDIARIES.

  THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS RELATED TO THE CAPITAL SECURITIES," "RISK FACTORS RELATED TO THE COMPANY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." FURTHER, CERTAIN FORWARD-LOOKING STATEMENTS ARE BASED UPON ASSUMPTIONS AS TO FUTURE EVENTS THAT MAY NOT PROVE TO BE ACCURATE.

                           LIFE FINANCIAL CORPORATION

  The Company is a Delaware chartered savings and loan holding company headquartered in Riverside, California. The Company became the parent company of Life Bank (formerly Life Savings Bank, Federal Savings Bank) (the "Bank") pursuant to the holding company reorganization of the Bank (the "Reorganization") undertaken in connection with the Company's initial public offering of its Common Stock (the "IPO"). The Company completed the IPO on June 30, 1997. Together with shares issued subsequent to that date pursuant to the exercise of the underwriter's overallotment option, the Company issued a total of 3,335,000 shares of Common Stock in the IPO at a price of $11.00 per share. Net proceeds from the IPO amounted to $32.5 million.

  The Company originates, purchases, sell, securitizes and services primarily non-conventional mortgage loans principally secured by first and second mortgages on one- to four-family residences. The Company makes Liberator Series loans, which are for the purchase or refinance of residential real property by borrowers who generally would not qualify for Fannie Mae ("FNMA") or Freddie Mac ("FHLMC") loans ("sub-prime borrowers"), and Portfolio Series loans, which are debt consolidation loans for borrowers whose credit history qualifies them for FNMA and FHLMC loans ("Agency-Qualified Borrowers") with loan-to-value ratios of up to 135%. The Company has recently increased the permitted loan-to-value ratio on Portfolio Series loans to 135% from 125%. While the Company is currently emphasizing the origination of Portfolio Series loans, it intends to market both products as demand permits. Liberator Series and Portfolio Series loans are the Company's "core products." In addition, to a much lesser extent, the Company originates multi-family residential and commercial loans.

  The Company conducts its business from six locations: the Company's corporate headquarters and Western regional lending center in Riverside, California, two additional regional lending centers, one in Jacksonville, Florida and one in the Denver, Colorado metropolitan area, the national servicing center located in Riverside, California, and two bank branch offices in San Bernardino and Riverside, California. In addition, the Company has recently opened two low cost retail lending offices, and has entered into leases for an additional four retail lending offices to be opened by the end of 1997. In addition, the Company intends to open two retail lending offices in the first quarter of 1998. With the exception of one planned office expected to be opened in Northern California, the Company's two current and five of the six planned retail lending offices will be located in Southern California. See "Recent Developments."

  At September 30, 1997, the Company had total assets of $294.1 million, total deposits of $159.8 million and stockholders' equity of $49.5 million. During the nine months ended September 30, 1997, the Company originated or purchased, through a network of approved correspondents and independent mortgage brokers (the "Originators"), $433.4 million of non-conventional mortgage products, and sold or securitized $277.1 million of such products. The Bank's deposits are insured up to the maximum allowable amount by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Company's headquarters are located at 10540 Magnolia Avenue, Suite B, Riverside, California 92505, and its telephone number at that location is (909) 637-4000.

  During the early 1990's, as a result of reduced employment levels and corporate relocations in Southern California and the general weakness of the national economy, the Company's market area experienced a weakening of real estate values and a reduction in home sales and construction. When confronted with increased competition and nominal growth during this same period, the Company's results of operations were adversely impacted and the Company began to experience increases in total non-performing loans held for investment. In response, in 1994, the Company retained new management experienced in sub-prime lending to redirect its business focus, revise its underwriting policies and procedures and enhance its related servicing capabilities. A plan was developed pursuant to which the Company reorganized its lending operations from that of a thrift emphasizing traditional mortgage banking and portfolio lending to that of a diversified financial services operation focusing on the origination for sale or securitization, with servicing retained, of various loan products to include Liberator Series loans, Portfolio Series loans, and, to a much lesser extent, commercial and multi-family real estate loans. The Company also adopted revised underwriting policies and instituted more aggressive procedures for resolving problem loans and for reducing the level of non-performing assets. As a result of these steps, the Company improved its profitability.

  As part of the Company's strategic plan, the Company developed an internal structure of operating divisions within the Bank, each with distinct objectives and management focus. The five divisions include (i) the Financial Services Division which emphasizes the wholesale origination of the Company's core products; (ii) the Income Capital Services Division which originates and sells commercial and multi-family mortgage loans; (iii) the Retail Loan Division which concentrates on offering loan products directly to the public primarily in the Bank's primary market area; (iv) the Asset Management Division which services loans and REO for both the Company and for Loan Purchasers; and (v) the Banking Division which offers depository services to the public. In 1994, the Company began to implement its plan which resulted in:

  . An increase in total purchases and originations of loans by 171.5% from $82.0 million for the year ended December 31, 1993 to $222.6 million for the year ended December 31, 1996. For the nine month period ended September 30, 1997, loans originated and purchased totalled $433.4 million.

  . An increase in loan sales and securitizations by 191.0% from $71.0 million for the year ended December 31, 1993 to $206.6 million for the year ended December 31, 1996. For the nine month period ended September 30, 1997, loan sales and securitizations totalled $277.1 million.

  . An increase in net income of 1,518.3% from $93,000 for the year ended
    December 31, 1993, to $1.5 million for the year ended December 31, 1996. For the nine month period ended September 30, 1997, net income was $7.7 million.

  . An increase in net gains from mortgage financing operations by 663.6% from $1.1 million for the year ended December 31, 1993, to $8.4 million for the year ended December 31, 1996. For the nine month period ended September 30, 1997, net gains from mortgage financing operations totalled $17.4 million.

  . An increase in deposits from $72.0 million at December 31, 1993 to $85.7 million at December 31, 1996. Deposits increased further to $159.8 million at September 30, 1997. The Bank also obtained warehouse lines of credit with two national investment banking firms aggregating $250.0 million, of which $54.6 million has been drawn upon at September 30, 1997. In addition, the Company obtained a line of credit in the amount of $40.0 million secured by residual assets created by the Company's securitization activities. See "Recent Developments."

  . An increase in stockholders' equity from $4.4 million at December 31, 1993 to $9.3 million at December 31, 1996, due to an increase in retained earnings and to the proceeds from the issuance of

   Bank common stock in a private placement during 1996 totaling $3.5 million. Stockholders' equity increased further to $49.5 million at September 30, 1997, due to an increase in retained earnings and to the net proceeds from the issuance of Common Stock in the IPO totaling $32.5 million during 1997. The Bank also issued $10.0 million of subordinated debentures (the "Debentures") during 1997 to increase its risk based capital.

COMPETITIVE STRENGTHS

  Management believes that it enjoys a competitive advantage when compared to most other finance companies competing in its product areas as a result of the following factors:

  Expertise of Management. The change in direction of the Company's business focus commenced with the hiring in 1994 of Daniel L. Perl, currently the Company's and the Bank's President and Chief Executive Officer. Mr. Perl has more than twenty years of experience in the financial services industry, including the areas of sub-prime lending, commercial real estate lending, mortgage banking and investment banking. Additional management expertise includes:

  . Mr. Bruce Mills has more than 15 years in banking and regulatory experience including service at the Federal Home Loan Bank, the predecessor of the OTS and ten years as chief financial officer of the Bank.

  . Ms. Mary Darter has more than 13 years of lending experience including sub-prime, bulk acquisition and warehouse lending. She joined the Bank in March of 1994 having previously worked with Mr. Perl from 1988 to 1991.

  . Mr. Joseph R. L. Passerino has been in the financial services industry for more than 20 years. His areas of expertise have included conventional and sub-prime residential loans as well as commercial lending. Mr. Passerino previously worked with Mr. Perl from 1985 to 1988.

  . Mr. Stephen Sandoval has more than 24 years of extensive experience in the servicing and collection of mortgage and consumer loans with a primary focus on loss mitigation including workout alternatives, bankruptcy and foreclosure processing in addition to traditional day to day loan servicing functions.

  . Mr. Robert K. Riley joined the Company's Board of Directors after the
    IPO. Mr. Riley is the co-founder and Chief Executive Officer of Millenium Asset Management, L.L.C., a registered investment advisory firm. From 1992 to 1996, Mr. Riley worked for the Millenium Group, a consulting firm focused on designing asset securitization systems and developing risk management programs for European banks.

The Board has implemented competitive management incentives to attract and retain qualified executives. See "The Board of Directors and Management of the Bank--Benefits--Cash Bonus Plan" and "--Stock Option Plans."

  Efficiency of Operations. Management believes that the efficiency of its operations allows the Company to offer to its Originators very competitively priced products. Management believes that this competitive pricing will increase the volume of loans originated. The efficiency of the Company's operations results from:

  . Providing Originators with clear, concise and consistent underwriting standards;

  . Well defined core products;

  . Low cost, strategically located loan facilities;

  . Rapid turnaround time on loan applications;

  . Limited number of strong and productive relationships with Originators;
    and

  . Originations of loans at low premiums or at a discount from par.

  Internal Controls. Management believes that the significant internal controls that have been established help preserve and assure the overall quality of loans originated by the Company. These internal controls include:

  . Dual signatures on all loan originations;

  . Unanimous approval by two persons, including a member of senior management, of any exceptions to the Company's underwriting policies;

  . Exceptions to the Company's underwriting policies are kept to a minimum;

  . A limited number of appraisers approved by the Company's senior management perform or review appraisals on all loans originated or purchased by the Company;

  . For all loans on first payment default or 60 days overdue, a quality control review is completed by the quality control department;

  . Internal quality-control underwriting review of not less than 10.0% of all Liberator Series loans and 5.0% of all Portfolio Series loans originated, post-funding; and

  . Regularly-scheduled underwriting and delinquency meetings are held to review and update procedures and controls.

  Flexible Funding Sources and Structure. The Company has multiple sources of liquidity. As a federally-chartered savings bank, the Bank has additional funding avenues at a lower cost than its non-regulated finance company competitors. This advantage is derived from the Bank's ability to:

  . Access a long-term stable unsecured funding base through the Bank's deposits which are insured by the FDIC;

  . Increase its deposit base through competitive pricing and possible branch acquisitions or acquisitions of other depository institutions; and

  . Access funding through the Federal Home Loan Bank of San Francisco
    ("FHLB").

  In addition, both the Bank and the Company have access to lines of credit from major financial institutions. The Bank has two warehouse lines of credit available in the aggregate amount of $250.0 million to fund loan originations, of which $54.6 million has been drawn upon at September 30, 1997, and is in the process of negotiating a third warehouse line of credit in the amount of $250.0 million. The Company has a line of credit in the amount of $40.0 million secured by residual assets created by the Company's securitizations. See "-- Recent Developments."

  Diversification Opportunities. The Company is a unitary savings and loan holding company which generally is not restricted in the types of business activities which it may conduct provided that the Bank continues to be a qualified thrift lender ("QTL"). See "Regulation--Federal Savings Institution Regulation--QTL Test." The Reorganization provided the Company with:

  . The opportunity to expand its current product line and enter into possible new product areas;

  . Broader investment opportunities than the Bank; and

  . Alternative access, if necessary, to the capital markets.

GROWTH AND OPERATING STRATEGIES

  Management believes that, as a result of its competitive strengths, the Bank and the Company will be able to implement the following growth and operating strategies:

  . Expanding Core Products Through a National Originator Network. The
    Company will continue to emphasize and to expand the origination of its core products, Liberator Series loans and Portfolio Series loans, for sale through securitizations and in the secondary market. Continued growth in the origination of core products will result primarily from geographic expansion and greater penetration in existing markets. In particular, since the beginning of 1997, the Company has widely advertised its no income, no asset ("NINA") loan product, which is a limited documentation, lower loan-to-value loan program within the Liberator Series. NINA loans constituted $29.2 million of the $152.9 million of Liberator Series loans originated during the nine months ended September 30, 1997. In order to improve its ability to service its expanding network of Originators, the Company has established strategically located, low cost regional lending centers in Riverside, California, Jacksonville, Florida and in the Denver, Colorado metropolitan area. The Company intends to open three additional regional lending centers to better serve its Originators over the next nine months. These regional lending centers are likely to be strategically located in Northern California and in the Northeast and Midwest sectors of the United States.

  . Expanding Retail Lending Production. The Company's retail lending operations currently focuses on retail loans located in the Company's primary market area of Southern California. The retail lending offices will focus on the origination of Liberator Series and Portfolio Series loans. In addition, the retail lending offices will originate non-core product loans to Agency-Qualified Borrowers. Non-core product loans originated by the retail lending offices will be sold to Loan Purchasers. The Company intends to gradually and selectively expand its retail lending operations. As part of this process, the Company has opened two low cost retail offices and has entered into leases for an additional four retail offices to be opened by the end of 1997. In addition, the Company intends to open two retail lending offices in January of 1998. With the exception of one planned office expected to be opened in Northern California, the Company's two existing and five of the six planned retail lending offices will be located in Southern California. In addition, the Company intends to further expand by opening additional retail offices outside of Southern California. The Company believes that expanding its retail lending operations will reduce the possibility that its borrowers will refinance their loans with other lenders.

  . Expanding Multi-Family and Commercial Lending. In continuing with its tradition as a niche market lender and in an effort to diversify product offerings, the Company has begun to focus its efforts on the origination and purchase of multi-family and commercial real estate loans in the range of $50,000 to $1.5 million both in its primary market area and throughout the United States through a selected group of originators. The Company is currently purchasing such loans at a discount and, although there can be no assurances, expects to be able to continue to purchase such loans at a discount or low premium. The Company employs underwriters who specialize in commercial and multi-family real estate lending and utilizes a select group of appraisers experienced in these products. In addition, two members of senior management have considerable expertise in multi-family and commercial real estate lending. The Company was primarily limited in its ability to originate multi-family and commercial real estate loans by its level of available capital. The Company is gradually expanding such originations as its available capital has increased. For the nine months ended September 30, 1997, the Company originated $25.1 million of multi-family and commercial loans, as compared to $7.1 million for the nine months ended September 30, 1996. The Company believes that it has the infrastructure in place to accommodate this expansion. All multi-family and commercial real estate loans are originated for sale in the secondary market and are currently being sold as whole loans. In the future, they may also be sold through securitizations.

  . Consistently Refining Operating Procedures. The Company intends to maintain loan quality by continuing to refine its underwriting criteria. Regularly-scheduled meetings of the Company's underwriting personnel are held in part to discuss operational issues as well as refinements to the Company's underwriting policies. In addition, the Company conducts regular loan delinquency meetings to discuss problem areas in the Company's servicing portfolio in order to reduce the likelihood of the recurrence of such problems in future loans. As necessary, the Company adds personnel to its loan processing staff and continues to utilize advancements in computer technology to provide prompt turnaround on loans, efficient underwriting procedures and accurate credit verification. In addition, the Company has a quality control department that is dedicated to maintaining quality control, reviews loan files to assure that each complies with the Company's underwriting policies, reviews all loans upon first payment default and loans sixty days delinquent, provides feedback and training to the underwriters to minimize future defaults and delinquencies, and investigates all fraudulent loans.

  . Enhancing Servicing Capabilities. As the Bank has transitioned from a traditional thrift to a diversified financial services operation, it has expanded its servicing department from a total of four persons at December 31, 1994 to 20 persons at September 30, 1997. The head of the servicing department has 24 years of experience in loan servicing and collections including responsibility for a $10.0 billion portfolio of approximately 255,000 loans and a staff of 70 people. In anticipation of its future servicing needs, the Company has dedicated substantial space in its current Riverside facility to house loan servicing operations. The Company is in the process of implementing a power dialing system in its servicing facility and intends to implement computer imaging in the future.

  . Diversifying Funding Sources. In addition to its traditional thrift funding sources of deposits and loans from the FHLB, the Company has diversified its funding sources in recent periods. During the nine months ended September 30, 1997, net cash received from the Company's securitizations and sales provided a significant source of funding to the Company, aggregating $277.6 million for that period. The Bank has two warehouse lines of credit available in the aggregate amount of $250.0 million to fund loan originations, of which $54.6 million has been drawn upon at September 30, 1997, and is in the process of negotiating a third warehouse line of credit in the amount of $250.0 million. The Company has a line of credit in the amount of $40.0 million secured by residual assets created by the Company's securitizations.

CORPORATE STRUCTURE

  The Company and the Bank consummated the Reorganization in June of 1997 whereby the Bank became a wholly-owned subsidiary of the Company. Management believes that the holding company form of organization provides the Company with more flexibility and a greater ability to compete with other financial services companies in the market place. In addition, due to regulatory capital limitations, the Bank is limited in the amount of investments in residuals and restricted cash resulting from securitizations that it can retain. The Company is not subject to such limitations, and thus will reduce the restrictions on the Bank's regulatory capital by acquiring and holding the residuals upon completion of a securitization.

                              RECENT DEVELOPMENTS

  Recent Loan Origination Volume. The Company originated and purchased approximately $132.0 million in mortgage loans during the two months ended November 30, 1997, exclusive of loans acquired in a bulk purchase discussed below, see "--Bulk Purchases," as compared to $194.4 million of mortgage loans originated and purchased during the three months ended September 30, 1997. Of the loans originated during this period, $34.2 million were Liberator Series (full documentation) loans, $12.9 million were Liberator Series (NINA) loans, $75.9 million were Portfolio Series loans and $9.0 million were multi-family and commercial real estate loans.

  Bulk Purchases. During the two months ended November 30, 1997, the Company purchased $91.1 million of loans in a bulk purchase. The loans are high loan-to-value ratio loans similar in terms to the Company's Portfolio Series loans. These loans were originated by approximately 100 correspondents of the seller. The Company had previously purchased loans from approximately 30 of such entities and consequently the Company had reviewed their underwriting guidelines, in the manner specified under "Business--Core Lending Products-- Underwriting." With respect to the approximately 70 other entities, the Company performed a limited review of their underwriting guidelines. The Company reviewed a significant sample of the acquired loans, with an emphasis on loans originated by those entities with whom the Company had no prior relationship, to determine, among other things, whether they complied with the Company's underwriting standards, and, based on such review, the Company believes that the acquired loans conform in all material respects with the Company's underwriting guidelines. The purchase is subject to standard loan repurchase or substitution obligations on the part of the seller, and the Company additionally has the right to enforce such repurchase or substitution obligations against the initial originators of the loans. The Company intends to include the $91.1 million of bulk purchase loans in the securitization discussed below.

  Recent Securitization Activities. The Company is in the process of issuing $250.0 million in home loan asset-backed notes through a securitization. The notes will be backed by Portfolio Series loans. The initial funding will be approximately $190.0 million. The Company expects to complete this securitization by December 31, 1997.

  Lines of Credit. As a means of increasing its access to borrowed funds, the Bank is currently in the process of negotiating an additional $250.0 million warehouse line of credit with a national investment banking firm. The warehouse line of credit is expected to be secured by loans originated and purchased by the Company. The Company has recently entered into a $40.0 million line of credit with a national investment banking firm secured by residuals generated by the Company's securitization activities. Management anticipates that such lines of credit will provide the Company with the ability to increase its loan production activities, as well as providing the Company with the ability to borrow against the residuals; however, one of the lines of credit is still being negotiated, and there can be no assurances that a definitive agreement will be reached, or if an agreement is reached, that it will conform to the terms outlined above.

  Low Cost Retail Offices. As part of the Company's efforts to expand its retail lending operations, the Company recently opened two low cost retail lending offices, and has entered into leases for an additional four retail lending offices to be opened by the end of 1997. In addition, the Company intends to open two retail lending offices in the first quarter of 1998. With the exception of one planned office expected to be opened in Northern California, the Company's two current and five of the six planned retail lending offices will be located in Southern California.

                          LIFE FINANCIAL CAPITAL TRUST

  The Trust is a statutory business trust created under Delaware law pursuant to (i) a declaration of trust, executed by the Company, as Sponsor, State Street, as Property Trustee, Delaware Trust Capital Management (Delaware), as Delaware Trustee and an executive officer of the Company, as Initial Trustee, and (ii) the filing of a certificate of trust with the Delaware Secretary of State on December 2, 1997. The Trust's affairs will be conducted by the Property Trustee and the Delaware Trustee, and by the Administrators who are employees or officers of or affiliated with the Company. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures, and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Capital Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Trust, and payments under the Junior Subordinated Debentures will be the sole revenue of the Trust. All of the Common Securities will be owned by the Company.

                             THE CAPITAL SECURITIES

Securities Offered.............  Up to  % Capital Securities (Liquidation
                                 Amount $    per Capital Security), which rep-
                                 resent preferred undivided beneficial inter-
                                 ests in the assets of the Trust. The Junior
                                 Subordinated Debentures held by the Trust will
                                 mature on       , 2027. All Capital Securities
                                 are being offered hereby to the public in the Offering by the Underwriter.

Offering Price.................  $    per Capital Security.

Distribution Dates.............  March 15, June 15, September 15 and December
                                 15 of each year, commencing March 15, 1998.

Extension Periods..............  So long as no Debenture Event of Default has occurred and is continuing, Distributions on Capital Securities may be deferred for the duration of any Extension Period elected by theCompany with respect to the pay-ment of interest on the Junior Subordinated Debentures. No Extension Period will exceed
                                 20 consecutive quarters or extend beyond the Stated Maturity Date. See "Description of Ju-nior Convertible Subordinated Debentures--Op-tion to Extend Interest Payment Date" and "Certain Federal Income Tax Considerations-- Interest, Original Issue Discount, Premium and Market Discount."

Ranking........................  The Capital Securities will rank pari passu, and payments thereon will be made pro rata, with the Common Securities except as described under "Description of Capital Securities--Sub-ordination of Common Securities." The Junior Subordinated Debentures will rank pari passu with all other junior subordinated debentures issued by the Company ("Other Debentures"), which will be issued and sold (if at all) to other trusts established by the Company (if any), in each case similar to the Trust ("Other Trusts"), and will be unsecured and subordinate and rank junior in right of pay-ment to all Senior Indebtedness of the Company to the extent and in the manner set forth in the Indenture. See "Description of Junior Con-vertible Subordinated Debentures." There are currently no other securities that would con-stitute Other Debentures. The Guarantee will constitute an unsecured obligation of the Com-pany and will be subordinate and rank junior in right of payment to all Senior Indebtedness of the Company to the extent and in the manner set forth in the Guarantee Agreement. In addi-tion, because the Company is a holding compa-ny, the Company's obligations under the Junior Subordinated Debentures and the Guarantee ef-fectively will be subordinated to all existing and future liabilities, including indebted-ness, of the Company's subsidiaries, including the Bank's deposit liabilities. See "Descrip-tion of the Guarantee" and "Risk Factors Re-lated to the Capital Securities--Ranking of Subordinate Obligations Under the Guarantee and Junior Subordinated Debentures."

Conversion into Common Stock...  Each Capital Security is convertible at the option of the holder thereof, at any time
                                 prior to the earlier of (i) 5:00 p.m. Pacific
                                 time) on the Business Day immediately preced-ing the date of repayment of such Capital Se-curity, whether at maturity or upon redemp-tion, and (ii) 5:00 p.m. (Pacific time) on the Conversion Termination Date (if any) into shares of Common Stock at a conversion rate of shares of Common Stock of the Company for
                                 each Capital Security (equivalent to a conver-
                                 sion price of $    per share of Common Stock)
                                 (the "Conversion Price"). On December , 1997, the last reported sales price of the Common
                                 Stock on the Nasdaq was $    per share. In
                                 connection with any conversion of a Capital
                                 Security, the Conversion Agent (as defined herein) will exchange such Capital Security for the appropriate principal amount of Junior

                                 Subordinated Debentures held by the Trust and immediately convert such Junior Subordinated Debentures into shares of Common Stock. No fractional shares of Common Stock will be is-sued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash. See""Description of Capital Securities--Conversion Rights." Hold-ers of Capital Securities at 5:00 p.m. (Pa-cific time) on a Distribution Record Date (as defined herein) will be entitled toreceive the Distribution payable upon such Capital Securi-ties on the corresponding Distribution Date notwithstanding the conversion of such Capital Securities following such Distribution Record Date but on or prior to such Distribution Date.

Termination of Conversion
 Rights........................  In addition to the rights of the Company to redeem the Capital Securities under the cir-
                                 cumstances described in this Prospectus, the
                                 Company also will have the right to terminate the convertibility of the Capital Securities into Common Stock as described in this para-graph. If for at least 20 trading days within any period of 30 consecutive trading days end-
                                 ing on or after       ,   , including the last
                                 trading day of such period, the Closing Price of the Common Stock exceeds % of the then ap-plicable Conversion Price of the Capital Secu-rities, the Company may, at its option, termi-nate the right to convert the Junior Subordi-nated Debentures into Common Stock, in which case the right to convert the Capital Securi-ties into Common Stock will likewise termi-nate. To exercise this conversion termination option, the Company must cause the Trust to issue a press release announcing the Conver-sion Termination Date, prior to the opening of business on the second trading day after a pe-riod in which the condition in the preceding sentence has been met, but in no event may
                                 such press release be issued prior to       ,
                                   . Notice of termination of conversion rights
                                 will be given by first-class mail to the hold-ers of the Capital Securities not more than four Business Days after the Trust issues the press release. The Conversion Termination Date shall be a Business Day not less than 30 and not more than 60 days following the date of the press release described above. See "De-scription of Capital Securities--Conversion Rights."

Redemption.....................  The Trust Securities will be subject to manda-
                                 tory redemption in a Like Amount, (i) in whole but not in part, on the Stated Maturity Date upon repayment of the Junior Subordinated Debentures, (ii) in whole but not in part, at any time, contemporaneously with the optional prepayment of all of the Junior Subordinated Debentures by the Company upon the occurrence and continuation of a Special Event and (iii) in whole or in part, on or af-ter the Initial Optional Prepayment Date, con-temporaneously with the optional prepayment by the Company of all or a part of the Junior Subordinated Debentures, in each case at the applicable Redemption Price. See "Description of CapitalSecurities--Redemption."

ERISA Considerations...........  Prospective purchasers should consider the re-
                                 strictions on purchase set forth under "ERISA Considerations."

Absence of Market for the
 Capital Securities............
                                 The Capital Securities will be a new issue of securities for which there currently is no market. Although the Company has applied to have the Capital Securities approved for quo-tation on the Nasdaq, there can be no assur-ance that such application will be approved, that an active trading market for the Capital Securities will develop or, if one does develop, that it will be maintained. Accord-ingly, there can be no assurance as to the de-velopment or liquidity of any market for the Capital Securities.

                                USE OF PROCEEDS

  All of the proceeds to the Trust from the sale of the Trust Securities will be invested by the Trust in the Junior Subordinated Debentures. The net proceeds from the sale of the Junior Subordinated Debentures will be available to the Company for general corporate purposes, which may include, but not be limited to, the refinancing or prepayment of existing debt obligations, which may be of shorter maturity or higher coupon rate; the downstreaming of capital to the Bank, and the financing of future residuals resulting from securitizations; the acquisition of loan portfolios from other depository institutions or finance companies; and possible acquisitions of depository institutions or branches of depository institutions. The Company has not entered into any arrangement, agreement or understanding with respect to future acquisitions and there can be no assurances that it will do so in the future. No determination has been made as to the amount of proceeds, if any, that will be allocated to any of the above-mentioned potential uses. Initially, the net proceeds may be used to make short-term investments. Under current policy, the Office of Thrift Supervision (the "OTS") does not impose any capital adequacy requirements on the Company, but does impose such capital adequacy requirements on the Bank. To the extent the Company contributes a portion of the net proceeds received from the sale of the Capital Securities to the Bank, such proceeds would qualify as Tier 1 capital at the Bank level under the current capital adequacy guidelines of the OTS. See "Use of Proceeds."

                                  RISK FACTORS

  Prospective investors should carefully consider the matters set forth under "Risk Factors Related to the Capital Securities" and "Risk Factors Related to the Company."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

  The selected consolidated financial and other data of the Company at or for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 and at or for the nine months ended September 30, 1997 and 1996, set forth below is derived in part from, and should be read in conjunction with, the Financial Statements of the Company and Notes thereto as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 presented elsewhere in this Prospectus. Financial information at September 30, 1997, and for the nine month periods ended September 30, 1997 and 1996 is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The Company and the Bank did not pay any cash dividends in any of the periods set forth.

                              AT                        AT DECEMBER 31,
                         SEPTEMBER 30, -------------------------------------------------
                             1997        1996      1995      1994      1993      1992
                         ------------- --------- --------- --------- --------- ---------
                                 (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
SELECTED BALANCE SHEET
 DATA:
Total assets............   $ 294,102   $ 104,010 $  74,136 $  71,402 $  78,256 $  78,788
Securities held-to-
 maturity and FHLB
 stock..................       8,065       8,837     2,700     2,860     3,883     4,829
Loans held for sale.....     191,555      31,018    21,688    17,070     2,348     4,499
Loans held for
 investment.............      33,992      38,520    42,870    47,939    64,820    61,182
Allowance for estimated
 loan losses............       1,859       1,625     1,177       832       436       308
Residual asset at fair
 value..................      24,533       5,700       --        --        --        --
Mortgage servicing
 rights.................       5,713       2,645       683       --        --        --
Deposit accounts........     159,840      85,711    67,535    65,689    72,008    71,719
Borrowings..............      71,523         --        --      1,250     1,200     2,000
Stockholders' equity....      49,477       9,273     4,268     3,748     4,419     4,326
Book value per
 share(1)...............   $    7.56   $    2.89 $    2.29 $    2.01 $    2.37 $    2.55
Shares outstanding(1)...   6,546,716   3,211,716 1,866,216 1,866,216 1,866,216 1,696,410

                             FOR THE NINE
                             MONTHS ENDED
                             SEPTEMBER 30,             FOR THE YEAR ENDED DECEMBER 31,
                          ------------------- --------------------------------------------------
                            1997      1996      1996      1995      1994       1993      1992
                          --------- --------- --------- --------- ---------  --------- ---------
                                     (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
SELECTED OPERATING DATA:
Interest income.........  $  12,152 $   4,922 $   6,929 $   5,825 $   4,824  $   5,445 $   6,143
Interest expense........      7,101     2,699     3,766     3,448     2,721      3,045     3,687
                          --------- --------- --------- --------- ---------  --------- ---------
 Net interest income....      5,051     2,223     3,163     2,377     2,103      2,400     2,456
Provision for estimated
 loan losses............        900       359       963     1,194     1,306        404       129
                          --------- --------- --------- --------- ---------  --------- ---------
 Net interest income
  after provision for
  estimated loan
  losses................      4,151     1,864     2,200     1,183       797      1,996     2,327
Net gains from mortgage
 financing operations...     17,413     3,759     8,352     3,575     1,428      1,144     1,380
Other non-interest
 income.................        772       505       760       445       260        253       352
Non-interest expense:
 Compensation and
  benefits..............      5,534     3,206     5,233     2,544     1,575      1,403     1,426
 Net loss on foreclosed
  real estate...........         94       171       158        53       280        228        78
 SAIF special
  assessment............        --        448       448       --        --         --        --
 Other expense..........      3,522     1,993     2,842     1,792     1,601      1,562     2,045
                          --------- --------- --------- --------- ---------  --------- ---------
 Total non-interest
  expense...............      9,150     5,818     8,681     4,389     3,456      3,193     3,549
                          --------- --------- --------- --------- ---------  --------- ---------
Income (loss) before
 income tax provision
 (benefit)..............     13,186       310     2,631       814      (971)       200       510
Income tax provision
 (benefit)..............      5,491       142     1,126       294      (300)       107       148
                          --------- --------- --------- --------- ---------  --------- ---------
Net income (loss).......  $   7,695 $     168 $   1,505 $     520 $    (671) $      93 $     362
                          ========= ========= ========= ========= =========  ========= =========
Earnings (loss) per
 share(2)...............  $    1.70 $    0.08 $    0.63 $    0.28 $   (0.36) $    0.05 $    0.22
                          ========= ========= ========= ========= =========  ========= =========
Weighted average shares
 outstanding(2).........  4,522,251 2,090,466 2,370,779 1,866,216 1,866,216  1,823,765 1,644,886
                          ========= ========= ========= ========= =========  ========= =========

                                                   (continued on following page)

                            AT OR FOR THE
                          NINE MONTHS ENDED
                            SEPTEMBER 30,       AT OR FOR THE YEAR ENDED DECEMBER 31,
                          ------------------  ----------------------------------------------
                            1997      1996      1996      1995     1994      1993     1992
                          --------  --------  --------  --------  -------   -------  -------
                                            (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL
 RATIOS AND OTHER
 DATA(3):
PERFORMANCE RATIOS:
 Return on average
  assets................      5.07%     0.27%     1.74%     0.69%   (0.89)%    0.12%    0.46%
 Return on average
  equity................     44.25      4.30     24.99     13.64   (17.01)     2.11     8.92
 Average equity to
  average assets........     11.46      6.28      6.98      5.04     5.22      5.51     5.17
 Equity to total assets
  at end of period......     16.82      9.40      8.92      5.76     5.25      5.65     5.49
 Average interest rate
  spread(4).............      3.16      3.72      3.76      3.09     2.79      3.02     3.04
 Net interest
  margin(5).............      3.76      3.86      3.94      3.25     2.88      3.14     4.29
 Average interest-
  earning assets to
  average interest-
  bearing liabilities...    111.35    102.96    103.90    103.50   102.27    103.08   103.64
 Efficiency Ratio(6)....     38.97     87.05     69.43     67.78    83.78     78.09    82.88
 Ratio of Earnings to
  Fixed Charges:
 Excluding interest on
  deposits..............      7.82      1.88      6.53      3.05    (2.11)     1.54     2.67
 Including interest on
  deposits..............      2.79      1.11      1.66      1.23     0.66      1.06     1.13
LOAN ORIGINATIONS AND
 PURCHASES..............  $433,408  $148,389  $222,553  $134,772  $72,815   $82,015  $90,870
BANK REGULATORY CAPITAL
 RATIOS(7):
 Tangible capital.......      6.19%     9.40%     8.90%     5.68%    5.25%     5.65%    5.49%
 Core capital...........      6.19      9.40      8.90      5.68     5.25      5.65     5.49
 Risk-based capital.....     13.49     16.06      9.43     10.17    10.00     10.87    10.56
ASSET QUALITY RATIOS:
 Non-performing assets
  as a percent of total
  assets(8).............      1.38%     3.36%     2.86%     3.00%    3.42%     5.05%    4.15%
 Allowance for estimated
  loan losses as a
  percent of non-
  performing loans......     60.49     55.66     67.26     84.25    44.04     20.02    16.29

--------
(1) Book value per share is based upon the shares outstanding at the end of each period, adjusted for a 100% stock dividend which occurred during 1996. Book value per share is then adjusted for the exchange of three shares of Company Common Stock for one share of Bank common stock in the Reorganization.
(2) Earnings per share is based upon the weighted average shares outstanding during the period, adjusted for a 100% stock dividend which occurred during 1996. Earnings per share is then adjusted for the exchange of three shares of Company Common Stock for one share of Bank common stock in the Reorganization.
(3) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily or average month-end balances during the indicated periods.
(4) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin represents net interest income as a percent of average interest-earning assets.
(6) The efficiency ratio represents noninterest expense less (gain) loss on foreclosed real estate divided by noninterest income plus net interest income before provision for estimated loan losses.
(7) For definitions and further information relating to the Bank's regulatory capital requirements, see "Regulation--Federal Savings Institution Regulation--Capital Requirements."
(8) Non-performing assets consist of non-performing loans and REO. See "Business--Lending Overview--Non-Accrual and Past-Due Loans" and "--REO."

                       QUARTERLY OPERATING AND OTHER DATA

  Financial information of the Company at September 30, June 30, and March 31, 1997 and December 31 and September 30, 1996 and for the quarters ended September 30, June 30, and March 31, 1997, and December 31 and September 30, 1996 is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the results of such interim periods. Interim results at or for the quarters ended September 30, June 30, and March 31, 1997 are not necessarily indicative of the results for the year ending December 31, 1997.

                                          AT OR FOR THE QUARTER ENDED
                          ------------------------------------------------------------
                          SEPTEMBER 30, JUNE 30,  MARCH 31, DECEMBER 31, SEPTEMBER 30,
                              1997        1997      1997        1996         1996
                          ------------- --------  --------- ------------ -------------
                                            (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income.........    $  5,697    $  4,151   $ 2,304    $ 2,007       $ 1,569
Interest expense........       3,080       2,460     1,561      1,067           844
                            --------    --------   -------    -------       -------
  Net interest income...       2,617       1,691       743        940           725
Provision for estimated
 loan losses............         400         --        500        604           251
                            --------    --------   -------    -------       -------
  Net interest income
   after provision for
   estimated loan
   losses...............       2,217       1,691       243        336           474
Net gains from mortgage
 financing operations...       8,344       3,192     5,877      4,593         1,599
Other non-interest
 income.................         358         206       208        256           192
Non-interest expense:
  Compensation and
   benefits.............       2,477       1,475     1,582      2,026         1,056
  Net loss (gain) on
   foreclosed real
   estate...............          25           6        63        (13)           71
  SAIF Special
   Assessment...........         --          --        --         --            448
  Other expense.........       1,677         998       847        851           671
                            --------    --------   -------    -------       -------
    Total non-interest
     expense............       4,179       2,479     2,492      2,864         2,246
                            --------    --------   -------    -------       -------
Income before income tax
 provision..............       6,740       2,610     3,836      2,321            19
Income tax provision....       2,809       1,088     1,594        984            17
                            --------    --------   -------    -------       -------
Net income..............    $  3,931    $  1,522   $ 2,242    $ 1,337       $     2
                            ========    ========   =======    =======       =======
Earnings per share(1)...    $   0.57    $   0.47   $  0.70    $  0.42       $  0.00
                            ========    ========   =======    =======       =======
SELECTED FINANCIAL
 RATIOS AND OTHER
 DATA(2):
PERFORMANCE RATIOS:
  Return on average
   assets...............        5.41%       3.45%     6.32%      5.56%         0.01%
  Return on average
   equity...............       33.32       48.91     90.48      61.35          0.12
  Average equity to
   average assets.......       16.24        7.05      6.99       8.77          8.42
  Equity to total assets
   at end of period.....       16.82       21.38      7.30       8.92          9.40
  Average interest rate
   spread(3)............        3.15        3.97      2.32       4.09          3.93
  Net interest
   margin(4)............        4.27        4.08      2.44       4.22          3.95
  Average interest-
   earning assets to
   average interest-
   bearing liabilities..      122.31      101.78    102.43     104.64        103.25
  Efficiency Ratio(5)...       36.70       48.59     35.57      49.70         86.45
LOAN ORIGINATIONS AND
 PURCHASES..............    $194,447    $152,230   $86,731    $74,164       $44,536
BANK REGULATORY CAPITAL
 RATIOS(6):
  Tangible capital......        6.19%       7.47%     7.19%      8.90%         9.40%
  Core capital..........        6.19        7.47      7.19       8.90          9.40
  Risk-based capital....       13.49       18.61     10.51       9.43         16.06
ASSET QUALITY RATIOS:
  Non-performing assets
   as a percent of total
   assets(7)............        1.38        1.86      1.85       2.86          3.36
  Allowance for
   estimated loan losses
   as a percent of
   non-performing
   loans................       60.49       63.29    103.62      67.26         55.66

                                                   (footnotes on following page)

--------
(1) Earnings per share is based on the weighted average shares outstanding during the period, adjusted for a 100% stock dividend which occurred during 1996. Earnings per share is then adjusted for the exchange of three shares of Company Common Stock for one share of Bank common stock in the Reorganization.

(2) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average closing or average month-end balances during the indicated periods and are annualized where appropriate.

(3) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4) The net interest margin represents net interest income as a percent of average interest-earning assets.

(5) The efficiency ratio represents noninterest expense less (gain) loss on foreclosed real estate divided by noninterest income plus net interest income before provision for estimated loan losses.

(6) For definitions and further information relating to the Bank's regulatory capital requirements, see "Regulation--Federal Savings Institution Regulation--Capital Requirements."

(7) Non-performing assets consist of non-performing loans and REO. See "Business--Lending Overview--Non-Accrual and Past-Due Loans" and "--REO."

                RISK FACTORS RELATED TO THE CAPITAL SECURITIES

  Prospective purchasers of Capital Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND JUNIOR SUBORDINATED DEBENTURES

  The obligations of the Company under the Guarantee and under the Junior Subordinated Debentures will be unsecured and subordinate and rank junior in right of payment to all present and future Senior Indebtedness of the Company to the extent and in the manner set forth in the Guarantee and the Indenture, respectively. No payment may be made of the principal of, or premium, if any, or interest on the Junior Subordinated Debentures, or in respect of any redemption, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures, or under the Guarantee, at any time when (i) there shall have occurred and be continuing a default in any payment in respect of any Senior Indebtedness, or there has been an acceleration of the maturity thereof because of a default or (ii) in the event of the acceleration of the maturity of the Junior Subordinated Debentures, until payment has been made on all Allocable Amounts (as defined herein) of Senior Indebtedness. At September 30, 1997, the Company had no Senior Indebtedness. None of the Guarantee, the Indenture, the Common Guarantee or the Declaration places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company in the future. The Company may from time to time to incur additional indebtedness constituting Senior Indebtedness. See "Description of Junior Subordinated Debentures--Subordination" and "Description of the Guarantee--Status."

  The ability of the Trust to pay amounts due on the Capital Securities is wholly dependent upon the Company making payments on the Junior Convertible Subordinated Debentures as and when required.

HOLDING COMPANY STRUCTURE

  Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary (including depositors in the case of the Bank), except to the extent that the Company may itself be recognized as a creditor of that subsidiary. At September 30, 1997, the subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of approximately $242.6 million, including deposits, in the case of the Bank. Accordingly, the Capital Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Capital Securities should look only to the assets of the Company for payments on the Capital Securities. None of the Guarantee, the Indenture, the Common Guarantee or the Declaration places any limitation on the amount of secured or unsecured debt that may be incurred by the Company's subsidiaries in the future. See "Description of Junior Convertible Subordinated Debentures--General" and "Description of the Guarantee--General."

  In addition, as the Company is a holding company, a majority of the operating assets of the Company are owned by the Company's subsidiaries. The Company may rely on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. To the extent that the Company becomes dependent on the Bank for such payments, the Bank will be subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Company and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Bank are generally limited in amount as to the Company and as to each of such other affiliates to 10% of the Bank's capital and surplus and as to the Company and all of such other affiliates to an aggregate of 20% of the Bank's capital and surplus. In addition, payment of dividends to the Company by the Bank is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires prior approval by banking regulatory authorities. Federal regulatory agencies also have the authority to limit further the Bank's payment of dividends based on other factors, such as the maintenance of adequate capital for the Bank, which could reduce the amount of dividends otherwise payable to the Company.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSIDERATIONS

  So long as no Debenture Event of Default shall have occurred and be continuing, the Company will have the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity Date. Upon any such deferral, quarterly Distributions on the Capital Securities by the Trust will be deferred (and the amount of Distributions to which holders of the Capital Securities are entitled will accumulate additional Distributions thereon at the rate of % per annum, compounded quarterly (to the extent permitted by applicable law)) from the relevant payment date for such Distributions during any such Extension Period.

  The Company may extend any existing Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or to extend beyond the Stated Maturity Date. Upon the expiration of any Extension Period and the payment of all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest thereon at the annual rate of %, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period, subject to the above requirements. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Capital Securities--Distributions" and "Description of Junior Convertible Subordinated Debentures--Option to Extend Interest Payment Period."

  The Company believes that, as a result of its inability to pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, its Common Stock during an Extension Period and the additional restrictions imposed upon it to the extent described under "Description of Junior Convertible Subordinated Debentures--Option to Extend Interest Payment Date," the likelihood of its exercising its right to defer payments of interest is remote. However, should the Company exercise its rights to defer payments of interest by extending the interest payment period or should the Junior Subordinated Debentures be deemed to have been issued with original issue discount ("OID"), each holder of Capital Securities will be required to accrue income (as OID) for federal income tax purposes in respect of the deferred interest allocable to its Capital Securities. As a result, holders of Capital Securities will recognize income for federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Capital Securities prior to the record date for the date on which Distributions of such amounts are made. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company determine to exercise such right in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, as a result of the existence of the Company's rights to defer interest payments, the market price of the Capital Securities (which represents a preferred undivided beneficial interest in the Junior Subordinated Debentures) may be more volatile than other securities on which OID accrues that do not have such rights. See "Certain Federal Income Tax Considerations--Interest, Original Issue Discount, Premium and Market Discount" and "--Sales or Redemption of Capital Securities."

REDEMPTION OR DISTRIBUTION

  Upon the occurrence and continuation of a Special Event (including a Tax Event, a Regulatory Capital Event or an Investment Company Event, in each case as defined under "Description of Junior Convertible Subordinated Debentures-- Special Event Prepayment"), the Company will have the right to prepay the Junior Subordinated Debentures, in whole, but not in part, at the Special Event Prepayment Price within 90 days following the occurrence of such Special Event and therefore cause a mandatory redemption of the Capital Securities at the Special Event Redemption Price. On or after the Initial Optional Prepayment Date, the Company may prepay the Junior Subordinated Debentures, in whole or in part, for any reason and thereby cause an optional redemption of the Capital Securities, in whole or in part, at the Optional Redemption Price. See "Description of Capital Securities--Redemption" and "--Liquidation of the Trust and Distribution of Junior Subordinated Debentures."

  The Company will have the right at any time to dissolve the Trust and, after satisfaction of or provision for liabilities to creditors of the Trust as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. Such right is subject to the Company having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of Capital Securities. Under current federal income tax law, a distribution of Junior Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Capital Securities. If, however, the Trust is characterized for federal income tax purposes as an association taxable as a corporation at the time of dissolution of the Trust, the distribution of the Junior Subordinated Debentures may constitute a taxable event to holders of Capital Securities. Moreover, upon the occurrence of a Special Event, a dissolution of the Trust in which holders of the Capital Securities receive cash would be a taxable event to such holders. See "Certain Federal Income Tax Considerations--Receipt of Junior Subordinated Debentures Upon Liquidation of the Trust."

  The Company believes that under current law it is entitled to deduct the interest accruing on the Junior Subordinated Debentures. Under the Taxpayer Relief Act of 1997, enacted on August 5, 1997, issuers of certain convertible debt instruments are not entitled to deduct interest thereon. For example, interest is not deductible if the debt instrument is convertible into equity of the issuer (or a related party) at the option of the holder and there is a substantial certainty that the holder will exercise the conversion option. Similarly, interest is not deductible if the debt instrument is part of an arrangement which is reasonably expected to result in a conversion at the option of the issuer (or a related party). The Company believes that this legislation should not apply to the Junior Subordinated Debentures. The Internal Revenue Service (the "Service"), however, has not yet issued any guidance regarding its interpretation of the new legislation. There can be no assurance that the Service will not take the position that interest on the Junior Subordinated Debentures is not deductible. Accordingly, there can be no assurance that an audit or future interpretation by the Service of the new legislation will not result in a Tax Event and an early redemption of the
Capital Securities before, or after,       ,    at the Special Event
Redemption Price.

  In addition, in recent years, there have been several proposals to adopt legislation which, if enacted and made applicable to the Junior Subordinated Debentures, would preclude the Company from deducting interest thereon. The most recent proposal was made by the Clinton Administration on March 19, 1997. Such proposals have not been adopted by Congress, but there can be no assurance that similar proposals will not be adopted in the future and made applicable to the Junior Subordinated Debentures. Accordingly, there can be no assurance that any such legislation will not result in a Tax Event which would permit the Company to cause a redemption of the Capital Securities before, or
after,       ,    at the Special Event Redemption Price.

  Under current law, the Bank is a federal savings association, and the Company is a savings and loan holding company that is not subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended. However, legislation currently pending in Congress, known as the Financial Services Competition Act of 1997, provides for the termination of federal savings association charters and their conversion into bank charters. This legislation also provides for the registration of the holding companies of converted federal savings associations as bank holding companies, with certain grandfathered rights not available to other bank holding companies. In the event that this legislation is adopted, the Company could be required to register, and become subject to regulation, as a bank holding company. The currently pending legislation would grandfather the manner of regulation of regulatory capital currently applicable to savings and loan holding companies, subject to certain conditions. However, the grandfather protection would be lost under certain circumstances such as a change in control of the holding company. Bank holding companies, unlike savings and loan holding companies such as the Company, are subject to consolidated regulatory capital adequacy requirements. Currently, the Company is not subject to any consolidated regulatory capital adequacy requirements. A bank holding company would only be able to include the amount of the proceeds received from the Offering in calculating the company's consolidated capital adequacy requirements to an amount not exceeding 25% of the Company's Tier 1 capital. There can be no assurance that the adoption of this or any other similar legislation in the future will not result in a Regulatory Capital Event (as defined herein) which would permit the Company to cause a redemption of the Capital Securities at
any time before, or after,       ,    at the Special Event Redemption Price.

  See "Description of Capital Securities--Redemption," "Description of Junior Convertible Subordinated Debentures--Special Event Prepayment" and "Certain Federal Income Tax Considerations--Sale or Redemption of Capital Securities." See also "--Absence of Public Market and Transfer Restrictions" for information concerning the listing of the Junior Subordinated Debentures.

TERMINATION OF CONVERSION RIGHTS

  On and after       ,   , the Company may, subject to certain conditions
including advance public notice, at its option, cause the conversion rights of holders of Junior Subordinated Debentures to terminate, provided that the Closing Price of the Common Stock exceeds % of the then applicable Conversion Price of the Capital Securities for a specified period, in which case the right to convert the Capital Securities into Common Stock will likewise terminate thereby limiting the rights of the holders to those of a creditor of the Company. See "Description of Capital Securities--Conversion Rights-- Termination of Conversion Rights."

POSSIBLE ADVERSE EFFECT ON MARKET PRICES

  There can be no assurance as to the market prices for the Capital Securities or, if a termination of the Trust were to occur, for the Junior Subordinated Debentures distributed to the holders of Capital Securities. Accordingly, the Capital Securities or the Junior Subordinated Debentures may trade at a discount from the price that the investor paid to purchase the Capital Securities offered hereby. Because holders of Capital Securities may receive Junior Subordinated Debentures in liquidation of the Trust and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of Junior Convertible Subordinated Debentures."

RIGHTS UNDER THE GUARANTEE

  State Street will act as Guarantee Trustee and will hold the Guarantee for the benefit of the holders of the Capital Securities. State Street also will act as Property Trustee and as Debenture Trustee under the Indenture. Delaware Trust will act as Delaware Trustee under the Declaration. The Guarantee will guarantee to the holders of the Capital Securities the following payments, to the extent not paid by the Trust: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Trust has funds on hand legally available therefor; (ii) the applicable Redemption Price with respect to any Capital Securities called for redemption, to the extent that the Trust has funds on hand legally available therefor; and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Trust has funds on hand legally available therefor on such date and (b) the amount of assets of the Trust remaining available for distribution to holders of the Capital Securities on such date. The holders of a majority in Liquidation Amount of the Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee. Any holder of the Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company defaults on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Trust will not have sufficient funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities will not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Company to pay principal of or premium, if any, or interest on the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Capital Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or premium, if any, or interest on such Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Capital Securities of such holder (a "Direct Action"). Notwithstanding any payments made to a holder of Capital Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of and premium, if any, and interest on the Junior Subordinated Debentures, and the Company shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Company to such holder in any Direct Action. Except as described herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or to assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Convertible Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities" and "--Debenture Events of Default" and "Description of the Guarantee." The Declaration will provide that each holder of Capital Securities by acceptance thereof agrees to the provisions of the Indenture.

LIMITED VOTING RIGHTS

  Holders of Capital Securities generally will have voting rights relating only to the modification of the terms of the Capital Securities and the exercise of the Trust's rights as holder of the Junior Subordinated Debentures. Holders of Capital Securities will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, the Issuer Trustees or Administrators, which voting rights are vested exclusively in the holder of the Common Securities, except as described under "Description of Capital Securities--Removal of Issuer Trustees and Administrators." See "Description of Capital Securities--Voting Rights; Amendment of the Declaration."

TRADING PRICE

  The Capital Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder using the accrual method of accounting (and a cash method holder, during and after an Extension Period or if the Junior Subordinated Debentures are deemed to have been issued with OID) who disposes of its Capital Securities between Distribution Record Dates (as defined herein) will be required to include accrued but unpaid interest (or OID) on the Junior Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis in its share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes. See "Certain Federal Income Tax Considerations--Interest, Original Issue Discount, Premium and Market Discount" and "--Sale or Redemption of Capital Securities."

ABSENCE OF PUBLIC MARKET AND TRANSFER RESTRICTIONS

  There is no existing market for the Capital Securities and there can be no assurance as to the liquidity of any markets that may develop for the Capital Securities, the ability of the holders to sell their Capital Securities or at what price holders of the Capital Securities will be able to sell their Capital Securities, as the case may be. Future trading prices of the Capital Securities will depend on many factors including, among other things, prevailing interest rates, the Company's operating results, and the market for similar securities. Although the Company has applied to have the Capital Securities approved for quotation on the Nasdaq, there can be no assurance that such application will be approved, that an active trading market for the Capital Securities will develop or, if one does develop, that it will be maintained. In addition, notwithstanding the registration of the Capital Securities, holders who are "affiliates" of the Company or the Trust as defined under Rule 405 of the

Securities Act may publicly offer for sale or resell the Capital Securities only in compliance with the provisions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). In addition, in the event that the Trust is terminated by the Company and Junior Subordinated Debentures are distributed to holders of Capital Securities, the Company, under the terms of the Indenture, will use its best efforts to have the Junior Subordinated Debentures approved for quotation on the Nasdaq or an exchange. There can be no assurance that such application will be approved, that an active trading market for the Junior Subordinated Debentures will develop, or if one does develop, that it will be maintained.

                      RISK FACTORS RELATED TO THE COMPANY

ABILITY OF THE COMPANY TO IMPLEMENT ITS BUSINESS STRATEGY

  The Company's business strategy is dependent upon its ability to increase its loan volume through the nationwide growth of its network of Originators, while maintaining its existing levels of origination costs, interest rate spreads and underwriting criteria. Implementation of this strategy will depend in large part on the Company's ability to: (i) expand its network of Originators in markets with a sufficient concentration of borrowers meeting the Company's underwriting criteria; (ii) obtain adequate financing on favorable terms to fund its growth strategy; (iii) profitably sell its loans through securitizations or in the secondary market on a regular basis;
(iv) attract and retain skilled employees; and (v) continue to expand in the face of increasing competition from other mortgage lenders. The Company's failure with respect to any of these factors could impair its ability to successfully implement its business strategy, which would have a material adverse effect on the Company's results of operations, financial condition and cash flows. In addition, there can be no assurance that the Company will achieve its planned expansion in a timely and cost-effective manner or, if achieved, that the expansion will result in profitable operations. Although the Company has no current plans to modify its current strategy, because of the dynamic changes occurring in the financial services industry, the Company may revise its business plan by developing new consumer or commercial loan products or expanding into new markets. There can be no assurance that any such revised strategy would be as profitable or successful as the existing strategy has been historically. See "Business."

RISKS ASSOCIATED WITH MORTGAGE ORIGINATION, PURCHASE AND SALE ACTIVITIES

  The Company has been actively involved in the origination, purchase and sale to Loan Purchasers and, since the fourth quarter of 1996, in securitizations of real estate secured loans. Generally, the profitability of such mortgage financing operations depends on maintaining a sufficient volume of loans for sale and the availability of Loan Purchasers. Changes in the level of interest rates and economic factors may affect the amount of loans originated or available for purchase by the Company, and thus the availability of net gains from mortgage financing operations and servicing fee income. Changes in the purchasing policies of Loan Purchasers or increases in defaults after funding could substantially reduce the amount of loans sold to such Loan Purchasers or through asset securitizations. Any such changes could have a material adverse effect on the Company's results of operations, financial condition and cash flows. Therefore, between the time the Company originates loans and purchase commitments are issued or securitizations are completed, the Company is exposed to downward movements in the market price of such loans due to upward movements in interest rates. In order to reduce these risks, the Company has recently adopted a hedging policy. There can be no assurances, however, that the Company's exposure to such risks will be reduced by pursuing this policy. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Management of Interest Rate Risk." See "Business--Core Lending Products--Origination and Purchase of Loans" and "--Loan Sales and Asset Securitizations" and "--Sources of Funds."

  In addition to its lending activity in California, the Company has originated or purchased a significant number of one- to four-family residential mortgage loans on a nationwide basis through its network of Originators. Management believes that originating and purchasing loans secured by properties located across the country results in a geographically diversified lending operation which reduces certain risks associated with loan concentrations in a single area. However, there are certain other risks involved in nationwide lending. The Company may not have the same depth of experience or knowledge about particular markets in which it lends as other lenders with the staff physically located in such market areas. Some of the properties may be located in states which are experiencing adverse economic conditions, including a general softening in real estate markets and the local economies, which may result in increased loan delinquencies and loan losses. Additionally, regulations and practices regarding the liquidation of properties (e.g., foreclosure) and the rights of mortgagors in default vary greatly from state to state, and these restrictions may limit the Company's ability to foreclose on a property or seek other recovery. See "Business--Core Lending Products--Origination and Purchase of Loans" and "--Lending Overview-- Delinquencies and Classified Assets."

DEPENDENCE ON ASSET SECURITIZATIONS AND IMPACT ON QUARTERLY OPERATING RESULTS

  Since the fourth quarter of 1996, the Company completed three securitizations, which involved an aggregate of $255.9 million of loans and generated total net gains from securitizations of approximately $21.3 million. A significant component of management's business strategy is to generate revenue and net income and provide funding for future originations and purchases of loans through securitizations on a regular basis. There can be no assurance, however, that the Company will be able to successfully implement this strategy. Several factors will affect the Company's ability to complete securitizations, including conditions in the securities markets generally and in the asset-backed securities markets specifically, the credit quality of the Company's loan portfolio and the Company's ability to obtain credit enhancements. In addition, although the Company has tracked the performance of its portfolio of loans, it did not, prior to the fourth quarter of 1996, have the ability to track loans by core products. As a result, if loans do not perform up to original expectations, the Company may not be able to securitize loans on economic terms as favorable as those conducted to date. Although the Company obtained a credit enhancement in the securitizations completed to date which facilitated an investment grade rating for the securitization interests in each instance, there can be no assurance that the Company will be able to obtain future credit enhancements on acceptable terms or that future securitizations will be similarly rated. Any substantial reduction in the ability of the Company to complete securitizations could have a material adverse effect on the Company's results of operations, financial condition and cash flows.

  The Company's future revenues and net income are expected to fluctuate in large part as a result of the timing and size of its future securitizations. A delay in closing a scheduled securitization during a particular quarter would postpone recognition of net gains from mortgage financing operations. In addition, unanticipated delays in closing a securitization could also increase the Company's exposure to credit risks and interest rate fluctuations by increasing the period during which the Company holds its loans. If the Company were unable to profitably securitize a sufficient number of its loans in a particular reporting period, the Company's revenues for such period would decline and would result in lower net income and possibly a net loss for such period, and could have a material adverse effect on the Company's results of operations, financial condition, and cash flows and the Bank's capital ratios. In addition, the Company projects the expected cash flows over the life of the residual interests, using prepayment and default assumptions that market participants would use for similar financial instruments that are subject to prepayment, credit and interest rate risks. The Company then determines the present value of these cash flows using an interest rate commensurate with the risks involved. If the Company's actual experience differs materially from the assumptions used in the determination of the present value of the residual interests, future cash flows and earnings could be negatively impacted. See "Business--Loan Sales and Asset Securitizations."

RISKS RELATED TO MORTGAGE SERVICING RIGHTS AND RESIDUAL ASSETS

  To determine the fair value of its mortgage servicing rights, the Company projects net cash flows expected to be received over the life of the underlying loans. Such projections assume certain servicing costs, prepayment rates and delinquencies. As of September 30, 1997, the carrying value of the Company's mortgage servicing rights totalled $5.7 million, up from $2.6 million at December 31, 1996. In addition, the pooling and servicing agreements relating to the Company's securitizations contain provisions with respect to the maximum permitted loan delinquency rates and loan default rates, which, if exceeded, would allow the termination of the Company's right to service the related loans. The mortgage servicing rights on the loans securitized during the fourth quarter of 1996, the first quarter of 1997, and the third quarter of 1997 totalled approximately $4.7 million.

  There can be no assurance that the Company's estimates used to determine the fair value of mortgage servicing rights will remain appropriate for the life of the loans sold or the securitizations. If actual loan prepayments or delinquencies exceed the Company's estimates, the carrying value of the Company's mortgage servicing rights may have to be written down through a charge against earnings. The Company cannot write up such assets to reflect slower than expected prepayments, although slower prepayments may increase future earnings as the Company will receive cash flows in excess of those anticipated. Fluctuations in interest rates may also result in a write-down of the Company's mortgage servicing rights in subsequent periods.

  The Company records net gains from mortgage financing operations through securitizations based in part on the fair value of the residuals received by the Company related to such loans, which are classified as trading securities. The fair values of such residuals are in turn based in part on market interest rates and projected loan prepayment and credit loss rates. Increases in interest rates or higher than anticipated rates of loan prepayments or credit losses of these or similar securities may require the Company to write down the value of such residuals and result in a material adverse effect on the Company's results of operations and financial condition. During the three months ended September 30, 1997, the Company revalued the 1997-1A residual and recorded a pre-tax unrealized loss of $787,000 due to higher-than-expected prepayment speeds. See "Business--Loan Sales and Asset Securitizations." The Company is not aware of an active market for the residuals. No assurance can be given that the residuals could in fact be sold at their carrying value, if at all.

LACK OF HISTORICAL EXPERIENCE DATA ON CORE PRODUCT LOANS

  Although the Company has typically monitored the delinquency, loss and prepayment experience in its total loan portfolio, prior to its first securitization in December 1996, the Company did not separately track the delinquency, loss and prepayment experience of core product loans by product type. Consequently, segregated performance data which would be used by the Company, analysts and rating agencies for purposes of estimating the future delinquency, loss and prepayment experience of its core product loans is of limited duration and therefore not as meaningful as data outstanding for a longer period of time. In view of the Company's lack of segmented core product loan performance data, the Company relied on a third party evaluation of its core product loan portfolio and therefore the Company's loss or prepayment assumptions used to calculate its gain on sale in connection with its securitizations or with future securitizations may be subject to fluctuations. Any material difference between these assumptions and actual performance could have a material adverse impact on the timing and/or receipt of the Company's future revenues, the value of the residual interests held on the Company's balance sheet and the Company's cash flow.

RISKS ASSOCIATED WITH SUB-PRIME LENDING

  Through its Liberator Series program, the Company has developed a lending niche for the origination and purchase of mortgage loans to sub-prime borrowers (e.g. borrowers who do not qualify for credit under traditional FHLMC, FNMA or Government National Mortgage Association ("GNMA") guidelines). Loans to sub-prime borrowers present a higher level of risk of default than conforming loans because of the increased potential for default by borrowers who may have had previous credit problems or who do not have an adequate credit history. Loans to sub-prime borrowers also involve additional liquidity risks, as these loans generally have a more limited secondary market than conventional loans. The actual rates of delinquencies, foreclosures and losses on loans to sub-prime borrowers could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. The FDIC issued a letter to all FDIC-insured institutions highlighting the special risks associated with sub-prime lending and the need for management controls. While the Company believes that the underwriting procedures and appraisal processes it employs enable it to somewhat mitigate the higher risks inherent in loans made to these borrowers, no assurance can be given that such procedures or processes will afford adequate protection against such risks. See "Business-- Core Lending Products--Origination and Purchase of Loans" and "--Underwriting."

HIGH LOAN TO VALUE RATIOS OF PORTFOLIO SERIES LOANS

  Through its Portfolio Series program, the Company originates debt consolidation loans for Agency Qualified Borrowers. Portfolio Series loans are primarily home equity lines of credit and second deeds of trust generally up to 135% of the appraised value of the real estate underlying the loans. The Company recently increased the permissible loan-to-value ratio for Portfolio Series loans from 125% to 135% which may have the effect of increasing the loss rates on such loans. In the event of a default on a Portfolio Series loan by a borrower, there generally would be insufficient collateral to pay off the balance of such loan and the Company, as holder of a second position on the property, would likely lose a substantial portion, if not all, of its investment. While the Company believes that the underwriting procedures it employs enable it to somewhat mitigate the higher risks inherent in such loans, no assurance can be given that such procedures will afford adequate protection against such risks. During the fourth quarter of 1996 and the first, second and third quarters of 1997, of the core product loans originated by the Company, 42.9%, 55.3%, 64.9% and 61.3%, respectively, consisted of Portfolio Series loans. See "Business--Core Lending Products--Origination and Purchase of Loans," "--Underwriting," and "--Loan Sales and Asset Securitizations."

CONTINGENT RISKS

  Although the Company sells substantially all of the mortgage loans it originates or purchases without recourse, the Company retains some degree of credit risk on substantially all of the loans it sells. In addition, during the period of time that the loans are held for sale, the Company is subject to various business risks associated with the lending business, including borrower default, foreclosure and the risk that a rapid increase in interest rates would result in a decline of the value of loans held for sale to potential purchasers.

  In connection with its securitizations, the Company is required to repurchase or substitute loans in the event of a breach of a representation or warranty made by the Company. While the Company may have recourse to the sellers of loans it purchased, there can be no assurance of the sellers' abilities to honor their respective obligations to the Company. Likewise, in connection with its whole loan sales, the Company enters agreements which generally require the Company to repurchase or substitute loans in the event of a breach of a representation or warranty made by the Company to the Loan Purchaser, any misrepresentation during the mortgage loan origination process or, in some cases, upon any fraud or early default on such mortgage loans. The remedies available to a Loan Purchaser from the Company are generally broader than those available to the Company against the sellers of such loans, and if a Loan Purchaser enforces its remedies against the Company, the Company may not be able to enforce whatever remedies the Company may have against such sellers. If the loans were originated directly by the Company, the Company will be solely responsible for any breaches of representations and warranties.

  In addition, borrowers, Loan Purchasers, monoline insurance carriers and trustees in the Company's securitizations may make claims against the Company arising from alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company, including appraisers, incomplete documentation and failure by the Company to comply with various laws and regulations applicable to its business. Any claims asserted in the future may result in liabilities or legal expenses that could have a material adverse effect on the Company's results of operations, financial condition, cash flows and business prospects.

DEPENDENCE ON KEY PERSONNEL

  The Company depends to a considerable degree on the contributions of a limited number of key management personnel who have had, and will continue to have, a significant role in the development and management of the Company's mortgage financing operations. The continued development of the Company's business strategy depends to a large extent upon the continued employment of Daniel L. Perl, President and Chief Executive Officer of both the Company and the Bank. In addition, many members of senior management have had working relationships with Mr. Perl prior to joining the Company. The loss of such personnel, Mr. Perl or other key personnel could materially adversely affect the Bank's and the Company's business. The Company and the Bank have each entered into three year employment agreements with Mr. Perl. See "The Board of Directors and Management of the Bank Agreements."

RISKS RELATED TO DEBENTURES

  In March 1997, the Bank issued the Debentures in an amount of $10.0 million through a private placement and pursuant to a Debenture Purchase Agreement (the "Debenture Offering"). In the event that the Company and the Bank elect to substitute the Company as obligor on the Debentures (the "Substitution"), the holders of the Debentures will have the option, at September 15, 1998 or at such later time as the Substitution occurs, to require the Company to purchase all or part of their Debentures. In the event that all of the holders of the Debentures opt to require the Company to purchase their Debentures at September 15, 1998, the Company would be required to fund $10.0 million plus accrued interest to holders of the Debentures. Such an event would have a material adverse effect on the Company's liquidity. Furthermore, in the event that the Company has insufficient funds available to repurchase the Debentures, the Company may be required to borrow funds at more expensive rates than the interest rate on the Debentures, which would have a material adverse effect on the Company's results of operations. See "Business--Sources of Funds-- Borrowings."

COMPETITION

  As a purchaser and originator of mortgage loans, the Company faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Company. Certain large national finance companies and conforming mortgage originators have announced their intention to adapt their conforming origination programs and allocate resources to the origination of non-conforming loans. Certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Company, targeting customers similar to those of the Company. In addition, it is anticipated that the participation of government-sponsored entities with substantial capital resources in the origination of non-conforming loans will further intensify competition. The FHLMC recently announced its intention to support such originations by purchasing, guaranteeing and securitizing non-conforming loans originated by qualified institutions. Other government-sponsored entities, such as the FNMA or GNMA, may also enter into the market for non-conforming loans. The offering by these competitors of products similar to those of the Company's could have a material adverse effect on the Company's results of operations, financial condition and cash flows. The Company depends largely on Originators with whom the Company's competitors also seek to establish relationships. The Company's future results may become increasingly sensitive to fluctuations in the volume and cost of its wholesale loan purchases resulting from competition from other purchasers for such loans. In addition, as the Company expands into new geographic markets, it will face competition from lenders with established positions in these locations. There can be no assurance that the Company will be able to continue to compete successfully in the markets it serves. See "Business--Competition."

AVAILABILITY OF FUNDING SOURCES

  The Company funds a substantial portion of the loans which it originates or purchases through deposits, lines of credit, internally generated funds or FHLB advances. The Company competes for deposits primarily on the basis of rates, and as a consequence the Company could experience difficulties in attracting deposits to fund its operations if it does not continue to offer deposit rates at levels that are competitive with other financial institutions. Certificate of deposit accounts constituted $140.9 million or 88.1% of total deposits at September 30, 1997, of which $134.3 million mature in one year or less. Further increases in short-term certificate accounts, which tend to be more sensitive to movements in market interest rates than core deposits, may result in the Company's deposit base being less stable than if it had a large amount of core deposits which in turn, may result in further increases in the Company's cost of deposits. The Company also uses the cash proceeds generated by the Company in selling loans in the secondary market or pools of loans in asset securitizations to fund subsequent originations or purchases. The Bank has two warehouse lines of credit available in the aggregate amount of $250.0 million to fund loan originations, of which $54.6 million has been drawn upon at September 30, 1997, and is in the process of negotiating a third warehouse line of credit in the amount of $250.0 million. The Company has a line of credit in the amount of $40.0 million secured by residual assets created by the Company's securitizations. The lines of credit do not obligate the lenders to advance any amount of funds, and may be terminated by the lenders at will. See "Business--Sources of Funds-- Borrowings." To the extent that the Company is not able to maintain its currently available funding sources or to access new funding sources, it would have to curtail its loan production activities or sell loans earlier than is optimal. Any such event would have a material adverse effect on the Company's results of operations and financial condition. See "Business--Sources of Funds."

MULTI-FAMILY AND COMMERCIAL REAL ESTATE RISKS

  As part of its lending strategy, the Company has targeted borrowers seeking loans secured by multi-family properties or properties used for commercial business purposes such as small office buildings or light industrial or retail facilities. Although such loans are generally originated for sale, the Company anticipates that its multi-family and commercial real estate portfolios will increase as a percentage of total assets in future periods. Multi-family and commercial real estate loans are generally considered to involve a higher degree of credit risk, be more vulnerable to deteriorating economic conditions and involve higher loan principal amounts than one- to four-family residential mortgage loans. Income producing property values are also subject to greater volatility than owner-occupied residential property values. Economic events and government regulations, which are outside the control of the borrower or lender, could impact the value of the security for such loans or the future cash flows of the affected properties. Further, any material decline in real estate values, such as the declines experienced in southern California in recent years, generally reduces the ability of borrowers to use equity to support borrowings and increases the loan-to-value ratios of loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

  The Company's profitability is dependent to a certain extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. The Company's ability to originate, purchase and sell loans through its mortgage financing operations is significantly impacted by changes in interest rates. Increases in interest rates may also reduce the amount of loan and commitment fees received by the Company. A significant decline in interest rates could also decrease the size of the Company's servicing portfolio and the related servicing income by increasing the level of loan prepayments. Additionally, the interest rate adjustments with respect to the Company's investment securities lag rate adjustments to the Company's deposit accounts. Accordingly, the yield on the Company's investment securities may adjust more slowly than the cost of the Company's interest-bearing liabilities in a rising interest rate environment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Interest Rate Risk."

FINANCIAL INSTITUTION REGULATION AND POSSIBLE LEGISLATION

  The Company, as a savings and loan holding company, and the Bank, as a federal savings association, are subject to extensive federal laws, regulations and supervision. Such laws and regulations, which affect operations on a daily basis, may be changed at any time, and the interpretation of the relevant existing law and regulations is also subject to change by the federal regulatory authorities. Any failure of the Bank to comply with any of the laws and regulations to which it is subject or any change in the regulatory structure or the applicable statutes or regulations whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank, their respective operations. See "Regulation."

  Recently enacted legislation provides that the BIF and SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. Several bills have been introduced in Congress that would eliminate the federal thrift charter and the OTS. A bill reported in July 1997 by the House Banking Committee and in October 1997 by the House Commerce Committee would require federal thrifts to become national banks or state chartered commercial banks or savings banks within two years after enactment or they would, by operation of law, become national banks. A national bank resulting from a converted federal thrift could continue to engage in activities, including holding any assets, in which it was lawfully engaged on the day before the date of enactment. Branches operated on the day before enactment could be retained regardless of their permissibility for national banks. Subject to a grandfathering provision, all savings and loan holding companies would become subject to the same regulation and activities restrictions as bank holding companies. The grandfathering could be lost under certain circumstances, such as a change in control of the holding company. The legislative proposal would also abolish the OTS and transfer its functions to the federal bank regulators with respect to the depository institutions and to the Board of Governors of the Federal Reserve System ("Federal Reserve Board") with respect to the regulation of holding companies. The Bank is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Bank is also unable to predict whether the SAIF and BIF will eventually be merged.

  Legislation regarding bad debt recapture was signed into law in August 1996 effective for tax years beginning on or after January 1, 1996. The legislation requires recapture of reserves accumulated after 1987. The recapture tax on post-1987 reserves must be paid over a six-year period starting in 1996. The payment of the tax can be deferred in each of 1996 and 1997 if an institution originates at least the same average annual principal amount of purchased mortgage loans that it originated in the six years prior to 1996. The Bank has previously recorded a deferred tax liability related to such legislation; therefore, such recapture is expected to have no effect on net income or federal income tax expense. See "Federal and State Taxation--Federal Taxation--Bad Debt Reserve."

  Recent federal legislation known as the Riegle Community Development and Regulatory Improvement Act (the "Riegle Act"), imposed additional regulatory requirements on mortgage loans having relatively higher origination fees and interest rates, such as some of the loans made by the Bank, and the Bank expects its business to be the focus of additional federal and state legislation, and regulation in the future.

IMPACT OF LAWS AND REGULATIONS AFFECTING CERTAIN LENDING OPERATIONS

  In addition to federal regulations on its banking operations, the Bank's consumer lending activities are subject to consumer protection and other statutes including the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended, the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act of 1974, as amended ("RESPA"), and Regulation X, the Fair Housing Act, the Home Mortgage Disclosure Act and Regulation C and the Federal Debt Collection Practices Act.

  These rules and regulations, among other things, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of status as an approved FNMA/FHLMC seller-solicitor, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for borrowers, class action lawsuits and administrative enforcement actions.

  Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, in the future more restrictive laws, rules and regulations or the judicial interpretation of existing laws, rules and regulations could make compliance more difficult or expensive. See "Regulation."

ELIMINATION OF LENDER PAYMENTS TO BROKERS COULD ADVERSELY AFFECT RESULTS OF OPERATIONS

  Lawsuits have been filed against several mortgage lenders alleging that such lenders have made certain payments to independent mortgage brokers in violation of RESPA. These lawsuits have generally been filed on behalf of a purported nationwide class of borrowers alleging that payments made by a lender to a broker in addition to payments made by the borrower to a broker are prohibited by RESPA and are therefore illegal. If these cases are resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. The Bank's broker compensation programs permit such payments. Although the Bank believes that its broker compensation programs comply with all applicable laws and are consistent with long-standing industry practice and regulatory interpretations, in the future new regulatory interpretations or judicial decisions may require the Bank to change its broker compensation practices. Such a change may have a material adverse effect on the Bank and the entire mortgage lending industry.

YEAR 2000 COMPLIANCE

  As the year 2000 approaches, a critical business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. In brief, many existing application software products were designed to only accommodate a two digit date position which represents the year (e.g., '95 is stored on the system and represents the year
1995). The Company has implemented a program designed to ensure that all software used in connection with the Company's business will manage and manipulate data involving the transition from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such data. However, there can be no assurances that such program will be effective. To the extent the Company's systems are not fully year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. In addition, the Company has limited information concerning the compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers do not successfully and timely achieve year 2000 compliance, the Company's business or operations could be adversely affected.

ENVIRONMENTAL RISKS

  In the course of its business, the Company has acquired, and may acquire in the future, properties securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or sources thereof could be discovered on such properties after acquisition by the Company. In such event, the Company may be required by law to remove such substances from the affected properties at its sole cost and expense. There can be no assurance that (i) the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties, (ii) the Company would have adequate remedies against the prior owner or other responsible parties or (iii) the Company would not find it difficult or impossible to sell the affected properties either prior to or following such removal.

                                USE OF PROCEEDS

  The proceeds to the Trust from the Offering of the Capital Securities will
be $   . All of the proceeds from the sale of Capital Securities (together with the proceeds of the issuance of the Common Securities) will be invested by the Trust in the Junior Subordinated Debentures. The estimated net proceeds
from the sale of the Junior Subordinated Debentures of approximately $   ,
after deducting the underwriting discount and estimated offering expenses, will be available to the Company for general corporate purposes, which may include, but not be limited to, the refinancing or prepayment of existing debt obligations, which may be of shorter maturity or higher coupon rate; the downstreaming of capital to the Bank, and the financing of future residuals resulting from securitizations; the acquisition of loan portfolios from other depository institutions or finance companies; and possible acquisitions of depository institutions or branches of depository institutions. The Company has not entered into any arrangement, agreement or understanding with respect to future acquisitions and there can be no assurances that it will do so in the future. No determination has been made as to the amount of proceeds, if any, that will be allocated to any of the above-mentioned potential uses. Initially, the net proceeds may be used to make short-term investments. Under current policy, the OTS does not impose any capital adequacy requirements on the Company, but rather imposes such capital adequacy requirements on the Bank. To the extent the Company contributes a portion of the net proceeds received from the sale of the Capital Securities to the Bank, such proceeds would qualify as Tier 1 capital at the Bank level under the current capital adequacy guidelines of the OTS.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The Common Stock of the Company has been quoted on the Nasdaq National Market under the symbol "LFCO" since the Company's IPO on June 30, 1997. The following table summarizes the range of the high and low closing sale prices per share of Common Stock as quoted by Nasdaq for the periods indicated.

                                                                  HIGH     LOW
                                                                 ------- -------
   MONTH ENDED
   June 30, 1997................................................ $13.50  $13.375
   July 31, 1997................................................  18.875  13.625
   August 31, 1997..............................................  18.675  15.875
   September 30, 1997...........................................  19.25   17.00
   October 31, 1997.............................................  21.875  16.625
   November 30, 1997............................................  18.375  14.875

  As of September 16, 1997, there were approximately 348 holders of record of the Common Stock. The last reported sale price of the Common Stock on the Nasdaq as of a recent date is set forth on the cover pages of this Prospectus.

  The Company presently intends to retain all future earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future. In the event that the Board of Directors does determine to pay dividends in the future, any such payment will depend upon a number of factors, including investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's or the Bank's financial condition and results of operations, tax considerations and general economic conditions. For information concerning federal regulations regarding the Bank's ability to make capital distributions to the Company, see "Regulation--Federal Savings Institution Regulation-- Limitation on Capital Distributions."

  The Company is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. For a discussion of certain circumstances under which the Company may become subject to certain provisions of the California Corporation Code, see "Description of Capital Stock--Certain Anti-takeover Provisions."

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth for the respective periods indicated the ratios of the Company's consolidated earnings to fixed charges. For purposes of computing the ratio, earnings represent pretax income before extraordinary item and cumulative effect of change in accounting principles plus fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.

                                             NINE
                                            MONTHS
                                             ENDED
                                           SEPTEMBER
                                              30,    YEARS ENDED DECEMBER 31,
                                           --------- --------------------------
                                           1997 1996 1996 1995 1994   1993 1992
                                           ---- ---- ---- ---- -----  ---- ----
Ratio of Earnings to Fixed Charges:
  Excluding interest on deposits.......... 7.82 1.88 6.53 3.05 (2.11) 1.54 2.67
  Including interest on deposits.......... 2.79 1.11 1.66 1.23  0.66  1.06 1.13

                             ACCOUNTING TREATMENT

  The financial statements of the Trust will be reflected in the Company's consolidated financial statements, with the Capital Securities shown as Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of Subsidiary Trust Holding Solely Subordinated Debentures of the Company. A footnote to such consolidated financial statements will indicate that the sole assets of the Trust are % Convertible Subordinated Debentures due 2027 of the
Company with an original principal amount of $    ($    if the Underwriter's
over-allotment option is exercised in full) and that the Guarantee, when taken together with the Company's obligations under the Convertible Debentures, the Indenture and the Declaration, provide a full and unconditional guarantee on a subordinated basis by the Company of the Trust's obligations under the Capital Securities. See "Capitalization."

                                CAPITALIZATION

  The following table sets forth, at September 30, 1997, the unaudited consolidated capitalization of the Company and its consolidated subsidiaries, and the pro forma capitalization of the Company as adjusted to give effect to the sale of the Capital Securities offered hereby and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The information below should be read in conjunction with the Financial Statements and the Notes thereto which are included elsewhere herein.

                                                           AT SEPTEMBER 30,
                                                                 1997
                                                          --------------------
                                                          ACTUAL   AS ADJUSTED
                                                          -------  -----------
                                                              (DOLLARS IN
                                                              THOUSANDS)
Subordinated debt due in fiscal 2004..................... $10,000    $10,000
                                                          -------    -------
  Total long-term debt................................... $10,000    $10,000
                                                          =======    =======
Company obligated, mandatorily redeemable, convertible
 preferred securities of subsidiary trust holding solely
 subordinated debentures of the Company..................     --
                                                          -------    -------
Stockholders' equity.....................................
Preferred stock, $.01 par value (5,000,000 shares
 authorized; no shares outstanding)......................
Common stock, $.01 par value (25,000,000 shares
 authorized and 6,546,716 shares issued and
 outstanding)............................................      65         65
Additional paid-in capital...............................  41,834
Retained earnings........................................   7,578
                                                          -------
  Total stockholders' equity.............................  49,477
                                                          -------
    Total capitalization................................. $59,477
                                                          =======
Bank Regulatory Capital Ratios:
  Tangible Capital.......................................    6.19%
  Core (leverage) capital................................    6.19
  Total risk-based capital...............................   13.49
Stockholders' equity to total assets.....................   16.82

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The consolidated operating data presented below is derived in part from, and should be read in conjunction with, the Financial Statements and related notes of LIFE Financial Corporation, presented elsewhere in this Prospectus. The consolidated operating data for the nine-month periods ended September 30, 1997 and 1996 is derived from unaudited financial data, but, in the opinion of management reflects all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the results for such interim periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997.

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                              ------------------- -----------------------------
                                1997      1996      1996      1995      1994
                              --------- --------- --------- --------- ---------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Loans.....................  $  10,001 $   4,674 $   6,542 $   5,433 $   4,530
  Securities held to
   maturity.................        334        55        56       159       138
  Other interest-earning
   assets...................      1,817       193       331       233       156
                              --------- --------- --------- --------- ---------
    Total interest income...     12,152     4,922     6,929     5,825     4,824
                              --------- --------- --------- --------- ---------
Interest expense:
  Deposit accounts..........      5,440     2,507     3,514     3,192     2,534
  FHLB advances and other
   borrowings...............        888       192       252       256       187
  Subordinated debentures...        773       --        --        --        --
                              --------- --------- --------- --------- ---------
    Total interest expense..      7,101     2,699     3,766     3,448     2,721
                              --------- --------- --------- --------- ---------
      Net interest income
       before provision for
       estimated loan
       losses...............      5,051     2,223     3,163     2,377     2,103
Provision for estimated loan
 losses.....................        900       359       963     1,194     1,306
                              --------- --------- --------- --------- ---------
      Net interest income
       after provision for
       estimated loan
       losses...............      4,151     1,864     2,200     1,183       797
                              --------- --------- --------- --------- ---------
Non-interest income:
  Loan servicing and other
   fees.....................        413       321       496       231       164
  Service charges on deposit
   accounts.................         94        93       128       111        84
  Net gains from mortgage
   financing operations.....     17,413     3,759     8,352     3,575     1,428
  Other income..............        265        91       136       103        12
                              --------- --------- --------- --------- ---------
    Total non-interest
     income.................     18,185     4,264     9,112     4,020     1,688
                              --------- --------- --------- --------- ---------
Non-interest expense:
  Compensation and
   benefits.................      5,534     3,206     5,233     2,544     1,575
  Premises and occupancy....        805       538       746       471       418
  Data processing...........        524       281       390       208       167
  Net loss on foreclosed
   real estate..............         94       171       158        53       280
  FDIC insurance premiums...         69       136       174       184       186
  SAIF special assessment...        --        448       448       --        --
  Marketing.................        195       119       189        65        55
  Telephone.................        439       159       246       143       128
  Professional services.....        243       137       218        92        86
  Other expense.............      1,247       623       879       629       561
                              --------- --------- --------- --------- ---------
    Total non-interest
     expense................      9,150     5,818     8,681     4,389     3,456
                              --------- --------- --------- --------- ---------
Income (loss) before income
 tax provision (benefit)....     13,186       310     2,631       814      (971)
Income tax provision
 (benefit)..................      5,491       142     1,126       294      (300)
                              --------- --------- --------- --------- ---------
    Net income (loss).......  $   7,695 $     168 $   1,505 $     520 $    (671)
                              ========= ========= ========= ========= =========
Earnings (loss) per
 share(1)...................  $    1.70 $    0.08 $    0.63 $    0.28 $   (0.36)
                              ========= ========= ========= ========= =========
Weighted average shares
 outstanding................  4,522,251 2,090,466 2,370,779 1,866,216 1,866,216
                              ========= ========= ========= ========= =========

--------
(1) Earnings per share is based on the weighted average shares outstanding during the period, adjusted for a 100% stock dividend which occurred during 1996. Earnings per share is then adjusted for the exchange of three shares of Company Common Stock for one share of Bank common stock in the Reorganization.

AVERAGE BALANCE SHEETS

  The following tables set forth certain information relating to the Company at September 30, 1997, and for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Unless otherwise noted, average balances are measured on a daily basis. The yields and costs include fees which are considered adjustments to yields.

                           AT SEPTEMBER 30,        NINE MONTHS ENDED            NINE MONTHS ENDED
                                 1997              SEPTEMBER 30, 1997          SEPTEMBER 30, 1996
                          ------------------- ---------------------------- ---------------------------
                                              AVERAGE            AVERAGE   AVERAGE           AVERAGE
                          BALANCE  YIELD/COST BALANCE  INTEREST YIELD/COST BALANCE INTEREST YIELD/COST
                          -------- ---------- -------- -------- ---------- ------- -------- ----------
                                                     (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
 Interest-earning
  deposits and short-
  term investments......  $ 14,970     5.15%  $ 16,065  $  719      5.97%  $ 4,651  $  162      4.64%
 Investment
  securities(1).........     8,056     5.85      8,901     376      5.63     2,227      85      5.09
 Loans receivable,
  net(2)................   223,688    10.23    143,487  10,001      9.29    69,944   4,674      8.91
 Mortgage-backed
  securities(1).........         9     7.50          9     --        --         11       1     12.12
 Residual assets........    24,533    13.50     10,854   1,056     12.97       --      --        --
                          --------            --------  ------             -------  ------
 Total interest-earning
  assets................   271,256    10.11    179,316  12,152      9.04    76,833   4,922      8.54
                                                        ------                      ------
Non-interest-earning
 assets(3)..............    22,846              23,049                       6,200
                          --------            --------                     -------
 Total assets(3)........  $294,102            $202,365                     $83,033
                          ========            ========                     =======
LIABILITIES AND EQUITY:
Interest-bearing
 liabilities:
 Passbook accounts......  $  3,968     2.10   $  4,027      63      2.09   $ 4,479      71      2.11
 Money market accounts..     3,794     2.99      2,978      67      3.00     3,939      90      3.05
 Checking accounts......    11,197     2.46     10,691     201      2.51     7,076      73      1.38
 Certificate accounts...   140,881     5.95    116,035   5,109      5.87    54,811   2,273      5.53
                          --------            --------  ------             -------  ------
 Total deposit
  accounts..............   159,840     5.54    133,731   5,440      5.42    70,305   2,507      4.75
 Borrowings.............    71,523     7.35     27,308   1,661      8.11     4,318     192      5.93
                          --------            --------  ------             -------  ------
 Total interest-bearing
  liabilities...........   231,363     6.10    161,039   7,101      5.88    74,623   2,699      4.82
                                                        ------                      ------
Non-interest-bearing
 liabilities(3).........    13,262              18,139                       3,195
                          --------            --------                     -------
 Total liabilities(3)...   244,625             179,178                      77,818
Equity(3)...............    49,477              23,187                       5,215
                          --------            --------                     -------
 Total liabilities and
  equity(3).............  $294,102            $202,365                     $83,033
                          ========            ========                     =======
Net interest income
 before provision for
 estimated loan losses..                                $5,051                      $2,223
                                                        ======                      ======
Net interest rate
 spread(4)..............               4.01                         3.16                        3.72
Net interest margin(5)..                                            3.76                        3.86
Ratio of interest-
 earning assets to
 interest-bearing
 liabilities............             117.24                       111.35                      102.96

--------
(1) Includes unamortized discounts and premiums.
(2) Amount is net of deferred loan origination fees, unamortized discounts, premiums and allowance for estimated loan losses and includes loans held for sale and non-performing loans. See "Business--Lending Overview."
(3) Average balances are measured on a month-end basis.
(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest-earning assets.

                                                   YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------------------------
                                    1996                      1995                      1994
                          ------------------------  ------------------------  ------------------------
                                           AVERAGE                   AVERAGE                   AVERAGE
                          AVERAGE          YIELD/   AVERAGE          YIELD/   AVERAGE          YIELD/
                          BALANCE INTEREST  COST    BALANCE INTEREST  COST    BALANCE INTEREST  COST
                          ------- -------- -------  ------- -------- -------  ------- -------- -------
                                                    (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
 Interest-earning
  deposits and
  short-term
  investments...........  $ 5,618  $  257    4.57%  $ 4,225  $  203    4.80%  $ 3,736  $  124    3.32%
 Investment
  securities(1).........    1,912     100    5.23     3,458     188    5.44     3,763     169    4.49
 Loans receivable,
  net(2)................   72,556   6,542    9.02    65,521   5,433    8.29    65,566   4,530    6.91
 Mortgage-backed
  securities(1).........       11       1    9.09        12       1    8.33        14       1    7.14
 Residual assets........      199      29   14.57       --      --      --        --      --      --
                          -------  ------           -------  ------           -------  ------
   Total interest-
    earning assets......   80,296   6,929    8.63    73,216   5,825    7.96    73,079   4,824    6.60
                                   ------                    ------                    ------
Non-interest-earning
 assets(3)..............    6,035                     2,465                     2,517
                          -------                   -------                   -------
   Total assets(3)......  $86,331                   $75,681                   $75,596
                          =======                   =======                   =======
LIABILITIES AND EQUITY:
Interest-bearing
 liabilities:
 Passbook accounts......  $ 4,401      92    2.09   $ 5,090     127    2.50   $ 7,048     157    2.23
 Money market accounts..    4,233     118    2.79     5,493     144    2.62     6,512     163    2.50
 Checking accounts......    7,048     112    1.59     6,434      92    1.43     6,180      95    1.54
 Certificate accounts...   57,333   3,192    5.57    50,608   2,829    5.59    49,851   2,119    4.25
                          -------  ------           -------  ------           -------  ------
 Total deposit
  accounts..............   73,015   3,514    4.81    67,625   3,192    4.72    69,591   2,534    3.64
 Borrowings(4)..........    4,268     252    5.90     3,112     256    8.23     1,863     187   10.04
                          -------  ------           -------  ------           -------  ------
   Total interest-
    bearing
    liabilities.........   77,283   3,766    4.87    70,737   3,448    4.87    71,454   2,721    3.81
                                   ------                    ------                    ------
Non-interest-bearing
 liabilities(3).........    3,026                     1,131                       197
                          -------                   -------                   -------
   Total liabilities(3).   80,309                    71,868                    71,651
 Equity(3)..............    6,022                     3,813                     3,945
                          -------                   -------                   -------
   Total liabilities
    and equity(3).......  $86,331                   $75,681                   $75,596
                          =======                   =======                   =======
Net interest income
 before provision
 for estimated loan
 losses.................           $3,163                    $2,377                    $2,103
                                   ======                    ======                    ======
Net interest rate
 spread(5)..............                     3.76                      3.09                      2.79
Net interest margin(6)..                     3.94                      3.25                      2.88
Ratio of interest-
 earning assets to
 interest-bearing
 liabilities............                   103.90                    103.50                    102.27

--------
(1) Includes unamortized discounts and premiums.
(2) Amount is net of deferred loan origination fees, unamortized discounts, premiums and allowance for estimated loan losses and includes loans held for sale and non-performing loans. See "Business--Lending Overview."
(3) Average balances are measured on a month-end basis.
(4) The average yield on borrowings for the years ending December 31, 1995 and 1994 included the effects of $52,000 and $96,000, respectively, in interest expense on swap transactions with a notional principal balance of $2.0 million in 1995 and 1994. Without this added expense, the average yield on borrowings for the years ending December 31, 1995 and 1994 would have been 6.56% and 4.88%, respectively. The yield on total interest-bearing liabilities for the years ending December 31, 1995 and 1994 would have been 4.80% and 3.67%, respectively. The $2.0 million in swap contracts matured on November 7, 1995.
(5) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

  Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                           NINE MONTHS ENDED          YEAR ENDED           YEAR ENDED
                           SEPTEMBER 30, 1997     DECEMBER 31, 1996    DECEMBER 31, 1995
                              COMPARED TO            COMPARED TO          COMPARED TO
                           NINE MONTHS ENDED          YEAR ENDED           YEAR ENDED
                           SEPTEMBER 30, 1996     DECEMBER 31, 1995    DECEMBER 31, 1994
                          ----------------------  -------------------  -------------------
                            INCREASE               INCREASE             INCREASE
                           (DECREASE)             (DECREASE)           (DECREASE)
                             DUE TO                 DUE TO               DUE TO
                          --------------          -----------          -----------
                          VOLUME   RATE    NET    VOLUME RATE   NET    VOLUME RATE   NET
                          ------  ------  ------  ------ ----  ------  ------ ----  ------
                                            (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Interest-earning
  deposits and short-
  term investments......  $  498  $   59  $  557   $ 64  $(10) $   54   $ 18  $ 60  $   78
 Investment securities,
  net...................     281      10     291    (81)   (7)    (88)   (14)   34      20
 Loans receivable,
  net(1)................   5,119     208   5,327    609   500   1,109     (2)  905     903
 Residual assets........     --    1,056   1,056     29   --       29    --    --      --
 Mortgage-backed
  securities............     --       (1)     (1)   --    --      --     --    --      --
                          ------  ------  ------   ----  ----  ------   ----  ----  ------
 Total interest-earning
  assets................   5,898   1,332   7,230    621   483   1,104      2   999   1,001
INTEREST-BEARING
 LIABILITIES:
 Money market accounts..     (21)     (2)    (23)   (35)    9     (26)   (27)    8     (19)
 Passbook accounts......      (7)     (1)     (8)   (16)  (19)    (35)   (47)   17     (30)
 Checking accounts......      50      78     128      9    11      20      4    (7)     (3)
 Certificate accounts...   2,688     148   2,836    374   (11)    363     33   677     710
 Borrowings.............   1,374      95   1,469     80   (84)     (4)   108   (39)     69
                          ------  ------  ------   ----  ----  ------   ----  ----  ------
 Total interest-bearing
  liabilities...........   4,084     318   4,402    412   (94)    318     71   656     727
                          ------  ------  ------   ----  ----  ------   ----  ----  ------
Change in net interest
 income.................  $1,814  $1,014  $2,828   $209  $577  $  786   $(69) $343  $  274
                          ======  ======  ======   ====  ====  ======   ====  ====  ======

--------
(1) Includes interest on loans held for sale.

SUMMARY

  The Company originates, purchases, sell, securitizes and services primarily non-conventional mortgage loans principally secured by first and second mortgages on one- to four-family residences. The Company makes Liberator Series loans, which are for the purchase or refinance of residential real property by sub-prime borrowers and Portfolio Series loans, which are debt consolidation loans for Agency-Qualified Borrowers with loan-to-value ratios of up to 135%. The Company has recently increased the permitted loan-to-value ratios on Portfolio Series loans to 135% from 125%. While the Company is currently emphasizing the origination of Portfolio Series loans, it intends to market both products as demand permits. In addition, to a much lesser extent, the Company originates multi-family residential and commercial loans. The Company purchases and originates mortgage loans and other real estate secured loans through a network of Originators throughout the country. The Company funds substantially all of the loans which it originates or purchases through deposits, other borrowings, internally generated funds and FHLB advances. In the immediate and foreseeable future, the Company will also fund loans from the cash proceeds, if any, received from securitizations. Deposit flows and cost of funds are influenced by prevailing market rates of interest primarily on competing investments, account maturities and the levels of savings in the Company's market area. The Company's ability to purchase or sell loans is influenced by the general level of product available from its correspondent relationships and the willingness of investors to purchase the loans at an acceptable price to the Company. Due to substantial activity in the purchase and sale of loans in recent years, the net gains from mortgage financing operations have been significant. The Company's results of operations are also affected by the Company's provision for loan losses and the level of operating expenses. The Company's operating expenses primarily consist of employee compensation and benefits, premises and occupancy expenses, and other general expenses. The Company's results of operations are also affected by prevailing economic conditions, competition, government policies and actions of regulatory agencies. See "Regulation."

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

GENERAL

  For the nine months ended September 30, 1997 the Company recorded net income of $7.7 million compared to $168,000 for the nine months ended September 30, 1996. The net earnings per share for the nine months ended September 30, 1997 were $1.70 compared to $0.08 for the nine months ended September 30, 1996. The increase in net income was due to the expansion of the mortgage financing operations, the increase in gains with respect to such operations, increases in net interest income and the absence of a special SAIF assessment.

INTEREST INCOME

  Interest income for the nine months ended September 30, 1997 was $12.2 million, compared to $4.9 million for the nine months ended September 30, 1996, due to an increase in the average balance of interest earning assets, combined with an increase in the yield on those assets. Average interest earning assets increased to $176.1 million for the nine months ended September 30, 1997 compared to $78.0 million for the nine months ended September 30, 1996. The yield on interest earning assets increased to 9.20% for the nine months ended September 30, 1997 compared to 8.41% for the nine months ended September 30, 1996. The largest single component of interest earning assets was average loans receivable, net, which were $140.9 million with a yield of 9.46% for the nine months ended September 30, 1997, compared to $71.2 million with a yield of 8.75% for the nine months ended September 30, 1996.

INTEREST EXPENSE

  For the nine months ended September 30, 1997, interest expense was $7.1 million compared to $2.7 million for the nine months ended September 30, 1996 due to an increase in the average balance of interest bearing liabilities combined with an increase in the cost of those liabilities. At the end of the quarter ended March 31, 1997, the Company issued subordinated debentures with an interest rate of 13.5%. This issuance of debentures, combined with an increased use of borrowed funds as well as a heavier reliance on certificate accounts, resulted in an increase in the average cost of interest bearing liabilities to 5.88% for the nine months ended September 30, 1997 compared to 4.82% for the nine months ended September 30, 1996. Average interest bearing liabilities were $161.0 million for the nine months ended September 30, 1997 compared to $74.6 million for the nine months ended September 30, 1996.

  The largest component of average interest bearing liabilities was certificate accounts, which averaged $116.0 million with an average cost of 5.87% for the nine months ended September 30, 1997 compared to $54.8 million with an average cost of 5.53% for the nine months ended September 30, 1996. The second largest component of average interest bearing liabilities is borrowings, which increased to an average balance of $27.3 million with an average cost of 8.11% for the nine months ended September 30, 1997 compared to $4.3 million with an average cost of 5.93% for the nine months ended September 30, 1997.

NET INTEREST INCOME BEFORE PROVISION FOR ESTIMATED LOAN LOSSES

  Net interest income before provision for estimated loan losses for the nine months ended September 30, 1997 was $5.1 million compared to $2.2 million for the nine months ended September 30, 1996. This increase is the net effect of an increase in average interest earning assets and average interest bearing liabilities, as well as an increase in the net interest margin and the ratio of interest earning assets to interest bearing liabilities. Average interest earning assets increased to $176.1 million for the nine months ended September 30, 1997 compared to

$78.0 million for the nine months ended September 30, 1996. Average interest bearing liabilities increased to $161.0 million with an average cost of 5.88% for the nine months ended September 30, 1997 compared to $74.6 million with an average cost of 4.82% for the nine months ended September 30, 1996. The net interest margin was 3.83% for the nine months ended September 30, 1997 compared to 3.80% for the nine months ended September 30, 1996. The ratio of interest earning assets to interest bearing liabilities was 109.33% for the nine months ended September 30, 1997 compared to 104.59% for the nine months ended September 30, 1996.

PROVISION FOR ESTIMATED LOAN LOSSES

  Provisions for estimated loan losses were $900,000 for the nine months ended September 30, 1997 compared to $359,000 for the nine months ended September 30, 1996. The increase in provisions was based on an evaluation of the composition of the Company's loan portfolio. Charge-offs for the nine months ended September 30, 1997 were $673,000, with recoveries for the same period of $7,000, leaving the Company with net charge offs of $666,000 for the period. Charge-offs for the nine months ended September 30, 1996 were $632,000. While management believes it has adequately provided for losses and does not expect any material loss on its loans in excess of allowances already recorded, no assurance can be given that additional loans will not become delinquent or that the collateral for such loans will be sufficient to prevent losses in the event of foreclosure. Management believes that the allowance for loan losses at September 30, 1997 was adequate to absorb known and inherent risks in the Company's loan portfolio. No assurance can be given, however, that economic conditions which may adversely affect the Company's or the Bank's service areas or other circumstances will not be reflected in increased losses in the loan portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance or to take charge-offs (reductions in the allowance) in anticipation of losses. See "Business--Lending Overview--Delinquencies and Classified Assets" and "-- Lending Overview--Allowance for Loan Losses."

NON-INTEREST INCOME

  For the nine months ended September 30, 1997, net gains from mortgage financing operations totaled $17.4 million compared to $3.8 million for the nine months ended September 30, 1996. The net gain includes a pre-tax unrealized loss of $787,000, due to an adjustment to the valuation of the residual asset related to the 1997-1A securitization, as a result of higher-than-estimated prepayment speeds. See "Business--Loan Sales and Asset Securitizations." This increase was attributable to the increase in the level of mortgage financing operations, with loans sold or securitized totaling $277.1 million (including $73.1 million in whole loans sales) during the nine months ended September 30, 1997, compared to loans sold totaling $140.8 million for the nine months ended September 30, 1996. There were no loans securitized during the nine months ended September 30, 1996. Net gains from mortgage financing operations as a percent of loans sold and securitized was 6.28% for the nine months ended September 30, 1997 compared to 2.67% for the nine months ended September 30, 1996. This increase in percentage reflected the effects of the securitization of loans compared to whole loan sales. Loans originated and purchased totaled $433.4 million for the nine months ended September 30, 1997 compared to $148.4 million for the nine months ended September 30, 1996.

NON-INTEREST EXPENSE

  For the nine months ended September 30, 1997, non-interest expense was $9.2 million compared to $5.8 million for the nine months ended September 30, 1996. The increase was due primarily to an increase in compensation and benefits and other operating expenses resulting from the expansion of the mortgage financing operations. New loans originated and purchased were $433.4 million for the nine months ended September 30, 1997 compared to $148.4 million for the nine months ended September 30, 1996.

  For the nine months ended September 30, 1997, compensation and benefits were $5.5 million compared to $3.2 million for the nine months ended September 30, 1996. These costs are directly related to the expansion of the mortgage financing operations and the corresponding increase in personnel, to an average of 163 employees for the nine months ended September 30, 1997 compared to 87 for the nine months ended September 30, 1996.

  Premises and occupancy expenses were $805,000 for the nine months ended September 30, 1997 compared to $538,000 for the nine months ended September 30, 1996 due to the expansion of the mortgage financing operation and the addition of the regional operating center in the Denver, Colorado metropolitan operating area, as well as the opening of the new corporate headquarters in Riverside, California. As a result of leasing office space for the Company's and the Bank's executive offices and the western regional office of Life Financial Services, combined with the relocation of the Florida regional office, the addition of two new retail lending offices in California and the anticipated leasing of space for an additional four retail lending offices during the quarter ending December 31, 1997 and two retail lending offices during the first quarter of 1998, premises and occupancy expenses are expected to increase to approximately $594,000 per quarter beginning with the first quarter of 1998.

  As a result of the expansion of the mortgage financing operations, other operating expenses increased as well. Data processing increased to $524,000 for the nine months ended September 30, 1997 compared to $281,000 for the nine months ended September 30, 1996. The increase in non-interest expense was partially offset by a reduction in FDIC insurance premiums in the 1997 period. During the quarter ended September 30, 1996, the Bank paid a one time assessment to the FDIC of $448,000 for the recapitalization of the SAIF. Telephone, professional services and other expense were $439,000, $243,000 and $1,247,000 for the nine months ended September 30, 1997 compared to $159,000, $137,000 and $623,000 for the nine months ended September 30, 1996.

INCOME TAXES

  The provision for income taxes increased to $5.5 million for the nine months ended September 30, 1997 compared to $142,000 for the nine months ended September 30, 1996. Income before income tax provision increased to $13.2 million for the nine months ended September 30, 1997 compared to $310,000 for the nine months ended September 30, 1996. The effective tax rate decreased to 41.6% for the nine months ended September 30, 1997 compared to 45.8% for the nine months ended September 30, 1997.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

  Total assets increased to $294.1 million as of September 30, 1997 compared to $104.0 million as of December 31, 1996 due to the expansion of the mortgage financing operations. Loans held for sale totaled $191.6 million as of September 30, 1997 compared to $31.0 million as of December 31, 1996. This increase was partially offset by a decrease in loans held for investment to $32.1 million as of September 30, 1997 compared to $36.9 million as of December 31, 1996. During the nine months ended September 30, 1997, the Company originated or purchased $433.4 million of loans. During the same nine month period, the Company sold or securitized $277.1 million of loans (including $73.1 million in whole loan sales). The increase in loans held for sale also resulted in an increase in accrued interest receivable to $1.7 million as of September 30, 1997 compared to $537,000 as of December 31, 1996.

  As a result of the Company's loan securitization activities, residual assets and restricted cash increased to $24.5 million and $10.9 million, respectively, as of September 30, 1997 compared to $5.7 million and $1.6 million as of December 31, 1996. Mortgage servicing rights also increased to $5.7 million as of September 30, 1997 compared to $2.6 million as of December 31, 1996 as a result of the securitization of loans with servicing retained.

  Cash and cash equivalents were $12.9 million as of September 30, 1997 compared to $13.3 million as of December 31, 1996. During the nine months ended September 30, 1997, the Company began leasehold improvements on the new corporate headquarters as well as adding the Denver, Colorado regional lending center, increasing premises and equipment to $3.8 million as of September 30, 1997 compared to $1.6 million as of

December 31, 1996. Real estate owned increased to $975,000 as of September 30, 1997 compared to $561,000 as of December 31, 1996 as part of the Company's continuing effort to resolve problem loans.

  During the nine months ended September 30, 1997, the Company issued $10.0 million in Subordinated Debentures in order to increase its risk based capital. The additional funds, net of debt issuance costs, were used to fund loans during the nine months ended September 30, 1997. In addition, the Company increased its liabilities by increasing deposit accounts to $159.8 million as of September 30, 1997 compared to $85.7 million as of December 31, 1996. The major component of deposit accounts is certificates of deposit, which increased to $140.9 million as of September 30, 1997 compared to $69.4 million as of December 31, 1996. The additional funds were used to fund loans during the nine months ended September 30, 1997.

  The Company also increased its use of FHLB advances and other borrowings to fund loans held for sale. The Company has added two warehouse lines of credit with a combined credit limit of $250.0 million. The availability of such borrowings permits the Company to access sufficient cash to originate and hold loans pending securitization or sale and to thereafter repay the lines of credit following securitization or sale of the loans. FHLB advances and other borrowings increased to $61.5 million as of September 30, 1997 compared to $3.3 million as of December 31, 1996. The warehouse lines of credit have a total aggregate limit of $250.0 million, and range in interest rates from LIBOR plus 50 basis points to LIBOR plus 100 basis points.

  Accounts payable and other liabilities increased to $13.3 million as of September 30, 1997 compared to $5.7 million as of December 31, 1996 due to an increase in loans serviced for other investors and the corresponding increase in amounts due investors between the time the borrowers make payments to the Company and the time the Company remits payments to the investors.

  Stockholders' equity increased to $49.5 million as of September 30, 1997 from $9.3 million as of December 31, 1996 due to the issuance of 2,900,000 shares of Company common stock to the public in the Company's initial public offering, completed on June 30, 1997 and the issuance of an additional 435,000 shares to the public pursuant to the exercise of the underwriter's overallotment option. The initial offering price to the public was $11.00 per share, which resulted in $32.5 million in net proceeds after expenses.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

GENERAL

  Net income increased by $985,000 from $520,000 for the year ended December 31, 1995 to $1.5 million for the year ended December 31, 1996. Net income for the year ended December 31, 1996 was adversely impacted by a non-recurring expense for compensation and benefits of $354,000 which was incurred during the quarter ended June 30, 1996, and a non-recurring SAIF special assessment of $448,000 which was incurred during the quarter ended September 30, 1996. The non-recurring expense for compensation and benefits is an accrual of the present value of a portion of the future payments due pursuant to a consulting agreement entered into with a former officer of the Bank. See "The Board of Directors and Management of the Bank--Consultation Agreement." Net income for the year ended December 31, 1996 would have been $2.0 million if these charges had not been incurred.

  Net gains from mortgage financing operations for the year ended December 31, 1995 totaled $3.6 million compared to $8.4 million for the year ended December 31, 1996 due to the expansion of the mortgage financing operations and increased marketing effort therefrom, along with the completion of the Bank's first securitization during the quarter ended December 31, 1996. The expansion of the mortgage financing operations resulted in an increase in loan originations and purchases from $134.8 million for the year ended December 31, 1995 to $222.6 million for the year ended December 31, 1996. The related sales of loans increased from $126.9 million for the year ended December 31, 1995 to $206.6 million (including $51.9 million sold through the fourth quarter securitization) for the year ended December 31, 1996. As a result of this securitization, the Bank recognized a gain on sale of $4.3 million. See "Business--Loan Sales and Asset Securitizations."

  The Company currently intends to conduct securitizations on a regular basis either through private placements or public offerings. There can be no assurance, however, that the Company will be able to successfully implement this strategy. See "Risk Factors Related to the Company--Dependence on Asset Securitizations and Impact on Quarterly Operating Results."

  In addition, during the year ended December 31, 1996, the Bank acquired the Riverside, California property it had been leasing by exercising its lease option at a price of $375,000. The Bank also increased its personnel from an average of 50 for the year ended December 31, 1995 to an average of 97 for the year ended December 31, 1996. The additional staff allowed for increased marketing, processing and underwriting efforts and the ability to increase the number of broker and correspondent relationships, but also added to non-interest expense for the period.

INTEREST INCOME

  Interest income increased from $5.8 million for the year ended December 31, 1995 to $6.9 million for the year ended December 31, 1996, due to an increase in the yield on interest-earning assets as well as in the average balances of those assets. The Bank's yield on average interest-earning assets increased from 7.96% for the year ended December 31, 1995 to 8.63% for the year ended December 31, 1996. Total average interest-earning assets increased from $73.2 million for the year ended December 31, 1995 to $80.3 million for the year ended December 31, 1996. The largest single component of interest-earning assets was loans receivable, net, which increased from an average of $65.5 million for the year ended December 31, 1995 to $72.6 million for the year ended December 31, 1996. The increase in average loans receivable, net was due to an increase in loans held for sale from the expansion of the mortgage financing operations. Loans held for sale increased from $21.7 million at December 31, 1995 to $31.0 million at December 31, 1996, while loans held for investment, net decreased from $41.7 million at December 31, 1995 to $36.9 million at December 31, 1996. Generally, all loans are originated or purchased for sale in the secondary market or through securitizations. See "Business-- Core Lending Products" and "--Loan Sales and Asset Securitizations." The yield on loans receivable increased from 8.29% for the year ended December 31, 1995 to 9.02% for the year ended December 31, 1996.

INTEREST EXPENSE

  Interest expense increased from $3.4 million for the year ended December 31, 1995 to $3.8 million for the year ended December 31, 1996 due to an increase in average interest-bearing liabilities. Average interest-bearing liabilities increased from $70.7 million for the year ended December 31, 1995 to $77.3 million for the year ended December 31, 1996. Interest expense for the year ended December 31, 1995 was adversely impacted by the effects of an interest rate swap which matured on November 7, 1995 which resulted in an increase in interest expense on borrowings of $52,000 for the year ended December 31, 1995. Without this expense, average cost of borrowings for the year ended December 31, 1995 would have been 6.56%, and the average cost of total interest-bearing liabilities would have been 4.80%. The increase in interest expense also reflects a change in the composition of interest-bearing liabilities. Average certificate accounts increased from $50.6 million for the year ended December 31, 1995 to $57.3 million for the year ended December 31, 1996. Average borrowings increased from $3.1 million for the year ended December 31, 1995 to $4.3 million for the year ended December 31, 1996.

NET INTEREST INCOME BEFORE PROVISION FOR ESTIMATED LOAN LOSSES

  Net interest income before provision for estimated loan losses for the year ended December 31, 1995 was $2.4 million compared to $3.2 million for the year ended December 31, 1996. This increase was primarily due to the increase in the net interest margin from 3.25% for the year ended December 31, 1995 to 3.94% for the year ended December 31, 1996, and an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 103.50% for the year ended December 31, 1995 to 103.90% for the year ended December 31, 1996.

PROVISION FOR ESTIMATED LOAN LOSSES

  The provision for estimated loan losses was $963,000 for the year ended December 31, 1996 compared to $1.2 million for the year ended December 31, 1995. The decrease in the provision resulted from the Bank's quarterly analysis of its loan portfolio, the decrease in charge-offs of loans and the increase in recoveries and management's belief that property values in the southern California market had stopped deteriorating.

  Charge-offs for the year ended December 31, 1995 were $914,000 compared to $734,000 for the year ended December 31, 1996. For the year ended December 31, 1995, the ratio of net charge-offs to average loans outstanding was 1.30% compared to 0.71% for the year ended December 31, 1996. Recoveries increased from $65,000 for the year ended December 31, 1995 to $219,000 for the year ended December 31, 1996. Non-performing assets as a percent of total assets decreased from 3.0% at December 31, 1995 to 2.86% at December 31, 1996. At December 31, 1995 the allowance for estimated loan losses was $1.2 million compared to $1.6 million at December 31, 1996. The allowance for estimated loan losses as a percent of non-performing loans was 84.25% at December 31, 1995 compared to 67.26% at December 31, 1996.

NON-INTEREST INCOME

  Gains from mortgage financing operations for the year ended December 31, 1995 were $3.6 million compared to $8.4 million for the year ended December 31, 1996. This increase was attributable to the increase in the level of mortgage financing operations, with loans sold totaling $126.9 million for the year ended December 31, 1995 compared to $206.6 million (including $51.9 million sold through the securitization completed in the quarter ended December 31, 1996) for the year ended December 31, 1996. Loans originated and purchased totalled $134.8 million for the year ended December 31, 1995 compared to $222.6 million for the year ended December 31, 1996, which also resulted in an increase in loan servicing and other fees from $231,000 for the year ended December 31, 1995 to $496,000 for the year ended December 31, 1996.

  Gains from mortgage financing operations as a percent of loans sold and securitized increased from 2.82% for the year ended December 31, 1995 to 4.04% for the year ended December 31, 1996. This increase is a direct result of the Bank's securitization during the quarter ended December 31, 1996. As a result of this securitization, the Bank generated a gain on sale of $4.3 million. Consistent with management's business strategy, it is anticipated that mortgage financing operations will constitute an even greater portion of the Company's business in future periods. The inability of the Company to implement its business strategy would have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors Related to the Company--Ability of the Bank to Implement its Business Strategy" and "Business--Background of the Company" and "--Growth and Operating Strategies."

NON-INTEREST EXPENSE

  Non-interest expense was $4.4 million for the year ended December 31, 1995 compared to $8.7 million for the year ended December 31, 1996. The increase was due primarily to the expansion of the mortgage financing operations, a non-recurring increase in compensation and benefits and the non-recurring SAIF special assessment. New loans originated and purchased increased from $134.8 million for the year ended December 31, 1995 to $222.6 million for the year ended December 31, 1996, which resulted in increased employee commissions and bonuses.

  Compensation and benefits increased from $2.5 million for the year ended December 31, 1995 to $5.2 million for the year ended December 31, 1996. These costs are directly related to the expansion of the mortgage financing operations and the corresponding increase in personnel, from an average of 50 for the year ended December 31, 1995 to 97 for the year ended December 31, 1996, combined with a non-recurring expense for compensation and benefits of $354,000 during the quarter ended June 30, 1996. The non-recurring expense for compensation and benefits is an accrual of the present value of a portion of the future payments due pursuant to a consulting agreement entered into with a former officer of the Bank. See "The Board of Directors and Management of the Bank--Consultation Agreement."

  Premises and occupancy increased from $471,000 for the year ended December 31, 1995 to $746,000 for the year ended December 31, 1996 due to the addition of the Riverside, California mortgage financing office. The financing office is approximately 7,500 square feet, with additional space being utilized for the increase in personnel and the expansion of the mortgage financing operations. With the increase in loans originated and purchased, combined with the increase in personnel, data processing expense increased from $208,000 for the year ended December 31, 1995 to $390,000 for the year ended December 31, 1996.

  As a result of the expansion of the mortgage financing operations, marketing expense increased from $65,000 for the year ended December 31, 1995 to $189,000 for the year ended December 31, 1996. In addition, telephone expense increased from $143,000 for the year ended December 31, 1995 to $246,000 for the year ended December 31, 1996, and professional services increased from $92,000 for the year ended December 31, 1995 to $218,000 for the year ended December 31, 1996.

  The Bank incurred a charge of $448,000 due to the non-recurring SAIF special assessment during the year ended December 31, 1996. No similar charge was assessed for the year ended December 31, 1995. In addition, other expenses also increased due to the expansion of the mortgage financing operations, although no single item exceeded 1.0% of gross income.

INCOME TAXES

  The provision for income taxes increased from $294,000 for the year ended December 31, 1995 to $1.1 million for the year ended December 31, 1996. The increase in income taxes is the result of the increase in income before tax, which increased from $814,000 for the year ended December 31, 1995 to $2.6 million for the year ended December 31, 1996. The effective tax rate increased from 36.1% for the year ended December 31, 1995 to 42.8% for the year ended December 31, 1996. The change in effective tax rate is due to a reduction in the deferred tax valuation allowance for state tax purposes in 1995.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND DECEMBER 31, 1995

  Total assets increased from $74.1 million as of December 31, 1995 to $104.0 million as of December 31, 1996, which was attributable to an increase in loans held for sale, an increase in cash and cash equivalents, an increase in securities held-to-maturity and FHLB stock and an investment in residuals and restricted cash created as a result of the securitization completed in the quarter ended December 31, 1996. Loans held for sale, net, increased from $21.7 million as of December 31, 1995 to $31.0 million as of December 31, 1996, which was partially offset by a decrease in loans held for investment from $41.7 million as of December 31, 1995 to $36.9 million as of December 31, 1996. During the year ended December 31, 1996, the Bank originated and purchased $222.6 million in loans, which were offset by prepayments, sales and securitizations totaling $206.6 million. Cash and cash equivalents were $3.9 million at December 31, 1995, compared to $13.3 million at December 31, 1996 due to an increase in deposits from $67.5 million at December 31, 1995 to $85.7 million at December 31, 1996. Securities held-to-maturity and FHLB stock increased from $2.7 million at December 31, 1995 to $8.8 million at December 31, 1996. Securities held-to-maturity consist of U.S. Treasury bills and U.S. Treasury notes with staggered maturities ranging from three months to 24 months. During the quarter ended December 31, 1996, the Bank securitized $51.9 million in loans. This was the first loan securitization completed by the Bank, which recorded a gain on sale of $4.3 million.

  Deposit accounts increased from $67.5 million as of December 31, 1995 to $85.7 million as of December 31, 1996 due to an increased use of wholesale deposits to fund lending activity. While core deposits remained fairly stable, certificates of deposits increased from $51.8 million at December 31, 1995 to $69.4 million at December 31, 1996.

  Stockholders' equity increased from $4.3 million at December 31, 1995 to $9.3 million at December 31, 1996 due to net income of $1.5 million for the year ended December 31, 1996 and due to proceeds from the issuance of common stock in the Private Placement during the third quarter of 1996 totaling $3.5 million.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

GENERAL

  The Bank reported net income of $520,000 for the year ended December 31, 1995, which represented a $1.2 million increase from the net loss of $671,000 for the year ended December 31, 1994. The increase in net income for the year ended December 31, 1995 compared to the year ended December 31, 1994 was attributable to the increase in mortgage financing operations and an increase in net interest income. Loans originated and purchased totalled $134.8 million for the year ended December 31, 1995 compared to $72.8 million for the year ended December 31, 1994. The increase in loans originated and purchased is due to the restructuring and expansion of the mortgage financing operations during 1994 and 1995.

  During 1994, the Bank hired new management to restructure the mortgage financing operations, changing the lending strategy from traditional mortgage banking and portfolio lending to focusing on sub-prime mortgage financing. During the period of restructuring in the first half of 1994, loan originations and purchases declined as new lending products were being developed and new personnel skilled in originating, processing underwriting and servicing the new products were being hired. Loan originations and purchases increased during the latter half of 1994 and 1995 as a result of the restructuring.

  Gains from mortgage financing operations were $3.6 million for the year ended December 31, 1995 compared to $1.4 million for the year ended December 31, 1994 due to the expansion of the mortgage financing operations and the increase in sales of loans which were generated as a result of this expansion. Loan sales were $126.9 million for the year ended December 31, 1995 compared to $65.7 million for the year ended December 31, 1994. In addition, based on the change in the loans generated and therefore the change in the market demand for these loans, gains on sale as a percentage of loans sold increased from 2.17% for the year ended December 31, 1994 to 2.82% for the year ended December 31, 1995.

  In addition, interest income increased due to the types of loans being generated. Net interest income before provision for estimated loan losses for the year ended December 31, 1995 was $2.4 million compared to $2.1 million for the year ended December 31, 1994. The Bank's net interest margin increased to 3.25% for the year ended December 31, 1995 compared to 2.88% for the year ended December 31, 1994. The Bank's yield on loans receivable, the single largest component of interest-earning assets, increased from 6.91% for the year ending December 31, 1994 to 8.29% for the year ending December 31, 1995.

  As a result of these events, the Bank's return on average assets and return on average equity increased to 0.69% and 13.64%, respectively, for the year ended December 31, 1995, compared to (0.89%) and (17.01%), respectively, for the year ended December 31, 1994.

INTEREST INCOME

  Interest income increased from $4.8 million for the year ended December 31, 1994 to $5.8 million for the year ended December 31, 1995 due to an increase in the yield on interest earning assets as well as the average balances of those assets. The Bank's yield on average interest earning assets increased to 7.96% for the year ended December 31, 1995 compared to 6.60% for the year ended December 31, 1994 due to the increase in loans held for sale from $17.1 million at December 31, 1994 to $21.7 million at December 31, 1995 as compared to loans held for investment which decreased from $47.1 million at December 31, 1994 to $41.7 million at December 31, 1995. The total average interest earning assets increased from $73.1 million for the year ended December 31, 1994 to $73.2 million for the year ended December 31, 1995. The largest single component of interest-earning assets was loans receivable, net. The yield on loans receivable increased from 6.91% for the year ended December 31, 1994 to 8.29% for the year ended December 31, 1995. Except for loans specifically originated to be held for investment, all loans are originated or purchased for sale in the secondary market or through securitizations.

INTEREST EXPENSE

  Interest expense increased from $2.7 million for the year ended December 31, 1994 to $3.4 million for the year ended December 31, 1995. Total average interest-bearing liabilities decreased from $71.5 million with an average yield of 3.81% for the year ended December 31, 1994 to $70.7 million with an average cost of 4.87% for the year ended December 31, 1995. The cost of certificate accounts increased from 4.25% for the year ended December 31, 1994 to 5.59% for the year ended December 31, 1995. The level of certificate accounts averaged $50.6 million for the year ended December 31, 1995 compared to $49.9 million for the year ended December 31, 1994. The interest expense increase also reflects the rise in average borrowings, which were $3.1 million for the year ended December 31, 1995, compared to $1.9 million for the year ended December 31, 1994. The cost of borrowings was adversely affected by interest rate swaps which matured on November 7, 1995. During the years ended December 31, 1995 and December 31, 1994, the interest on swaps totalled $52,000 and $96,000, respectively, which increased the cost of borrowings for the years ended December 31, 1995 and December 31, 1994 to 8.23% and 10.04%, respectively. Without the interest on the swaps, the cost of borrowings would have been 6.56% for the year ended December 31, 1995 and 4.88% for the year ended December 31, 1994. Furthermore, the cost of total interest-bearing liabilities for the years ended December 31, 1995 and December 31, 1994 would have been 4.80% and 3.67% without the interest on the swaps.

NET INTEREST INCOME BEFORE PROVISION FOR ESTIMATED LOAN LOSSES

  Net interest income before provision for estimated loan losses for the year ended December 31, 1995 was $2.4 million compared to $2.1 million for the year ended December 31, 1994. The Bank's net interest margin increased to 3.25% for the year ended December 31, 1995 compared to 2.88% for the year ended December 31, 1994. Average interest-earning assets to interest-bearing liabilities increased from 102.27% at December 31, 1994 to 103.50% at December 31, 1995.

PROVISION FOR ESTIMATED LOAN LOSSES

  The provision for estimated loan losses was $1.2 million for the year ended December 31, 1995 compared to $1.3 million for the year ended December 31, 1994. The decrease in the provision resulted from the Bank's analysis of its loan portfolio and an increase in the recoveries of the loans previously charged off. Recoveries for the year ended December 31, 1995 were $65,000 compared to $3,000 for the year ended December 31, 1994.

  Charge-offs for the 1995 and 1994 periods remained relatively constant as management continued to charge-off problem assets and improve its collection procedures pursuant to its strategy which was revised during the year ended December 31, 1994. See "Business--Background of the Bank." Charge-offs net of recoveries, however, totalled $849,000 for the year ended December 31, 1995 exceeding the Bank's allowance for estimated loan losses of $832,000 established at December 31, 1994, which reflected management's loss expectation for the year ended December 31, 1995.

  Non-performing assets as a percent of total assets declined from 3.42% at December 31, 1994 to 3.00% at December 31, 1995. The Bank's allowance for estimated loan losses increased from $832,000 at December 31, 1994 to $1.2 million at December 31, 1995. The allowance for estimated loan losses as a percent of non-performing loans increased to 84.25% at December 31, 1995 compared to 44.04% at December 31, 1994.

NON-INTEREST INCOME

  Gains from mortgage financing operations for the year ended December 31, 1995 were $3.6 million compared to $1.4 million for the year ended December 31, 1994. This increase was attributable to the increase in the level of mortgage financing operations, with loans sold totaling $126.9 million for the year ended December 31, 1995 compared to $65.7 million for the year ended December 31, 1994. Loans originated and purchased totaled $134.8 million for the year ended December 31, 1995 compared to $72.8 million for the year ended December 31, 1994. During 1994, the Bank hired new management to restructure the mortgage financing operations, changing the lending strategy from a traditional mortgage banking and portfolio lending operation to a strategy of a sub-prime mortgage financing operations. During the period of restructuring in the first six months of 1994, loan originations and purchases declined as new lending products were being developed and new personnel skilled in originating, processing, underwriting and servicing the new products were being hired. Loan originations and purchases increased during the latter half of 1994 and 1995 as a result of the restructuring.

  Loan servicing and other fees were $231,000 for the year ended December 31, 1995 compared to $164,000 for the year ended December 31, 1994 due to the expansion of the mortgage financing operations and the increase in the loan servicing portfolio. With the adoption of SFAS No. 122 in July of 1995, the Bank retained a greater portion of its servicing, which resulted in an increase in servicing for other investors from $48.2 million as of December 31, 1994 to $189.5 million as of December 31, 1995. See "--Impact of New Accounting Standards."

NON-INTEREST EXPENSE

  Total non-interest expense totalled $4.4 million for the year ended December 31, 1995 compared to $3.5 million for the year ended December 31, 1994. This increase is primarily attributable to the expenses related to compensation and benefits increasing from $1.6 million for the year ended December 31, 1994 to $2.5 million for the year ended December 31, 1995. These costs are directly related to the expansion of the mortgage financing operations and the corresponding increase in personnel. Loans originated and purchased increased from $72.8 million for the year ended December 31, 1994 to $134.8 million for the year ended December 31, 1995, which resulted in increased employee commissions.

  Premises and occupancy, data processing and other expense increased as a result of the addition of the Riverside loan center in November 1995 and the increased loan activity during the year ended December 31, 1995 compared to the year ended December 31, 1994.

INCOME TAXES

  The provision for income taxes increased from a benefit of $300,000 for the year ended December 31, 1994 to an expense of $294,000 for the year ended December 31, 1995. This increase is a result of income before income taxes of $814,000 for the year ended December 31, 1995 compared to a loss before income taxes of $971,000 for the year ended December 31, 1994 and the resulting increase in the Bank's effective rate from 30.9% to 36.1% for the year ended December 31, 1995.

MANAGEMENT OF INTEREST RATE RISK

  The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of appropriate risk given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives and manage the risk consistent with Board approved guidelines through the establishment of prudent asset concentration guidelines. Through such management, management of the Company seeks to reduce the vulnerability of the Company's operations to changes in interest rates. Management of the Company monitors its interest rate risk as such risk relates to its operational strategies. The Company's Board of Directors reviews on a quarterly basis the Company's asset/liability position, including simulations of the effect on the Company's capital of various interest rate scenarios. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have a negative impact on the earnings of the Company.

  Between the time the Company originates loans and purchase commitments are issued, the Company is exposed to both upward and downward movements in interest rates which may have a material adverse effect on the Company. The Board of Directors of the Company recently implemented a hedge management policy primarily for the purpose of hedging the risks associated with loans held for sale in the Company's mortgage pipeline. In a flat or rising interest rate environment, this policy enables management to utilize mandatory forward commitments to sell fixed rate assets as the primary hedging vehicles to shorten the maturity of such assets. In a declining interest rate environment, the policy enables management to utilize put options. The hedge management policy also permits management to extend the maturity of its liabilities through the use of short financial futures positions, purchase of put options, interest rate caps or collars, and entering into "long" interest rate swap agreements. Management may also utilize "short" interest rate swaps to shorten the maturity of long-term liabilities when the net cost of funds raised by using such a strategy is attractive, relative to short-term CD's or borrowings. Since this policy was implemented after March 31, 1997, the Company has engaged in only a limited amount of hedging activities. Management is continuing to evaluate and refine its hedging policies. No hedging positions were outstanding at September 30, 1997. See "Risk Factors Related to the Company--Risks Associated with Mortgage Origination, Purchase and Sales Activities."

  Net Portfolio Value. The Bank's interest rate sensitivity is monitored by management through the use of a model which estimates the change in net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. An NPV Ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The sensitivity measure is the decline in the NPV Ratio, in basis points, caused by a 2% increase or decrease in rates, whichever produces a larger decline (the "Sensitivity Measure"). The higher an institution's Sensitivity Measure is, the greater its exposure to interest rate risk is considered to be. The Bank utilizes a market value model prepared by the OTS (the "OTS NPV model"), which is prepared quarterly, based on the Bank's quarterly Thrift Financial Reports filed with the OTS. The OTS NPV model measures the Bank's interest rate risk by approximating the Bank's NPV, which is the net present value of expected cash flows from assets, liabilities and any off-balance sheet contracts, under various market interest rate scenarios which range from a 400 basis point increase to a 400 basis point decrease in market interest rates. The interest rate risk policy of the Bank provides that the maximum permissible change at a 400 basis point increase or decrease in market interest rates is a 45% change in the net portfolio value. The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, an institution whose Sensitivity Measure in the event of a 200 basis point increase or decrease in interest rates exceeds 2% would be required to deduct an interest rate risk component in calculating its total capital for purpose of the risk-based capital requirement. See "Regulation--Federal Savings Institution Regulation." As of September 30, 1997, the most recent date for which the relevant data is available, the Bank's Sensitivity Measure, as measured by the OTS, resulting from a 200 basis point increase in interest rates was 116 basis points and would result in a $3.7 million reduction in the NPV of the Bank. As of September 30, 1997, the Bank's Sensitivity Measure is below the threshold at which the Bank could be required to hold additional risk-based capital under OTS regulations. The OTS has postponed indefinitely the date the component will first be deducted from an institution's total capital. See "Regulation--Federal Savings Institution Regulation."

  Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Third, the model does not take into account the impact of the Bank's business or strategic plans on the structure of interest-earning assets and interest-bearing liabilities. In particular, the Bank's core products and residual assets which are directly related to the Bank's core products do not behave in a manner which the OTS model projects. Borrowers of Portfolio Series loans are less likely to refinance or prepay such loans because of the high cost of obtaining a high loan to value loan. In addition, management believes that borrowers of Liberator Series loans are less likely to refinance or prepay such loans because of their lack of an adequate credit rating or possible prior credit problems. Accordingly, although the NPV measurement provides an indication of the Bank's interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results. The results of this modeling are monitored by management and presented to the Board of Directors, quarterly.

  The following table shows the NPV and projected change in the NPV of the Bank at September 30, 1997 assuming an instantaneous and sustained change in market interest rates of 100, 200, 300 and 400 basis points ("bp").

            INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)

                                                           NPV AS % OF PORTFOLIO
                                 NET PORTFOLIO VALUE          VALUE OF ASSETS
                              --------------------------- -----------------------
CHANGE IN RATES               $ AMOUNT $ CHANGE  % CHANGE NPV RATIO % CHANGE (bp)
---------------               -------- --------  -------- --------- -------------
                                (DOLLARS IN THOUSANDS)
 +400 bp..................... $14,614  (11,567)    (44)%     5.75%      (394)
 +300 bp.....................  18,941   (7,240)    (28)      7.30       (239)
 +200 bp.....................  22,520   (3,662)    (14)      8.53       (116)
 +100 bp.....................  24,895   (1,286)     (5)      9.30        (39)
 Static......................  26,181                        9.68
 -100 bp.....................  27,659    1,478       6      10.13         44
 -200 bp.....................  30,308    4,127      16      10.94        125
 -300 bp.....................  34,034    7,853      30      12.06        238
 -400 bp.....................  38,448   12,267      47      13.35        367

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary sources of funds are deposits, FHLB advances, other borrowings, principal and interest payments on loans, cash proceeds from the sale of loans and securitizations, and to a lesser extent, interest payments on investment securities and proceeds from the maturation of investment securities. See "Risk Factors Related to the Company--Availability of Funding Sources." While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. However, the Bank has continued to maintain the required minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 4%. The Bank's average liquidity ratios were 8.5%, 9.4% and 8.9% for the years ended December 31, 1996, 1995 and 1994, respectively, and 11.3% and 7.8% for the nine months ended September 30, 1997 and 1996, respectively. Management currently attempts to maintain a minimum liquidity ratio of 5.0%.

  The Company's cash flows are comprised of three primary classifications:
cash flows from operating activities, investing activities and financing activities. Cash flows used in operating activities were $184.5 million and $10.3 million for the nine months ended September 30, 1997 and 1996, respectively, and were $18.7 million, $5.3 million and $6.9 million for the years ended December 31, 1996, 1995 and 1994, respectively. Such cash flows primarily consisted of loans originated and purchased for sale (net of loan fees) of $450.1 million, $151.2 million, $227.2 million, $135.6 million and $72.6 million, net of proceeds from the sale and securitization of loans held for sale of $277.6 million, $143.0 million, $212.2 million, $130.1 million and $66.4 million for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, respectively. Net cash provided by investing activities consisted primarily of investment purchases offset by principal collections on loans and proceeds from maturation of investment purchases. Proceeds from the maturation of investment securities were $3.0 million and $2.0 million for the nine months ended September 30, 1997 and 1996, respectively, and $2.0 million, $9.2 million and $2.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. Net cash provided by (used in) financing activities consisted primarily of net activity in deposit accounts and borrowings. The net increase (decrease) in deposits and borrowings was $132.4 million and $5.8 million for the nine months ended September 30, 1997 and 1996, respectively, and $18.2 million, $596,000 and $(6.3) million for the years ended December 31, 1996, 1995 and 1994, respectively. The Company received net proceeds from the IPO of the Company's Common Stock of $32.5 million. The Bank also received proceeds from the issuance of common stock in the Private Placement of $3.5 million in August 1996 and $10.0 million from the sale of the Debentures in March 1997.

  At September 30, 1997, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $16.3 million, or 6.19% of total adjusted assets, which is above the required level of $3.9 million, or 1.50%; core capital of $16.0 million, or 6.19% of total adjusted assets, which is above the required level of $7.9 million, or 3.0%, and risk-based capital of $27.9 million, or 13.49% of risk-weighted assets, which is above the required level of $16.6 million, or 8.0%. See "Regulation--Federal Savings Institution Regulation--Capital Requirements."

  The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At September 30, 1997, cash and short-term investments totalled $12.9 million. The Company has other sources of liquidity if a need for additional funds arises, including the utilization of FHLB advances. At September 30, 1997, the Bank had $6.9 million in advances outstanding from the FHLB. Other sources of liquidity include investment securities maturing within one year. The Bank also has two warehouse lines of credit available in the amount of $250.0 million of which $54.6 million had been drawn upon at September 30, 1997, and is in the process of negotiating a third warehouse line of credit in the amount of $250.0 million to fund loan originations. The Company has a residual financing line of credit in the amount of $40.0 million. See "Risk Factors Related to the Company-- Availability of Funding Sources."

  The Company had no material contractual obligations or commitments for capital expenditures at September 30, 1997. At September 30, 1997 the Company had outstanding commitments to originate or purchase mortgage loans of $37.9 million compared to $9.2 million at December 31, 1996. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. See "Business--Background of the Company." Certificates of deposit which are scheduled to mature in one year or less from September 30, 1997, totalled $134.3 million. The Company expects that a substantial portion of the maturing certificates of deposit will be retained by the Company at maturity.

IMPACT OF INFLATION AND CHANGING PRICES

  The Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. However, SFAS No. 121 does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights or deferred tax assets. The adoption of SFAS No. 121 in 1996 did not have a material effect on the Company's results of operations or financial condition.

  Effective July 1, 1995, the Bank adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"), which amended SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The impact of adopting SFAS No. 122 was an increase in pretax earnings of $594,000, net income of $438,000 and earnings per share of $0.23, as adjusted for the Reorganization, for the year ended December 31, 1995.

  In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. SFAS No. 123 does not require the application of the fair value method and allows for the continuance of current accounting methods, which require accounting for stock compensation awards based on their intrinsic value as of the grant date. However, SFAS No. 123 requires proforma disclosure of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in this Statement had been applied. The accounting and disclosure requirements of this Statement are effective for financial statements for fiscal years beginning after December 15, 1995. The Company did not adopt the recognition provisions of SFAS No. 123 with respect to its Stock Option Plans.

  In June 1996 the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), which was amended by SFAS No. 127. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This Statement supercedes SFAS No. 122, "Accounting for Mortgage Servicing Rights." The adoption of SFAS No. 125 did not have a material impact on the Company's results of operations or financial condition.

  In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"), which is effective for financial statements issued for periods ending after December 15, 1997. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires the presentation of diluted earnings per share for entities with complex capital structures. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock, such as options, were exercised or converted into common stock. The Company does not believe that SFAS No. 128 will have a material impact on its financial statements.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from net worth and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management is in the process of determining the impact, if any, this statement will have on the Company.

  In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards. SFAS No. 131 is effective for fiscal year beginning after December 15, 1997 with earlier application permitted. Management is in the process of determining the impact, if any, this statement will have on the Company.

                                   BUSINESS

BACKGROUND OF THE COMPANY

  In connection with the Reorganization and the IPO, LIFE Financial Corporation became the holding company of the Bank. The Company originates, purchases, sell, securitizes and services primarily non-conventional mortgage loans principally secured by first and second mortgages on one- to four-family residences. The Company makes Liberator Series loans, which are for the purchase or refinance of residential real property by sub-prime borrowers, and Portfolio Series loans, which are debt consolidation loans for Agency-Qualified Borrowers with loan-to-value ratios of up to 135%. The Company has recently increased the permitted loan-to-value ratios on Portfolio Series loans to 135% from 125%. While the Company is currently emphasizing the origination of Portfolio Series loans, it intends to market both products as demand permits. In addition, to a much lesser extent, the Company originates multi-family residential and commercial loans.

  The Bank was originally chartered in 1983 as a stock savings and loan association under the laws of the State of California and became a federally chartered stock savings bank in 1991. The Company conducts its business from six locations: the Company's corporate headquarters and Western Regional Lending Center in Riverside, California, two additional regional lending centers, one in Jacksonville, Florida and one in the Denver, Colorado metropolitan area, the national servicing center located in Riverside, California, and two bank branch officers in San Bernardino and Riverside, California. In addition, the Company has recently opened two low-cost retail lending offices, and has entered into leases for an additional four retail lending offices to be opened by the end of 1997. In addition, the Company intends to open two retail lending offices in the first quarter of 1998. With the exception of one planned office expected to be opened in Northern California, the Company's two current and five of the six planned retail lending offices will be located in Southern California. See "Recent Developments."

  At September 30, 1997, the Company had consolidated total assets of $294.1 million, total deposits of $159.8 million and total stockholders' equity of $49.5 million. During the nine months ended September 30, 1997, the Company originated or purchased, through its Originators, $433.4 million of non-conventional mortgage products and sold or securitized $277.1 million of such products. The Bank's deposits are insured up to the maximum allowable amount by the SAIF of the FDIC.

  During the early 1990's, as a result of reduced employment levels and corporate relocations in Southern California and the general weakness of the national economy, the Company's market area experienced a weakening of real estate values and a reduction in home sales and construction. When confronted with increased competition and nominal growth during this same period, the Company's results of operations were adversely impacted and the Company began to experience increases in total non-performing loans held for investment. In response, in 1994, the Company retained new management experienced in sub-prime lending to redirect its business focus, revise its underwriting policies and procedures and enhance its related servicing capabilities. A plan was developed pursuant to which the Company reorganized its lending operations from that of a thrift emphasizing traditional mortgage banking and portfolio lending to that of a diversified financial services operation focusing on the origination for sale or securitization, with servicing retained, of various loan products to include Liberator Series loans, Portfolio Series loans, and, to a much lesser extent, commercial and multi-family real estate loans. The Company also adopted revised underwriting policies and instituted more aggressive procedures for resolving problem loans and for reducing the level of non-performing assets. As a result of these steps, the Company improved its profitability.

  As part of the Company's strategic plan, the Company developed an internal structure of operating divisions within the Bank, each with distinct objectives and management focus. The five divisions include (i) the Financial Services Division which emphasizes the wholesale origination of the Company's core products; (ii) the Income Capital Services Division which originates and sells commercial and multi-family mortgage loans; (iii) the Retail Loan Division which concentrates on offering loan products directly to the public primarily in the Company's primary market area; (iv) the Asset Management Division which services loans and REO for both the Company and for Loan Purchasers; and (v) the Banking Division which offers depository services to the public. In 1994, the Bank began to implement its plan which resulted in:

  . An increase in total purchases and originations of loans by 171.5% from $82.0 million for the year ended December 31, 1993 to $222.6 million for the year ended December 31, 1996. For the nine month period ended September 30, 1997, loans originated and purchased totalled $433.4 million.

  . An increase in loan sales and securitizations by 191.0% from $71.0 million for the year ended December 31, 1993 to $206.6 million for the year ended December 31, 1996. For the nine month period ended September 30, 1997, loan sales and securitizations totalled $277.1 million.

  . An increase in net income of 1,518.3% from $93,000 for the year ended December 31, 1993, to $1.5 million for the year ended December 31, 1996. For the nine month period ended September 30, 1997, net income was $7.7 million.

  . An increase in net gains from mortgage financing operations by 663.6% from $1.1 million for the year ended December 31, 1993, to $8.4 million for the year ended December 31, 1996. For the nine month period ended September 30, 1997, net gains from mortgage financing operations totalled $17.4 million.

  . An increase in deposits from $72.0 million at December 31, 1993 to $85.7 million at December 31, 1996. Deposits increased further to $159.8 million at September 30, 1997. The Bank also obtained warehouse lines of credit with two national investment banking firms aggregating $250.0 million, of which $54.6 million has been drawn upon at September 30, 1997. In addition, the Company obtained a line of credit in the amount of $40.0 million secured by residual assets created by the Company's securitization activities. See "Recent Developments."

  . An increase in stockholders' equity from $4.4 million at December 31, 1993 to $9.3 million at December 31, 1996, due to an increase in retained earnings and to the proceeds from the issuance of Bank common stock in a private placement during 1996 totaling $3.5 million. Stockholders' equity increased further to $49.5 million at September 30, 1997, due to an increase in retained earnings and to the net proceeds from the issuance of Common Stock in the IPO totaling $32.5 million during 1997. The Bank also issued $10.0 million of the Debentures during 1997 to increase its risk based capital.

COMPETITIVE STRENGTHS

  Management believes that it enjoys a competitive advantage when compared to most other finance companies competing in its product areas as a result of the following factors:

  Expertise of Management. The change in direction of the Company's business focus commenced with the hiring in 1994 of Daniel L. Perl, currently the Company's and the Bank's President and Chief Executive Officer. Mr. Perl has more than twenty years of experience in the financial services industry, including the areas of sub-prime lending, commercial real estate lending, mortgage banking and investment banking. Additional management expertise includes:

  . Mr. Bruce Mills has more than 15 years in banking and regulatory experience including service at the Federal Home Loan Bank, the predecessor of the OTS and ten years as chief financial officer of the Bank.

  . Ms. Mary Darter has more than 13 years of lending experience including sub-prime, bulk acquisition and warehouse lending. She joined the Bank in March of 1994 having previously worked with Mr. Perl from 1988 to 1991.

  . Mr. Joseph R. L. Passerino has been in the financial services industry for more than 20 years. His areas of expertise have included conventional and sub-prime residential loans as well as commercial lending. Mr. Passerino previously worked with Mr. Perl from 1985 to 1988.

  . Mr. Stephen Sandoval has more than 24 years of extensive experience in the servicing and collection of mortgage and consumer loans with a primary focus on loss mitigation including workout alternatives, bankruptcy and foreclosure processing in addition to traditional day to day loan servicing functions.

  . Mr. Robert K. Riley joined the Company's Board of Directors after the IPO. Mr. Riley is the co-founder and Chief Executive Officer of Millenium Asset Management, L.L.C., a registered investment advisory firm. From 1992 to 1996, Mr. Riley worked for the Millenium Group, a consulting firm focused on designing asset securitization systems and developing risk management programs for European banks.

The Board has implemented competitive management incentives to attract and retain qualified executives. See "The Board of Directors and Management of the Bank--Benefits--Cash Bonus Plan" and "--Stock Option Plans."

  Efficiency of Operations. Management believes that the efficiency of its operations allows the Company to offer to its Originators very competitively priced products. Management believes that this competitive pricing will increase the volume of loans originated. The efficiency of the Company's operations results from:

  . Providing Originators with clear, concise and consistent underwriting standards;

  .  Well defined core products;

  .  Low cost, strategically located loan facilities;

  .  Rapid turnaround time on loan applications;

  .  Limited number of strong and productive relationships with Originators;
     and

  .  Originations of loans at low premiums or at a discount from par.

  Internal Controls. Management believes that the significant internal controls that have been established help preserve and assure the overall quality of loans originated by the Company. These internal controls include:

  .  Dual signatures on all loan originations;

  . Unanimous approval by two persons, including a member of senior management, of any exceptions to the Company's underwriting policies;

  .  Exceptions to the Company's underwriting policies are kept to a minimum;

  . A limited number of appraisers approved by the Company's senior management perform or review appraisals on all loans originated or purchased by the Company;

  . For all loans on first payment default or 60 days overdue, a quality control review is completed by the quality control department;

  . Internal quality-control underwriting review of not less than 10.0% of all Liberator Series loans and 5% of all Portfolio Series loans originated, post-funding; and

  . Regularly-scheduled underwriting and delinquency meetings are held to review and update procedures and controls.

  Flexible Funding Sources and Structure. The Company has multiple sources of liquidity. As a federally-chartered savings bank, the Bank has additional funding avenues at a lower cost than its non-regulated finance company competitors. This advantage is derived from the Bank's ability to:

  . Access a long-term stable unsecured funding base through the Bank's deposits which are insured by the FDIC;

  . Increase its deposit base through competitive pricing and possible branch acquisitions or acquisitions of other depository institutions; and

  .  Access funding through the FHLB.

  In addition, both the Bank and the Company have access to lines of credit from major financial institutions. The Bank has two warehouse lines of credit available in the aggregate amount of $250.0 million to fund loan originations, of which $54.6 million has been drawn upon at September 30, 1997, and is in the process of negotiating a third warehouse line of credit in the amount of $250.0 million. The Company has a line of credit in the amount of $40.0 million secured by residual assets created by the Company's securitizations. See "Recent Developments."

  Diversification Opportunities. The Company is a unitary savings and loan holding company which generally is not restricted in the types of business activities which it may conduct provided that the Bank continues to be a QTL. See "Regulation--Federal Savings Institution Regulation--QTL Test." The Reorganization provided the Company with:

  . The opportunity to expand its current product line and enter into possible new product areas;

  .  Broader investment opportunities than the Bank; and

  .  Alternative access, if necessary, to the capital markets.

GROWTH AND OPERATING STRATEGIES

  Management believes that, as a result of its competitive strengths, the Bank and the Company will be able to implement the following growth and operating strategies:

  . Expanding Core Products Through a National Originator Network. The Company will continue to emphasize and to expand the origination of its core products, Liberator Series loans and Portfolio Series loans, for sale through securitizations and in the secondary market. Continued growth in the origination of core products will result primarily from geographic expansion and greater penetration in existing markets. In particular, since the beginning of 1997, the Company has widely advertised its NINA loan product, which is a limited documentation, lower loan-to-value loan program within the Liberator Series. NINA loans constituted $29.2 million of the $152.9 million of Liberator Series loans originated during the nine months ended September 30, 1997. In order to improve its ability to service its expanding network of Originators, the Company has established strategically located, low cost regional lending centers in Riverside, California, Jacksonville, Florida and in the Denver, Colorado metropolitan area. Over the next nine months, the Company intends to open three additional regional lending centers, which are likely to be strategically located in Northern California and in the Northeast and Midwest sectors of the United States, to better serve its Originators.

  . Expanding Retail Lending Production. The Company's retail lending operations currently focuses on retail loans located in the Company's primary market area of Southern California. The retail lending offices will focus on the origination of Liberator Series and Portfolio Series loans. In addition, the retail lending offices will originate non-core product loans to Agency-Qualified Borrowers. Non-core product loans originated by the retail lending offices will be sold to Loan Purchasers. The Company intends to gradually and selectively expand its retail lending operations. As part of this process, the Company has opened two low cost retail offices and has entered into leases for an additional four retail offices to be opened by the end of 1997. In addition, the Company intends to open two retail lending offices in the first quarter of 1998. With the exception of one planned office expected to be opened in Northern California, the Company's two current and five of the six planned retail lending offices will be located in Southern California. Such offices are expected to become operational in the first quarter of 1998. In addition, the Company intends to further expand by opening additional retail offices outside of Southern California. The Company believes that expanding its retail lending operations will reduce the possibility that its borrowers will refinance their loans with other lenders.

  . Expanding Multi-Family and Commercial Lending. In continuing with its tradition as a niche market lender and in an effort to diversify product offerings, the Company has begun to focus its efforts on the origination and purchase of multi-family and commercial real estate loans in the range of $50,000 to $1.5 million both in its primary market area and throughout the United States through a selected group of originators. The Company is currently purchasing such loans at a discount and, although there can be no assurances, expects to be able to continue to purchase such loans at a discount or low premium. The Company employs underwriters who specialize in commercial and multi-family real estate lending and utilizes a select group of appraisers experienced in these products. In addition, two members of senior management have considerable expertise in multi-family and commercial real estate lending. The Company was primarily limited in its ability to originate multi-family and commercial real estate loans by its level of available capital. The Company is gradually expanding such originations as its available capital has increased. For the nine months ended September 30, 1997, the Company originated $25.1 million of multi-family and commercial loans, as compared to $7.1 million for the nine months ended September 30, 1996. The Company believes that it has the infrastructure in place to accommodate this expansion. All multi-family and commercial real estate loans are originated for sale in the secondary market and are currently being sold as whole loans. In the future, they may also be sold through securitizations.

  . Consistently Refining Operating Procedures. The Company intends to maintain loan quality by continuing to refine its underwriting criteria. Regularly-scheduled meetings of the Company's underwriting personnel are held in part to discuss operational issues as well as refinements to the Company's underwriting policies. In addition, the Company conducts regular loan delinquency meetings to discuss problem areas in the Company's servicing portfolio in order to reduce the likelihood of the recurrence of such problems in future loans. As necessary, the Company adds personnel to its loan processing staff and continues to utilize advancements in computer technology to provide prompt turnaround on loans, efficient underwriting procedures and accurate credit verification. In addition, the Company has a quality control department that is dedicated to maintaining quality control, reviews loan files to assure that each complies with the Company's underwriting policies, reviews all loans upon first payment default and loans sixty days delinquent, provides feedback and training to the underwriters to minimize future defaults and delinquencies, and investigates all fraudulent loans.

  . Enhancing Servicing Capabilities. As the Bank has transitioned from a traditional thrift to a diversified financial services operation, it has expanded its servicing department from a total of four persons at December 31, 1994 to 20 persons at September 30, 1997. The head of the servicing department has 24 years of experience in loan servicing and collections including responsibility for a $10.0 billion portfolio of approximately 255,000 loans and a staff of 70 people. In anticipation of its future servicing needs, the Company has dedicated substantial space in its current Riverside facility to house loan servicing operations. The Company is in the process of implementing a power dialing system and intends to implement computer imaging in the future.

  . Diversifying Funding Sources. In addition to its traditional thrift funding sources of deposits and loans from the FHLB, the Company has diversified its funding sources in recent periods. During the nine months ended September 30, 1997, net cash received from the Company's securitizations and sales provided a significant source of funding to the Company, aggregating $277.6 million for that period. The Bank has two warehouse lines of credit available in the aggregate amount of $250.0 million to fund loan originations, of which $54.6 million has been drawn upon at September 30, 1997, and is in the process of negotiating a third warehouse line of credit in the amount of $250.0 million. The Company has a line of credit in the amount of $40.0 million secured by residual assets created by the Company's securitizations.

CORPORATE STRUCTURE

  The Company and the Bank consummated the Reorganization in June of 1997 whereby the Bank became a wholly-owned subsidiary of the Company. Management believes that the holding company form of organization provides the Company with more flexibility and a greater ability to compete with other financial services companies in the market place. In addition, due to regulatory capital limitations, the Bank is limited in the amount of investments in residuals and restricted cash resulting from securitizations that it can retain. The Company is not subject to such limitations, and thus will reduce the restrictions on the Bank's regulatory capital by acquiring and holding the residuals upon completion of a securitization.

CORE LENDING PRODUCTS

  General. The Company originates, purchases, sell, securitizes and services primarily non-conventional mortgage loans principally secured by first and second mortgages on one- to four-family residences. The

Company makes Liberator Series loans, which are for the purchase or refinance of residential real property by sub-prime borrowers, and Portfolio Series loans, which are debt consolidation loans for Agency-Qualified Borrowers with loan-to-value ratios of up to 135%. The Company has recently increased the permitted loan-to-value ratios on Portfolio Series loans to 135% from 125%. For the three months ended September 30, 1997, $305,000, or 0.3% of the $104.2 million of Portfolio Series loans originated by the Company had loan to value ratios between 125% and 135%. While the Company is currently emphasizing the origination of Portfolio Series loans, it intends to market both products as demand permits. In addition, to a much lesser extent, the Company originates multi-family residential and commercial loans.

  The Company purchases and originates mortgage loans and other real estate secured loans primarily through a network of Originators on a nationwide basis. In addition, the Company has begun to open low-cost retail lending offices. Except for a limited number of loans specifically originated for retention in the Bank's portfolio as loans held for investment, loans originated or purchased since 1994 through the Company's regional lending centers are generally originated for sale in the secondary mortgage market and, since the fourth quarter of 1996, in asset securitizations with servicing retained by the Company.

  Adjustable Rate Mortgages. The Company's adjustable rate mortgage ("ARM") products consist of both first and second mortgages. The repayment and amortization terms on first mortgage ARMs are 360 months. The repayment and amortization terms on second mortgage ARMs may be 300, 240 or 180 months. Interest rates adjust every six or twelve months, and are tied to the six-month LIBOR or to the 1-Year U.S. Treasury Index, respectively. The periodic rate caps vary between 1% and 3% on each rate change date. All ARM products are assumable, subject to new borrower qualification, assumption agreements and fees. The lifetime rate cap on ARMs is 6% to 7% above the initial rate. None of the ARM products permit negative amortization. There are no fixed rate conversion options on any of the ARM products. Certain ARM products impose prepayment penalties and others do not.

  Marketing. The Company's primary means of marketing its products is direct contact between its account executives and Originators. Each of the Company's 27 account executives is responsible for maintaining and expanding existing Originator relationships within the account executive's assigned territory through personal contact and promotional materials. Each account executive is typically responsible for approximately 20 key Originators and is expected to have weekly contact with each of these Originators. In addition, each account executive is responsible for up to 30 additional Originators with whom the account executive will have frequent contact. Each account executive also works to develop Originator relationships through "cold calls" and following up on inquiries made by Originators to the Company's toll-free number. Each account executive works as part of a team with one of the Company's loan coordinators and assistant coordinators. Each loan coordinator and assistant loan coordinator works with three or four account executives. The loan coordinators and their assistants are responsible for inputting the new loans into the Company's data systems and for shepherding the loans from the point of origination through funding. After origination, the whole loan coordinators and their assistants are available to talk to Originators on a daily basis. Whole loan coordinators and their assistants are located in each of the Company's regional lending centers.

  The Company believes that the key element in developing, maintaining and expanding its relationships with Originators is to provide the highest possible level of product knowledge and customer service. Each account executive receives comprehensive training prior to being assigned to a territory. In most cases, training includes experience in the loan production department so that the account executive will be familiar with all phases of loan origination and production and will also become acquainted with the whole loan coordination team. This training enables the account executive to quickly review a loan application in order to identify the borrower's probable risk classification and then assist the Originator in identifying the appropriate product for the borrower, thereby enhancing the likelihood that the loan will be approved at the rate and on the terms anticipated by the borrower. After a loan package is submitted to the Company, the loan coordination team provides assistance to the Originator throughout the process to complete the loan transaction. Account executives, loan coordinators and assistant coordinators are compensated based on the number and the dollar volume of loans funded. A significant portion of a regional manager's compensation is tied to the profitability of his or her regional lending center and includes a component based on loan performance.

  Origination and Purchase of Loans. Loans are originated both through the Company's wholesale network of Originators and on a retail basis through the Company's Retail Lending Division. The Company has also made bulk purchases of loans from time to time and has recently hired a senior management employee experienced in bulk purchases to gradually expand the Company's loan purchases.

  The Company's mortgage financing and servicing operations are conducted primarily through regional lending centers located in Riverside, California, Jacksonville, Florida and the Denver, Colorado metropolitan area. Over the next nine months the Company intends to open three additional low cost regional lending centers to better serve its Originators. These regional lending centers are likely to be strategically located in Northern California and in the Northeast and Midwest sectors of the United States. From its present locations, the Company is able to originate or purchase its core products in the District of Columbia and all 50 states with the exception of Louisiana, Mississippi and Alaska.

  The following table sets forth for the periods shown the aggregate dollar amounts and the percentage of core products originated or purchased by the Company in each state where 5.0% or more of the loans were originated or purchased during the three months ended September 30, 1997:

                                 FOR THE THREE MONTHS ENDED
                  ------------------------------------------------------------
                  DECEMBER 31,     MARCH 31,       JUNE 30,     SEPTEMBER 30,
                      1996           1997            1997            1997
                  -------------  -------------  --------------  --------------
                     $      %       $      %       $       %       $       %
                  ------- -----  ------- -----  -------- -----  -------- -----
                                   (DOLLARS IN THOUSANDS)
California....... $20,434  29.5% $26,421  29.8% $ 32,827  24.3% $ 33,614  19.8%
Utah.............   6,208   9.0    7,958   9.0     6,202   4.6     9,280   5.5
Virginia.........   5,961   8.6    5,884   6.6     7,489   5.5     9,575   5.6
Maryland.........   4,878   7.1    4,492   5.1     6,839   5.1     9,851   5.8
Alabama..........   1,607   2.3    1,195   1.3     7,752   5.7     9,022   5.3
Other............  30,072  43.5   42,689  48.2    74,098  54.8    98,795  58.0
                  ------- -----  ------- -----  -------- -----  -------- -----
  Total.......... $69,160 100.0% $88,639 100.0% $135,207 100.0% $170,137 100.0%
                  ======= =====  ======= =====  ======== =====  ======== =====

  The Company's geographic markets are currently divided into three regions, with a completely self-contained mortgage banking team assigned to each region. Each team is headed up by a regional manager and includes dedicated account executives, loan coordinators and assistant coordinators, underwriters, and other production personnel so that the team can originate and produce loans in that region. This concept of regional processing teams, which the Company believes is efficient but quite rare in the industry, enables the Company to more effectively anticipate and respond to Originator and borrower needs in each region. Management believes that the concept also appeals to independent brokers who may be reluctant to deal with a larger, more remote lender. Each regional team is connected to senior management in Riverside, California by a computer link that enables senior management to monitor all regional functions on a real time basis.

  Personnel staffing a regional lending center are trained in the Company's Riverside office. For a period of six to twelve months after the establishment of a regional lending center all loans originated through that office are reunderwritten by staff at the Riverside office to assure quality control. In addition, staff of the quality control department and the Company's internal auditor regularly visit the regional lending centers for quality control purposes.

  In recent years, the Company has focused on both Liberator Series loans and Portfolio Series loans. While the Company is currently emphasizing the origination of Portfolio Series loans, it intends to originate both types of loans as demand permits.

  Liberator Series loans are loans for the purchase or refinance of one- to four-family residential real property by sub-prime borrowers and loans which otherwise do not conform to FHLMC or FNMA guidelines ("conforming loans"). Loans to sub-prime borrowers are perceived by management as being advantageous to the Company because they generally have higher interest rates and origination and servicing fees and generally lower loan-to-value ratios than conforming loans. In addition, management believes the Company has the resources to adequately service loans acquired pursuant to this program as well as the experience to resolve loans that become non-performing. The Company has established specific underwriting policies and procedures, invested in facilities and systems and developed correspondent relationships with Originators throughout the country enabling it to develop its niche as an originator and purchaser of one- to four-family residential loans to sub-prime borrowers. Since the beginning of 1997, the Company has widely advertised its NINA loan product, which is a limited documentation, lower loan-to-value loan product within the Liberator Series loan portfolio. The Company intends to continue to expand the volume of Liberator Series loans which it originates to market areas throughout the country, to sub-prime borrowers who meet its niche lending criteria. See "Risk Factors Related to the Company--Risks Associated with Sub-Prime Lending."

  Portfolio Series loans, which are debt consolidation loans for Agency Qualified Borrowers, are originated both on a wholesale basis through the Company's Life Financial Services Division, and through its Retail Lending Division. These loans are consumer-oriented loans secured by real estate, primarily home equity lines of credit and second deeds of trust, for up to 135% of the appraised value of the real estate underlying the aggregate loans on the property. The Company recently increased the permitted loan-to-value ratio on Portfolio Series loans to 135% from 125%. Although the loan-to-value ratio on Portfolio Series loans is higher than that offered by other mortgage products, management believes that the higher yield and the low level of credit risk of the borrowers offsets the risks involved. See "--Underwriting" and "Risk Factors Related to the Company--High Loan to Value Ratios of Portfolio Series Loans."

  The following table sets forth the principal balance of each of the Company's core loan products originated and purchased during the periods shown:

                                            FOR THE THREE MONTHS ENDED
                         -----------------------------------------------------------------
                         DECEMBER 31, 1996 MARCH 31, 1997 JUNE 30, 1997 SEPTEMBER 30, 1997
                         ----------------- -------------- ------------- ------------------
                                                  (IN THOUSANDS)
Liberator Series (full
 documentation).........      $39,465         $39,629       $ 39,589         $ 44,484
Liberator Series
 (NINA)(1)..............          --              --           7,803           21,410
Portfolio Series........       29,695          49,010         87,815          104,243
                              -------         -------       --------         --------
  Total.................      $69,160         $88,639       $135,207         $170,137
                              =======         =======       ========         ========

-------
(1) The Company did not originate a material amount of Liberator Series (NINA) loans during the three months ended December 31, 1996 and March 31, 1997.

  The following table sets forth selected information relating to originations of Liberator Series loans during the periods shown:

                          FOR THE THREE FOR THE THREE FOR THE THREE MONTHS ENDED         FOR THE THREE MONTHS ENDED
                          MONTHS ENDED  MONTHS ENDED         JUNE 30, 1997                   SEPTEMBER 30, 1997
                          DECEMBER 31,    MARCH 31,   ---------------------------------  --------------------------
                              1996          1997      FULL DOCUMENTATION    NINA         FULL DOCUMENTATION  NINA
                          ------------- ------------- -------------------- ------------  ------------------ -------
                                                        (DOLLARS IN THOUSANDS)
Principal balance.......     $39,465       $39,629         $      39,589   $      7,803       $44,484       $21,410
Average principal
 balance per loan.......          85           100                    81            103            91           114
Combined weighted
 average initial loan-
 to-value ratio.........        73.4%         72.8%                 78.2%          69.0%         77.3%         73.1%
Percent of first
 mortgage loans.........        85.4          91.8                  88.8            100          87.4          98.5
Property securing loans:
  Owner occupied........        86.4          77.3                  90.5           92.9          91.5          93.6
  Non-owner occupied....        13.6          22.7                   9.5            7.1           8.5           6.4
Percentage fixed-rate...        44.2          35.6                  42.4           24.1          33.4          23.1
Percentage ARMs.........        55.8          64.4                  57.6           75.9          66.6          76.9
Weighted average
 interest rate:
  Fixed-rate............        11.3          10.8                  10.9           11.2          11.2          11.2
  ARMs..................         9.6           9.1                  10.0           10.0           9.4           9.3

  The following table sets forth selected information relating to originations of Portfolio Series loans during the periods shown:

                                                        FOR THE       FOR THE
                          FOR THE THREE FOR THE THREE THREE MONTHS THREE MONTHS
                          MONTHS ENDED  MONTHS ENDED     ENDED         ENDED
                          DECEMBER 31,    MARCH 31,     JUNE 30,   SEPTEMBER 30,
                              1996          1997          1997         1997
                          ------------- ------------- ------------ -------------
                                          (DOLLARS IN THOUSANDS)
Principal balance.......     $29,695       $49,010      $87,815      $104,243
Average principal
 balance per loan.......          31            32           33            32
Combined weighted
 average initial loan-
 to-value ratio.........       108.4%        107.7%       110.0%        109.5%(1)
Percent of first
 mortgage loans.........         0.1           0.5          0.1           --
Property securing loans:
  Owner occupied........        99.5          99.8        100.0         100.0
  Non-owner occupied....         0.5           0.2          --            --
Percentage fixed-rate...        96.3          96.0         98.0          94.5
Percentage ARMs.........         3.7           4.0          2.0           5.5
Weighted average
 interest rate:
  Fixed-rate............        14.1          13.8         14.0          13.8
  ARMs..................        11.2          10.3         11.3          11.3

--------
(1) For the three months ended September 30, 1997, approximately $18.5 million, $54.0 million and $305,000 of Portfolio Series loans originated had initial loan-to-value ratios of 100%-110%, 110%-125% and 125%-135%, respectively.

  Use and Qualifications of Originators. The Company purchases loans from select Originators throughout the country. Such Originators must be approved by the Company prior to submitting loans to the Company. Pursuant to the Company's approval process, each Originator is generally required to have a specified minimum level of experience in originating non-conforming loans, and provide representations, warranties, and buy-back provisions to the Company.

  The Company provides clear and concise criteria regarding its well-defined core products to Originators with whom it may do business. If, following a period of training and relationship building, Originators consistently fail to present a high level of loans meeting the Company's underwriting criteria, the Company will cease to do business with them. As a result, the Company has developed, since 1994, a core group of Originators who form its nationwide network of Originators. The Company generally classifies the Originators with which it does business into four classes with descending priority with regard to the terms and the pricing of the loans the Company purchases from such Originators.

                                             JUNIOR     THIRD PARTY  MORTGAGE
                          CORRESPONDENTS CORRESPONDENTS ORIGINATORS BROKERS(1)
                          -------------- -------------- ----------- ----------
Net Worth(2).............    $250,000       $100,000      $50,000      N/A
Years in Business........       2              2             2         N/A
Warehouse Credit
 Facility................      Yes            Yes           No          No
Errors and Omissions
 Insurance...............  $1.0 million        No           No          No
Number Doing Business
 with the Company at
 September 30, 1997......       85             94           104        903

--------
(1) Mortgage brokers are those persons who do not meet the specific foregoing criteria but have demonstrated to the Company, or have a reputation for, the ability to originate real estate secured loans and have acceptable credit and finance industry references.
(2) The net worth of Correspondents is provided by audited financial statements prepared in accordance with GAAP. Net worth of Junior Correspondents and Third Party Originators is provided through unaudited financial information.

  The Company purchases substantially all loans on an individual basis from qualified Originators. No single Originator accounted for more than 4.0% of the loans originated by the Company for the nine months ended September 30, 1997. It is the Company's general policy to limit the percentage of loans closed by any single Originator to approximately 5.0% of loans closed in any given period.

  Underwriting. The underwriting and quality control functions are managed through the Company's regional lending center in Riverside, California. The Company believes that its underwriting process begins with the experience of its staff, the education of its network of Originators, the quality of its correspondent relationships and its loan approval procedures. As an integral part of its lending operation, the Company ensures that its underwriters assess each loan application and subject property against the Company's underwriting guidelines.

  Personnel in the Company's regional lending centers review in its entirety each loan application submitted by the Company, Originators or through bulk purchases for approval. The Company conducts its own underwriting review of each loan, including those loans originated for or purchased by it from its Originators. Loan files are reviewed for completeness, accuracy and compliance with the Company's underwriting criteria and applicable governmental regulations. This underwriting process is intended to assess both the prospective borrower's ability to repay the loan and the adequacy of the real property security as collateral for the loan granted, tailored to the general nature of the Portfolio Series and the Liberator Series loans, respectively. Based on the initial review, the personnel in the regional lending center will inform the Originators of additional requirements that must be fulfilled to complete the loan file. The Company strives to process each loan application received from its network of Originators as quickly as possible in accordance with the Company's loan application approval procedures. Accordingly, most loan applications receive decisions within 48 hours of receipt and generally are funded within one day following satisfaction of all conditions for approval of the loan which is typically seven business days after the initial approval.

  Each prospective borrower is required to complete a mortgage loan application that may include (depending on the program requirement) information detailing the applicant's liabilities, income, credit history, employment history and personal information. Since most of the loan applications are presented through the Company's network of Originators, the Company completes an additional credit report on all applications received. Such report typically contains information relating to such matters as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcies, repossessions or judgments. This credit report is obtained through a sophisticated computer program that accesses what management believes to be the most appropriate credit bureau in a particular zip code and combines that information with the Company's own credit risk score.

  This application and review procedure is used by the Company to analyze the applicant's creditworthiness (i.e., a determination of the applicant's ability to repay the loan). Creditworthiness is assessed by examination of a number of factors, including calculating a debt-to-income ratio obtained by dividing a borrower's fixed monthly debt by the borrower's gross monthly income. Fixed monthly debt generally includes (i) the monthly payment under any related prior mortgages which will include calculations for insurance and real estate taxes, (ii) the monthly payment on the loan applied for and (iii) other installment debt, including, for revolving debt, the required monthly payment thereon, or, if no such payment is specified, 3% of the balance as of the date of calculation. Fixed monthly debt does not include any debt (other than revolving credit debt) described above that matures within less than 10 months of the date of calculation.

  Prior to funding a loan, several procedures are used to verify information obtained from an applicant. The applicant's outstanding balance and payment history on any senior mortgage may be verified by calling the senior mortgage lender. If the senior mortgage lender cannot be reached by telephone to verify this information, the Originators may rely upon information provided by the applicant, such as a recent statement from the senior lender and verification of payment, such as canceled checks, or upon information provided by national credit bureaus. In order to verify an applicant's employment status, the Originators may obtain from the applicant recent tax returns or other tax forms (e.g., W-2 forms) or current pay stubs or may telephone the applicant's employer or obtain written verification from the employer. As in the case of the senior mortgage lender verification procedures, if the employer will not verify employment history over the telephone, the Company or other Originators may rely solely on the other information provided by the applicant. However, the Company does offer NINA loans at reduced loan-to-value ratios in lieu of documenting cash flow and assets of the borrower. See "--Liberator Series
(NINA)" for further information on NINA loans.

  Debt to income ratios for Portfolio Series mortgage loans generally do not exceed 45%, but in certain instances where deemed appropriate by the Company, the ratio may go as high as 50%. For Liberator Series mortgage loans, debt to income ratios may vary depending upon a number of other factors used to ascertain the creditworthiness of the borrower.

  The general criteria currently used by the Company in classifying prospective borrowers of its core loan products are summarized in the charts below.

                    LIBERATOR SERIES (FULL DOCUMENTATION)(1)

                           "Ax" RISK     "A-" RISK     "B" RISK      "C" RISK      "Cx" RISK
                         ------------- ------------- ------------- ------------- -------------
Maximum
Loan-to-Value Ratio:
 Primary residence......      95%           95%           80%           75%           65%
 Secondary residence....      90%           90%           70%           70%           65%
 Investor property......      90%           85%           70%           70%           65%
 Home equity line of
  credit(1).............      90%           90%           80%           --            --
Debt Service to Income
 Ratio..................    42-50%        42-50%        50-55%        50-60%          60%
Mortgage Credit......... Maximum one   Maximum two   Maximum four  Maximum six   Currently
                         30-day late   30-day late   30-day late   30-day late   delinquent
                         payment in    payments in   payments      payments, two
                         the last 12   the last 12   and/or one    60-day late
                         months        months        60-day late   payments
                                                     payment in    and/or one
                                                     the last 12   90-day late
                                                     months        payment in
                                                                   last 12
                                                                   months
Installment Credit...... Maximum one   No more than  No more than  No more than  Sporadic
                         30-day late   30 days late  60 days late  90 days late  payment
                         payment in    in last 12    on any        on any        pattern;
                         the last 12   months;       account in    account in    apparent
                         months;       overall good  last 12       last 12       disregard
                         maximum two   credit;       months;       months;       toward timely
                         30-day late   maximum 25%   overall       overall fair  payments or
                         payments in   of credit     average       credit        credit
                         the last 24   accounts      credit                      standing
                         months        delinquent in
                                       last 24
                                       months
Revolving Credit........ Maximum two   No more than  No more than  No more than  Sporadic
                         30-day late   30 days late  60 days late  90 days late  payment
                         payments in   in last 12    on any        on any        pattern;
                         the last 12   months;       account in    account in    apparent
                         months;       isolated 60-  last 12       last 12       disregard
                         maximum three day late      months;       months;       toward timely
                         30-day late   payment       isolated      isolated late payments or
                         payments in   allowed with  minor 90-day  payment over  credit
                         last 24       compensating  late payment  90 days       standing
                         months        factors;      allowed with  allowed with
                                       maximum 25%   compensating  compensating
                                       of credit     factors       factors
                                       accounts
                                       delinquent in
                                       last 24
                                       months
Bankruptcy Filings...... No bankruptcy No bankruptcy No bankruptcy No bankruptcy Discharged
                         in last 36    in last 24    in last 18    in last 12    within 12
                         months        months        months        months        months
                                                                                 preceding
                                                                                 application;
                                                                                 current
                                                                                 Chapter 13 or
                                                                                 foreclosure
                                                                                 acceptable
                                                                                 when paid in
                                                                                 full or cured
                                                                                 from loan
                                                                                 proceeds
Minimum Credit Score....    670/650         620           550           500      Less than 500

--------
(1) Also includes Portfolio Series home equity lines of credit which are fully collateralized by the underlying property and which have a loan-to-value ratio of 90% or less.

                            LIBERATOR SERIES (NINA)

                           "Ax" RISK      "A-" RISK     "B" RISK      "C" RISK      "Cx" RISK
                         -------------  ------------- ------------- ------------- -------------
Loan-to-Value Ratio:
 Primary residence......      90%(1)         75%           70%           70%           65%
 Secondary residence....      75%            70%           65%           65%           60%
 Investor property......      75%            70%           65%           65%           60%

Mortgage Credit......... Maximum one    Maximum two   Maximum four  Maximum six   Currently
                         30-day late    30-day late   30-day late   30-day late   delinquent
                         payment in     payments in   payments      payments, two
                         the last 12    the last 12   and/or one    60-day late
                         months; no 30  months        60-day late   payments
                         days late                    payment in    and/or one
                         payments in                  the last 12   90-day late
                         last 24                      months        payment in
                         months for 90%                             last 12
                                                                    months

Installment Credit...... Maximum one    No more than  No more than  No more than  Sporadic
                         30-day late    30 days late  60 days late  90 days late  payment
                         payment in     in last 12    on any        on any        patterns;
                         the last 12    months;       account       account in    apparent
                         months;        overall good  within last   last 12       disregard
                         maximum two    credit;       12 months;    months;       toward timely
                         30-day late    maximum 25%   overall       overall fair  payments or
                         payments in    of credit     average       credit        credit
                         the last 24    accounts      credit                      standing
                         months; no 30  delinquent in
                         days late      last 24
                         payments in    months
                         last 12
                         months for 90%

Revolving Credit........ Maximum two    No more than  No more than  No more than  Sporadic
                         30-day late    30 days late  60 days late  90 days late  payment
                         payments in    in last 12    on any        on any        patterns;
                         the last 12    months,       account in    account in    apparent
                         months;        isolated 60-  last 12       last 12       disregard
                         maximum three  day late      months;       months;       toward timely
                         30-day late    payment       isolated      isolated late payments or
                         payments in    allowed with  minor 90-day  payment over  credit
                         last 24        compensating  late payment  90 days       standing
                         months; no 30  factors;      allowed with  allowed with
                         days late      maximum 25%   compensating  compensating
                         payments in    of credit     factors       factors
                         last 24        accounts
                         months for     delinquent in
                         90%            last 24
                                        months

Bankruptcy Filings...... No bankruptcy  No bankruptcy No bankruptcy No bankruptcy Discharged
                         in last 36     in last 24    within last   in last 12    within 12
                         months, none   months        18 months     months        months
                         in last 7                                                preceding
                         years for 90%                                            application;
                         LTV                                                      current
                                                                                  Chapter 13 or
                                                                                  foreclosure
                                                                                  acceptable
                                                                                  when paid in
                                                                                  full or cured
                                                                                  from loan
                                                                                  proceeds

Minimum Credit Score....    670/650          620           550           500      Less than 500

--------
(1) Purchase or rate term only, A+ credit required, credit score minimum of 670; all others maximum LTV at 80%.

                              PORTFOLIO SERIES(1)

                           "A+" RISK     "AX" RISK     "A-" RISK     "B+" RISK
                         ------------- ------------- ------------- -------------
Loan-to-Value Ratio:
 100% Second Mortgage...     100%          100%          100%          100%
 135% Second Mortgage...     135%          135%          135%          135%
 100% Home Equity Line
  of Credit.............     100%          100%          100%          100%
Debt Service to Income
 Ratio:
 100% Second Mortgage...    45-50%        45-50%        45-50%          45%
 135% Second Mortgage...    45-50%        45-50%        45-50%          45%
 100% Home Equity Line
  of Credit.............    45-50%        45-50%        45-50%          45%
Mortgage History:
 100% Second Mortgage... No 30-day     No 30-day     No 30-day     One 30-day
                         late payments late payments late payments late payment
                         in last       in last       in last 12    in last 12
                         36 months     36 months     months; one   months or two
                                                     30-day late   30-day late
                                                     payment in    payments in
                                                     last 24       last 24
                                                     months        months
 135% Second Mortgage... No 30-day     No 30-day     No 30-day     One 30-day
                         late payments late payments late payments late payment
                         in last       in last       in last       in last
                         36 months     36 months     24 months     24 months
 100% Home Equity Line
  of Credit............. No 30-day     No 30-day     No 30-day     One 30-day
                         late payments late payments late payments late payment
                         in last       in last       in last 12    in last 12
                         36 months     36 months     months; one   months or two
                                                     30-day late   30-day late
                                                     payment in    payments in
                                                     last 24       last 24
                                                     months        months
Bankruptcy Filings:
 100% Second Mortgage... None in last  None in last  None in last  None in last
                         5 years       5 years       3 years       3 years
 135% Second Mortgage... None in last  None in last  None in last  None in last
                         5 years       5 years       3 years       3 years
 100% Home Equity Line
  of Credit............. None in last  None in last  None in last  None in last
                         5 years       5 years       3 years       3 years
Minimum Credit Score:
 100% Second Mortgage...      700           670           640           620
 135% Second Mortgage...      700           670           640           620
 100% Home Equity Line
  of Credit.............      700           670           640           620

--------
(1) Excludes Portfolio Series home equity lines of credit which are fully collateralized by the underlying property and which have a loan-to-value ratio of 90% or less.

  Loan Production by Borrower Risk Classification. The Company classifies borrowers according to credit risk from A+ to Cx; however, the predominant amount of its lending is to borrowers in categories A- or higher. The following table sets forth information concerning the Company's principal balance of fixed rate and adjustable rate loan production by borrower risk classification for the periods shown:

                            FOR THE THREE MONTHS ENDED        FOR THE THREE MONTHS ENDED
                                DECEMBER 31, 1996                   MARCH 31, 1997
                         --------------------------------- ---------------------------------
                                        WEIGHTED                          WEIGHTED
                                        AVERAGE  WEIGHTED                 AVERAGE  WEIGHTED
PRODUCT/RISK                     % OF   INTEREST  AVERAGE          % OF   INTEREST  AVERAGE
CLASSIFICATIONS          VOLUME  TOTAL  RATE(1)  MARGIN(2) VOLUME  TOTAL  RATE(1)  MARGIN(2)
---------------          ------- -----  -------- --------- ------- -----  -------- ---------
                                              (DOLLARS IN THOUSANDS)
Liberator Series (Full
 documentation)
Ax...................... $18,925  48.0%   9.94%    5.24%   $17,159  43.3%   9.35%    5.11%
A-......................   8,790  22.3   10.16     5.52      9,241  23.3    9.85     5.52
                         ------- -----                     ------- -----
  Total A- or better....  27,715  70.3     --       --      26,400  66.6     --       --
                         ------- -----                     ------- -----
B.......................   6,806  17.2   10.26     5.33      7,992  20.2    9.39     4.91
C.......................   2,026   5.1   11.16     5.68      2,555   6.4   10.98     5.77
Cx......................   2,918   7.4   13.07     7.06      2,682   6.8   11.74     6.62
                         ------- -----                     ------- -----
 Total.................. $39,465 100.0%  10.34     5.46    $39,629 100.0%   9.74     5.31
                         ======= =====                     ======= =====
Portfolio Series........
A+...................... $ 2,669   9.0%  13.58     2.50    $ 9,980  20.4   13.22     1.74
Ax......................  14,452  48.7   13.87     2.18     18,733  38.2   13.53     1.83
A-......................   9,866  33.2   14.35     3.24     15,193  31.0   14.05     3.27
                         ------- -----                     ------- -----
  Total A- or better....  26,987  90.9     --       --      43,906  89.6     --       --
                         ------- -----                     ------- -----
B+......................   2,708   9.1   14.10     3.73      5,104  10.4   14.07      2.7
                         ------- -----                     ------- -----
 Total.................. $29,695 100.0%  14.03     2.74    $49,010 100.0%  13.68     2.32
                         ======= =====                     ======= =====
                            FOR THE THREE MONTHS ENDED        FOR THE THREE MONTHS ENDED
                                  JUNE 30, 1997                   SEPTEMBER 30, 1997
                         --------------------------------- ---------------------------------
                                        WEIGHTED                          WEIGHTED
                                        AVERAGE  WEIGHTED                 AVERAGE  WEIGHTED
PRODUCT/RISK                     % OF   INTEREST  AVERAGE          % OF   INTEREST  AVERAGE
CLASSIFICATIONS          VOLUME  TOTAL  RATE(1)  MARGIN(2) VOLUME  TOTAL  RATE(1)  MARGIN(2)
---------------          ------- -----  -------- --------- ------- -----  -------- ---------
                                              (DOLLARS IN THOUSANDS)
Liberator Series (Full
 documentation)
A+...................... $    47   0.1%  12.38%    7.00%   $   120   0.3%   9.67%    4.63%
Ax......................  18,778  47.4    9.88     5.47     15,797  35.5    9.48     5.77
A-......................   9,663  24.4   10.03     6.05     16,059  36.1    9.76     6.17
                         ------- -----                     ------- -----
  Total A- or better....  28,488  71.9     --       --      31,976  71.9     --       --
                         ------- -----                     ------- -----
B+......................     119   0.3    9.75      --          24   0.1   13.75      --
B.......................   4,303  10.9   10.82     6.06      5,911  13.3   10.31     6.32
C.......................   2,776   7.0   11.48     6.53      3,297   7.4   10.64     6.41
Cx......................   3,903   9.9   12.59     8.15      3,276   7.3   12.18     7.28
                         ------- -----                     ------- -----
  Total................. $39,589 100.0%  10.40     6.08    $44,484 100.0%   9.98     6.14
                         ======= =====                     ======= =====
Liberator Series (NINA)
 (3)
Ax...................... $ 3,772  48.3%   9.56%    5.33%   $13,789  64.4%   9.20%    5.54%
A-......................   2,325  29.8   10.14     6.05      3,188  14.9    9.81      6.3
                         ------- -----                     ------- -----
  Total A- or better....   6,097  78.1     --       --      16,977  79.3     --       --
                         ------- -----                     ------- -----
B.......................   1,102  14.1   11.78     6.35      2,088   9.7    10.2     5.97
C.......................     332   4.3   12.27     6.83        592   2.8   11.09     7.07
Cx......................     272   3.5   12.49     6.92      1,753   8.2   12.72     6.43
                         ------- -----                     ------- -----
  Total................. $ 7,803 100.0%  10.27     5.82    $21,410 100.0%   9.73     5.77
                         ======= =====                     ======= =====

                            FOR THE THREE MONTHS ENDED        FOR THE THREE MONTHS ENDED
                                  JUNE 30, 1997                   SEPTEMBER 30, 1997
                         --------------------------------- ----------------------------------
                                        WEIGHTED                           WEIGHTED
                                        AVERAGE  WEIGHTED                  AVERAGE  WEIGHTED
PRODUCT/RISK                     % OF   INTEREST  AVERAGE           % OF   INTEREST  AVERAGE
CLASSIFICATIONS          VOLUME  TOTAL  RATE(1)  MARGIN(2)  VOLUME  TOTAL  RATE(1)  MARGIN(2)
---------------          ------- -----  -------- --------- -------- -----  -------- ---------
                                               (DOLLARS IN THOUSANDS)
Portfolio Series
A+...................... $19,086  21.7%  13.30%    8.02%   $ 23,250  22.3%  12.98%    5.79%
Ax......................  27,954  31.8   13.85     6.50      31,914  30.6   13.49     6.50
A-......................  31,234  35.6   14.28     7.22      38,521  37.0   14.00     6.99
                         ------- -----                     -------- -----
  Total A- or better....  78,274  89.1     --       --       93,685  89.9     --       --
                         ------- -----                     -------- -----
B+......................   9,435  10.8   14.69     7.18      10,472  10.0   14.38     7.51
B.......................     106   0.1   13.99      --           86   0.1   12.27     6.88
                         ------- -----                     -------- -----
  Total................. $87,815 100.0%  13.98     7.38    $104,243 100.0%  13.66     6.64
                         ======= =====                     ======== =====

--------
(1) Weighted average interest rate includes both ARM loan products and fixed rate loan products.
(2) Weighted average margin is based solely on ARM products.
(3) The Company did not originate a material amount of Liberator Series (NINA) loans during the three months ended December 31, 1996 and March 31, 1997.

  Appraisal. All mortgaged properties relating to mortgage loans where collateral assessment is an integral part of the evaluation process are appraised by state licensed or certified appraisers. All of the appraisals are either performed or reviewed by appraisers or appraisal firms approved by the Company's senior management. These appraisers are screened and actively reviewed on a regular basis. Each approved appraiser must have a minimum of $2.0 million of errors and omissions insurance. All appraisers are required to assess the valuation of the property pursuant to U.S. Government Property Analysis guidelines and conduct an economic analysis of the geographic region in which the property is located. Once a loan application file is complete, the file is reviewed to determine whether the property securing the loan should undergo a desk or field review. This determination is made based on the loan-to-value ratio of the underlying property and the type of loan or loan program. If after the initial desk review, the underwriter requires additional information with regard to the appraised value of the property, a field review may also be conducted. The Company requires the appraiser to address neighborhood conditions, site and zoning status and the condition and valuation of improvements. Following each appraisal, the appraiser prepares a report which (when appropriate) includes a reproduction cost analysis based on the current cost of constructing a similar building and a market value analysis based on recent sales of comparable homes in the area. Title insurance policies are required on all first mortgage liens, with a limited judgment lien report required on all second lien loans under $100,000.

  For Liberator Series loans, because of the sub-prime creditworthiness of the borrowers, the evaluation of the value of the property securing the loans and the ratio of loans secured by such property to its value become of greater importance in the underwriting process. The specific procedures and criteria utilized in the appraisal process range from a desk review, a field review, to a second appraisal, depending on the size of the loan and its loan-to-value ratio.

  The value of the mortgaged property has lesser importance with respect to the Portfolio Series loans in light of their high loan-to-value ratios. As a result, Portfolio Series loans generally have little or no equity in the mortgaged property available to repay the loan if it is in default. For Portfolio Series loans, the Company accepts the homeowner/mortgagee's "as stated" value on loans to $35,000. On loans in excess of $35,000 to a maximum of $50,000, the Company requires a current tax assessment, a statistical appraisal or a HUD-1 conformed closing statement where purchase of the subject property has occurred within the previous 12 months. For loans in excess of $50,000, a drive-by appraisal including comparable analysis on a FHLMC Form 704 is required.

  Qualified property inspection firms are also utilized for annual property inspections on all properties 45 days or more delinquent. Property inspections are intended to provide updated information concerning occupancy, maintenance and changes in market conditions.

  Loan Approval Procedures and Authority. The Board of Directors establishes the lending policies of the Company and delegates authority and responsibility for loan approvals to the Loan Committee and specified officers of the Company. All real estate loans must be approved by a quorum of the designated committee or by the designated individual or individuals.

  All loans underwritten by the Company require the approval and signature of two underwriters. Where there are exceptions to the Company's underwriting criteria, the loan must be unanimously approved by the underwriter, supervisory underwriter and the Senior Vice President of the Company or, if not unanimously approved, by the Company's President and Chief Executive Officer. It has been the Company's policy to adhere strictly to its underwriting standards with few exceptions. Additionally, the following committees, groups of officers and individual officers are granted the authority to approve and commit the Company to the funding of the following categories of loans:

                                               LEVEL OF APPROVAL
                         --------------------------------------------------------------
                                                                         LOAN COMMITTEE
                           ONE STAFF      TWO STAFF          LOAN         AND BOARD OF
      TYPE OF LOAN        UNDERWRITER    UNDERWRITERS      COMMITTEE       DIRECTORS
      ------------       -------------- -------------- ----------------  --------------
Mortgage loans held for
 sale...................       --       $1.0 million           --        More than $1.0
                                        or less(1)                       million
Mortgage loans held for
 investment.............       --       $250,000 or    More than         $550,000 or
                                        less           $250,000 but      more
                                                       less than
                                                       $550,000
Other loans............. Personal loans All other      All other loans   All other
                         secured by     loans $25,000  more than         loans
                         Bank deposits  or less        $25,000 but less  in excess of
                                                       than $50,000      $50,000

--------
(1) Loans in excess of $500,000 require approval by an executive officer in addition to approval by two underwriters.

  The Bank will not make loans-to-one borrower that are in excess of regulatory limits. Pursuant to OTS regulations, loans-to-one borrower cannot exceed 15% of the Bank's unimpaired capital and surplus. At September 30, 1997, the Bank's loans to one borrower limit equaled $2.7 million. See "Regulation--Federal Savings Institution Regulation--Loans-to-One Borrower."

LOAN SALES AND ASSET SECURITIZATIONS

  Loans are sold by the Company through securitizations and whole loan sales. With the exception of customary provisions relating to breaches of representations and warranties, loans securitized or sold by the Company are sold without recourse to the Company and generally are sold with servicing retained. See "Risk Factors Related to the Company--Contingent Risks." For the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, the Company sold $277.1 million, $140.8 million, $154.6 million, $126.9 million and $65.7 million in loans, respectively. For the nine months ended September 30, 1997 and the year ended December 31, 1996, the Company securitized $204.0 million and $51.9 million, respectively. No loans were securitized for the nine months ended September 30, 1996 or the years ended December 31, 1995 or 1994.

  In a securitization, the Company will generally transfer a pool of loans to a trust with the Company retaining the excess cash flows, known as residuals, from the securitization which consist of the difference between the interest rate of the mortgages and the coupon rate of the securities after adjustment for servicing and other costs such as trustee fees and credit enhancement fees. The cash generally will be used to repay advances on lines of credit used to finance the pool of loans that were acquired by the Company. Generally, the holders of the securities from the asset securitization are entitled to receive scheduled principal collected on the pool of securitized loans and interest at the pass-through interest rate on the certificate balance. The residual asset represents the subordinated right to receive cash flows from the pool of securitized loans after payment of the required amounts to the holders of the securities and the costs associated with the securitization. The Company recognizes gain on sale of the loans in the securitization, which represents the difference between the net proceeds to the Company in the securitization and the allocated cost of loans securitized. Management believes that it has made reasonable estimates of the present value of the residual interests on its balance sheets. Concurrent with recognizing such gain on sale, the Company records the residual interests as assets on its balance sheet. The recorded value of these residual interests are amortized as cash distributions are received from the trust holding the respective loan pool and are marked to market on a quarterly basis.

  The Company may arrange for credit enhancement for a transaction to achieve an improved credit rating on the securities issued if this improves the level of profitability or cash flow generated by such transaction. This credit enhancement may take the form of an insurance and indemnity policy, insuring the holders of the securities of timely payment of the scheduled pass-through of interest and principal. In addition, the pooling and servicing agreements that govern the distribution of cash flows from the loan pool included in a transaction typically require over-collateralization as an additional means of credit enhancement. Over-collateralization may in some cases also require an initial deposit, the sale of loans at less than par or retention in the trust of collections from the pool until a specified over-collateralization amount has been attained. In the case of the Company's securitizations to date, the over-collateralization has been in the form of a cash deposit. The purpose of the over-collateralization is to provide a source of payment to investors in the event of certain shortfalls in amounts due to investors. These amounts are subject to increase up to a reserve level as specified in the related securitization documents. Cash amounts on deposit are invested in certain instruments as permitted by the related securitization documents. To the extent amounts on deposit exceed specified levels, distributions are made to the holders of the residual interest; and at the termination of the related trust, any remaining amounts on deposit are distributed to the holders of the residual interest. Losses resulting from defaults by borrowers on the payment of principal or interest on the loans in a securitization will reduce the over-collateralization to the extent that funds are available and may result in a reduction in the value of the residual interest. See "Risk Factors Related to the Company--Dependence on Asset Securitizations and Impact on Quarterly Operating Results."

  The Bank has completed three securitizations, one during the fourth quarter of 1996, one during the first quarter of 1997 and one during the third quarter of 1997. The characteristics and results of these securitizations are as follows:

                               1996-1          1997-1A          1997-1B             1997-2
                          ---------------  ---------------  ---------------  ---------------------
Type of loan
 securitized............  Fixed Rate       Adjustable Rate  Fixed Rate         Fixed Rate Portfolio
                          Liberator        Liberator        Liberator          Series
                          Series and       Series           Series and
                          Portfolio                         Portfolio
                          Series                            Series

Weighted average
 coupon.................  13.32%           9.45%            13.02%             13.64%

Amount of certificates
 issued.................  $55.0 million    $38.5 million    $61.5 million      $123.8 million

Pass-through rate.......  6.95%            1 month LIBOR    7.49%              7.12%(5)
                                           plus 21 bp

Amount of loans
 securitized(1).........  $51.9 million    $33.6 million    $46.5 million      $100.9 million

Credit enhancement......  MBIA Insurance   MBIA Insurance   MBIA Insurance     Loan
                          Corporation      Corporation      Corporation        overcollateralization

Initial funding of
 reserve accounts.......  $1.6 million     $941,000         $3.1 million       $1.3 million

Required reserve level
 to be funded...........  9.0% of          5.5% of          10.6% of           7.0% of original
                          original         original         original           outstanding balance
                          outstanding      outstanding      outstanding        of loans
                          balance of       balance of       balance of
                          loans            loans            loans

Gain on sale of loans...  $4.3 million     $5.7 million(2)  $5.7 million(3)    $9.4 million

Gain on sale of loans as
 a percent of loans
 sold...................  8.29%            7.12%(2)         7.12%(3)           9.33%

Estimated prepayment
 speed..................  17.0% H.E.P.(3)  25.0%            17.0% H.E.P.       12.0% H.E.P.
                                           C.P.R.(3)(4)

Discount factor.........  13.5%            13.5%            13.5%              13.5%

Annual estimated loss
 assumption.............  1.5%             0.5%             0.5% of            2.0%
                                                            Liberator
                                                            Series loans;
                                                            1.5% of
                                                            Portfolio
                                                            Series loans

Servicing fees..........  0.50% for the    0.65% for the    1.00% on fixed     1.00%
                          first six        first twelve     rate loans sold
                          months and       months and
                          1.00%            1.00%
                          thereafter       thereafter

Rating..................  AAA/Aaa          AAA/Aaa          AAA/Aaa            (6)
                          (S&P/Moody's)    (S&P/Moody's)    (S&P/Moody's)

--------
(1) For 1996-1, an additional $3.1 million was funded during quarter ended March 31, 1997 which created a gain on sale of loans of $267,000. For 1997-1A, $4.9 million was funded in April 1997. For 1997-1B, $15.0 million was funded in April 1997. All of these prefunded amounts were sold under the same terms and conditions as set forth in the table above.
(2) The combined gain on sales of loans for 1997-1A and 1997-1B was $5.7 million. The percentages are based on the combined 1997-1A and 1997-1B securitizations.
(3) Home Equity Prepayment ("H.E.P.") and Constant Prepayment Rate ("C.P.R.") are methods of estimating prepayment speeds.
(4) This prepayment assumption was revised during the third quarter of 1997 resulting in an unrealized loss to the Company of $787,000. See "Risk Factors Related to the Company--Risks Related to Mortgage Servicing Rights and Residual Assets."
(5) Weighted average rate.
(6) Each of the Senior Notes were rated AAA/Aaa (Fitch/Moody's), the Class M-1 notes were rated AA/A2, the Class M-2 Notes were rated A/A2 and the Class B notes were rated BBB/Baa3.

  The following table presents the actual loss and prepayment history as of September 30, 1997 for the securitizations conducted by the Company:

                                                1996-1  1997-1A 1997-1B 1997-2
                                                ------  ------- ------- ------
   Actual loss percentage......................  0.56%    0.00%  0.17%   0.00%
   Prepayments as a percentage of loans
    securitized annualized..................... 10.45%   43.92%  4.72%   2.44%

  The actual loss and prepayment history information provided above are not necessarily indicative of loss and prepayment results that may be experienced over the duration of the securitization.

  Although the Company will continue to sell whole loans, it plans to sell most loans in the future through securitizations. Securitizations are expected to increase the Company's cash flow thereby allowing the Company to increase its loan acquisition and origination volume. Securitizations are also expected to reduce the risks associated with interest rate fluctuations and provide access to longer term funding sources. The Company currently intends to conduct regular securitizations either through private placements or in public offerings. There can be no assurance that the Company will be able to successfully implement this strategy in the future. See "Risk Factors Related to the Company--Dependence on Asset Securitizations and Impact on Quarterly Operating Results."

  To the extent that loans are not sold in securitizations, whole loans will be sold pursuant to purchase, sale and servicing agreements negotiated with Loan Purchasers to purchase loans meeting the Company's underwriting criteria. At September 30, 1997 there were outstanding commitments to deliver mortgage loans in the amount of $21.3 million. The Company retains the servicing rights on the majority of loans sold. However, the Company also sells loans on a servicing released basis and may continue to subservice the loans for a fee for a period of time. The Company sells loans to a number of different investors with which it does business. As such, management believes that no one relationship with a Loan Purchaser constitutes the predominant source of sales for the Company and the Company does not rely on any specific entities for sales of its loans.

COMMERCIAL REAL ESTATE AND MULTI-FAMILY REAL ESTATE LENDING

  Consistent with its strategy of developing niche lending markets, the Company has begun to increase its efforts to originate and purchase multi-family and commercial real estate loans both in its primary market area and throughout the United States. Specifically, the Company has begun to target the market for borrowers seeking loans in the range of $50,000 to $1.5 million, subject to the Bank's loans-to-one borrower limit, currently $2.7 million, which are secured by multi-family properties or properties used for commercial business purposes such as small office buildings, light industrial or retail facilities. Since the Company has been able to acquire such loans at a discount and expects to be able to continue to acquire such loans at a discount or low premium, management believes that the origination and subsequent sale of commercial and multi-family real estate loans will increase the Company's cash flow. The Company has streamlined and standardized its processing of commercial and multi-family real estate loans with a view to sale in the secondary market or securitization. Since 1994, substantially all commercial and multi-family real estate loans originated by the Company have been sold in the secondary market without recourse. Although there can be no assurances in this regard, management intends to gradually expand the operations of this subsidiary, thereby adding a source of revenue for the Company as well as providing loans for future securitizations. There can be no assurances, however, that any such securitization will be completed in the future. Securitization of commercial and multi-family real estate loans is significantly less standardized and streamlined than securitization of one- to four-family residential mortgage loans.

  Management believes that it has the infrastructure in place to safely diversify its product line into this niche market. Two of the Company's senior executive officers, Daniel L. Perl and Joseph R. L. Passerino, have combined experience of approximately 27 years in commercial and multi-family real estate lending and have developed substantial relationships with commercial and multi-family real estate originators throughout the United States. In addition, the Company works primarily with a select group of approximately 100 mortgage brokers nationwide with specifically delineated credentials. The Company also works with two correspondents and expects to expand that number of approved correspondents to 15 in the near future. Commercial and multi-family real estate loan correspondents in the Company's network must have a net worth of at least $1.0 million, a two to three year history of funding and servicing multi-family and commercial real estate loans and errors and omissions insurance of at least $1.0 million. In addition, an on-site inspection of the facilities of each of these correspondents is conducted by the Bank's Senior Vice President. Where loans are originated by other than this pre-approved group of correspondents, the Company will underwrite the loan. The Company also works with a contract appraiser with nationwide experience in appraising commercial and multi-family real estate loans who appraises or reviews the appraisals on all such properties.

  The Company's policy is not to make commercial or multi-family real estate loans to borrowers who are in bankruptcy, foreclosure, have loans more than 30 days delinquent or other combinations of credit weaknesses unacceptable to the Company. The Company targets high to medium credit quality borrowers. The Company's underwriting procedures provide that commercial real estate loans may be made in amounts up to 70% of the appraised value of the property depending on the borrower's creditworthiness. Multi-family real estate loans may be made in amounts up to 75% of the appraised value of the property. Commercial real estate loans and multi-family real estate loans may be either fixed rate or adjustable rate loans. These loans include prepayment penalties if repaid within the first three to five years. When evaluating a commercial or multi-family real estate loan, the Company considers the net operating income of the property and the borrower's expertise, credit history and personal cash flows. The Company has generally required that the properties securing commercial real estate and multi-family real estate loans have debt service coverage ratios (the ratio of net operating income to debt service) of at least 120%. The largest commercial real estate loan in the Company's held for sale portfolio at September 30, 1997 was $778,000 and is secured by an office building in Venice, California while the largest multi-family real estate loan in the Company's held for sale portfolio at September 30, 1997 was $709,000 secured by a 38 unit multi-family property located in Miami, Florida. At September 30, 1997 the Company's commercial real estate portfolio was $21.9 million, or 9.9% of total gross loans, $14.2 million of which were held for sale. The Company's multi-family real estate portfolio at that same date was $16.4 million, or 7.4% of total gross loans, $16.0 million of which were held for sale.

  Repayment of multi-family and commercial real estate loans generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. The Company attempts to offset the risks associated with multi-family and commercial real estate lending by primarily lending to individuals who will be actively involved in the management of the property and generally to individuals who have proven management experience, and by making such loans with lower loan-to-value ratios than one- to four-family loans. See "Risk Factors Related to the Company--Multi-family and Commercial Real Estate Risks."

HISTORICAL AND LOCAL LENDING PORTFOLIO

  The Company's portfolio of loans held for investment (the "historical loan portfolio") was primarily originated prior to 1994. Such loans generally consist of adjustable rate one- to four-family loans and adjustable rate multi-family and commercial real estate loans. The Company's gross historical loan portfolio has decreased in size from $48.0 million at December 31, 1994 to $38.5 million at December 31, 1996 and was $34.0 million at September 30, 1997. The largest loan in the Company's held for investment portfolio at September 30, 1997 was $461,000 secured by a hotel located in San Bernardino, California. At September 30, 1997, substantially all of the Company's historical loan portfolio was secured by properties located in California. For a discussion of loss experience on the historical and local lending portfolio, see "--Lending Overview--Allowance for Loan Losses" and "--Non-Accrual and Past Due Loans."

CONSUMER AND OTHER LENDING

  The Company's consumer and other loans generally consist of overdraft lines of credit, commercial business loans and unsecured personal loans. At September 30, 1997, the Company's consumer and other loan portfolio was $6.9 million or 3.1% of total gross loans. Of this amount, $6.7 million consisted of unsecured home improvement loans purchased from a single originator in March 1997. These loans were purchased as part of management's evaluation of new product lines for possible future growth.

LOAN SERVICING

  Through December 31, 1993, the Company's loan servicing portfolio consisted solely of loans originated directly by the Company and retained for investment or sold, primarily as participations, to others. Commencing in January of 1994 through June of 1995, the Company purchased mortgage servicing rights to FNMA and FHLMC loans in order to expand the size of its loan servicing department and to further develop its loan servicing capabilities. The entire FHLMC servicing portfolio was resold in December 1995. Effective July 1, 1995, with the adoption of SFAS No. 122, which required the Company to capitalize the value of originated mortgage servicing rights, the Company began to retain substantially all servicing rights on loans sold. In addition, the Company intends to retain the servicing rights to the loans it securitizes. The pooling and servicing agreements related to the securitizations completed to date contain provisions with respect to the maximum permitted loan delinquency rates and loan default rates which, if exceeded, would allow the termination of the Company's right to service the related loans. See "Risk Factors Related to the Company--Risks Related to Mortgage Servicing Rights and Residual Assets." Servicing rights with an allocated fair value of $722,000, $1.6 million, and $2.0 million were retained in the securitizations completed during the fourth quarter of 1996, the first quarter of 1997, and the third quarter of 1997, respectively. At September 30, 1997, the Company serviced $554.8 million of loans of which $334.1 million were serviced for others.

  The loan servicing and collections department has increased in size from four persons at December 31, 1994 to 20 persons at September 30, 1997. Within this department, personnel have experience in both sub-prime lending and also in managing the Company's non-performing loans in its historical local lending portfolio. This experience was gained in part during the economic downturn in Southern California and resulted in a low loss experience for the Company. See "--Lending Overview--Allowance for Loan Losses." The head of the servicing department has more than 24 years of experience in loan servicing and collections, including responsibility for a $10.0 billion portfolio of approximately 255,000 loans and a staff of 70 people. Substantial space in the Riverside, California facility has been allocated to the loan servicing and collections operations upon the opening of the newer Riverside facility and the transfer of the origination and administrative functions to this facility during the third quarter of 1997. In order to provide the infrastructure to increase productivity, the Company is in the process of enhancing its telephonic systems by purchasing a power dialing system, which is intended to become operational in the first quarter of 1998. In addition, the Company intends to enhance its computer systems by adding imaging, which creates an image of each document in a loan file accessible through the Company's wide area network, which is expected to become operational in the second quarter of 1998.

  The Company's loan servicing activities include (i) the collection and remittance of mortgage loan payments, (ii) accounting for principal and interest and other collections and expenses, (iii) holding and disbursing escrow or impounding funds for real estate taxes and insurance premiums, (iv) inspecting properties when appropriate, (v) contacting delinquent borrowers, and (vi) acting as fiduciary in foreclosing and disposing of collateral properties. The Company receives a servicing fee for performing these services for others.

  While most of the Company's servicing portfolio is generated through its origination and purchase activities, when economically attractive, the Company has, from time to time, made bulk purchases of mortgage servicing rights from financial institutions. The Company does not intend to make significant bulk purchases of servicing rights in the near future but may do so depending on market opportunities. The mortgage loans underlying the servicing rights retained by the Company have been historically underwritten by the Company. These servicing rights were either originated by mortgage brokers or purchased through various programs from correspondents or junior correspondents. The costs to acquire servicing are based on the present value of the estimated future servicing revenues, net of the expected servicing expenses, for each acquisition. Major factors impacting the value of servicing rights include contractual service fee rates, projected mortgage prepayment speed, projected delinquencies and foreclosures, projected escrow, agency and fiduciary funds to be held in connection with such servicing and the projected benefit to be realized from such funds. See "Risk Factors Related to the Company--Risks Related to Mortgage Servicing Rights and Residual Assets."

  In addition to weekly loan delinquency meetings which are attended by members of senior management, the loan committee of the Board of Directors generally performs a monthly review of all delinquent loans 90 days or more past due. In addition, management reviews on an ongoing basis all delinquent loans. The procedures taken by the Company with respect to delinquencies vary depending on the nature of the loan and period of delinquency. When a borrower fails to make a required payment on a loan, the Company takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. The Company generally sends the borrower a written notice of non-payment within ten days after the loan is first past due. In the event payment is not then received, additional letters and phone calls generally are made. If the loan is still not brought current, the Company generally sends a notice of the intent to foreclose 25 days after the loan is first past due. If the borrower does not cure the delinquency and it becomes necessary for the Company to take legal action, which typically occurs after a loan is delinquent at least 30 days or more, the Company will commence foreclosure proceedings against any real property that secures the loan. If a loan remains delinquent on the 45th day, a property inspection will be made to verify occupancy, determine the condition of the property and as an attempt to contact the borrower in person. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. The Company's procedures for repossession and sale of consumer collateral are subject to various requirements under state consumer protection laws.

  Regulation and practices in the United States regarding the liquidation of properties (e.g., foreclosure) and the rights of the mortgagor in default vary greatly from state to state. Loans originated or purchased by the Company are secured by mortgages, deeds of trust, trust deeds, security deeds or deeds to secure debt, depending upon the prevailing practice in the state in which the property securing the loan is located. Depending on local law, foreclosure is effected by judicial action and/or non-judicial sale, and is subject to various notice and filing requirements. If foreclosure is effected by judicial action, the foreclosure proceedings may take several months.

  In general, the borrower, or any person having a junior encumbrance on the real estate, may cure a monetary default by paying the entire amount in arrears plus other designated costs and expenses incurred in enforcing the obligation during a statutorily prescribed reinstatement period. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender.

  There are a number of restrictions that may limit the Company's ability to foreclose on a property. A lender may not foreclose on the property securing a junior mortgage loan unless it forecloses subject to each senior mortgage, in which case the junior lender or purchaser at such a foreclosure sale will take title to the property subject to the lien securing the amount due on the senior mortgage. Moreover, if a borrower has filed for bankruptcy protection, a lender may be stayed from exercising its foreclosure rights. Also, certain states provide a homestead exemption that may restrict the ability of a lender to foreclose on residential property.

  Credit Quality of Servicing Portfolio. The following table illustrates the Bank's delinquency and default experience with respect to its loan servicing portfolio:


                             AT SEPTEMBER 30,
                                   1997
                  ---------------------------------------
                  NUMBER OF    % OF               % OF
                    LOANS/    LOANS   PRINCIPAL SERVICING
                  PROPERTIES SERVICED  BALANCE  PORTFOLIO
                  ---------- -------- --------- ---------
                           (DOLLARS IN THOUSANDS)
Delinquency
percentage(1)(2)
 30-59 days......      226     1.85%  $   5,393   0.97%
 60-89 days......       91     0.74         932   0.17
 90 days and
 over............      109     0.89         858   0.15
                    ------     ----   ---------   ----
 Total
 delinquency.....      426     3.48%  $   7,183   1.29
                    ======     ====   =========   ====
Default
percentage(3)
 Foreclosure.....       77     0.63%  $   8,182   1.47%
 Bankruptcy......       28     0.23       1,840   0.33
 Real estate
 owned(4)........       22     0.18       2,379   0.43
                    ------     ----   ---------   ----
 Total default...      127     1.04%  $  12,401   2.24%
                    ======     ====   =========   ====
Total servicing
portfolio at
period end.......   12,229            $ 554,779
                    ======            =========
                                                   AT DECEMBER 31,
                   -------------------------------------------------------------------------------
                                    1996                                    1995
                   --------------------------------------- ---------------------------------------
                   NUMBER OF    % OF               % OF    NUMBER OF    % OF               % OF
                     LOANS/    LOANS   PRINCIPAL SERVICING   LOANS/    LOANS   PRINCIPAL SERVICING
                   PROPERTIES SERVICED  BALANCE  PORTFOLIO PROPERTIES SERVICED  BALANCE  PORTFOLIO
                   ---------- -------- --------- --------- ---------- -------- --------- ---------
                                                (DOLLARS IN THOUSANDS)
Delinquency
percentage(1)(2)
 30-59 days......       10      0.26%  $    860    0.36%        22      0.74%  $  2,118    0.83%
 60-89 days......      --        --         --      --           9      0.30        482    0.19
 90 days and
 over............        3      0.08        143    0.06         10      0.33        762    0.30
                     -----      ----   --------    ----      -----      ----   --------    ----
 Total
 delinquency.....       13      0.34%  $  1,003    0.42%        41      1.37%  $  3,362    1.32%
                     =====      ====   ========    ====      =====      ====   ========    ====
Default
percentage(3)
 Foreclosure.....       56      1.48%  $  6,279    2.64%         7      0.23%  $    793    0.32%
 Bankruptcy......        9      0.24        778    0.33          2      0.07        288    0.11
 Real estate
 owned(4)........        9      0.24      1,197    0.50          8      0.27      1,221    0.48
                     -----      ----   --------    ----      -----      ----   --------    ----
 Total default...       74      1.96%  $  8,254    3.47%        17      0.57%  $  2,301    0.91%
                     =====      ====   ========    ====      =====      ====   ========    ====
Total servicing
portfolio at
period end.......    3,781             $237,958              2,986             $253,711
                     =====             ========              =====             ========

----
(1) The delinquency percentage represents the number and outstanding principal balance of loans for which payments are contractually past due, exclusive of loans in foreclosure, bankruptcy, real estate owned or forbearance.

(2) The past due period is based on the actual number of days that a payment is contractually past due. A loan as to which a monthly payment was due 60-89 days prior to the reporting period is considered 60-89 days past due, etc.

(3) The default percentage represents the number and outstanding principal balance of loans in foreclosure, bankruptcy or real estate owned.

(4) An "REO Property" is a property acquired and held as a result of foreclosure or deed in lieu of foreclosure.

LENDING OVERVIEW

  Loan Portfolio Composition. At September 30, 1997, the Company's gross loans outstanding totalled $220.7 million, of which $186.6 million, or 84.6%, were held for sale and $34.0 million, or 15.4%, were held for investment. The types of loans that the Company may originate are subject to federal and state law and regulations. Interest rates charged by the Company on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, and legislative tax policies.

  The following table sets forth the composition of the Company's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                                        AT DECEMBER 31,
                     AT SEPTEMBER 30,   -------------------------------------------------------------------------------------
                           1997              1996              1995              1994             1993             1992
                     -----------------  ----------------  ----------------  ---------------  ---------------  ---------------
                               PERCENT           PERCENT           PERCENT          PERCENT          PERCENT          PERCENT
                                 OF                OF                OF               OF               OF               OF
                      AMOUNT    TOTAL   AMOUNT    TOTAL   AMOUNT    TOTAL   AMOUNT   TOTAL   AMOUNT   TOTAL   AMOUNT   TOTAL
                     --------  -------  -------  -------  -------  -------  ------- -------  ------- -------  ------- -------
                                                          (DOLLARS IN THOUSANDS)
Real estate(1):
  Residential:
    One- to four-
    family.......... $175,386   79.48%  $54,275   78.67%  $54,007   84.04%  $53,755  82.62%  $55,841  83.01%  $53,816  81.68%
    Multi-family....   16,416    7.44     4,752    6.89     2,412    3.75     2,685   4.12     2,296   3.41     2,338   3.55
  Commercial........   21,866    9.91     9,659   14.00     7,522   11.71     8,131  12.50     8,389  12.47     8,930  13.55
Other loans:
  Loans secured by
  deposit accounts..      128    0.06       177    0.25       186    0.29       213   0.33       396   0.59       381   0.58
  Unsecured
  commercial loans..       64    0.03        67    0.10        70    0.11       197   0.30       190   0.28       224   0.34
  Unsecured consumer
  loans.............    6,805    3.08        65    0.09        63    0.10        84   0.13       162   0.24       200   0.30
                     --------  ------   -------  ------   -------  ------   ------- ------   ------- ------   ------- ------
    Total gross
    loans........... $220,665  100.00%   68,995  100.00%   64,260  100.00%   65,065 100.00%   67,274 100.00%   65,889 100.00%
                     --------  ======   -------  ======   -------  ======   ------- ======   ------- ======   ------- ======
Less (plus):
  Deferred loan
  origination
  (costs) fees and
  (premiums)
  discounts.........   (4,882)             (543)             (298)               56              109              209
  Allowance for
  estimated loan
  losses............    1,859             1,625             1,177               832              436              308
                     --------           -------           -------           -------          -------          -------
    Loans
    receivable,
    net............. $223,688           $67,913           $63,381           $64,177          $66,729          $65,372
                     ========           =======           =======           =======          =======          =======

----
(1) Includes second trust deeds.

  Loan Maturity. The following table shows the contractual maturity of the Bank's gross loans at September 30, 1997. There were $186.6 million of loans held for sale at September 30, 1997. The table does not reflect prepayment assumptions.

                                            AT SEPTEMBER 30, 1997
                               ------------------------------------------------
                                                                       TOTAL
                                 ONE- TO   MULTI-             OTHER    LOANS
                               FOUR-FAMILY FAMILY  COMMERCIAL LOANS  RECEIVABLE
                               ----------- ------- ---------- ------ ----------
                                            (DOLLARS IN THOUSANDS)
Amounts due:
 One year or less.............  $ 11,883   $   --   $   215   $  227  $ 12,325
 After one year:
  More than one year to three
   years......................     1,282       --     1,087      401     2,770
  More than three years to
   five years.................     1,283       627    3,992    2,557     8,459
  More than five years to 10
   years......................     1,553     1,668    3,521    3,441    10,183
  More than 10 years to 20
   years......................    40,721     1,155    3,005       59    44,940
  More than 20 years..........   118,664    12,966   10,046      312   141,988
                                --------   -------  -------   ------  --------
    Total amount due..........  $175,386   $16,416  $21,866   $6,997  $220,665
                                ========   =======  =======   ======  ========
Less (plus):
  Unamortized discounts (pre-
   miums), net................    (4,933)      --        (1)     --     (4,934)
  Deferred loan origination
   fees (costs)...............      (289)      170      171      --         52
  Allowance for estimated loan
   losses.....................     1,433        66      151      209     1,859
                                --------   -------  -------   ------  --------
    Total loans, net..........   179,175    16,180   21,545    6,788   223,688
  Loans held for sale, net....   154,992    15,858   14,023    6,682   191,555
                                --------   -------  -------   ------  --------
  Loans held for investment,
   net........................  $ 24,183   $   322  $ 7,522   $  106  $ 32,133
                                ========   =======  =======   ======  ========

  The following table sets forth at September 30, 1997, the dollar amount of gross loans receivable contractually due after September 30, 1998, and whether such loans have fixed interest rates or adjustable interest rates. The Company's adjustable-rate mortgage loans require that any payment adjustment resulting from a change in the interest rate be made to both the interest and payment in order to result in full amortization of the loan by the end of the loan term, and thus, do not permit negative amortization.

                                                  DUE AFTER SEPTEMBER 30, 1998
                                                 ------------------------------
                                                  FIXED   ADJUSTABLE    TOTAL
                                                 -------- ---------------------
                                                     (DOLLARS IN THOUSANDS)
   Real estate loans:
    Residential:
     One- to four-family........................ $ 69,558  $  93,945  $ 163,503
     Multi-family...............................    2,555     13,861     16,416
    Commercial..................................    7,625     14,026     21,651
    Other loans.................................    6,753         17      6,770
                                                 --------  ---------  ---------
       Total gross loans receivable............. $ 86,491  $ 121,849  $ 208,340
                                                 ========  =========  =========

  The following tables set forth the Company's loan originations, purchases, sales and principal repayments for the periods indicated:

                                    FOR THE NINE
                                    MONTHS ENDED        FOR THE YEAR ENDED
                                    SEPTEMBER 30,          DECEMBER 31,
                                  ----------------- --------------------------
                                    1997     1996     1996     1995     1994
                                  -------- -------- -------- -------- --------
                                             (DOLLARS IN THOUSANDS)
Gross loans(1):
Beginning balance................ $ 68,995 $ 64,260 $ 64,260 $ 65,065 $ 67,274
 Loans originated:
  One- to four-family(2).........  214,722   61,481  100,745   38,259   34,740
  Multi-family...................   11,373    1,613    2,976      --        85
  Commercial.....................   10,074    5,546    7,172      --       266
  Other loans....................      581      117      126      358      452
                                  -------- -------- -------- -------- --------
    Total loans originated.......  236,750   68,757  111,019   38,617   35,543
 Loans purchased(3)..............  196,658   79,632  111,534   96,155   37,272
                                  -------- -------- -------- -------- --------
  Total loans originated and
   purchased.....................  433,408  148,389  222,553  134,772   72,815
                                  -------- -------- -------- -------- --------
    Total........................  502,403  212,649  286,813  199,837  140,089
Less:
 Principal repayments............    3,185    7,028    9,184    6,719    7,440
 Sales of loans..................   73,089  140,755  154,620  126,875   65,713
 Securitizations of loans........  203,968      --    51,944      --       --
 Transfer to REO.................    1,496    1,983    2,070    1,983    1,871
                                  -------- -------- -------- -------- --------
    Total loans..................  220,665   62,883   68,995   64,260   65,065
 Loans held for sale.............  186,638   24,426   30,454   21,397   17,097
                                  -------- -------- -------- -------- --------
Ending balance loans held for
 investment...................... $ 34,027 $ 38,457 $ 38,541 $ 42,863 $ 47,968
                                  ======== ======== ======== ======== ========

--------
(1) Gross loans includes loans held for investment and loans held for sale.

(2) Includes second trust deeds.

(3) Loans purchased consist predominantly of one- to four-family residential Liberator Series and Portfolio Series loans.

  Delinquencies and Classified Assets. Federal regulations and the Bank's Classification of Assets Policy require that the Bank utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Bank has incorporated the OTS internal asset classifications as a part of its credit monitoring system. The Bank currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

  When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, under current OTS policy the Bank is required to consider establishing a general valuation allowance in an amount deemed prudent by management. The general valuation allowance, which is a regulatory term, represents a loss allowance which has been established to recognize the inherent credit risk associated with lending and investing activities, but which, unlike specific allowances, has not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

  A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation allowances. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. As a result of the declines in local and regional real estate market values and the significant losses experienced by many financial institutions in prior years, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions undertaken as part of the examination of institutions by the OTS and the FDIC. While the Bank believes that it has established an adequate allowance for estimated loan losses, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to materially increase at that time its allowance for estimated loan losses, thereby negatively affecting the Bank's financial condition and earnings at that time. Although management believes that an adequate allowance for estimated loan losses has been established, actual losses are dependent upon future events and, as such, further additions to the level of allowances for estimated loan losses may become necessary.

  The Bank's Internal Asset Review Committee reviews and classifies the Bank's assets quarterly and reports the results of its review to the Board of Directors. The Bank classifies assets in accordance with the management guidelines described above. REO is classified as Substandard. The following table sets forth information concerning loans, REO and total assets classified as substandard at September 30, 1997. At September 30, 1997 the Bank had $1.0 million of assets classified as Special Mention, $5.1 million of assets classified as Substandard, no assets classified as Doubtful and $246,000 of assets classified as Loss. As of September 30, 1997, assets classified as Special Mention include four loans totaling $506,000 secured by one- to four-family residential properties and three commercial real estate loans totaling $488,000. At September 30, 1997, the largest loan classified as Special Mention had a loan balance of $297,000 and is secured by commercial real estate. As set forth below, as of September 30, 1997, assets classified as Substandard, Doubtful and Loss include 162 loans totaling $4.3 million.

                                                         AT SEPTEMBER 30, 1997
                         --------------------------------------------------------------------------------------
                                                                                   TOTAL SUBSTANDARD, DOUBTFUL
                                    LOANS                         REO                    AND LOSS ASSETS
                         --------------------------- ----------------------------- ----------------------------
                          GROSS     NET      NUMBER   GROSS     NET     NUMBER OF   GROSS     NET      NUMBER
                         BALANCE BALANCE(1) OF LOANS BALANCE BALANCE(1) PROPERTIES BALANCE BALANCE(1) OF ASSETS
                         ------- ---------- -------- ------- ---------- ---------- ------- ---------- ---------
                                                         (DOLLARS IN THOUSANDS)
Residential:
 One- to four-family.... $3,541    $3,313      44    $1,002    $  983       12     $4,543    $4,296       56
 Multi-family...........     47        47       1        48        48        1         95        95        2
Commercial..............    131       131       1       --        --       --         131       131        1
Other loans.............    618       618     116       --        --       --         618       618      116
                         ------    ------     ---    ------    ------      ---     ------    ------      ---
  Total loans........... $4,337    $4,109     162    $1,050    $1,031       13     $5,387    $5,140      175
                         ======    ======     ===    ======    ======      ===     ======    ======      ===

--------
(1) Net balances are reduced for specific loss allowances established against substandard loans and real estate.

  Non-Accrual and Past-Due Loans. The following table sets forth information regarding non-accrual loans, troubled-debt restructurings and REO in the Company's loans held for investment. There was one troubled-debt restructured loan within the meaning of SFAS 15, and 13 REO properties at September 30, 1997. Until September 30, 1996 it was the policy of the Company to cease accruing interest on loans at the time foreclosure proceedings commenced, which typically occurred when a loan is 45 days past due or possibly longer depending on the circumstances, which period will not exceed 90 days past due. Subsequent to March 31, 1996, the Company adopted a policy to cease accruing interest on loans 90 days or more past due. For the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively, the amount of interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual terms was $272,000, $100,000, $150,000, $66,000, $106,000, $117,000 and $84,000, none of which was recognized. For the same periods, the amount of interest income recognized on troubled debt restructurings was $9,000, $9,000, $12,000, $11,000, $10,000, $1,000, and $0.

                          AT SEPTEMBER 30,             AT DECEMBER 31,
                          ------------------  --------------------------------------
                            1997      1996     1996    1995    1994    1993    1992
                          --------  --------  ------  ------  ------  ------  ------
                                         (DOLLARS IN THOUSANDS)
Non-accrual loans:
  Residential real
   estate:
    One- to four-
     family.............  $  2,332  $  1,837  $2,361  $1,305  $1,766  $1,919  $1,606
    Multi-family........       --        --       45     --      --      --      --
  Commercial............       131       --      --       82      78     197     283
  Other loans...........       610        10      10      10      45      62       2
                          --------  --------  ------  ------  ------  ------  ------
      Total.............     3,073     1,847   2,416   1,397   1,889   2,178   1,891
REO, net(1).............       975       991     561     827     555   1,772   1,377
                          --------  --------  ------  ------  ------  ------  ------
      Total non-
       performing
       assets...........  $  4,048  $  2,838  $2,977  $2,224  $2,444  $3,950  $3,268
                          ========  ========  ======  ======  ======  ======  ======
Restructured loans......  $    131  $    131  $  131  $  131  $  --   $   15  $  --
Classified assets,
 gross..................     5,387     4,603   4,829   3,929   3,951   4,165   4,827
Allowance for estimated
 loan losses as a
 percent of gross loans
 receivable(2)..........      0.84%     1.63%   2.36%   1.83%   1.28%   0.65%   0.47%
Allowance for estimated
 loan losses as a
 percent of total non-
 performing loans(3)....     60.49     55.66   67.26   84.25   44.04   20.02   16.29
Non-performing loans as
 a percent of gross
 loans
 receivable(2)(3).......      1.39      2.94    3.50    2.17    2.90    3.24    2.87
Non-performing assets as
 a percent of total
 assets(3)..............      1.38      3.36    2.86    3.00    3.42    5.05    4.15

--------
(1) REO balances are shown net of related loss allowances.

(2) Gross loans include loans receivable held for investment and loans receivable held for sale.

(3) Non-performing assets consist of non-performing loans and REO. Prior to April 1, 1996, non-performing loans consisted of all loans 45 days or more past due and all other non-accrual loans. Following March 31, 1996, non-performing loans consisted of all loans 90 days or more past due and all other non-accrual loans.

  The following table sets forth delinquencies in the Company's loan portfolio as of the dates indicated:

                                 AT SEPTEMBER 30, 1997                  AT DECEMBER 31, 1996
                         -------------------------------------- -------------------------------------
                             60-89 DAYS       90 DAYS OR MORE       60-89 DAYS      90 DAYS OR MORE
                         ------------------- ------------------ ------------------ ------------------
                                   PRINCIPAL          PRINCIPAL          PRINCIPAL          PRINCIPAL
                         NUMBER OF  BALANCE   NUMBER   BALANCE   NUMBER   BALANCE   NUMBER   BALANCE
                           LOANS   OF LOANS  OF LOANS OF LOANS  OF LOANS OF LOANS  OF LOANS OF LOANS
                         --------- --------- -------- --------- -------- --------- -------- ---------
                                                    (DOLLARS IN THOUSANDS)
One- to four-family.....      5     $  645      27     $2,254       3      $354       21     $2,361
Multi-family............    --         --      --         --      --        --         1         45
Commercial..............    --         --        2        149     --        --       --         --
Other loans.............     85        449     110        670     --        --         1         10
                            ---     ------     ---     ------     ---      ----      ---     ------
  Total.................     90     $1,094     139     $3,073       3      $354       23     $2,416
                            ===     ======     ===     ======     ===      ====      ===     ======
Delinquent loans to to-
 tal gross loans........              0.50%              1.39%             0.51%               3.50%
                                    ======             ======              ====              ======

                                 AT DECEMBER 31, 1995                  AT DECEMBER 31, 1994
                         ------------------------------------- -------------------------------------
                             60-89 DAYS      90 DAYS OR MORE       60-89 DAYS      90 DAYS OR MORE
                         ------------------ ------------------ ------------------ ------------------
                                  PRINCIPAL          PRINCIPAL          PRINCIPAL          PRINCIPAL
                          NUMBER   BALANCE   NUMBER   BALANCE   NUMBER   BALANCE   NUMBER   BALANCE
                         OF LOANS OF LOANS  OF LOANS OF LOANS  OF LOANS OF LOANS  OF LOANS OF LOANS
                         -------- --------- -------- --------- -------- --------- -------- ---------
                                                   (DOLLARS IN THOUSANDS)
One- to four-family.....     8      $446       13     $1,286       5      $375        8     $1,728
Multi-family............   --        --       --         --      --        --       --         --
Commercial..............   --        --       --         --      --        --         1         77
Other loans.............   --        --         1         10     --        --       --         --
                           ---      ----      ---     ------     ---      ----      ---     ------
  Total.................     8      $446       14     $1,296       5      $375        9     $1,805
                           ===      ====      ===     ======     ===      ====      ===     ======
Delinquent loans to to-
 tal gross loans........            0.69%               2.01%             0.58%               2.78%
                                    ====              ======              ====              ======

  Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon information available at the time of the review. As of September 30, 1997, the Company's allowance for loan losses was 0.84% of gross loans compared to 2.36% as of December 31, 1996. The Company had non-accrual loans of $3.1 million and $2.4 million at September 30, 1997 and December 31, 1996, respectively. The Company will continue to monitor and modify its allowances for loan losses as conditions dictate.

  The following table sets forth activity in the Company's allowance for loan losses for the periods set forth in the table.

                         AT OR FOR THE NINE
                            MONTHS ENDED
                           SEPTEMBER 30,       AT OR FOR THE YEAR ENDED DECEMBER 31,
                         -------------------- -------------------------------------------
                           1997       1996     1996     1995     1994     1993     1992
                         ---------  --------- -------  -------  -------  -------  -------
                                           (DOLLARS IN THOUSANDS)
Balance at beginning of
 period................. $   1,625  $  1,177  $ 1,177  $   832  $   436  $   308  $   299
Provision for loan
 losses.................       900       359      963    1,194    1,306      404      129
Charge-offs:
  Real Estate:
    One- to four-
     family.............       673       577      668      736      771      301       60
    Multi-family........       --         45       45      --       --       --       --
    Commercial..........       --        --        11      111       47      --       --
  Other loans...........       --         10       10       67       95      --        60
                         ---------  --------  -------  -------  -------  -------  -------
      Total.............       673       632      734      914      913      301      120
Recoveries..............         7       124      219       65        3       25      --
                         ---------  --------  -------  -------  -------  -------  -------
Balance at end of
 period................. $   1,859  $  1,028  $ 1,625  $ 1,177  $   832  $   436  $   308
                         =========  ========  =======  =======  =======  =======  =======
Average net loans
 outstanding............ $ 143,487  $ 69,944  $72,556  $65,521  $65,566  $68,511  $62,522
                         =========  ========  =======  =======  =======  =======  =======
Net charge-offs to
 average net loans
 outstanding............      0.46%     0.73%    0.71%    1.30%    1.39%    0.40%    0.19%

  The following table sets forth the amount of the Company's allowance for loan losses, the percent of allowance for loan losses to total allowance and the percent of gross loans to total gross loans in each of the categories listed at the dates indicated.

                                                 AT SEPTEMBER 30,
                         -----------------------------------------------------------------
                                       1997                             1996
                         -------------------------------- --------------------------------
                                             PERCENT OF                       PERCENT OF
                                           GROSS LOANS IN                   GROSS LOANS IN
                                PERCENT OF      EACH             PERCENT OF      EACH
                                ALLOWANCE     CATEGORY           ALLOWANCE     CATEGORY
                                 TO TOTAL     TO TOTAL            TO TOTAL     TO TOTAL
                         AMOUNT ALLOWANCE   GROSS LOANS   AMOUNT ALLOWANCE   GROSS LOANS
                         ------ ---------- -------------- ------ ---------- --------------
                                              (DOLLARS IN THOUSANDS)
One- to four-family..... $1,433    77.08%       79.48%    $  887    86.28%       81.05%
Multi-family............     66     3.55         7.44         20     1.95         5.41
Commercial..............    151     8.13         9.91        112    10.89        13.00
Other...................    209    11.24         3.17          9     0.88         0.54
                         ------   ------       ------     ------   ------       ------
  Total allowance for
  loan losses........... $1,859   100.00%      100.00%    $1,028   100.00%      100.00%
                         ======   ======       ======     ======   ======       ======

                                                                             AT DECEMBER 31,
                  ---------------------------------------------------------------------------------
                             1996                       1995                       1994
                  -------------------------- -------------------------- --------------------------
                                    PERCENT                    PERCENT                    PERCENT
                                    OF GROSS                   OF GROSS                   OF GROSS
                                    LOANS IN                   LOANS IN                   LOANS IN
                                      EACH                       EACH                       EACH
                         PERCENT OF CATEGORY        PERCENT OF CATEGORY        PERCENT OF CATEGORY
                         ALLOWANCE  TO TOTAL        ALLOWANCE  TO TOTAL        ALLOWANCE  TO TOTAL
                          TO TOTAL   GROSS           TO TOTAL   GROSS           TO TOTAL   GROSS
                  AMOUNT ALLOWANCE   LOANS   AMOUNT ALLOWANCE   LOANS   AMOUNT ALLOWANCE   LOANS
                  ------ ---------- -------- ------ ---------- -------- ------ ---------- --------
                                                                          (DOLLARS IN THOUSANDS)
One- to four-
family........... $1,462    89.97%    78.67% $1,001    85.05%    84.04%  $604     72.60%    82.62%
Multi-family.....     20     1.23      6.89      14     1.19      3.75     10      1.20      4.12
Commercial.......    124     7.63     14.00     143    12.15     11.71    164     19.71      12.5
Other............     19     1.17      0.44      19     1.61      0.50     54      6.49      0.76
                  ------   ------    ------  ------   ------    ------   ----    ------    ------
 Total allowance
 for loan
 losses.......... $1,625   100.00%   100.00% $1,177   100.00%   100.00%  $832    100.00%   100.00%
                  ======   ======    ======  ======   ======    ======   ====    ======    ======

                  ------------------------------------------------------
                              1993                       1992
                   -------------------------- --------------------------
                                     PERCENT                    PERCENT
                                     OF GROSS                   OF GROSS
                                     LOANS IN                   LOANS IN
                                       EACH                       EACH
                          PERCENT OF CATEGORY        PERCENT OF CATEGORY
                          ALLOWANCE  TO TOTAL        ALLOWANCE  TO TOTAL
                           TO TOTAL   GROSS           TO TOTAL   GROSS
                   AMOUNT ALLOWANCE   LOANS   AMOUNT ALLOWANCE   LOANS
                   ------ ---------- -------- ------ ---------- --------

One- to four-
family...........   $287     65.83%    83.01%  $225     73.05%    81.68%
Multi-family.....     10      2.29      3.41      6      1.95      3.55
Commercial.......     98     22.48     12.47     57     18.51     13.55
Other............     41      9.40      1.11     20      6.49      1.22
                    ----    ------    ------   ----    ------    ------
 Total allowance
 for loan
 losses..........   $436    100.00%   100.00%  $308    100.00%   100.00%
                    ====    ======    ======   ====    ======    ======

REO

  At September 30, 1997, the Company had $975,000 of REO, net of allowances. Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of fair value or the balance of the loan at the date of foreclosure through a charge to the allowance for estimated loan losses. After foreclosure, valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated cost to sell. It is the policy of the Company to obtain an appraisal on all REO at the time of possession and every six months thereafter.

INVESTMENT ACTIVITIES

  Federally chartered savings institutions, such as the Bank, have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certificates of deposit of insured banks and savings institutions, bankers' acceptances, and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment-grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, the Bank must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. See "Regulation--Federal Savings Institution Regulation--Liquidity." Historically, the Bank has maintained liquid assets above the minimum OTS requirements and at a level considered to be adequate to meet its normal daily activities.

  The investment policy of the Company as established by the Board of Directors attempts to provide and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and complement the Company's lending activities. Specifically, the Company's policies generally limit investments to government and federal agency-backed securities and non-government guaranteed securities, including corporate debt obligations, that are investment grade. The Company's policies provide the authority to invest in marketable equity securities meeting the Company's guidelines and in mortgage-backed securities guaranteed by the U.S. government and agencies thereof and other financial institutions.

  At September 30, 1997 the Company had $9,000 in its mortgage-backed securities portfolio, all of which were insured or guaranteed by the FHLMC and are being held-to-maturity. The Company may increase its investment in mortgage-backed securities in the future depending on its liquidity needs and market opportunities. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

  At September 30, 1997, the residual assets, which resulted from the Company's asset securitizations conducted during the fourth quarter of 1996, the first quarter of 1997 and the third quarter of 1997, of $24.5 million were classified as trading securities. For regulatory reasons, the residual assets and restricted cash are held by the Parent Company. Future residuals and related assets generated by asset securitizations will be held by the Bank only until they can be sold to the Company or disposed of in some other transaction. The residual assets and any future residuals generated by future asset securitizations and held by the Company will be marked to market on a quarterly basis with unrealized gains and losses recorded in operations. See "Risk Factors Related to the Company--Dependence on Asset Securitizations and Impact on Quarterly Operating Results" and "--Loan Sales and Asset Securitizations."

  The following table sets forth certain information regarding the carrying and fair values of the Company's securities at the dates indicated. There were no securities available-for-sale at the dates indicated:

                                                           AT DECEMBER 31,
                        AT SEPTEMBER 30,   -----------------------------------------------
                              1997              1996            1995            1994
                        ------------------ --------------- --------------- ---------------
                        CARRYING   FAIR    CARRYING  FAIR  CARRYING  FAIR  CARRYING  FAIR
                          VALUE    VALUE    VALUE   VALUE   VALUE   VALUE   VALUE   VALUE
                        --------- -------- -------- ------ -------- ------ -------- ------
                                             (DOLLARS IN THOUSANDS)
Securities:
  Held-to-maturity:
    U.S. Treasury and
     other agency
     securities........  $  8,056 $  8,070  $8,827  $8,785  $2,689  $2,689  $2,846  $2,838
    Mortgage-backed
     securities........         9        9      10      10      11      11      13      13
                         -------- --------  ------  ------  ------  ------  ------  ------
      Total securities
       held-to-
       maturity........  $  8,065 $  8,079  $8,837  $8,795  $2,700  $2,700  $2,859  $2,851
                         ======== ========  ======  ======  ======  ======  ======  ======

  The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Company's securities as of September 30, 1997. There were no securities available for sale at September 30, 1997.

                                                            AT SEPTEMBER 30, 1997
                          -----------------------------------------------------------------------------------------
                                                MORE THAN         MORE THAN
                              ONE YEAR         ONE YEAR TO       FIVE  YEARS        MORE THAN
                               OR LESS         FIVE YEARS       TO TEN YEARS        TEN YEARS           TOTAL
                          ----------------- ----------------- ----------------- ----------------- -----------------
                                   WEIGHTED          WEIGHTED          WEIGHTED          WEIGHTED          WEIGHTED
                          CARRYING AVERAGE  CARRYING AVERAGE  CARRYING AVERAGE  CARRYING AVERAGE  CARRYING AVERAGE
                           VALUE    YIELD    VALUE    YIELD    VALUE    YIELD    VALUE    YIELD    VALUE    YIELD
                          -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                           (DOLLARS IN THOUSANDS)
Securities:
 Held-to-maturity:
 U.S. Treasury and other
  agency securities.....   $4,008    5.88%   $2,998    6.00%   $ --      -- %    $ --       -- %   $7,006    5.93%
 Mortgage-backed
  securities............      --                --               --                  9     6.88         9    6.88
                           ------            ------            -----             -----             ------
  Total held-to-
   maturity.............    4,008    5.88%    2,998    6.00      --                  9     6.88     7,015    5.93
 FHLB stock.............    1,050               --               --                --               1,050
                           ------            ------            -----             -----             ------
  Total securities held-
   to-maturity..........   $5,058            $2,998            $ --              $   9             $8,065
                           ======            ======            =====             =====             ======

SOURCES OF FUNDS

  General. Deposits, lines of credit, loan repayments and prepayments, proceeds from sales and securitization of loans, cash flows generated from operations and borrowings are the primary sources of the Company's funds for use in lending, investing and for other general purposes.

  Deposits. The Company offers a variety of deposit accounts with a range of interest rates and terms. The Company's deposits consist of passbook savings, checking accounts, money market savings accounts and certificates of deposit. For the nine months ended September 30, 1997, certificates of deposit constituted 86.8% of total average deposits. The term of the fixed-rate certificates of deposit offered by the Company vary from 30 days to eighteen years and the offering rates are established by the Company on a weekly basis. Specific terms of an individual account vary according to the type of account, the minimum balance required, the time period funds must remain on deposit and the interest rate, among other factors. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. At September 30, 1997, the Company had $134.3 million of certificate accounts maturing in one year or less.

  The Company relies primarily on customer service and long-standing relationships with customers to attract and retain local deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Company's ability to attract and retain deposits. In addition, the Company seeks to attract deposits from outside of its market area by using nationwide advertising. In order to meet its liquidity needs for the purchase of loans, from time to time the Company offers above market interest rates on short term certificate accounts and may utilize brokered deposits. At September 30, 1997, the Company had no brokered deposits.

  Although the Company has a significant portion of its deposits in shorter term certificates of deposit, management monitors activity on the Company's certificate of deposit accounts and, based on historical experience, and the Company's current pricing strategy, believes that it will retain a large portion of such accounts upon maturity. Further increases in short-term certificate of deposit accounts, which tend to be more sensitive to movements in market interest rates than core deposits, may result in the Company's deposit base being less stable than if it had a large amount of core deposits which, in turn, may result in further increases in the Company's cost of deposits. Notwithstanding the foregoing, the Company believes that it will continue to have access to sufficient amounts of certificates of deposit accounts which, together with other funding sources, will provide it with the necessary level of liquidity to continue to implement its business strategies.

  The following table presents the deposit activity of the Company for the periods indicated:

                                 FOR THE NINE MONTHS    FOR THE YEAR ENDED
                                 ENDED SEPTEMBER 30,       DECEMBER 31,
                                 ---------------------- ------------------
                                  1997    1996   1996    1995     1994
                                 ------- ------ ------- -------  -------
                                          (DOLLARS IN THOUSANDS)
   Net deposits (withdrawals)... $68,761 $3,272 $15,700 $(1,329) $(8,880)
   Interest credited on deposit
    accounts....................   5,368  2,519   2,476   3,175    2,561
                                 ------- ------ ------- -------  -------
      Total increase (decrease)
       in deposit accounts...... $74,129 $5,791 $18,176  $1,846  $(6,319)
                                 ======= ====== ======= =======  =======

  At September 30, 1997, the Company had $44.5 million in certificate accounts in amounts of $100,000 or more maturing as follows:

                            CERTIFICATE ACCOUNTS OF       CERTIFICATE ACCOUNTS OF
                              $100,000 TO $499,000          $500,000 OR GREATER
                            ----------------------------  ---------------------------
                                             WEIGHTED                     WEIGHTED
       MATURITY PERIOD         AMOUNT      AVERAGE RATE      AMOUNT     AVERAGE RATE
       ---------------      ------------- --------------  ------------ --------------
                                         (DOLLARS IN THOUSANDS)
   Three months or less....     $ 7,873          5.91%       $  --             -- %
   Over three through 12
    months.................      32,169          6.00         1,000           6.20
   Over 12 months..........       3,448          6.01           --             --
                                -------                      ------
     Total.................     $43,490          5.99        $1,000           6.20%
                                =======                      ======

  The following table sets forth the distribution of the Company's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented. For balances and weighted average interest rates at September 30, 1997 and December 31, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Average Balance Sheets," and "Notes to Financial Statements" provided elsewhere herein.

                   FOR THE NINE MONTHS ENDED
                         SEPTEMBER 30,                               FOR THE YEAR ENDED DECEMBER 31,
                   -------------------------- -----------------------------------------------------------------------------
                              1997                      1996                      1995                      1994
                   -------------------------- ------------------------- ------------------------- -------------------------
                            PERCENT                   PERCENT                   PERCENT                   PERCENT
                            OF TOTAL WEIGHTED         OF TOTAL WEIGHTED         OF TOTAL WEIGHTED         OF TOTAL WEIGHTED
                   AVERAGE  AVERAGE  AVERAGE  AVERAGE AVERAGE  AVERAGE  AVERAGE AVERAGE  AVERAGE  AVERAGE AVERAGE  AVERAGE
                   BALANCE  DEPOSITS   RATE   BALANCE DEPOSITS   RATE   BALANCE DEPOSITS   RATE   BALANCE DEPOSITS   RATE
                   -------- -------- -------- ------- -------- -------- ------- -------- -------- ------- -------- --------
                                                            (DOLLARS IN THOUSANDS)
Passbook
accounts.........  $  4,027    3.01%   2.09%  $ 4,401    6.03%   2.09%  $ 5,090    7.53%   2.50%  $ 7,048   10.13%   2.23%
Money market
accounts.........     2,978    2.23    3.00     4,233    5.80    2.79     5,493    8.12    2.62     6,512    9.36    2.50
Checking
accounts.........    10,691    7.99    2.51     7,048    9.65    1.59     6,434    9.51    1.43     6,180    8.88    1.54
                   --------  ------           -------  ------           -------  ------           -------  ------
 Total...........    17,696   13.23    2.58    15,682   21.48    2.05    17,017   25,16    2.13    19,740   28.37    2.10
Certificate
accounts:
 Three months or
 less............    18,631   13.93%   5.50     3,994    5.47    5.66    11,570   17.11    5.09    16,952   24.36    3.60
 Four through 12
 months..........    74,001   55.34    5.99    36,519   50.01    5.23    20,762   30.71    5.44    21,768   31.28    4.19
 13 through 36
 months..........    17,578   13.14    5.63    10,204   13.98    6.25    11,188   16.54    5.93     7,218   10.37    5.11
 37 months or
 greater.........     5,825    4.36    6.21     6,616    9.06    6.36     7,088   10.48    6.32     3,913    5.62    5.86
                   --------  ------           -------  ------           -------  ------           -------  ------
 Total
 certificate
 accounts........   116,035   86.77    5.87    57,333   78.52    5.57    50,608   74.84    5.59    49,851   71.63    4.25
                   --------  ------           -------  ------           -------  ------           -------  ------
Total average
deposits.........  $133,731  100.00%   5.42   $73,015  100.00%   4.81   $67,625  100.00%   4.72   $69,591  100.00%   3.64
                   ========  ======           =======  ======                    ======           =======  ======

  The following table presents, by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at September 30, 1997.

                                       PERIOD TO MATURITY FROM SEPTEMBER 30, 1997                        AT DECEMBER 31,
                     ------------------------------------------------------------------------------- -----------------------
                     ONE YEAR OVER ONE TO OVER TWO TO OVER THREE TO OVER FOUR TO MORE THAN
                     OR LESS   TWO YEARS  THREE YEARS  FOUR YEARS    FIVE YEARS  FIVE YEARS  TOTAL    1996    1995    1994
                     -------- ----------- ----------- ------------- ------------ ---------- -------- ------- ------- -------
                                                             (DOLLARS IN THOUSANDS)
Certificate
accounts:
  0 to 4.00%........ $    --    $  --       $  --         $--           $--         $--     $    --  $   --  $   477 $ 9,674
  4.01 to 5.00%.....      990      364           5           4             1          67       1,431   3,504   5,710  16,098
  5.01 to 6.00%.....   66,238    2,404         368         277           474         102      69,863  60,145  32,298  15,282
  6.01 to 7.00%.....   66,880      539         436           6            27          76      67,964   3,891  10,676   5,481
  7.01 to 8.00%.....      173      512         481         164            42         251       1,623   1,890   2,641   1,487
  8.01 to 9.00%.....      --       --          --          --            --          --          --      --      --        2
  Over 9.01%........      --       --          --          --            --          --          --      --      --      --
                     --------   ------      ------        ----          ----        ----    -------- ------- ------- -------
    Total........... $134,281   $3,819      $1,290        $451          $544        $496    $140,881 $69,430 $51,802 $48,044
                     ========   ======      ======        ====          ====        ====    ======== ======= ======= =======

  Borrowings. From time to time the Bank has obtained advances from the FHLB as an alternative to retail deposit funds and internally generated funds and may do so in the future as part of its operating strategy. FHLB advances may also be used to acquire certain other assets as may be deemed appropriate for investment purposes. These advances are collateralized primarily by certain of the Bank's mortgage loans and mortgage-backed securities and secondarily by the Bank's investment in capital stock of the FHLB. See "Regulation--Federal Home Loan Bank System." Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Bank, fluctuates from time-to-time in accordance with the policies of the OTS and the FHLB. At September 30, 1997, the Bank had outstanding advances in the amount of $6.9 million from the FHLB.

  Both the Company and the Bank have the ability to enter into lines of credit to finance mortgage originations and purchases or for other corporate purposes. At September 30, 1997, the Bank's warehouse lines of credit consisted of two separate lines of credit aggregating $250.0 million, of which $54.6 million has been drawn at September 30, 1997. The lines of credit are secured by loans originated or purchased by the Company and range in interest rates from LIBOR plus 50 basis points to LIBOR plus 100 basis points. The Bank is in the process of negotiating a third warehouse line of credit in the amount of $250.0 million. In addition, the Company has a line of credit in the amount of $40.0 million secured by residual assets created by the Company's securitizations. All of the lines of credit are uncommitted and may be terminated by the lenders at will. See "Risk Factors Related to the Company-- Availability of Funding Sources."

  On March 14, 1997, the Bank issued Debentures in the aggregate principal amount of $10.0 million through the Debenture Offering. The Debentures will mature on March 15, 2004 and bear interest at the rate of 13.5% per annum, payable semi-annually. The Debentures qualify as supplementary capital under regulations of the OTS which capital may be used to satisfy the risk-based capital requirements in an amount up to 100% of the Bank's core capital. See "Regulation--Federal Savings Institution Regulation--Capital Requirements." By enhancing the Bank's capital position the Debentures provide support for the Bank's current operations. The Debentures are direct, unconditional obligations of the Bank ranking with all other existing and future unsecured and subordinated indebtedness of the Bank. They are subordinated on liquidation, as to principal and interest, and premium, if any, to all claims against the Bank having the same priority as savings account holders or any higher priority.

  The Debentures are redeemable at the option of the Bank, in whole or in part, at any time after September 15, 1998, at the aggregate principal amount thereof, plus accrued and unpaid interest, if any. The Bank may substitute the Company in its place as obligor on the Debentures. If such Substitution occurs, holders of the Debentures will have the option, at September 15, 1998 or at such later time as the Substitution occurs, to require the Company to purchase all or part of the holder's outstanding Debentures at a price equal to 100% of the principal amount repurchased plus accrued interest through the repurchase date. If the Substitution occurs, upon a change in control of the Company holders of the Debentures will have the option to require the Company to purchase all or part of the holder's outstanding Debenture at a price equal to 101% of the principal amount repurchased plus accrued interest through the repurchase date. Any such repurchase would have a material adverse impact on the Company's liquidity after September 15, 1998. See "Risk Factors Related to the Company--Risks Related to Debentures" and "Use of Proceeds."

  The following table sets forth certain information regarding the Company's borrowed funds at or for the periods ended on the dates indicated:

                                      AT OR FOR THE
                                       NINE MONTHS
                                     ENDED SEPTEMBER    AT OR FOR THE YEAR
                                           30,          ENDED DECEMBER 31,
                                     ----------------  -----------------------
                                      1997     1996     1996     1995    1994
                                     -------  -------  -------  ------  ------
                                            (DOLLARS IN THOUSANDS)
FHLB advances:
  Average balance outstanding....... $ 9,230  $ 3,885  $ 4,259  $3,112  $1,863
  Maximum amount outstanding at any
   month-end during the period......  19,950   13,900   13,900   7,600   7,000
  Balance outstanding at end of
   period...........................     --       --       --      --    1,250
  Weighted average interest rate
   during the period................    5.69%    5.92%    5.93%   6.55%   4.87%
Debentures:
  Average balance outstanding....... $ 7,326      --       --      --      --
  Maximum amount outstanding at any
   month-end during the period...... $10,000      --       --      --      --
  Balance outstanding at end of
   period                            $10,000      --       --      --      --
  Weighted average interest rate
   during the period................   13.50%     --       --      --      --
Lines of credit:
  Average balance outstanding....... $ 9,757      --       --      --      --
  Maximum amount outstanding at any
   month-end during the period......  54,623      --       --      --      --
  Balance outstanding at end of
   period...........................  54,623      --       --      --      --
  Weighted average interest rate
   during the period................    6.24%     --       --      --      --
  Total borrowings:
  Average balance outstanding....... $26,313  $ 3,885  $ 4,259  $3,112  $1,863
  Maximum amount outstanding at any
   month-end during period..........  84,573   13,900   13,900   7,600   7,000
  Balance outstanding at end of
   period...........................  64,623      --       --      --    1,250
  Weighted average interest rate
   during the period................    8.07%    5.92%    5.93%   6.55%   4.87%

  Asset Securitizations. The Company completed three asset securitizations, one during the fourth quarter of 1996, one during the first quarter of 1997 and one during the third quarter of 1997. Net gains to the Company from these asset securitizations aggregated $21.3 million. As the Company anticipates that it will conduct regular asset securitizations in the future, it is expected that gain on sale of loans securitized will constitute a substantial source of cash flow for the Company's future loan originations, although there can be no assurance in this regard. See "Risk Factors Related to the Company-- Dependence on Asset Securitizations and Impact on Quarterly Operating Results."

COMPETITION

  As a purchaser and originator of mortgage loans, the Company faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Company. Furthermore, certain large national finance companies and conforming mortgage originators have announced their intention to adapt their conforming origination programs and allocate resources to the origination of non-conforming loans. In addition, certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Company targeting customers similar to those of the Company. Also, the FHLMC recently announced its intention to support such originations by purchasing, guaranteeing and securitizing non-conforming loans originated by qualifying institutions. The entrance of these competitors into the Company's market could have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors Related to the Company-- Competition."

  Competition can take many forms, including convenience in obtaining a loan, service, marketing and distribution channels and interest rates. Furthermore, the current level of gains realized by the Company and its competitors on the sale of the type of loans purchased and originated is attracting additional competitors, including at least one quasi-governmental agency, into this market with the effect of lowering the gains that may be realized by the Company on future loan sales. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have "locked in" low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's borrowers to refinance their loans. During economic slowdowns or recessions, the Company's borrowers may have new financial difficulties and may be receptive to offers by the Company's competitors.

  The Company depends largely on Originators for its purchases and originations of new loans. The Company's competitors also seek to establish relationships with the Company's Originators. The Company's future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

  In addition, the Bank faces increasing competition for deposits and other financial products from non-bank institutions such as brokerage firms and insurance companies in such areas as short-term money market funds, corporate and government securities funds, mutual funds and annuities. In order to compete with these other institutions with respect to deposits and fee services, the Bank relies principally upon local promotional activities, personal relationships established by officers, directors and employees of the Bank and specialized services tailored to meet the individual needs of the Bank's customers.

PROPERTIES

  As of September 30, 1997, the Company conducted its business through six offices.

                                                           NET BOOK
                                                           VALUE OF
                                     ORIGINAL            PROPERTY OR
                                       YEAR               LEASEHOLD
                              LEASED  LEASED   DATE OF   IMPROVEMENTS
                                OR      OR      LEASE    AT SEPTEMBER
          LOCATION            OWNED  ACQUIRED EXPIRATION   30, 1997
----------------------------  ------ -------- ---------- ------------
Corporate Headquarters and    Leased   1997      2002     $1,175,000
 Regional Lending Center:
10540 Magnolia Ste B
Riverside, CA

Regional Lending Center:      Leased   1997      2000         79,000
Parker Place
Aurora, CO

Regional Lending Center: (1)  Leased   1997      2002            --
8031 Philips Highway
Jacksonville, FL

Branch Office:                Leased   1986      2001        229,000
1598 E. Highland Avenue
San Bernardino, CA

Branch Office:                Leased   1997      2002          3,000
10540 Magnolia Ste A
Riverside, CA

National Servicing Center:     Owned   1996       --         534,000
4110 Tigris Way
Riverside, CA

--------
(1) The Company's lease on its previously leased Jacksonville property expired September 30, 1997. Although the Company moved into its new Jacksonville property on October 1, 1997, payments on the lease on the new property did not begin until November 1, 1997. Leasehold improvements on the new property are not expected to be a material expense.

  The Company has opened two low-cost retail lending offices, and has entered into leases for an additional four retail lending offices which are expected to open by the end of 1997. In addition, the Company intends to open two retail lending offices in the first quarter of 1998. With the exception of one planned office expected to open in Northern California, the Company's two current and five of the six planned retail lending offices will be located in Southern California. In addition, the Company intends to further expand by opening additional retail offices outside of Southern California. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Operating Results for the Nine Months Ended September 30, 1997 and September 30, 1996--Non-Interest Expense."

SUBSIDIARIES

  As of September 30, 1997, the Company had two subsidiaries: the Bank and Life Investment Holdings, Inc. Life Investment Holdings, Inc. was incorporated in Delaware in 1997 as a bankruptcy-remote entity for use in the Company's asset securitization activities. The Bank had no subsidiaries at September 30, 1997.

LEGAL PROCEEDINGS

  The Company and the Bank are not involved in any pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Management believes that none of these legal proceedings, individually or in the aggregate, will have a material adverse impact on the results of operations or financial condition of the Company and the Bank.

PERSONNEL

  As of September 30, 1997, the Company had 206 full-time employees and 8 part-time employees. The employees are not represented by a collective bargaining unit and the Company considers its relationship with its employees to be good. See "The Board of Directors and Management of the Bank--Benefits" for a description of certain compensation and benefit programs offered to the Company's and the Bank's employees.

                          FEDERAL AND STATE TAXATION

  General. The Company and the Bank will report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company. The statute of limitations has closed for federal tax purposes through the 1992 tax year and for California Franchise Tax Board purposes through the 1991 tax year.

  Bad Debt Reserve. Historically, savings institutions such as the Bank which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying real property loans," which are generally loans secured by certain interests in real property, were computed using an amount based on the Bank's actual loss experience, or a percentage equal to 8% of the Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted addition to the non-qualifying reserve.

  In August, 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Bank has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense.

  For tax years beginning after December 31, 1995, the Bank is permitted to maintain a tax reserve equal to the greater of the base year reserve of the reserve calculated using the experience method available to small (average assets less than $500 million) commercial banks as of the year of the change. Any excess of the reserve as of the year of the change over the allowable reserves must be recaptured into taxable income evenly over a period of six years beginning in the 1996 taxable year subject to the suspension rule described below. As of September 30, 1997, the Bank has an excess amount subject to recapture equal to $330,000.

  The experience method allows an institution to maintain a bad debt reserve equal to the ratio of the net charge-offs for the last six years divided by total loans for those years multiplied by the total loans outstanding at the end of the current year. However, this method permits the institution to maintain a minimum reserve balance equal to its reserve balance at the end of its base year, adjusted for declines in the loan portfolio for the base year. Although deductions are allowed for the calculated addition to the bad debt reserve, net recoveries are not taken into taxable income. The Bank is currently using the "6-year moving average" method to calculate its bad debt reserve. The Bank anticipates that it will continue this practice.

  Distributions. To the extent that the Bank makes "non-dividend distributions" to the Company that are considered as made (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserve. Thus, any dividends to the Company that would reduce amounts appropriated to the Bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Bank. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if the Bank makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includible in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend Policy" for limits on the payment of dividends of the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

  Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code"), imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of .12% of the excess of AMTI (with certain modifications) over $2.0 million is imposed on corporations, including the Bank, whether or not an Alternative Minimum Tax ("AMT") is paid. The Bank does not expect to be subject to the AMT.

  Dividends Received Deduction and Other Matters. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Bank will not file a consolidated tax return, except that if the Company or the Bank own more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

  State of California. The California franchise tax rate applicable to the Bank equals the franchise tax rate applicable to corporations generally, plus an "in lieu" rate approximately equal to personal property taxes and business license taxes paid by such corporations (but not generally paid by banks or financial corporations such as the Bank); however, the total tax rate cannot exceed 11.3%. Under California regulations, bad debt deductions are available in computing California franchise taxes using a three or six year weighted average loss experience method. The Company, as a savings and loan holding company commercially domiciled in California, will generally be treated as a financial corporation and subject to the general corporate tax rate plus the "in lieu" rate as discussed previously for the Bank.

  State of Delaware Taxation. As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                                  REGULATION

GENERAL

  The Bank is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the insurer of the Bank's deposit accounts. The Bank is a member of the FHLB System. The Bank's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank or their operations. The Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of, the OTS and the SEC under the federal securities laws.

  Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank or their operations. Congress considered in 1997 and is expected to consider again in 1998 the elimination of the federal thrift charter and the abolition of the OTS. The results of such consideration, including possible enactment of legislation, is uncertain. Therefore, the Company and the Bank are unable to determine the extent to which the results of such consideration or possible legislation, if enacted, would affect their business. See "Risk Factors Related to the Company-- Financial Institution Regulation and Possible Legislation."

  Certain of the regulatory requirements applicable to the Bank and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus does not purport to be complete descriptions of such statutes and regulations and their effects on the Bank and the Company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL SAVINGS INSTITUTION REGULATION

  Business Activities. The activities of federal savings institutions are governed by the HOLA and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the OTS and FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, e.g., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institutions's capital or assets. Specifically, commercial loans are limited to 20% of total assets and amounts in excess of 10% of assets may only be used for small business loans. Consumer loans are limited to 35% of assets.

  Loans-to-One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion but excludes real estate. At September 30, 1997, the Bank's general limit on loans-to-one borrower was $2.7 million. At September 30, 1997, the Bank's largest aggregate amount of loans-to-one borrower consisted of $778,000.

  QTL Test. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and
(iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities and 50% of the dollar amount of residential mortgages originated by the institution and sold within 90 days) in at least 9 months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of September 30, 1997, the Bank maintained 99.9% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

  Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event the Bank's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

  Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio for the nine months ended September 30, 1997 was 11.3%, which exceeded the applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Assessments. Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations and supervision of the Bank. The general assessment, paid on a semi-annual basis, is based upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Bank's latest quarterly Thrift Financial Report. The assessments paid by the Bank for the nine months ended September 30, 1997 and the year ended December 31, 1996 totalled $26,000 and $27,000, respectively.

  Branching. OTS regulations permit federally chartered savings associations to branch nationwide under certain conditions. Generally, federal savings associations may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations. For a discussion of the impact of proposed legislation, see "Risk Factors Related to the Company--Financial Institution Regulation and Possible Legislation."

  Transactions with Related Parties. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with the Bank, including the Company and any non-savings institution subsidiaries that the Company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of covered transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

  Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders who participate in the conduct of the affairs of the institution, and independent contractors (including attorneys, appraisers and accountants) who knowingly or recklessly participate in a wrongful action likely to have a significant adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action itself under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

  Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

  Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and will be subject to certain restrictions. See "--Prompt Corrective Regulatory Action."

  The risk-based capital standard for savings institutions requires the maintenance of a ratio of total capital (which is defined as core capital plus supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks the OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate term preferred stock and, within specified limits, the general allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

  The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates, divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed indefinitely the date that the component will first be deducted from an institution's total capital.

  At September 30, 1997, the Bank met each of its capital requirements. Due to the fluctuations in the Bank's total assets as a result of its mortgage banking operations, the Bank has been required by the OTS since the Bank's examination completed August 9, 1996 to compute its regulatory capital ratios based upon the higher of (1) the average of total assets based on month-end results; or (2) total assets as of the quarter end. Total assets at the end of the quarter ended September 30, 1997 were lower than the month end averages, and therefore the OTS capital averaging requirement was applied. See "Capitalization" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Bank's historical capital and percentages at September 30, 1997 and pro forma capitalization of the Company upon the issuance of the Capital Securities.

PROMPT CORRECTIVE REGULATORY ACTION

  Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized (Tier 1 capital is equivalent to core capital). A savings institution that has a total risk-based capital ratio less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by each parent holding company, subject to an aggregate limit on liability. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

  Deposits of the Bank are presently insured by the SAIF. Both the SAIF and the BIF (the deposit insurance fund that covers most commercial bank deposits) are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the SAIF and BIF were paying average deposit insurance premiums of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF.

  In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it could have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members such as the Bank could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

  On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). The SAIF Special Assessment was recognized by the Bank as an expense in the quarter ended September 30, 1996 and is generally tax deductible. The SAIF Special Assessment recorded by the Bank amounted to $448,000 on a pre-tax basis and $256,000 on an after-tax basis.

  The Funds Act also spreads the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits will be assessed for FICO payment at a rate of 1.3 basis points, while SAIF deposits will pay 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999, provided no savings associations remain as of that time.

  As a result of the Funds Act, the FDIC voted to lower SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members and subsequently voted to maintain the same rate range for the second half of 1997. However, SAIF members will continue to make the FICO payments described above. The FDIC also lowered the SAIF assessment schedule for the fourth quarter of 1996 to 18 to 27 basis points. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the savings association charter will be eliminated or whether the BIF and SAIF will eventually be merged.

  The Bank's assessment rate for the nine months ended September 30, 1997 and the year ended December 31, 1996 was 9 and 26 basis points, respectively, and the premium paid for these periods was $69,000 and $622,000 (including the SAIF Special Assessment), respectively. A significant increase in SAIF insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank.

  Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

THRIFT RECHARTERING LEGISLATION

  The Funds Act provides that the BIF and SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. That legislation also requires that the Department of Treasury submit a report to Congress by March 31, 1999 that makes recommendations regarding a common financial institutions charter, including whether the separate charters for thrifts and banks should be abolished. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter and abolish the OTS have been introduced in the Congress. However, the Bank is unable to predict whether such legislation would be enacted and, if so, the extent to which the legislation would restrict the Bank's ability to engage in certain activities or otherwise disrupt its operations.

TRUTH IN LENDING

  The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder requires lenders, such as the Bank, to provide a disclosure statement to borrowers which explains the terms and cost of credit, including, but not limited to, the amount financed, finance charges, other charges and prepayment terms. Regulation Z applies to a wide variety of lending transactions, including mortgage loans and credit cards. The TILA provides borrowers with a three day right to cancel certain credit transactions, including certain residential mortgage loans and other loans where a customer pledges his or her principal dwelling as security for the loan. Failure to comply with the provisions of the TILA could subject a lender to criminal and civil sanctions.

  The TILA was amended effective October 1, 1995 to impose new disclosure requirements and substantive limitations on closed-end home equity mortgage loans bearing rates or fees above a certain percentage or amount ("TILA Amendments"). Specifically, the TILA Amendments apply to loans secured by a customer's principal dwelling (other than a residential mortgage loan to acquire or construct a borrower's principal dwelling, a reverse mortgage transaction or home equity lines of credit) with (i) an annual percentage rate which exceeds by more than ten percentage points the yield on U.S. Treasury securities having comparable periods of maturity; or (ii) total loan origination fees and other fees payable by the customer which exceed the greater of 8% of the loan amount or $400 ("Covered Loans"). Additional disclosures are required to be provided to the customer under the TILA Amendments for all Covered Loans not less than three business days prior to the consummation of the transaction.

OTHER LENDING LAWS

  The Bank is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on certain prohibited bases, including race, color, religion, national origin, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. Among other things, it also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. In addition, the Bank is subject to the Fair Housing Act and regulations thereunder, which broadly prohibit certain discriminatory practices in connection with the Bank's business. The Bank is also subject to the RESPA and the Home Mortgage Disclosure Act.

  In addition, the Bank is subject to various other Federal and state laws, rules and regulations governing, among other things, procedures which must be followed by mortgage lenders and servicers, and disclosures which must be made to consumer borrowers. Failure to comply with such laws, as well as with the laws described above, may result in civil and criminal liability.

FEDERAL HOME LOAN BANK SYSTEM

  The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at September 30, 1997 of $1.1 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At September 30, 1997, the Bank had $6.9 million in outstanding FHLB advances.

  The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended December 31, 1996, 1995 and 1994, dividends from the FHLB to the Bank amounted to $34,000, $30,000 and $20,000, respectively. If dividends were reduced, the Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

FEDERAL RESERVE SYSTEM

  The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts. The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $49.3 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $49.3 million, the reserve requirement is $1.5 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $49.3 million. Effective December 16, 1997, the Federal Reserve Board has reduced the amount of transaction accounts subject to the 3% ratio from $49.3 million to $47.8 million and increased from $4.4 million to $4.7 million the amount of reservable liabilities that is exempted from reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

HOLDING COMPANY REGULATION

  The Company is a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company is registered with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Bank must notify the OTS 30 days before declaring any dividend to the Company.

  As a unitary savings and loan holding company, the Company generally is not restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See "--Federal Savings Institution Regulation--QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company ("BHC") Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Proposed legislation would treat all savings and loan holding companies as bank holding companies and limit, with narrow "grandfather" rights for existing savings and loan holding companies such as the Company, the activities of such companies to those permissible for bank holding companies. See "Risk Factors Related to the Company--Financial Institution Regulation and Possible Legislation."

  The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS; from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

  The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

FEDERAL SECURITIES LAWS

  The Company's Common Stock is registered with the SEC under the Exchange Act. The Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

  Shares held by affiliates of the Company are subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

             THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY

  The following table sets forth certain information regarding executive officers and directors of the Company.

      NAME                     AGE(1)    POSITION(S) HELD WITH COMPANY
      ----                     -----     -----------------------------
 Daniel L. Perl                  48   Director, President and Chief
                                      Executive Officer
 L. Bruce Mills, Jr.             40   Executive Vice President, Chief
                                      Financial
                                      Officer and Corporate Secretary
 Ronald G. Skipper               56   Chairman of the Board
 Richard C. Caldwell             56   Director
 John D. Goddard                 58   Director
 Milton E. Johnson               60   Director
 Robert K. Riley                 36   Director

--------
(1)As of September 30, 1997.

BIOGRAPHICAL INFORMATION

  Daniel L. Perl joined the Bank in 1994 as the Senior Vice President and Chief Loan Officer. Mr. Perl was recently promoted to the position of President and Chief Executive Officer of the Bank. Mr. Perl has over twenty years of continuous experience in real estate finance. Prior to joining the Bank, Mr. Perl served in management positions with various mortgage finance companies and banking institutions. From 1991 to 1993, Mr. Perl was a Senior Vice President with WCP Trading Corporation.

  L. Bruce Mills, Jr. joined the Bank in 1987 as the Chief Financial Officer. Mr. Mills currently serves as the Executive Vice President and Chief Financial Officer of the Bank. Prior to joining the Bank, Mr. Mills served as an examiner with the Federal Home Loan Bank of San Francisco.

  Ronald G. Skipper is the Chairman of the Board of the Company and has served as a Director of the Bank since 1983. Mr. Skipper is a self-employed attorney and has been practicing law for 31 years.

  Richard C. Caldwell is the Chairman of the Board of the Bank. Mr. Caldwell was elected to the Board of Directors of the Bank in 1983 and has served as Chairman of the Board since 1983. Mr. Caldwell has been a partner of Caldwell & Moreland Insurance Brokers since 1995. From 1982 to 1995, Mr. Caldwell has been President and sole owner of Caldwell & Hunt Insurance Brokers.

  John D. Goddard has served as a Director of the Bank since 1988. Mr. Goddard is a Certified Public Accountant. Mr. Goddard has been President of Goddard Accountancy Corporation since 1962.

  Milton E. Johnson has served as a Director of the Bank since 1983. Mr. Johnson has been the President of Home Lumber Company, a building materials supplier, since 1960. In addition, Mr. Johnson has been a partner in Central Nevada Hay Company since 1987.

  Robert K. Riley became a member of the Board following the Reorganization. Mr. Riley is the co-founder and Chief Executive Officer of Millenium Asset Management, L.L.C., an SEC-registered investment advisory firm, and also serves on the Board of Directors of MBIC, an American subsidiary of a large Belgian bank. From 1992 to 1996, Mr. Riley worked for the Millenium Group, a consulting firm focused on designing asset securitization systems and developing risk management programs for European banks.

  The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs.

Richard C. Caldwell and Milton E. Johnson, has a term of office expiring at the first annual meeting of stockholders; a second class, consisting of Messrs. Ronald G. Skipper and Daniel L. Perl, has a term of office expiring at the second annual meeting of stockholders; and a third class, consisting of Messrs. John D. Goddard and Robert K. Riley, has a term of office expiring at the third annual meeting of stockholders.

  The officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. Since the formation of the Company, none of the executive officers or other personnel has received remuneration from the Company.

COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMPANY

  The Company has established an Audit Committee consisting of Messrs. Skipper, Caldwell and Goddard and a Personnel/Compensation Committee consisting of Messrs. Skipper, Goddard and Johnson.

DIRECTORS' COMPENSATION

  The directors of the Company who are not also employees of the Company receive a monthly retainer for acting in such capacity. The monthly retainer for the Chairman of the Board of the Company is $2,000 while the fee for other non-employee directors of the Company is $1,500. In addition, each non-employee director received fees for each month preceding the Reorganization starting with February 1997 for services performed on behalf of the Company.

               THE BOARD OF DIRECTORS AND MANAGEMENT OF THE BANK

DIRECTORS

  The following table sets forth certain information regarding the Board of Directors of the Bank.

                                                             DIRECTOR  TERM
        NAME         AGE(1) POSITION(S) HELD WITH THE BANK    SINCE   EXPIRES
        ----         ------ ------------------------------   -------- -------
 Richard C. Caldwell   56    Chairman of the Board             1983    2000
                             Director, President and Chief
 Daniel L. Perl(2)     48    Executive Officer                 1996    2000
 John D. Goddard       58    Director                          1988    1999
 Milton E. Johnson     60    Director                          1983    1997
 Edgar C. Keller       76    Director                          1983    1999
 Ronald G. Skipper     56    Director                          1983    1998

--------
(1) As of September 30, 1997.
(2) Mr. Perl was elected by the Board of Directors to fill the vacancy created by the resignation of a director in June 1996.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

  The following table sets forth certain information regarding the executive officers of the Bank who are not also directors.

         NAME          AGE(1)           POSITION(S) HELD WITH THE BANK
         ----          -----  -------------------------------------------------
 L. Bruce Mills, Jr.    40    Executive Vice President, Secretary and Treasurer
 Joseph R.L. Passerino  42    Senior Vice President
 Mary E. Darter         37    Executive Vice President

--------
(1) As of September 30, 1997.

BIOGRAPHICAL INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK WHO ARE NOT DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  Edgar C. Keller has been a Director of the Bank since 1983. Mr. Keller was a partner with the law firm of Keller & Holt from 1963 until 1994. After such time, Mr. Keller was a partner with the law firm of Keller & Keller until his retirement in 1996.

  Joseph R. L. Passerino joined the Bank in February 1994. He was named senior vice president in September 1996 and is responsible for all loans originated by the Bank nationally. Prior to that, from 1988 to 1994, Mr. Passerino was in charge of loan production for St. Thomas Capital Corp.

  Mary E. Darter joined the Bank in March 1994. She was named executive vice president in October 1997. Ms. Darter is primarily responsible for mortgage financing operations. Prior to joining the Bank, Ms. Darter was employed by Imperial Credit Industries/Southern Pacific Thrift and Loan from 1991 to 1994 in charge of the warehouse line of credit division and bulk acquisitions.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE BANK

  The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board. During the year ended December 31, 1996, the Board of Directors had 12 regular meetings and 6 special meetings. No director attended fewer than 75% of the total number of Board meetings held during this period.

  The Board of Directors of the Bank has established the following Board and management committees:

  The Audit Committee consists of Messrs. Keller and Goddard. The Bank's Internal Auditors report to this committee. The purpose of this committee is to review the audit function and management actions regarding the implementation of audit findings. The committee also maintains a liaison with the outside auditors and reviews the adequacy of internal controls. The committee meets quarterly or as necessary.

  The Loan Committee consists of Messrs. Skipper, Caldwell, Johnson and Perl. This Committee exercises the authority of the Board pertaining to loan matters and approves or rejects all loans presented by management. This Committee also reviews the workout solutions of problem loans, and approves the classification of assets and the establishment of adequate valuation allowances. The Committee meets monthly.

  The Executive Committee consists of Messrs. Caldwell, Goddard and Skipper. This committee exercises the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors. Any actions by this committee require subsequent ratification by the Board of Directors at the next regular meeting. The Executive Committee meets as needed.

  The Investment Committee consists of Messrs. Goddard, Caldwell, Johnson and Mills. The purpose of this committee is to adopt and maintain policies regarding the investment portfolio and to monitor the interest rate and the credit risks of liquidity portfolio investments. This committee meets semi-annually or as needed.

  The Personnel/Compensation Committee consists of Messrs. Keller, Johnson, Caldwell and Goddard. This Committee is responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues. The committee meets semi-annually or as needed.

  The Asset Classification Committee consists of Messrs. Mills and Perl. The purpose of this committee is to review the Bank's loan portfolio and monitor the classification of assets. This committee meets quarterly.

  The Bank also maintains a Budget Committee consisting of Messrs. Caldwell, Goddard and Mills.

DIRECTORS' COMPENSATION

  Directors' Fees. Directors of the Bank who are not also employees of the Bank receive a retainer of $950 per month for serving on the Bank's Board of Directors except the Chairman of the Board who receives $1200 per month.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth, for the year ended December 31, 1996, the cash compensation paid by the Bank, as well as certain other compensation paid or accrued for those years, to the chief executive officer, the former chief executive officer and the other most highly compensated executive officer of the Bank whose salary and bonus exceeded $100,000 in fiscal year 1996 (the "Named Executive Officers").

                                                                      LONG-TERM COMPENSATION
                                                                  ------------------------------
                                       COMPENSATION                       AWARDS         PAYOUTS
                             ------------------------------------ ---------------------- -------
                                                                  RESTRICTED SECURITIES
                                                        OTHER       STOCK    UNDERLYING    LTIP   ALL OTHER
  NAME AND PRINCIPAL                                 COMPENSATION   AWARDS     OPTIONS   PAYOUTS COMPENSATION
     POSITIONS(1)       YEAR SALARY($)  BONUS($)         ($)         ($)         (#)       ($)       ($)
  ------------------    ---- --------- ----------    ------------ ---------- ----------- ------- ------------
Daniel L. Perl
 President and Chief
 Executive Officer      1996  $75,000  $1,464,374(2)    $ --        $ --       192,960    $ --      $2,370(3)
Nora Vineyard
 Former President and
 Chief Executive
 Officer                1996   76,083         --          --          --           --       --      88,300(4)
Joseph R.L. Passerino
 Senior Vice President  1996   29,000     217,199         --          --        12,540      --       2,300(3)

--------
(1) Ms. Vineyard retired from the position of President and Chief Executive Officer in July 1996 at which time Mr. Perl was elected to fill these positions.
(2) Includes $1,079,185 earned by Mr. Perl during 1996 which was paid in 1997. See "--Previous Employment Agreement."
(3) Represents amount contributed by the Bank pursuant to the Bank's 401(k)
    Plan.
(4) Includes $500 contributed by the Bank pursuant to the Bank's 401(k) Plan. Also includes a cash payment of $60,000 plus title to a 1996 automobile with a market value of $27,800 pursuant to an agreement reached between Mrs. Vineyard and the Bank upon her retirement from her position with the Bank. See "--Consultation Agreement."

EMPLOYMENT AGREEMENTS

  Upon the consummation of the Reorganization and the IPO, the Bank and the Company entered into employment agreements (collectively, the "Employment Agreements") with Mr. Perl. The Employment Agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base after the IPO. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Mr. Perl.

  The Employment Agreements provide for three-year terms for Mr. Perl. The Bank Employment Agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of Mr. Perl. The term of the Company Employment Agreement shall be extended on a daily basis unless written notice of non-renewal is given by the Board of the Company. The Bank and Company Employment Agreements provide that Mr. Perl's salary will be reviewed annually. The Bank Employment Agreement provides that Mr. Perl will receive a Base Salary of $150,000 per year while the Company Employment Agreement provides that he will receive a Base Salary of $250,000 per year (together, the "Base Salary"), plus a bonus equal to 8.0% of the average of the after tax net income of the Company in excess of 10% return on average equity, as defined in the Employment Agreements ("Bonus"). Such Base Salary is pro rated between the Bank and the Company depending upon the duties performed for and the obligations to each of the Bank and the Company, respectively, while the Bonus shall be paid by the Company. The Bonus for each year shall be payable by the Company no later than March 15 of the following year. In addition to the Base Salary and Bonus, the Employment Agreements provide for, among other things, participation in stock benefits plans and other fringe benefits substantially equivalent to those in which Mr. Perl was participating or otherwise deriving benefit from immediately prior to the beginning of the terms of the Employment Agreements. The Employment Agreements provide for termination by the Bank or the Company for cause as defined in the Employment Agreements at any time. In the event the Bank or the Company chooses to terminate Mr. Perl's employment for reasons other than for cause, or in the event of Mr. Perl's resignation from the Bank or the Company upon: (i) failure to re-elect Mr. Perl to his current offices;
(ii) a material change in Mr. Perl's functions, duties or responsibilities;
(iii) a relocation of Mr. Perl's principal place of employment by more than 30 miles; (iv) a material reduction in the benefits or perquisites to Mr. Perl from those being provided at the effective date of the Employment Agreement, unless consented to by Mr. Perl or such reduction is part of a nondiscriminatory reduction applicable to all employees; (v) liquidation or dissolution of the Bank or the Company; or (vi) a breach of the Employment Agreement by the Bank or the Company, Mr. Perl or, in the event of death, his beneficiary would be entitled to receive, pursuant to the Bank Employment Agreement, those payments due to Mr. Perl for the remaining term of the Employment Agreement or, pursuant to the Company Employment Agreement, an amount equal to three times his Base Salary under that Employment Agreement for the preceding year plus two times his Bonus for the preceding year; provided, however, that in the event that the Boards of Directors determine that such payment would have a material adverse affect on the Company's financial condition or results of operations, then the Company and the Bank shall pay Mr. Perl two times the previous year's Base Salary under that Employment Agreement, Common Stock of the Company having a fair market value equal to one times the previous year's Base Salary under that Employment Agreement and two times the previous year's Bonus. In the event that Mr. Perl is terminated without cause during 1997, he will be entitled to two times Base Salary and a Bonus equal to $2.2 million. The Bank and the Company would also continue to pay for Mr. Perl's life, health, dental and disability coverage for the remaining term of the Employment Agreement. Under certain circumstances, upon any termination of Mr. Perl, he is subject to a non-compete and liquidated damages provision and a confidentiality provision relating to information in his possession regarding the Company or the Bank. In the event that Mr. Perl thereafter breaches the non-compete provision, the Employment Agreements provide that he shall pay the Bank and the Company, in the aggregate, $500,000, as liquidated damages, in which event the non-compete provision will expire.

  Under the Employment Agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company, Mr. Perl or, in the event of his death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Bank and the Company would also continue Mr. Perl's life, health, and disability coverage for thirty-six months.

  Payments to Mr. Perl under the Bank's Employment Agreement are guaranteed by the Company in the event that payments or benefits are not paid by the Bank. In the event the Bank is not in compliance with its minimum capital requirements or if any payment under the Bank Employment Agreement would cause the Bank's capital to be reduced below minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or Successor thereto is in capital compliance. Payment under the Company's Employment Agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by Mr. Perl pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Bank or Company, respectively, if Mr. Perl is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Bank and Company shall indemnify Mr. Perl to the fullest extent allowable under federal and Delaware law, respectively. In the event of a change in control of the Bank or the Company during 1997, the total amount of payments due under the Agreements, based on Base Salary to be paid to Mr. Perl and Bonus would be $3.0 million.

CONSULTATION AGREEMENT

  The Bank entered into a five year consulting agreement with Mrs. Nora L. Vineyard commencing on July 15, 1996 (the "Agreement"). Mrs. Vineyard will receive compensation in the amount of $120,000 for a period of three years and $90,000 for the remaining two years of the Agreement. The Agreement provides Mrs. Vineyard with medical insurance during the term of the Agreement. Pursuant to the terms of the Agreement, Mrs. Vineyard will be available to provide advisory and consulting services and will give the Company and the Bank the benefit of her special knowledge, skills, contacts and business experience. A portion of the future payments due pursuant to this Agreement were accrued and expensed during the year ended December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Operating Results for the Year Ended December 31, 1996 and December 31, 1995."

BENEFITS

  Insurance Plans. All full-time employees are covered as a group for comprehensive hospitalization, including major medical, long-term disability, accidental death and dismemberment insurance and group term life insurance.

  Cash Bonus Plan. The Bank adopted a cash bonus plan (the "Bonus Plan") effective February 1996. All employees except for commissioned employees and employees with employment contracts are eligible to participate. The Bonus Plan paid an aggregate of approximately $100,000 in 1996. For 1997, the Bonus Plan will pay bonuses in the aggregate of 15% of the after tax profits of the Bank in excess of a 15% return on average equity, as defined in the Bonus Plan.

  401(k) Plan. The Bank maintains the Life Savings Bank Employee's Savings Plan ("401(k) Plan"), a tax-qualified cash or deferred arrangement (i.e., 401(k) feature), under Section 401(a) of the Code. The 401(k) Plan provides participants with benefits upon retirement, death, disability or termination of employment with the Bank. Employees are eligible to participate in the plan following the completion of 6 months of service with the Bank and the attainment of age 21.

  Participants may authorize the Bank to contribute to the 401(k) Plan, on their behalf, from 1% to 15% of their compensation, not to exceed certain legally permissible limits, including an overall dollar limit of $9,500 for 1997. The 401(k) Plan provides for discretionary matching and profit sharing contributions by the Bank. The Bank currently matches 25% of the first 8% of the deferral by a Participant under the 401(k) Plan each year. Each plan year, the Bank may also make an additional contribution to the 401(k) Plan (a "profit sharing contribution"). The profit sharing contribution, if made by the Bank, is allocated to each Participant's account based on the Participant's compensation for the year relative to the compensation of all participants for the year.

  Participants are always 100% vested in their deferral contributions. Participants become 20% vested in the Bank's matching contributions and profit sharing contributions after the completion of two year of service with the Bank. Their vested interest in the matching contributions and profit sharing contributions increases by 20% for each year of service completed, so that after the completion of 6 years of service, the Participant is 100% vested in the Bank's matching contributions and profit sharing contributions.

  A Participant's vested portion of his or her 401(k) Plan account is distributable from the 401(k) Plan upon termination of the participant's employment, death, disability or retirement. Participants may also receive hardship distributions and loans from the 401(k) Plan. Any distribution made to a Participant prior to the Participant's attainment of age 59 1/2 is subject to a 10% tax penalty. The Board of Directors may at any time discontinue the Bank's contributions to employee accounts. For the years ended December 31, 1996, 1995 and 1994, the Bank's matching contributions to the 401(k) Plan were $21,000, zero and $7,000 respectively.

  The 401(k) Plan permits Participants to direct the investment of their 401(k) plan account into various investment alternatives. The investment accounts are valued daily and participants are provided with information regarding the market value of the participant's investments and all contributions made on his or her behalf on at least an annual basis. The Bank is in the process of amending the 401(k) Plan to permit Participants to invest in an Employer Stock Fund as one of the investment alternatives. The Employer Stock Fund will be invested primarily in shares of Common Stock.

  Employee Stock Purchase Plan. The Company adopted, as of January 1997, the Life Financial Employee Stock Purchase Plan ("ESPP"), pursuant to which the Company may make available for sale to employees shares of its Common Stock at a price equal to no less than 85% of the fair market value of the Common Stock on the date of purchase. The ESPP is designed to give eligible employees the opportunity to purchase shares of Company Common Stock through payroll deductions of up to a specified amount of their total compensation. The ESPP is expected to become effective in January 1998.

STOCK OPTION PLANS

  The Board of Directors of the Bank adopted the Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan (the "Bank Option Plan"), a stock-based benefit plan which provides for the granting of stock options to eligible officers, employees and directors of the Bank, on November 21, 1996. The Board of Directors of the Bank has reserved 321,600 shares for issuance under the Bank Option Plan. The Bank Option Plan was approved by stockholders of the Bank at an annual meeting held on May 21, 1997. Upon completion of the Reorganization, the Bank Option Plan, by operation of law and pursuant to the Bank Option Plan, became an option plan of the Company.

  The Board of Directors of the Company has adopted the Life Financial Corp. 1997 Stock Option Plan (the "Company Option Plan") which became effective upon the completion of the IPO (The Bank Option Plan and the Company Option Plan will sometimes hereinafter be referred to as the "Option Plans"). The Board of Directors of the Company has reserved shares equal to 10% of the issued and outstanding shares of the Company giving effect to the Reorganization and the IPO, including Company options that were exchanged for Bank options pursuant to the Bank Option Plan for issuance under the Option Plans. Stock options with respect to shares of the Bank's Common Stock granted under the Bank Option Plan and outstanding prior to completion of the Reorganization automatically became options to purchase three shares of the Company's Common Stock upon identical terms and conditions. The Company has assumed all of the Bank's obligations with respect to the Bank Option Plan. The Option Plans are available to directors, officers and employees of the Company and to directors, officers and employees of its direct or indirect subsidiaries, including the Bank, as selected pursuant to the Option Plans and all references to the Bank's Common Stock under the Bank Option Plan are deemed references to the Company's Common Stock.

  The stock option benefits provided under the Option Plans are designed to attract and retain qualified directors and personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company, and as an incentive to contribute to the success of the Bank and the Company and reward key employees for outstanding performance. The Option Plans provides for the grant of: (i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options that do not so qualify ("Non-Statutory Stock Options"); and (iii) Limited Rights. Limited Rights are exercisable only upon a change in control of the Bank or the Company. Upon exercise of "Limited Rights" in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of common stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. Except for options granted to directors, all options granted contemporaneously with adoption of the Option Plans are intended to be Incentive Stock Options to the extent permitted under Section 422 of the Code. The Option Plans will be in effect for a period of ten years from the dates of adoption by the Boards of Directors of the Bank and the Company, respectively. It is intended that the Option Plans will be revised to include a per person, per year grant limit in order to prevent compensation attributable to options from being included in the $1 million tax-deductible compensation cap of Section 162(m) of the Code.

  Under the Option Plans, the Personnel/Compensation Committee determines which officers and employees will be granted options and Limited Rights, whether such options are to be incentive or non-statutory stock options, the number of shares subject to each option, the exercise price of each stock option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of a stock option is required to be at least equal to the fair market value of a share of Common Stock on the date the option is granted under the Option Plan. The Bank Committee has granted options to purchase 192,960, and 12,540 shares respectively to Messrs. Perl and Passerino and has granted options to purchase an aggregate of 25,080 shares to two other executive officers as a group at an exercise price of $3.33, as of December 31, 1996. An additional 25,000, 15,000 and 30,000 options have been granted to Messrs. Perl and Passerino and two other executive officers as a group, respectively, under the Company Option Plan at an exercise price of $11.00 effective as of the IPO.

  An optionee will not be deemed to have received taxable income upon grant or exercise of any Incentive Stock Option, provided that such shares received through the exercise of such option are not disposed of by the employee for at least one year after the date the stock is received in connection with the option exercise and two years after the date of grant of the option. No compensation deduction would be able to be taken by the Company as a result of the grant or exercise of Incentive Stock Options, provided such shares are not disposed of before the expiration of the period described above (a "disqualifying disposition"). In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an optionee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock purchased by exercising the option on the date of exercise. The amount of any ordinary income deemed to be received by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option would be a deductible expense for tax purposes for the Company. In the case of Limited Rights, upon exercise, the option holder would have to include the amount paid to him or her upon exercise in his gross income for federal income tax purposes in the year in which the payment is made and the Company would be entitled to a deduction for federal income tax purposes of the amount paid.

  Stock options will become vested and exercisable in the manner specified by the Company. The options granted by the Bank in connection with the adoption of the Bank Option Plan will vest at a rate of 33.3% per year, beginning on November 21, 1999. Options granted by the Company in connection with the Reorganization and the IPO under the Company Option Plan will vest at a rate of 33.3% per year beginning on the third anniversary of the date of the IPO. Incentive Stock Options granted in connection with the Option Plans could be exercisable for three months following the date on which the employee ceases to perform services for the Bank or the Company, except that in the event of death, disability, retirement or termination of an employee's service following change in control of the Bank or the Company, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such longer period as determined by the Company. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee would be treated as a Non-Statutory Stock Option as described above. In the event of retirement, if the optionee continues to perform services as a director on behalf of the Bank, the Company or an affiliate, unvested options would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a director. Non-Statutory Stock Options granted in connection with the Option Plans could be exercisable for one year following the date on which the employee ceases to perform services for the Bank or the Company, except that in the case of death, disability, retirement or termination of the optionee's service following a change in control, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such longer period as determined by the Committee.

  All Options granted by the Bank to outside directors under the Bank Option Plan were Non-Statutory Stock Options and will vest and become exercisable commencing three years after the date of adoption of the Bank Option Plan at the rate of 33.3% per year, and will expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director or consulting director. The Committee has granted options to purchase 9,180 shares to each of the outside directors of the Bank at an exercise price of $3.33, as of December 31, 1996. Options granted by the Company in connection with the Reorganization and the IPO will vest at a rate of 33.3% per year beginning on the third anniversary date of the Reorganization and the IPO. The Compensation Committee of the Company has granted options to purchase 17,500 shares to each of the outside directors under the Company Option Plan at an exercise price of $11.00 effective upon the IPO. In the event of the death or disability of a participant or termination of a participant's service following a change in control of the Company or the Bank, all previously granted options would immediately vest and become fully exercisable.

  A change in control is defined in the Option Plans generally to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Bank or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

  The following table lists all grants of options and stock appreciation rights ("SARs") under the Option Plan to the Named Executive Officers for fiscal 1996 and contains certain information about the potential value of those options based upon certain assumptions as to the appreciation of the Company's stock over the life of the option.

                      OPTIONS GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE
                         ---------------------------------------------------   VALUE AT ASSUMED
                            NUMBER OF                                           ANNUAL RATES OF
                           SECURITIES     % OF TOTAL                              STOCK PRICE
                           UNDERLYING    OPTION/SARS                           APPRECIATION FOR
                            OPTIONS/      GRANTED TO  EXERCISE OR                 OPTIONS(1)
                          SARS GRANTED   EMPLOYEES IN BASE PRICE  EXPIRATION ---------------------
          NAME           (#)(2)(3)(4)(5) FISCAL YEAR   PER SHARE   DATE(6)      5%         10%
          ----           --------------- ------------ ----------- ---------- --------- -----------
Daniel L. Perl..........     192,960        60.00%       $3.33     11/21/06   $404,811  $1,021,605
Joseph R.L. Passerino...      12,540         3.90         3.33     11/21/06     26,308      66,396

--------
(1) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be realized.
(2) Options granted pursuant to the Bank Option Plan become exercisable in equal installments at an annual rate of 33.3% beginning November 21, 1999, unless otherwise accelerated.
(3) The purchase price may be paid in cash or in Common Stock.
(4) Under limited circumstances, such as death or disability of an employee, the employee (or his beneficiary) may request that the Company, in exchange for the employee's surrender of an option, pay to the employee (or beneficiary), the amount by which the fair market value of the Common Stock exceeds the exercise price of the option on the date of the employee's termination of employment. It is within the Company's discretion to accept or reject such a request.
(5) To the extent possible, options will be treated as incentive options.
(6) The option term is ten years.

  The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock. No stock appreciation rights were granted to the Named Executive Officers during the year ended December 31, 1996.

                       FISCAL YEAR-END OPTION/SAR VALUES

                             NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED            IN-THE-MONEY
                               OPTIONS/SARS AT               OPTION/SARS AT
                              FISCAL YEAR END(#)           FISCAL YEAR END($)
                         ---------------------------- ----------------------------
          NAME           EXERCISABLE/UNEXERCISABLE(1) EXERCISABLE/UNEXERCISABLE(2)
          ----           ---------------------------- ----------------------------
Daniel L. Perl..........          0/192,960                       0/0
Joseph R.L. Passerino...           0/12,540                       0/0

--------
(1) The options in this table have an exercise price of $3.33 and become exercisable at an annual rate of 33.3% beginning November 21, 1999. The options will expire ten years from the date of grant.
(2) Based on market value of the underlying stock at January 21, 1997, minus the exercise price. The bid and ask prices for the Bank's common stock on January 21, 1997 was $3.00 and $3.67 per share, respectively. Therefore, using the average of the bid and ask prices, there is no positive spread between the exercise price of the options and the price of the common stock of the Bank.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

  The Bank's current policy provides that all loans made by the Bank to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. During 1996, the law firm of Keller and Keller provided legal representation to the Bank for which it was paid approximately $2,300 for legal fees and related services. Until his retirement in 1996, Mr. Edgar C. Keller, a director of the Bank was a partner with Keller and Keller. In addition, the Bank purchased four policies of insurance from Caldwell & Moreland Insurance Brokers, Inc. for approximately $45,000 which yielded commissions of approximately $5,600. Richard C. Caldwell is a director of the Bank and the Company and a partner of Caldwell & Moreland Insurance Brokers, Inc.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHER BENEFICIAL OWNERS

  The following table sets forth, as of September 30, 1997, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock, each director, each Named Executive Officer and the shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.

                                                                               PERCENTAGE
                                                              NUMBER OF       BENEFICIALLY
NAME OF BENEFICIAL OWNER        POSITION(S) WITH THE COMPANY  SHARES(1)          OWNED
------------------------        ----------------------------  ---------       ------------
Richard C. Caldwell...........  Director                       185,798(2)          2.8%
John D. Goddard...............  Director                       171,926(3)          2.6
Ronald G. Skipper.............  Chairman of the Board          165,000(4)          2.5
Milton E. Johnson.............  Director                       114,526(5)          1.7
Daniel L. Perl................  Director, President and Chief
                                 Executive Officer              92,422(6)          1.4
Edgar C. Keller...............  Director                        33,461             0.5
Joseph R.L. Passerino.........  Senior Vice President            5,301             0.1
L. Bruce Mills, Jr............  Executive Vice President,
                                 Secretary and Treasurer         1,198             --
Wellington Management Company,                                 872,900            13.3
LLP(7)........................
75 State Street
Boston, MA 02109
Financial Stocks Inc. (8).....                                 473,500             7.2
507 Carew Tower
Cincinnati, Ohio 45208
All Executive Officers and Di-
 rectors
 as a Group (9 persons).......                                 769,632(9)(10)     11.8

--------
(1) The number of shares of Common Stock outstanding and the number owned by the individuals or entities listed does not include any shares issuable pursuant to outstanding options, none of which may be exercised until November 21, 1999.

(2) 141,298 shares are held through a qualified employee benefit plan in which Mr. Caldwell is a participant.

(3) Of these shares, 78,128 are held by Mr. Goddard and his wife as joint tenants and 93,798 are held in the John D. Goddard Corporation Profit Sharing Plan and Trust.

(4) Of these shares 154,836 are held in the Ronald Skipper Pension Sharing Plan and 1,596 are held in custodial accounts for minors.

(5) Of these shares, 14,004 are held by Mr. Johnson and his wife as joint tenants, 83,646 are held in an IRA account for Mr. Johnson and his wife, 9,414 are held in custodial accounts for minors, 4,614 are held in joint tenancy with other family members and 924 are owned of record by another family member.

(6) Of these shares, 40,006 are held in joint tenancy with Mr. Perl's wife and 52,416 are held in the Navieve Financial Corp. Profit Sharing Trust.

(7) As disclosed on a Schedule 13G filed on October 2, 1997.

(8) As disclosed on a Schedule 13D Amendment No. 1 filed on September 9, 1997. Financial Stocks, Inc. is general partner of Financial Stocks Limited Partnership and the discretionary investment advisor of Rising Stars Offshore Fund. Of the 473,500 shares, 449,827 shares are owned of record by Financial Stocks Limited Partnership and 23,675 shares are owned by Rising Stars Offshore Fund.

(9) Does not include 46,122 shares of Common Stock held by Mrs. Nora L. Vineyard who is currently serving as a consultant to the Bank.

(10) Does not include 24,480 shares held by Louis E. Yeager who retired from the Bank's Board of Directors on May 21, 1997.

                                   THE TRUST

  The Trust is a statutory business trust created under Delaware law pursuant to (i) a declaration of trust, dated as of December 2, 1997, executed by the Company, as Sponsor, the Initial Trustee, the Delaware Trustee and the Property Trustee named therein (the "Initial Declaration"), and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on December 2, 1997. The Initial Declaration will be replaced by the Declaration. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, which represent undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds from the sale of the Trust Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, advisable or incidental thereto. Accordingly, the Junior Subordinated Debentures will be the sole assets of the Trust and payments under the Junior Subordinated Debentures will be the sole revenues of the Trust. All of the Common Securities will be owned directly by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein), the rights of the Company as holder of the Common Securities to payments in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated and rank junior to the rights of the holders of the Capital Securities. See "Description of Capital Securities-- Subordination of Common Securities." The Company will acquire Common Securities in a Liquidation Amount equal to approximately, but not less than, 3% of the total capital of the Trust. The Trust has a term of 31 years, but may dissolve earlier as provided in the Declaration. The Trust's business and affairs will be conducted by the Issuer Trustees and the Administrators, appointed by the Company as the direct holder of the Common Securities. The Issuer Trustees will be State Street, as the Property Trustee, and Delaware Trust as the Delaware Trustee. State Street, as Property Trustee, will act as sole indenture trustee under the Declaration. State Street also will act as trustee under the Guarantee and the Indenture. See "Description of the Guarantee" and "Description of Junior Convertible Subordinated Debentures." The holder of the Common Securities or, if an Event of Default under the Declaration has occurred and is continuing, the holders of a majority in Liquidation Amount of the Capital Securities, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. In no event will the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrators; such voting rights will be vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee and the Administrators are governed by the Declaration. The Company will pay directly all fees, expenses, debts and obligations (other than the Trust Securities) related to the Trust and the offering of the Capital Securities, including all ongoing costs, expenses and liabilities of the Trust. The principal executive office of the Trust is LIFE Financial Capital Trust, c/o LIFE Financial Corporation, 10540 North Magnolia Avenue, Unit B, Riverside, California 92505, Attention: Chief Executive Officer. Under the Declaration, all parties to the Declaration will agree, and the holders of the Capital Securities upon purchase of their Capital Securities will be deemed to have agreed, for United States income tax purposes, to treat the Trust as a grantor trust, the Junior Subordinated Debentures as indebtedness of the Company and the Capital Securities as evidence of indirect beneficial ownership in the Junior Subordinated Debentures.

                       DESCRIPTION OF CAPITAL SECURITIES

  The Capital Securities will represent preferred undivided beneficial interests in the assets of the Trust and the holders thereof will be entitled to a preference over the Common Securities in certain circumstances with respect to Distributions and amounts payable on redemption of the Trust Securities or liquidation of the Trust. See "--Subordination of Common Securities" below. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Declaration and the Trust Indenture Act. Certain capitalized terms used herein are defined in the Declaration.

GENERAL

  The Capital Securities will be limited to $     aggregate Liquidation Amount
at any one time outstanding. The Capital Securities will rank pari passu, and payments will be made thereon pro rata, with the

Common Securities except as described under "--Subordination of Common Securities" below. Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Capital Securities and the Common Securities. The Guarantee will not guarantee payment of Distributions or amounts payable on redemption of the Capital Securities or liquidation of the Trust when the Trust does not have funds on hand legally available for such payments. See "Description of the Guarantee."

DISTRIBUTIONS

  Distributions on the Capital Securities will be cumulative, will accumulate from the Issue Date and will be payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, commencing March 15, 1998, at
the annual rate of   % of the Liquidation Amount to the holders of the Capital
Securities on the relevant record dates. The record dates will be the fifteenth day of the month in which the relevant Distribution Date (as defined herein) falls (each, a "Distribution Record Date"). The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the number of days elapsed in such month. In the event that any date on which Distributions are payable on the Capital Securities is not a Business Day (as defined herein), payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay), with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day"" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in California are authorized or required by law or executive order to close.

  So long as no Debenture Event of Default shall have occurred and be continuing, the Company will have the right under the Indenture to elect to defer the payment of interest on the Junior Subordinated Debentures at any time and from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period will end on a day other than an interest payment date for the Junior Subordinated Debentures or extend beyond the Stated Maturity Date. Upon any such election, quarterly Distributions on the Capital Securities will be deferred by the Trust during such Extension Period. Distributions to which holders of the Capital Securities are entitled during any such Extension Period will
accumulate additional Distributions thereon at the rate per annum of   %
thereof, compounded quarterly from the relevant Distribution Date, to the extent permitted by applicable law. The term "Distributions," as used herein, shall include any such additional Distributions.

  During any such Extension Period, the Company may extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or to extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due, and subject to the foregoing limitations, the Company may elect to begin a new Extension Period. The Company must give the Property Trustee, the Administrators and the Debenture Trustee notice of its election of any Extension Period or any extension thereof at least five Business Days prior to the earlier of (i) the date the Distributions on the Capital Securities would have been payable except for the election to begin or extend such Extension Period and (ii) the date the Administrators are required to give notice to any securities exchange or to holders of the Capital Securities of the Distribution Record Date or the date such Distributions are payable, but in any event not less than five Business Days prior to such record date. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Junior Convertible Subordinated Debentures--Option to Extend Interest Payment Date" and "Certain Federal Income Tax Considerations--Interest, Original Issue Discount, Premium and Market Discount."

  During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or
(ii) make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any debt securities of the Company (including Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of any securities of any subsidiary of the Company (including guarantees issued with respect to capital securities to Other Trusts ("Other Guarantees")) if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures, other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or preferred stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) as a direct result of, and only to the extent required in order to avoid the issuance of fractional shares of capital stock following, a reclassification of the Company's capital stock or the exchange or conversion of one class, or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees.

  The Company believes that, as a result of its inability to pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, its Common Stock during an Extension Period and the additional restrictions imposed upon it to the extent described under "Description of Junior Convertible Subordinated Debentures--Option to Extend Interest Payment Date," the likelihood of its exercising its right to defer payments of interest is remote and it has no such current intention. However, the Company reserves the right in the future to exercise its option to defer payments of interest on the Junior Subordinated Debentures. See "Risk Factors Related to the Capital Securities--Option to Extend Interest Payment Period; Tax Considerations."

  The revenue of the Trust available for distribution to holders of the Capital Securities will be limited to payments under the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. See "Description of Junior Convertible Subordinated Debentures--General." If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Capital Securities. The payment of Distributions (if and only to the extent the Trust has funds on hand legally available for the payment of such Distributions) will be guaranteed by the Company on a limited basis as set forth herein under "Description of the Guarantee."

CONVERSION RIGHTS

  General. Capital Securities will be convertible at any time prior to the earlier of (i) 5:00 p.m. (New York time) on the Business Day immediately preceding the date of repayment of such Capital Securities, whether at maturity or upon redemption, and (ii) 5:00 p.m. (New York time) on the Conversion Termination Date (if any), at the option of the holders thereof and in the manner described below, into shares of Common Stock at a conversion
rate of     shares of Common Stock for each Capital Security (equivalent to a
conversion price of $    per share of Common Stock), subject to adjustment as
described below under "--Conversion Price Adjustments." The Trust will covenant in the Declaration not to convert Junior Subordinated Debentures held by it except pursuant to a conversion request delivered to the Property Trustee, as initial conversion agent (the "Conversion Agent"), by a holder of Capital Securities.

  A holder of Capital Securities wishing to exercise its conversion right will be required to deliver an irrevocable conversion request, to the Conversion Agent which will exchange such Capital Security for an equivalent amount of the Junior Subordinated Debentures (based on an exchange ratio of $
principal amount of Junior Subordinated Debentures for each $     Liquidation
Amount of Capital Securities) on behalf of such holder and immediately convert such Junior Subordinated Debentures into Common Stock. Holders may obtain copies of the required form of the conversion request from the Conversion Agent. So long as a book-entry system for the Capital Securities is in effect, however, procedures for converting book-entry Capital Securities into shares of Common Stock will differ, as described under "--Form, Denomination, Book-Entry Procedures and Transfer."

  Holders of Capital Securities at 5:00 p.m. (New York time) on a Distribution Record Date will be entitled to receive the Distribution payable on such Capital Securities on the corresponding Distribution Date notwithstanding the conversion of such Capital Securities following such Distribution Record Date but on or prior to such Distribution Date. Except as provided in the immediately preceding sentence, neither the Trust nor the Company will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid Distributions, whether or not in arrears, on converted Capital Securities; provided, however, that if notice of redemption of Capital Securities is mailed or otherwise given to holders of Capital Securities or the Trust issues a press release announcing a Conversion Termination Date, then, if any holder of Capital Securities converts any Capital Securities into Common Stock on any date on or after the date on which such notice of redemption is mailed or otherwise given or the date of such press release, as the case may be, and if such date of conversion falls on any day from and including the first day of an Extension Period and on or prior to the Distribution Date upon which such Extension Period ends, such converting holder shall be entitled to receive either (i) if the date of such conversion falls after a Distribution Record Date and on or prior to the next succeeding Distribution Date, all accrued and unpaid Distributions on such Capital Securities (including interest thereon, if any, to the extent permitted by applicable law) to such Distribution Date or (ii) if the date of such conversion does not fall on a date described in clause (i) above, all accrued and unpaid Distributions on such Capital Securities (including interest thereon, if any, to the extent permitted by applicable law) to the most recent Distribution Date prior to the date of such conversion, which Distributions shall, in either such case, be paid to such converting holder unless the date of conversion of such Capital Securities is on or prior to the Distribution Date upon which such Extension Period ends and after the Distribution Record Date for such Distribution Date, in which case such Distributions shall be paid to the person who was the holder of such Capital Securities (or one or more predecessor Capital Securities) at 5:00 p.m. New York time on such Distribution Record Date. The Company will make no payment or allowance for distributions on the shares of Common Stock issued upon such conversion, except to the extent that such shares of Common Stock are held of record on the record date for any such distributions. Each conversion will be deemed to have been effected immediately prior to 5:00 p.m. (Pacific time) on the day on which the related conversion request was received by the Conversion Agent.

  No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash based on the Closing Price of the Common Stock on the date such Capital Securities are converted.

  Conversion Price Adjustments--General. The Conversion Price is subject to adjustment in certain events, including (a) the issuance after the Issue Date of shares of Common Stock as a dividend or a distribution with respect to Common Stock, (b) subdivisions, combinations and reclassification of Common Stock effected after the Issue Date, (c) the issuance to all holders of Common Stock after the Issue Date of rights or warrants entitling them (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at less than the then Current Market Price (as defined below) of the Common Stock, (d) the distribution to all holders of Common Stock after the Issue Date of evidences of indebtedness, capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash),
(e) the payment of dividends (and other distributions) on Common Stock after the Issue Date paid exclusively in cash, excluding cash dividends if the annualized per share amount thereof does not exceed 15% of the Current Market Price of Common Stock as of the trading day immediately preceding the date of declaration of such dividend, and (f) payment to holders of Common Stock after the Issue Date in respect of a tender or exchange offer (other than an odd-lot
offer) by the Company for Common Stock at a price in excess of   % of the then
Current Market Price of Common Stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

  "Current Market Price" means, in general, the average of the daily Closing Prices (as defined below) for the five consecutive trading days selected by the Company commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question or, if applicable, the day before the "ex" date (as defined) with respect to the issuance or distribution in question.

  The Company from time to time may reduce the conversion price of the Junior Subordinated Debentures (and thus the Conversion Price of the Capital Securities) by any amount selected by the Company for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations--Adjustment of Conversion Price."

  No adjustment of the Conversion Price will be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the issuance of any shares of Common Stock or options or rights pursuant to any employee benefit plan or program, or pursuant to any option, warrant, right or any exercisable, exchangeable or convertible security outstanding as of the date on which the Junior Subordinated Debentures are first issued. No adjustment of the Conversion Price will be made upon the issuance of rights under any shareholder rights plan. No adjustment in the Conversion Price will be required unless adjustment would require a change of at least one percent (1%) in the price then in effect; provided, however, that any adjustment that would not be required to be made shall be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described above, only one adjustment shall be made with respect to that action and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of the Capital Securities.

  Conversion Price Adjustment--Merger, Consolidation or Sale of Assets of the Company. In the event that the Company shall be a party to any transaction, including, without limitation, and with certain exceptions, (a) a recapitalization or reclassification of the Common Stock, (b) consolidation of the Company with, or merger of the Company into, any other person, or any merger of another person into the Company, (c) any sale, transfer or lease of all or substantially all of the assets of the Company or (d) any compulsory share exchange pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a "Transaction"), then the holders of Capital Securities then outstanding will have the right to convert the Capital Securities into the kind and amount of securities, cash or other property receivable upon the consummation of such Transaction by a holder of the number of shares of Common Stock issuable upon conversion of such Capital Securities immediately prior to such Transaction.

  In the case of a Transaction, each Capital Security would become convertible into the securities, cash or property receivable by a holder of the number of shares of the Common Stock into which such Capital Security was convertible immediately prior to such Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the Capital Securities in the future. For example, if the Company were acquired in a cash merger, each Capital Security would become convertible solely into cash and would no longer be convertible into securities which value would vary depending on the future prospects of the Company and other factors.

  Conversion Price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends to holders of Capital Securities or to the holders of Common Stock. See "Certain Federal Income Tax Considerations--Adjustment of Conversion Price."

  Termination of Conversion Rights. In addition to the rights of the Company to redeem the Capital Securities under the circumstances described in this Prospectus, the Company also will have the right to terminate the convertibility of the Capital Securities into Common Stock as described in
this paragraph. On and after    ,     and provided the Trust is current in the
payment of Distributions on the Capital Securities (except to the extent that the payment of Distributions may have been duly deferred as the result of an Extension Period), the Company may, at its option, terminate the right to convert the Junior Subordinated Debentures into Common Stock, in which case the right to convert the Capital Securities into Common Stock will likewise terminate. The Company may exercise this option only if for at least 20 trading days within any period of 30
consecutive trading days ending on or after    ,   , including the last
trading day of such period, the Closing Price of the Common Stock exceeds   %
of the then applicable Conversion Price of the Capital Securities. To exercise this conversion termination option, the Company must cause the Trust to issue a press release for publication on the Dow Jones News Service or on a comparable news service announcing the Conversion Termination Date prior to the opening of business on the second trading day after a period in which the condition in the preceding sentence has been met, but in no event may such
press release be issued prior to     ,    . The press release shall announce
the Conversion Termination Date and provide the Conversion Price and the Closing Price of the Capital Securities and the Common Stock, in each case as of the close of business on the trading day next preceding the date of the press release.

  Notice of the termination of conversion rights will be given by first-class mail to the holders of the Capital Securities not more than four Business Days after the Trust issues the press release. The Conversion Termination Date will be a Business Day selected by the Company not less than 30 nor more than 60 days after the date on which the Trust issues the press release announcing its intention to terminate conversion rights of Capital Security holders. In the event that the Company exercises its conversion termination option, conversion rights will expire at 5:00 p.m. (New York time) on the Conversion Termination Date. In the event the Company has not exercised its conversion termination option and the Capital Securities are otherwise called for redemption, the Capital Securities will be convertible at any time prior to 5:00 p.m. (New York time) on the Business Day immediately preceding the date of such redemption.

  "Closing Price" of any security on any day means the last reported sale price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE Composite Tape, or, if such security is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted to trading, or if such security is not listed or admitted to trading on a national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. or, if such security is not quoted or admitted to trading on such quotation system, on the principal quotation system on which such security is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors of the Company for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of the Company.

REDEMPTION

  Upon the repayment on the Stated Maturity Date or prepayment prior to the Stated Maturity Date of the Junior Subordinated Debentures, the proceeds from such repayment or prepayment shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date") at the applicable Redemption Price, which shall be equal to (i) in the case of the repayment of the Junior Subordinated Debentures on the Stated Maturity Date, the Maturity Redemption Price (equal to the principal of and accrued and unpaid interest on the Junior Subordinated Debentures), (ii) in the case of the optional prepayment of the Junior Subordinated Debentures upon the occurrence and continuation of a Special Event, the Special Event Redemption Price (equal to the Special Event Prepayment Price in respect of the Junior Subordinated Debentures) and (iii) in the case of the optional prepayment of the Junior Subordinated Debentures other than as contemplated in clause (ii) above, the Optional Redemption Price (equal to the Optional Prepayment Price in respect of the Junior Subordinated Debentures). See "Description of Junior Convertible Subordinated Debentures--Optional Prepayment" and "--Special Event Prepayment."

  "Like Amount" means (i) with respect to a redemption of the Trust Securities, Trust Securities having a Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be paid in accordance with their terms and (ii) with respect to a distribution of Junior Subordinated Debentures upon the liquidation of the Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

  The Company will have the option to prepay the Junior Subordinated Debentures, (i) in whole or in part, on or after the Initial Optional Prepayment Date, at the applicable Optional Prepayment Price and (ii) in whole but not in part, at any time, upon the occurrence of a Special Event, at the Special Event Prepayment Price.

LIQUIDATION OF THE TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

  The Company will have the right at any time to dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust, subject to satisfaction of liabilities to creditors of the Trust as provided by applicable law. Such right is subject to the receipt by the Company of any required regulatory approval and to the Company having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of Capital Securities. Under the terms of the Indenture, the Company must use its best efforts to have the Junior Subordinated Debentures listed on Nasdaq or on an exchange at the time that they are distributed to the holders of the Trust Securities. It is not anticipated that an application to have the Junior Subordinated Debentures approved for listing will be made unless a liquidation of the Trust occurs, and there is no assurance that the debentures would be approved for listing upon such application. See "Risk Factors Related to the Capital Securities--Absence of Public Market and Transfer Restrictions."

  The Trust shall automatically dissolve upon the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company or the Trust, (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the Company, as holder of the Common Securities, has given written direction to the Property Trustee to dissolve the Trust (which direction is optional and, except as described above, wholly within the discretion of the Company, as holder of the Common Securities), (iii) redemption of all of the Trust Securities as described under "--Redemption" above, (iv) expiration of the term of the Trust and (v) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

  If a dissolution occurs as described in clause (i), (ii), (iv), or (v) of the preceding paragraph, the Trust will be liquidated by the Administrators as expeditiously as practicable by distributing, after satisfaction of or provision for liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities a Like Amount of the Junior Subordinated Debentures, in which event such holders will be entitled to receive out of the assets of the Trust legally available for distribution to holders, after satisfaction of or provision for liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If the Liquidation Distribution can be paid only in part because the Trust has insufficient assets on hand legally available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Capital Securities and the Common Securities shall be paid on a pro rata basis, except that if a Debenture Event of Default has occurred and is continuing, the Capital Securities shall have a priority over the Common Securities. See "--Subordination of Common Securities" below.

  After the liquidation date is fixed for any distribution of Junior Subordinated Debentures to holders of the Trust Securities, (i) the Trust Securities will no longer be deemed to be outstanding, (ii) each registered global certificate, if any, representing Trust Securities and held by DTC or its nominee will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution, and (iii) any certificates representing Trust Securities not held by DTC or its nominee will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Trust Securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such Trust Securities until such certificates are presented to the Administrators or their agent for cancellation, whereupon the Company will issue to such holder, and the Debenture Trustee will authenticate, a certificate representing such Junior Subordinated Debentures.

  There can be no assurance as to the market prices for the Capital Securities or, if a dissolution and liquidation of the Trust were to occur, for the Junior Subordinated Debentures that may be distributed in

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

exchange for the Trust Securities. Accordingly, the Capital Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities.

REDEMPTION PROCEDURES

  If applicable, Trust Securities shall be redeemed at the applicable Redemption Price with the proceeds from the contemporaneous repayment or prepayment of the Junior Subordinated Debentures. Any redemption of Trust Securities shall be made and the applicable Redemption Price shall be payable on the Redemption Date only to the extent that the Trust has funds legally available for the payment of such applicable Redemption Price. See also "-- Subordination of Common Securities" below.

  If the Trust gives a notice of redemption in respect of the Capital Securities, then, by 12:00 noon (New York City time) on the Redemption Date, to the extent funds are legally available, with respect to the Capital Securities held by DTC or its nominees, the Property Trustee will pay or cause the Paying Agent (as defined herein) to pay the Redemption Price to DTC. See "--Form, Denomination, Book-Entry Procedures and Transfer" below. Distributions payable on or prior to the Redemption Date shall be payable to the holders of such Capital Securities on the relevant Distribution Record Dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited with the Property Trustee to pay the Redemption Price for the Capital Securities called for redemption, then all rights of the holders of such Capital Securities will cease, except the right of the holders of such Capital Securities to receive the applicable Redemption Price (without interest on such Redemption Price) or to convert the holder's Capital Securities into Common Stock as described under "--Conversion Rights" above and such Capital Securities will cease to be outstanding. In the event that any Redemption Date is not a Business Day, then the applicable Redemption Price payable on such date will be paid on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). In the event that payment of the applicable Redemption Price is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of the Guarantee," (i) Distributions on Capital Securities called for redemption will accumulate on the Redemption Price at the then applicable rate, from the Redemption Date originally established by the Trust to the date such applicable Redemption Price is actually paid, and (ii) the actual payment date will be the Redemption Date for purposes of calculating the applicable Redemption Price.

  Subject to applicable law (including, without limitation, United States federal securities law and the regulations of the OTS), the Company or its subsidiaries may at any time and from time to time purchase outstanding Capital Securities by tender, in the open market or by private agreement.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days prior to the Redemption Date to each holder of Trust Securities at its registered address. Unless the Company defaults in payment of the applicable Prepayment Price on, or in the repayment of, the Junior Subordinated Debentures, on and after the Redemption Date Distributions will cease to accrue on the Trust Securities called for redemption.

SUBORDINATION OF COMMON SECURITIES

  Payment of Distributions on, and the Redemption Price of, the Capital Securities and the Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of the Capital Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or applicable Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Capital Securities for all Distribution periods terminating on or prior thereto or, in the case of Capital Securities called for redemption on a Redemption Date on or prior thereto, the full amount of the Redemption Price therefor, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Capital Securities then due and payable.

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

  In the case of any Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to such Event of Default until the effect of such Event of Default shall have been cured, waived or otherwise eliminated. Until any such Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Capital Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of the Capital Securities will have the right to direct the Property Trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

  The occurrence of a Debenture Event of Default (see "Description of Junior Convertible Subordinated Debentures--Debenture Events of Default") constitutes an "Event of Default" under the Declaration.

  Within 10 business days after the occurrence of any Event of Default actually known to the Company, the Company shall transmit notice of such Event of Default to the holders of the Capital Securities, the Administrators and the Property Trustee, unless such Event of Default shall have been cured or waived. The Company, as Sponsor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Declaration.

  If a Debenture Event of Default has occurred and is continuing, the Capital Securities shall have a preference over the Common Securities as described under "--Liquidation of the Trust and Distribution of Junior Subordinated Debentures" and "--Subordination of Common Securities" above.

REMOVAL OF ISSUER TRUSTEES AND ADMINISTRATORS

  Unless a Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee or Administrator may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Capital Securities. In no event will the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrators, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of an Issuer Trustee or Administrator and no appointment of a successor trustee or administrator shall be effective until the acceptance of appointment by the successor trustee or administrator in accordance with the provisions of the Declaration.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES AND ADMINISTRATORS

  Any entity into which the Property Trustee, the Delaware Trustee or any Administrator that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Issuer Trustee or Administrator shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Issuer Trustee or Administrator, shall be the successor of such Issuer Trustee or Administrator under the Declaration, provided such entity shall be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATION OR REPLACEMENTS OF THE
TRUST

  The Trust may not merge or convert with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other Person, except as described below or as otherwise described in " -- Liquidation of the Trust and Distribution of Junior Subordinated Debentures." The Trust may, at the request of the Company, as holder of the Common Securities, but without the consent of the holders of the Capital Securities, merge or convert with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Capital

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

Securities or (b) substitutes for the Capital Securities other securities having substantially the same terms as the Capital Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Capital Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee with respect to the Junior Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Capital Securities are then listed or quoted, if any, (iv) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect (other than any dilution of such holders' interests in the new entity), (vi) such successor entity has a purpose substantially identical to that of the Trust,
(vii) prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (a) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect (other than any dilution of such holders' interests in the new entity), and (b) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Securities, consolidate, amalgamate, merge or convert with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge or convert with or into, or replace it if such consolidation, amalgamation, merger, conversion, replacement, conveyance, transfer or lease would cause the Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE DECLARATION

  Except as provided below and under "--Mergers, Conversions, Consolidations, Amalgamations or Replacements of the Trust" above and "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Declaration, the holders of the Capital Securities will have no voting rights.

  The Declaration may be amended from time to time by the Company, the Property Trustee and the Administrators, without the consent of the holders of the Trust Securities (i) to cure any ambiguity, correct or supplement any provisions in the Declaration that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Declaration, which shall not be inconsistent with the other provisions of the Declaration, or (ii) to modify, eliminate or add to any provisions of the Declaration to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of the holders of the Trust Securities. Any amendments of the Declaration pursuant to the foregoing shall become effective when notice thereof is given to the holders of the Trust Securities. The Declaration may be amended by the Issuer Trustees, the Administrators and the Company (i) with the consent of holders representing a majority (based upon Liquidation Amount) of the outstanding Trust Securities, and (ii) upon receipt by the Issuer Trustees and the Administrators of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees or Administrators in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's

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

exemption from status as an "investment company" under the Investment Company Act, provided that, without the consent of each holder of Trust Securities, the Declaration may not be amended to (i) change the amount or timing of any Distribution or other payment on the Trust Securities or otherwise adversely affect the amount of any Distribution or other payment required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

  So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Debenture Trustee with respect to the Junior Subordinated Debentures, (ii) waive certain past defaults under the Indenture, (iii) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the Junior Subordinated Debentures or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in Liquidation Amount of all outstanding Capital Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior approval of each holder of the Capital Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Capital Securities except by subsequent vote of such holders. The Property Trustee shall notify each holder of Capital Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Capital Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that such action will not affect the Trust's status as a grantor trust for United States federal income tax purposes.

  Any required approval of holders of Capital Securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Capital Securities in the manner set forth in the Declaration.

  No vote or consent of the holders of Capital Securities will be required for the Trust to redeem and cancel the Capital Securities in accordance with the Declaration.

  Notwithstanding that holders of the Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned by the Company or any affiliate of the Company shall, for purposes of such vote or consent, be treated as if they were not outstanding.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

  The Capital Securities to be issued in the Offering may be transferred or exchanged in the manner and at the offices described below.

  The Capital Securities to be issued in the Offering initially will be represented by one or more Capital Securities in registered, global form (collectively, the "Global Capital Securities"). The Global Capital Securities will be deposited upon issuance with the Property Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC, as described below.

  Except as set forth below, the Global Capital Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Capital Securities may not be exchanged for Certificated Capital Securities except in the limited circumstances described under "--Exchange of Book-Entry Capital Securities for Certificated Capital Securities" below. In addition, transfer of beneficial interests in the Global Capital Securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

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

DEPOSITARY PROCEDURES

  DTC has advised the Trust and the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised the Trust and the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Capital Securities, DTC will credit the accounts of Participants on behalf of purchasers of the Capital Securities with portions of the Liquidation Amount of the Global Capital Securities and (ii) ownership of such interests in the Global Capital Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Capital Securities).

   Investors in the Global Capital Securities may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Capital Security may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Capital Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Capital Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Capital Securities, see "--Exchange of Book-Entry Capital Securities for Certificated Capital Securities."

  Except as described below, owners of interests in the Global Capital Securities will not have Capital Securities registered in their name, will not receive physical delivery of Certificated Capital Securities and will not be considered the registered owners or holders thereof under the Declaration for any purpose.

  Payments in respect of the Global Capital Security registered in the name of DTC or its nominee will be payable by the Property Trustee to DTC in its capacity as the registered holder under the Declaration. Under the terms of the Declaration, the Property Trustee will treat the persons in whose names the Capital Securities, including the Global Capital Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Property Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Capital Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Capital Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Trust and the Company that its current practice, upon receipt of any payment in respect of securities such as the Capital Securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in Liquidation Amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Capital Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be

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

the responsibility of DTC, the Property Trustee, the Trust or the Company. Neither the Trust nor the Company or the Property Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Capital Securities, and the Trust or the Company and the Property Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Beneficial owners of Capital Securities who desire to convert their Capital Securities into Common Stock should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests. See "--Conversion Rights."

   DTC has advised the Trust and the Company that it will take any action permitted to be taken by a holder of Capital Securities only at the direction of one or more Participants to whose account with DTC interests in the Global Capital Securities are credited and only in respect of such portion of the Liquidation Amount of the Capital Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Declaration, DTC reserves the right to exchange the Global Capital Securities for Certificated Capital Securities and to distribute such Capital Securities to its Participants.

   The information in this section concerning DTC and book-entry systems has been obtained from sources that the Trust and the Company believe to be reliable, but neither the Trust nor the Company takes responsibility for the accuracy thereof.

EXCHANGE OF BOOK-ENTRY CAPITAL SECURITIES FOR CERTIFICATED CAPITAL SECURITIES

  A Global Capital Security is exchangeable for Certificated Capital Securities if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Capital Security and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act and the Company thereupon fails to appoint a successor depositary within 90 days, (ii) the Company in its sole discretion elects to cause the issuance of the Capital Securities in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the Declaration. In addition, beneficial interests in a Global Capital Security may be exchanged for Certificated Capital Securities upon request but only upon at least 20 days prior written notice given to the Property Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, Certificated Capital Securities delivered in exchange for any Global Capital Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

PAYMENT AND PAYING AGENCY

  Payments in respect of the Capital Securities held in global form shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, in respect of the Capital Securities that are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Company, as holder of the Common Securities. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Company, as holder of the Common Securities, shall appoint a successor (which shall be a bank or trust company) to act as Paying Agent.

REGISTRAR, TRANSFER AGENT AND CONVERSION AGENT

  The Property Trustee will act as registrar, transfer agent and Conversion Agent for the Capital Securities.

  Registration of transfers of the Capital Securities will be effected without charge by or on behalf of the Trust but upon payment of any tax or other governmental charges that may be imposed in connection with any

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

transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of any Capital Securities (i) during the period starting 15 days before the mailing of a notice of redemption and ending on the date of such mailing and (ii) after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Declaration or is unsure of the application of any provision of the Declaration, and the matter is not one on which holders of the Capital Securities or the Common Securities are entitled under the Declaration to vote, then the Property Trustee shall take such action as is directed by the Company and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

  The Administrators are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act, so that the Trust will be classified for United States federal income tax purposes as a grantor trust and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrators are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Declaration, that the Company and the Administrators determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Securities.

  Holders of the Trust Securities have no preemptive or similar rights.

  The Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

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

           DESCRIPTION OF JUNIOR CONVERTIBLE SUBORDINATED DEBENTURES

  The Junior Subordinated Debentures are to be issued under an Indenture (the "Indenture"), between the Company and State Street, as trustee (the "Debenture Trustee"). The Indenture will be qualified under the Trust Indenture Act. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and, where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, some of which are not otherwise defined herein, are qualified in their entirety by reference to all of the provisions of the Indenture and the Trust Indenture Act.

GENERAL

  Concurrently with the issuance of the Capital Securities, the Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will bear interest at the
annual rate of   % of the principal amount thereof, payable quarterly in
arrears on March 15, June 15, September 15, and December 15 of each year (each, an "Interest Payment Date"), commencing March 15, 1998, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the fifteenth day of the month in which the relevant Interest Payment Date falls (each, a "Payment Record Date"). It is anticipated that, until the liquidation, if any, of the Trust, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the number of days elapsed in such month. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at
the rate per annum of   % thereof, compounded quarterly. The term "interest,"
as used herein, shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined herein), as applicable. The Junior
Subordinated Debentures will mature on          , 2027 (the "Stated Maturity
Date").

  The Junior Subordinated Debentures will rank pari passu with all Other Debentures and will be unsecured and subordinate and rank junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Indebtedness of the Company. See "--Subordination" below. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary (including depositors in the case of the Bank), except to the extent that the Company may itself be recognized as a creditor of that subsidiary. At September 30, 1997, the subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of approximately $242.6 million, including deposits, in the case of the Bank. Accordingly, the Capital Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Capital Securities should look only to the assets of the Company for payments on the Capital Securities. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under any other indenture that the Company may enter into in the future or otherwise, and does not limit the incurrence or issuance of secured or unsecured debt by the Company's subsidiaries. See "-- Subordination" below.

  In addition, as the Company is a holding company, a majority of the operating assets of the Company are owned by the Company's subsidiaries. The Company may rely on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations, if any, and corporate expenses. To the extent that the Company becomes dependent on the Bank for such payments, the Bank will be
subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Company and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Bank are generally limited in amount as to the Company and as to each of such other affiliates to 10% of the Bank's capital and surplus and as to the Company and all of such other affiliates to an aggregate of 20% of the Bank's capital and surplus. In addition, payment of dividends to the Company by the Bank is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires prior approval by banking regulatory authorities. Under current OTS regulations, at October 1, 1997 the Bank could
have declared dividends to the Company of approximately $       million, of
which approximately $       million has been subsequently declared and paid to
the Company. Federal regulatory agencies also have the authority to limit further the Bank's payment of dividends based on other factors, such as the maintenance of adequate capital for the Bank, which could reduce the amount of dividends otherwise payable.

FORM, REGISTRATION AND TRANSFER

  If the Junior Subordinated Debentures are distributed to the holders of the Capital Securities issued in the Public Offering, the Junior Subordinated Debentures may be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of DTC. The depositary arrangements for such Junior Subordinated Debentures are expected to be substantially similar to those in effect for the Capital Securities issued in the Offering. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of Capital Securities--Form, Denomination, Book-Entry Procedures and Transfer."

PAYMENT AND PAYING AGENTS

  Payment of principal of and premium, if any, and any interest on Junior Subordinated Debentures will be made at the office of the Debenture Trustee in Boston, Massachusetts or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the register for Junior Subordinated Debentures or (ii) by transfer to an account maintained by the Person entitled thereto as specified in such register, provided that proper transfer instructions have been received by the relevant Record Date. Payment of any interest on any Junior Subordinated Debenture will be made to the Person in whose name such Junior Subordinated Debenture is registered at the close of business on the Payment Record Date for such interest, except in the case of defaulted interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Company will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures.

  Any monies deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT DATE

  So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period will end on a day other than an Interest Payment Date for the Junior Subordinated Debentures or extend beyond the Stated Maturity Date. At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon accrued at the

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

annual rate of   %, compounded quarterly, to the extent permitted by
applicable law). During an Extension Period, interest will continue to accrue and, if the Junior Subordinated Debentures have been distributed to holders of the Trust Securities, holders of Junior Subordinated Debentures (or holders of the Trust Securities while Trust Securities are outstanding) will be required to accrue OID in respect of the stated interest on the Capital Securities for United States federal income tax purposes prior to the receipt of cash attributable to such income. See "Certain Federal Income Tax Considerations-- Interest, Original Issue Discount, Premium and Market Discount."

  During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including any Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of any securities of any subsidiary of the Company (including Other Guarantees) if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures, other than (a) dividends or distributions in shares of or options, warrants or rights to subscribe for or purchase shares of, Common Stock or preferred stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) as a direct result of, and only to the extent required in order to avoid the issuance of fractional shares of capital stock following, a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees.

  Prior to the termination of any such Extension Period, the Company may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or to extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Administrators and the Debenture Trustee notice of its election of any Extension Period (or an extension thereof) at least five Business Days prior to the earlier of (i) the date the Distributions on the Trust Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the Administrators are required to give notice to any securities exchange or to holders of Capital Securities of the Distribution Record Date or the date such Distributions are payable, but in any event not less than five Business Days prior to such record date. The Debenture Trustee shall give notice of the Company's election to begin or extend a new Extension Period to the holders of the Capital Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

OPTIONAL PREPAYMENT

  The Junior Subordinated Debentures will be prepayable, in whole or in part,
at the option of the Company at any time on or after       ,     , at a
prepayment price (the "Optional Prepayment Price") equal to the percentage of the outstanding principal amount of the Junior Subordinated Debentures specified below, plus, in each case, accrued interest thereon to the date of prepayment:

On or after       ,     : 100.000%

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

SPECIAL EVENT PREPAYMENT

  If a Special Event shall occur and be continuing, the Company may, at any time prior to or after the Initial Optional Prepayment Date, within 90 days after the occurrence of the Special Event, at its option, prepay the Junior Subordinated Debentures in whole, but not in part, at a prepayment price (the "Special Event Prepayment Price") equal to 100% of the principal amount of such Junior Subordinated Debentures plus accrued and unpaid interest thereon to the date of prepayment.

  A "Special Event" means a Tax Event, a Regulatory Capital Event or an Investment Company Event, as the case may be.

  A "Tax Event" means (a) the receipt by the Company and the Trust of an opinion of Muldoon, Murphy & Faucette or any other nationally recognized tax counsel experienced in such matters, to the effect that as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, (ii) any amendment to, clarification of, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination or the publication of an explanation of legislation by the staff of the Joint Committee on Taxation), (iii) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (iv) any judicial decision, administrative pronouncement, ruling, regulatory procedure, notice, announcement (including any notice or announcement of intent to adopt procedures or regulations) or any other actions taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case, on or after the Issue Date, there is more than an insubstantial risk that (x) the Trust is or within 90 days will be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(y) interest payable by the Company on the Junior Subordinated Debentures is not or within 90 days will not be deductible by the Company, in whole or in part, for United States federal income tax purposes, or (z) the Trust is or within 90 days will be subject to more than a de minimis amount of other taxes, duties or other governmental charges, or (b) a proposed audit adjustment by a taxing authority which, if sustained, would result in any of the events described in clauses (x), (y) or (z) above (without regard to the 90-day period referred to therein).

  A "Regulatory Capital Event" means the receipt by the Company and the Trust of an opinion of Muldoon, Murphy & Faucette or any other independent bank regulatory counsel experienced in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any rules, guidelines or policies of the OTS, the Board of Governors of the Federal Reserve System (the "Federal Reserve") or any other federal bank regulatory agency or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the Issue Date, (i) the Company is or within 90 days will be subject to capital adequacy requirements and such requirements do not or will not permit the Capital Securities to constitute Tier 1 capital (or its then-equivalent), provided that limitations on inclusion of the Capital Securities in Tier 1 capital that are no more stringent than Federal Reserve capital guidelines in effect as of the date of this Prospectus shall not constitute a Regulatory Capital Event or (ii) the amount of net proceeds received from the sale of the Capital Securities and contributed by the Company to the Bank does not or within 90 days will not constitute Tier 1 (core) capital (or its then-equivalent).

  An "Investment Company Event" means the receipt by the Company and the Trust of an opinion of Muldoon, Murphy & Faucette or any other nationally recognized counsel experienced in such matters, to the effect that (a) as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or authority thereof or therein or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the Issue Date, there is more than an insubstantial risk that the Trust is or within 90 days will be considered an "investment company" that is required to be registered under the Investment Company Act.

  "Additional Sums" means such additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding Capital Securities and Common Securities shall not be reduced as a result of any additional taxes, duties or other governmental charges to which the Trust has become subject as a result of a Tax Event.

  Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the prepayment date to each holder of Junior Subordinated Debentures to be prepaid at its registered address. Unless the Company defaults in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such Junior Subordinated Debentures called for prepayment.

  If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on the Junior Subordinated Debentures the Additional Sums.

CERTAIN COVENANTS OF THE COMPANY

  If (1) a Debenture Event of Default occurs (other than solely a default as described in paragraph (iii) under "--Debenture Events of Default" below), (2) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would be, a Debenture Event of Default (other than solely a default as described in paragraph (iii) under "--Debenture Events of Default") and (b) in respect of which the Company shall not have taken reasonable steps to cure, (3) the Company shall be in default with respect to its payment of any obligations under the Guarantee or (4) the Company shall have given notice of its election of an Extension Period, or any extension thereof, as provided in the Indenture and shall not have rescinded such notice, and such Extension Period, or any extension thereof, shall have commenced, then the Company will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company (including Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of any securities of any subsidiary of the Company (including Other Guarantees) if such guarantee ranks pari passu or junior in right of payment to the Junior Subordinated Debentures, other than
(a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or preferred stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) as a direct result of, and only to the extent required in order to avoid the issuance of fractional shares of capital stock following, a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees.

  The Company will also covenant to (i) maintain 100% ownership of the Common Securities; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Securities, (ii) use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of the Trust, and (b) to continue not to be classified as an association taxable as a corporation or a partnership for United States federal income tax purposes and (iii) use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

DEBENTURE EVENTS OF DEFAULT

  The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures constitutes a "Debenture Event of Default" (whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures or any Other Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

    (ii) failure to pay any principal or premium, if any, on the Junior Subordinated Debentures or any Other Debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

    (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of Junior Subordinated Debentures; or

    (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

  The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the nonpayment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

  The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default except a default in the payment of principal of or premium, if any, or interest on, the Junior Subordinated Debentures (unless such default has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture.

  The Indenture requires the annual filing by the Company with the Debenture Trustee of a certificate as to the absence of certain defaults under the Indenture.

  The Indenture provides that the Debenture Trustee may withhold notice of a Debenture Event of Default from the holders of the Junior Subordinated Debentures (except a Debenture Event of Default in payment of principal of, or of interest or premium on, the Junior Subordinated Debentures) if the Debenture Trustee considers it in the interest of such holders to do so.

CONVERSION OF THE JUNIOR SUBORDINATED DEBENTURES

  Junior Subordinated Debentures will be convertible at any time prior to the earlier of (i) 5:00 p.m. (Eastern time) on the Business Day immediately preceding the date of repayment of such Junior Subordinated Debentures, whether at maturity or upon prepayment, and (ii) 5:00 p.m. (Eastern time) on the Conversion Termination Date

(if any), into Common Stock at the option of the holders of the Junior Subordinated Debentures at the Conversion Price referred to on the cover page of this Prospectus, subject to the Conversion Price adjustments described under "Description of Capital Securities--Conversion Rights." The Trust will covenant not to convert Junior Subordinated Debentures held by it except pursuant to a conversion request delivered to the Conversion Agent by a holder of Capital Securities. Upon surrender of a Capital Security to the Conversion
Agent for conversion, the Trust will distribute $          principal amount of
the Junior Subordinated Debentures to the Conversion Agent on behalf of the holder of the Capital Security so converted, whereupon the Conversion Agent will convert such Junior Subordinated Debentures into Common Stock on behalf of such holder. The Company's delivery to the holders of the Junior Subordinated Debentures (through the Conversion Agent) of the fixed number of shares of Common Stock into which the Junior Subordinated Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the Company's obligation to pay the principal amount of the Junior Subordinated Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Junior Subordinated Debenture is converted after a Payment Record Date, the interest payable on the related Interest Payment Date with respect to such Junior Subordinated Debenture shall be paid to the Trust (which will distribute such interest to the holder of such Junior Subordinated Debentures on the Payment Record Date) or other holder of such Junior Subordinated Debenture on the Payment Record Date, as the case may be, despite such conversion; provided, further, that if notice of prepayment of Junior Subordinated Debentures is mailed or otherwise given to holders of Junior Subordinated Debentures or the Trust issues a press release announcing a Conversion Termination Date, then, if any holder of Junior Subordinated Debentures converts any Junior Subordinated Debentures into Common Stock on any date on or after the date on which such notice of prepayment is mailed or otherwise given or the date of such press release, as the case may be, and if such date of conversion falls on any day from and including the first day of an Extension Period and on or prior to the Interest Payment Date on which such Extension Period ends, such converting holder shall be entitled to receive either (i) if the date of such conversion falls after a Payment Record Date and on or prior to the next succeeding Interest Payment Date, all accrued and unpaid interest on such Junior Subordinated Debentures to such Interest Payment Date or (ii) if the date of such conversion does not fall on a date described in clause (i) above, all accrued and unpaid interest on such Junior Subordinated Debentures to the most recent Interest Payment Date prior to the date of such conversion, which interest shall, in either such case, be paid to such converting holder, unless the date of conversion of such Junior Subordinated Debentures is on or prior to the Interest Payment Date upon which such Extension Period ends and after the Payment Record Date for such Interest Payment Date, in which case such interest shall be paid to the person who was the holder of such Junior Subordinated Debentures (or one or more predecessor Junior Subordinated Debentures) at 5:00 p.m. (Eastern time) on such Payment Record Date, which amount shall be simultaneously distributed to the holders of the Capital Securities so that any holder of Capital Securities who delivers such Capital Securities for conversion (or who held such converted Capital Securities at 5:00 p.m. (Eastern time) on the Payment Record Date for the Interest Payment Date upon which such Extension Period ends, as the case may be) under the circumstances and during the periods described above will be entitled to receive accumulated and unpaid Distributions in a corresponding amount. See "Description of Capital Securities--Conversion Rights" and "-- Redemption."

  On and after       ,   , the Company may, at its option, terminate the
conversion rights of holders of the Junior Subordinated Debentures if (i) the Company is then current in the payment of interest on the Junior Subordinated Debentures (except to the extent that the payment of interest has been duly deferred as the result of an Extension Period) and (ii) for at least 20 trading days within any period of 30 consecutive trading days ending on or
after       ,   , including the last trading day of such period, the Closing
Price of the Common Stock shall have exceeded   % of the then applicable
Conversion Price of the Junior Subordinated Debentures. In order to exercise this conversion termination option, the Company must cause the Trust to issue (or, if the Junior Subordinated Debentures shall have been distributed to holders of the Capital Securities following a Special Event, the Company must issue) a press release for publication on the Dow Jones News Service or on a comparable news service announcing the Conversion Termination Date prior to the opening of business on the second trading day after a period in which the condition in the preceding sentence has been met, but in no event prior to
      ,   . The press release shall announce the Conversion

Termination Date and provide the Conversion Price and the Closing Price of the Capital Securities and the Common Stock, in each case as of the close of business on the trading day next preceding the date of the press release. The Company is also required to give notice by first-class mail to holders of the Junior Subordinated Debentures in the manner provided for holders of Capital Securities under "Description of Capital Securities--Conversion Rights-- Termination of Conversion Rights." The Conversion Termination Date will be a Business Day selected by the Company which is not less than 30 nor more than 60 calendar days after the date on which such press release is issued. In the event that the Company exercises its conversion termination option, conversion rights will expire at 5:00 p.m. (Eastern time) on the Conversion Termination Date. In the event that the Company has not exercised its conversion termination option and the Junior Subordinated Debentures are otherwise called for prepayment, the Junior Subordinated Debentures will be convertible at any time prior to 5:00 p.m. (Pacific time) on the Business Day immediately preceding the date of such prepayment and in any other case at any time prior to 5:00 p.m. (Eastern time) on the Business Day immediately preceding the Stated Maturity Date of the Junior Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

  If a Debenture Event of Default shall have occurred and be continuing and shall be attributable to the failure of the Company to pay interest or premium, if any, on or principal of the Junior Subordinated Debentures on the due date, a holder of Capital Securities may institute a Direct Action. A holder of Capital Securities may, to the fullest extent permitted by law, also institute an action to enforce the rights of the Property Trustee if the Property Trustee fails to enforce its rights as the holder of the Junior Subordinated Debentures. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Capital Securities. Notwithstanding any payments made to a holder of Capital Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or premium, if any, or interest on, the Junior Subordinated Debentures, and the Company shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Company to such holder in any Direct Action.

  The holders of the Capital Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Junior Subordinated Debentures. See "Description of Capital Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

  The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Company, unless: (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Junior Subordinated Debentures, (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing, and (iii) certain other conditions as prescribed in the Indenture are met.

  The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

MODIFICATION OF THE INDENTURE

  From time to time the Company and the Debenture Trustee may, without the consent of the holders of Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among

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

other things, curing ambiguities, defects or inconsistencies; provided that, in any such case, such action does not materially adversely affect the interest of the holders of Junior Subordinated Debentures. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of a majority in principal amount of the Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of Junior Subordinated Debentures; provided that no such modification may, without the consent of the holders of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity Date, or reduce the principal amount of the Junior Subordinated Debentures or reduce the rate or extend the time of payment of interest thereon or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures the holders of which are required to consent to any such modification of the Indenture.

SATISFACTION AND DISCHARGE

  The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the Stated Maturity Date, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

SUBORDINATION

  In the Indenture, the Company has agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full of all Allocable Amounts (as defined below) in respect of such Senior Indebtedness before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

  In the event of the acceleration of the maturity of Junior Subordinated Debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all Allocable Amounts due in respect of such Senior Indebtedness before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

  No payments on account of principal or premium, if any, or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

  "Allocable Amounts," when used with respect to any Senior Indebtedness, means all amounts due or to become due on such Senior Indebtedness less, if applicable, any amount which would have been paid to, and retained by, the holders of such Senior Indebtedness (whether as a result of the receipt of payments by the holders of such Senior Indebtedness from the Company or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such Senior Indebtedness pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior Indebtedness or otherwise) but for the fact that such Senior Indebtedness is subordinate or junior in right of payment to (or subject to a requirement that amounts received on such Senior Indebtedness be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

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  "Indebtedness" means (i) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments and any deferred obligation for the payment of the purchase price of property or assets acquired other than in the ordinary course of business and (ii) all indebtedness of the Company for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred. For purposes of this definition "claim" has the meaning assigned in Section 101(5) of the Bankruptcy Code of 1978, as amended and in effect on the date of the execution of the Indenture.

  "Indebtedness Ranking on a Parity with the Junior Subordinated Debentures" means Indebtedness, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Junior Subordinated Debentures in the right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Company. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures.

  "Indebtedness Ranking Junior to the Junior Subordinated Debentures" means any Indebtedness, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Junior Subordinated Debentures (and any other Indebtedness Ranking on a Parity with the Junior Subordinated Debentures) in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Company. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking Junior to the Junior Subordinated Debentures, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Junior Subordinated Debentures.

  "Senior Indebtedness" means all Indebtedness, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Junior Subordinated Debentures or Indebtedness Ranking Junior to the Junior Subordinated Debentures, and any deferrals, renewals or extensions of such Senior Indebtedness.

  The Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company in the future. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

GOVERNING LAW

  The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Delaware.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

  The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties.

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

                         DESCRIPTION OF THE GUARANTEE

  The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Trust of the Capital Securities for the benefit of the holders from time to time of the Capital Securities. State Street will act as indenture trustee ("Guarantee Trustee") under the Guarantee. The Guarantee will be qualified under the Trust Indenture Act. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities.

GENERAL

  The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Capital Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Capital Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on Capital Securities, to the extent the Trust has funds on hand legally available therefor, (ii) the Redemption Price with respect to any Capital Securities called for redemption, to the extent that the Trust has funds on hand legally available therefor, or
(iii) upon a voluntary or involuntary dissolution and liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the Trust remaining available for distribution to holders of Capital Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Capital Securities or by causing the Trust to pay such amounts to such holders.

  The Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness to the extent provided therein. See "--Status" below. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of such subsidiary, except to the extent the Company may itself be recognized as a creditor of such subsidiary. Accordingly, the Company's obligations under the Guarantee effectively will be subordinated to all existing and future liabilities of its subsidiaries, including the Bank, and claimants should look only to the assets of the Company for payments thereunder. See "Description of Junior Convertible Subordinated Debentures--General." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise, and does not limit the incurrence or issuance of secured or unsecured debt by the Company's subsidiaries.

  The Company will, through the Guarantee, the Declaration, the Junior Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Trust's obligations under the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Capital Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS

  The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness in the same manner as the Junior Subordinated Debentures.

  The Guarantee will rank pari passu with the Junior Subordinated Debentures and with all other guarantees (if any) issued by the Company after the Issue Date with respect to capital securities (if any) issued by Other

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

Trusts. The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Capital Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the Capital Securities of the Junior Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Indebtedness that may be incurred by the Company in the future. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

EVENTS OF DEFAULT

  An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in Liquidation Amount of the Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

  Any holder of the Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

  The Company, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

CERTAIN COVENANTS OF THE COMPANY

  The Guarantee will provide that, so long as any Capital Securities remain outstanding, if there shall have occurred any event that would constitute an event of default under the Guarantee or the Declaration (other than solely a default as described in paragraph (iii) under "Description of Junior Convertible Subordinated Debentures--Debenture Events of Default"), then the Company will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including any Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of any securities of any subsidiary of the Company (including Other Guarantees) if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures, other than (a) dividends or distributions in shares of or options, warrants or rights to subscribe for or purchase shares of, Common Stock or preferred stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) as a direct result of, and only to the extent required in order to avoid the issuance of fractional shares of capital stock following, a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes that do not materially adversely affect the rights of holders of the Capital Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of a majority of the Liquidation Amount of such outstanding Capital Securities. The manner of

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

obtaining any such approval will be as set forth under "Description of Capital Securities--Voting Rights; Amendment of the Declaration." All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Capital Securities then outstanding.

TERMINATION

  The Guarantee will terminate and be of no further force and effect upon full payment of the applicable Redemption Price of the Capital Securities, upon full payment of the Liquidation Amount payable upon liquidation of the Trust or upon distribution of the Junior Subordinated Debentures to the holders of the Capital Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Capital Securities must restore payment of any sums paid under the Capital Securities or the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Capital Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Guarantee Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

GOVERNING LAW

  The Guarantee will be governed by, and construed in accordance with, the laws of the State of Delaware.

             RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE JUNIOR
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

  Payments of Distributions and other amounts due on the Capital Securities (to the extent the Trust has funds on hand legally available for the payment of such Distributions) will be irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture, the Declaration and the Guarantee will provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payments of Distributions and other amounts due on the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee, on a subordinated basis, of the Trust's obligations under the Capital Securities. If and to the extent that the Company does not make the required payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including Distributions, on the Capital Securities. The Guarantee will not cover any such payment when the Trust does not have sufficient funds on hand legally available therefor. In such event, the remedy of a holder of Capital Securities is to institute a Direct Action. The obligations of the Company under the Guarantee will be subordinate and junior in right of payment to all Senior Indebtedness.

SUFFICIENCY OF PAYMENTS

  As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Capital Securities, primarily because: (i) the aggregate principal amount or Prepayment Price of the Junior Subordinated Debentures will be equal to the sum of the Liquidation Amount or Redemption Price, as applicable, of the Capital

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

Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations to holders of Trust Securities under such Trust Securities; and (iv) the Declaration will provide that the Trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

ENFORCEMENT OF RIGHTS OF HOLDERS OF CAPITAL SECURITIES

  A holder of any Capital Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

  A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Declaration. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Indenture will provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default under the Declaration.

LIMITED PURPOSE OF THE TRUST

  The Capital Securities will represent preferred beneficial interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the Trust Securities, using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and engaging in only those other activities necessary, advisable or incidental thereto.

RIGHTS UPON DISSOLUTION

  Unless the Junior Subordinated Debentures are distributed to holders of the Trust Securities, upon any voluntary or involuntary dissolution and liquidation of the Trust, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Trust Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of Capital Securities--Liquidation of the Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness as set forth in the Indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any stockholders of the Company receive payments or distributions. Since the Company will be the guarantor under the Guarantee and will agree to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its Trust Securities), the positions of a holder of Capital Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

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

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

  The Company is authorized to issue 25,000,000 shares of Common Stock having a par value of $.01 per share and 5,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). The Company issued 3,211,716 shares of Common Stock and no shares of Preferred Stock in the Reorganization and 3,335,000 shares of Common Stock in the IPO. Except as discussed below, each share of the Company's Common Stock has the same relative rights as, and is identical in all respects with, each other share of Common Stock.

  The Common Stock of the Company represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any governmental agency.

COMMON STOCK

  Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

  Voting Rights. The holders of Common Stock of the Company possess exclusive voting rights in the Company. They elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company," each holder of Common Stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% shareholder vote. See "Comparison of Stockholder Rights and Certain Antitakeover Considerations."

  As a federal savings bank, corporate powers and control of the Bank are vested in its Board of Directors, who elect the officers of the Bank and who fill any vacancies on the Board of Directors. Voting rights are vested exclusively in the owner of the shares of capital stock of the Bank, which is the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock do not have direct control of the Bank.

  Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

  Preemptive Rights. Holders of the Common Stock of the Company are not entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

  None of the shares of the Company's authorized Preferred Stock have been issued. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The

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

Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration programs, together with provisions of Delaware corporate law, may have anti-takeover effects. Regulatory restrictions also may make it difficult for persons or companies to acquire control of the Company. However, the Company may be subject to Section 2115 of the California General Corporation Law. This may have the effect of superseding certain provisions of the Company's Certificate of Incorporation and Bylaws that could have anti-takeover effects, particularly those provisions providing for a staggered board of directors, eliminating cumulative voting, electing and removing directors, calling of special meetings and approval of certain corporate transactions. In addition, California law is more restrictive than Delaware law as to the payment of dividends. However, if its securities remain listed on the National Market System of the Nasdaq Stock Market and there are at least 800 stockholders, or if more than 50% of the Company's stockholders have addresses outside California, the Company will be exempt from the provisions of Section 2115.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

  A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the provisions of the Company's Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

  Limitation on Voting Rights. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by employee benefit plans or directors, officers and employees of the Bank or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation also contains provisions authorizing the Board of Directors to construe and apply the Limit and to demand that any person reasonably believed to beneficially own Common Stock in excess of the Limit (or hold of record Common Stock beneficially owned in excess of the Limit) to provide the Company with certain information. No assurance can be given that a court applying Delaware law would enforce such provisions of the Certificate of Incorporation. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

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  Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

  In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

  Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

  Authorized Shares. The Certificate of Incorporation authorizes the issuance of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that issued in the Reorganization and the IPO to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares as established in connection with the exercise of conversion rights by holders of Capital Securities, see "Description of Capital Securities--Conversion Rights," and upon exercise of stock options to be issued pursuant to the terms of the Option Plans.

  Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, 80% approval of stockholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or

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other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder;
(ii) any sale, lease, exchange, mortgage, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof.

  Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein) to: (i) make a tender or exchange offer for any equity security of the Company; (ii) merge or consolidate the Company with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Bank and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Bank's present and future account holders, borrowers and employees; on the communities in which the Company and the Bank operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Bank to fulfill the objectives of a federally chartered stock savings association under applicable statutes and regulations. No assurance can be given that a court applying Delaware law would enforce the foregoing provision of the Certificate of Incorporation. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

  Amendment of Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

  Certain Bylaw Provisions. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

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ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS
AND MANAGEMENT REMUNERATION

  The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreement with Mr. Perl and the Stock Option Plans may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See "The Board of Directors and Management of the Bank--Employment Agreements" and "-- Stock Option Plans."

  The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

  The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

  In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

  The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

REGULATORY RESTRICTIONS ON ACQUISITIONS OF THE COMPANY

  Any proposal to acquire 10% or more of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The OTS requires all persons seeking control of a savings institution, and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of a federally-insured savings institution without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that: (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities to a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any state thereof or the District of Columbia or an estate or trust the income of which is subject to United States federal income taxation regardless of source or a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States fiduciaries have the authority to control all of its substantial decisions (a "U.S. Holder"). This summary does not address the United States federal income tax consequences to persons other than U.S. Holders who purchase Capital Securities upon their initial issuance.

  This summary is based on the United States federal income tax laws, regulations and rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary does not address the tax consequences applicable to investors that may be subject to special tax rules such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the Capital Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Capital Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Capital Securities.

  PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CAPITAL SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

  The Company intends to take the position that, under current law, the Junior Subordinated Debentures constitute indebtedness for federal income tax purposes and, by acceptance of a Capital Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Capital Securities as evidence of an indirect beneficial interest in the Junior Subordinated Debentures. No assurances can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service (the "Service") or, if challenged, that such challenge will not be successful. The remainder of this discussion assumes that the Junior Subordinated Debentures are classified as indebtedness for federal income tax purposes.

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

CLASSIFICATION OF THE TRUST

  Upon the issuance of the Capital Securities, Muldoon, Murphy & Faucette will issue its opinion (the "Tax Opinion") to the effect that, under then current law and assuming full compliance with the terms of the Declaration (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified, for United States federal income tax purposes, as a grantor trust and not as an association taxable as a corporation. As a result, each holder of Capital Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures and each holder will be required to include in its gross income the items of income realized with respect to its allocable share of those Junior Subordinated Debentures. Investors should be aware that the Tax Opinion does not address any other issue and is not binding on the Service or the courts.

INTEREST, ORIGINAL ISSUE DISCOUNT, PREMIUM AND MARKET DISCOUNT

  Final Treasury Regulations issued on June 16, 1996 generally provide that stated interest on a debt instrument is not "qualified stated interest" and, therefore, will give rise to OID unless such interest is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Interest is considered to be unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than late payment that occurs within a reasonable grace period) or non-payment a "remote contingency."

  The Company has the right, at any time and from time to time during the term of the Junior Subordinated Debentures, to defer payments of interest by extending the interest payment period for a period not exceeding
20 consecutive quarters, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. During any Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including any Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of any securities of any subsidiary of the Company (including Other Guarantees) if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures, other than (a) dividends or distributions in shares of or options, warrants or rights to subscribe for or purchase shares of, Common Stock or preferred stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,
(c) payments under the Guarantee, (d) as a direct result of, and only to the extent required in order to avoid the issuance of fractional shares of capital stock following, a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees. See "Description of Junior Convertible Subordinated Debentures--Option to Extend Interest Payment Date." The Company believes that the adverse impact that the imposition of such restrictions would have on the Company and the value of its equity securities makes the likelihood of its exercising its right to defer payments of interest on the Junior Subordinated Debentures remote. Accordingly, the Company believes, and this discussion assumes, that the stated interest on the Subordinated Debentures should be considered unconditionally payable and that the Junior Subordinated Debentures should not be considered to have been issued with OID. If so, stated interest paid or payable prior to the exercise, if any, by the Company, of its right to defer interest payments, will be taxable to a holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for federal income tax purposes. There can be no assurance that the Service will agree with the Company's position.

  Moreover, if, notwithstanding the foregoing, the Company does exercise its right to defer payments of interest thereon, the Junior Subordinated Debentures will be considered to be retired and reissued for their adjusted issue price at such time, and the Junior Subordinated Debentures thereafter will be considered to have been issued with OID. In such case, all the interest payments thereafter payable will be treated as OID. If the payments were treated as OID (either because the Company exercises the right to defer interest payments or because the likelihood of exercise of such right was not remote at the time of issuance), holders must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting, and any holders who dispose of Capital Securities prior to the Distribution Record Date for payment of Distributions thereon following such Extension Period will include OID in gross income but will not receive any cash related thereto from the Trust. The amount of OID that accrues in any quarterly period will approximately equal the amount of the interest that accrues in that period at the stated interest rate. In the event that the interest payment period is extended, holders will accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period.

  Holders of Capital Securities will not be entitled to a dividends-received deduction with respect to any income earned on the Capital Securities.

  Holders of Capital Securities other than a holder who purchased the Capital Securities upon original issuance may be considered to have acquired their undivided interests in the Junior Subordinated Debentures with market discount or acquisition premium, as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of Capital Securities.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES UPON LIQUIDATION OF THE TRUST

  As described under "Description of Capital Securities--Liquidation of the Trust and Distribution of Junior Subordinated Debentures," Junior Subordinated Debentures may be distributed to holders in exchange for the Capital Securities and in liquidation of the Trust. Under current law, such a distribution would be treated as a non-taxable event to each holder and each holder's aggregate tax basis in the Junior Subordinated Debentures would be equal to such holder's aggregate tax basis in its Capital Securities. A holder's holding period in the Junior Subordinated Debentures so received in liquidation of the Trust would include the period for which the Capital Securities were held by such holder. If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, the distribution of Junior Subordinated Debentures to the holders of Capital Securities by the Trust would be a taxable event to the Trust and a holder of Capital Securities would recognize gain or loss as if such holder had exchanged its Capital Securities for the Junior Subordinated Debentures it received upon the liquidation of the Trust. A holder will be taxable on OID (if any) in respect of Junior Subordinated Debentures received from the Trust in the manner described above under "--Interest, Original Issue Discount, Premium and Market Discount."

SALE OR REDEMPTION OF CAPITAL SECURITIES

  A holder that sells Capital Securities (including a redemption for cash) will recognize gain or loss equal to the difference between the amount realized on the sale (other than amounts attributable to accrued but unpaid interest which has not yet been included in income, which will be treated as ordinary income) and its adjusted tax basis in the securities sold or redeemed. A holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price increased by OID (if any) previously includible in such holder's gross income to the date of disposition (and the accrual of market discount, if any, if an election to accrue market discount in income currently is made) and decreased by payments received on the Capital Securities (other than payments of qualified stated interest). Except to the extent noted above and subject to the market discount rules of the Internal Revenue Code of 1986, as amended (the "Code"), any such gain or loss generally will be short-term, mid-term or long-term capital gain or loss depending on the length of time the Capital Securities were held.

  The Capital Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who uses the accrual method of accounting (and a cash method holder, during and after an Extension Period or if the Junior Subordinated Debentures are deemed to have been issued with OID) and who disposes of its Capital Securities between Distribution Record Dates will be required to include accrued but unpaid interest (or OID) on the Junior Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to its adjusted tax basis in its Capital Securities disposed of. To the extent the selling price (which may not fully reflect the value of accrued but unpaid interest or OID) is less than such holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

CONVERSION OF CAPITAL SECURITIES

  A holder of Capital Securities generally will not recognize income, gain or loss upon the conversion, through the Conversion Agent, of its Capital Securities into Common Stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Common Stock equal to the amount of cash received less the holder's tax basis in such fractional share. A holder's tax basis in the Common Stock received upon exchange and conversion will generally be equal to the holder's tax basis in the Capital Securities delivered to the Conversion Agent for exchange less that basis allocated to any fractional share for which cash is received, and a holder's holding period in the Common Stock received upon exchange and conversion will generally begin on the date the holder acquired the Capital Securities delivered to the Conversion Agent for exchange.

ADJUSTMENT OF CONVERSION PRICE

  Treasury Regulations promulgated under Section 305 of the Code would treat holders of Capital Securities as having received a constructive distribution from the Company in the event the Conversion Price of the Junior Subordinated Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Common Stock into or for which the Junior Subordinated Debentures are convertible or exchangeable) of the holders of the Capital Securities in the assets or earnings and profits of the Company were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the Conversion Price would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, a reduction in the Conversion Price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of the Company. Holders of the Capital Securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

  Subject to the qualifications discussed below, income on the Capital Securities will be reported to holders on Forms 1099, which forms are expected to be mailed to holders of Capital Securities by January 31 following each calendar year.

  The Trust will be obligated to report annually to the holders of record of the Capital Securities, the interest (or OID) related to the Junior Subordinated Debentures for that year. The Trust currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though the Trust is not legally required to report to record holders until April 15 following each calendar year. Under current law, holders of Capital Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to the Trust. The Trust, moreover, will not have any obligation to report to beneficial holders who are not also record holders.

  Payments made on, and proceeds from the sale of, the Capital Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Service.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER THE ALTERNATIVE MINIMUM TAX AND THE STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                             ERISA CONSIDERATIONS

  If an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), individual retirement account or other plan within the meaning of Section 4975 of the Code, or persons which are treated as using assets of such employee benefit plans, accounts or plans (collectively, "Plans") acquires Capital Securities, the assets of the Trust may be treated as assets of the investing Plans for purposes of the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA or Section 4975 of the Code. The Department of Labor has issued final regulations (the "Labor Regulations") as to what constitutes assets of an employee benefit plan under ERISA. The Labor Regulations provide that, as a general rule, when a plan acquires an equity interest in an entity and such interest does not represent a publicly offered security nor a security issued by an investment company registered under the Investment Advisors Act of 1940, the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless the entity is an operating company or equity participation in the entity by benefit plan investors is not "significant." For purposes of the Labor Regulations, the Trust will not be an investment company nor an operating company and there is no assurance that the Capital Securities will constitute "publicly offered securities" or that benefit plan investor participation in the equity of the Trust will be insignificant.

  Pursuant to the exception in the Labor Regulations for insignificant equity participation by benefit plan investors, the assets of the Trust would not constitute plan assets of investing Plans at any time if, immediately after the most recent acquisition of any equity interest in the Trust, less than 25% of the value of each class of equity interest in the Trust were held by Plans and other "benefit plan investors," which term includes governmental, church and foreign plans not subject to ERISA and entities deemed to hold assets of such plans. No assurance can be given that the value of Capital Securities held by benefit plan investors will be less than 25% of the total value of such securities at the completion of the Offering or thereafter and no monitoring or other measures will be taken to assure satisfaction of the conditions to this exception. It is also possible that the Capital Securities may qualify for the exemption available to "publicly offered securities," if in addition to being offered pursuant to an effective registration statement, they are registered under the Securities Exchange Act of 1934, are "widely held" at the close of the Offering and are "freely transferable." Under the Labor Regulations, a class of securities is "widely held" only if it is a class of securities held by 100 or more investors independent of the issuer and each other. Although it is possible that the Capital Securities will be "widely held," no measures will be taken to assure that they will be "widely held." Thus, no assurances can be given that the Capital Securities will qualify for the "publicly offered securities" exemption.

  It is unlikely that the Company, the obligor of the Junior Subordinated Debentures and the Guarantee, would be a party in interest or disqualified person with respect to a Plan before a Plan's acquisition of Capital Securities. However, if the assets of the Trust were considered "plan assets" of Plans holding Capital Securities for purposes of ERISA and Section 4975 of the Code, service providers with respect to the assets of the Trust may become parties in interest or disqualified persons (as defined in ERISA and Section 4975 of the Code, respectively) with respect to investing Plans, and any discretionary authority exercised with respect to the Junior Subordinated Debentures by such persons could be deemed to constitute or give rise to a prohibited transaction under ERISA or the Code. In order to minimize the risk of such prohibited transactions, each investing Plan, by purchasing the Capital Securities, will be deemed to have directed the Trust to invest in the Junior Subordinated Debentures, to enter into the Guarantee and to have appointed the Issuer Trustees.

  A fiduciary with respect to a Plan subject to ERISA (excluding individual retirement accounts) not sponsored by an employer for its employees should consider whether the purchase of Capital Securities could result in a delegation of fiduciary authority to the Property Trustee, and, if so, whether such a delegation of authority is permissible under the Plan's governing instrument or any investment management agreement with the Plan. In making such determination, a Plan fiduciary should note that the Property Trustee is a U.S. bank qualified to be an investment manager (within the meaning of section 3(38) of ERISA) to which such delegation of authority generally would be permissible under ERISA. Further, prior to an Event of Default with respect to the Junior Subordinated Debentures, the Property Trustee will have only limited custodial and ministerial authority with respect to Trust assets. In addition, unless an exemption applies, the Junior Subordinated Debentures and the Guarantee would constitute a prohibited extension of credit between the Company and Plans holding Capital Securities, if the Company were considered a party in interest or disqualified person.

  Any purchaser proposing to acquire Capital Securities with assets of any Plan should consult with counsel, particularly regarding the application of the fiduciary and prohibited transaction provisions. Each fiduciary with respect to a Plan who is responsible for the acquisition of Capital Securities by such Plan shall be deemed to have represented and warranted for the benefit of the Company, the Issuer Trustees and the Guarantee Trustee that the acquisition and holding of Capital Securities by such Plan does not result in or give rise to a non-exempt prohibited transaction by reason of the application of the following class exemptions issued by the Department of
Labor: Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for transactions involving certain insurance company general accounts) or PTCE 96-23 (an exception for certain transactions determined by an in-house asset manager) or another exemption for which the fiduciary provides a satisfactory opinion of counsel or other evidence of its availability.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to the
Underwriter, and the Underwriter has agreed to purchase        of the Capital
Securities at the initial public offering price set forth on the cover page of the Prospectus. In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all the Capital Securities offered hereby if any of the Capital Securities are purchased.

  The Company has been advised by the Underwriter that it proposes initially to offer the Capital Securities to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers
at such price less a concession not in excess of $       per Capital Security.
The Underwriter may allow, and such dealers may reallow, a discount not in
excess of $       per Capital Security on sales to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

  The Trust and the Company have granted the Underwriter an option, exercisable not later than 30 days after the date of this Prospectus, to
purchase up to an aggregate of        additional Capital Securities at the
initial public offering price set forth on the cover page of this Prospectus. The Underwriter may exercise such option, in part or in full, only to cover over-allotments, if any, made in connection with the sale of the Capital Securities offered hereby. If purchased, the Underwriter will offer such
additional Capital Securities on the same terms as the      Capital Securities
are being offered. To the extent that the Underwriter exercises such option, the Underwriter will be obligated, subject to certain conditions, to purchase the number of Capital Securities covered by such exercise and the Trust will be obligated to sell such Capital Securities to the Underwriter.

  In view of the fact that the proceeds of the sale of the Capital Securities will be used to purchase the Junior Convertible Subordinated Debentures of the Company, the Purchase Agreement provides that the Company will pay as compensation ("Underwriter's Compensation") to the Underwriter, for the Underwriter's arranging the investment therein of such proceeds, an amount in
same day funds of $       per Capital Security (or $       in the aggregate,
or $       in the aggregate if the Underwriter's over-allotment option is exercised in full) for the account of the Underwriter.

  The Trust and the Company have agreed that they will not, for a period of 90 days after the date of the Prospectus, except with the prior written consent of the Underwriter directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of, (a) any trust certificates or other securities of the Trust (other than the Capital Securities offered hereby and the Common Securities issued to the Company), (b) any preferred stock or any other security of the Company that is substantially similar to the Capital Securities, (c) any shares of any class of common stock of the Company (other than (i) shares of Common Stock issuable upon conversion of the Capital Securities or pursuant to the exercise of options or warrants outstanding on the date of this Prospectus, and (ii) the grant of stock options or other stock-based awards (and the exercise thereof) to directors, officers and employees of the Company or any of its subsidiaries) or (d) any debt securities of the Company that are substantially similar to the Junior Convertible Subordinated Debentures (other than the Junior Convertible Subordinated Debentures issued to the Trust).

  The Company has applied to have the Capital Securities approved for quotation on the Nasdaq, subject to official notice of issuance, under the symbol "LFCOP." Prior to this offering, there has been no public market for the Capital Securities.

  The Company and the Trust have agreed to indemnify the Underwriter against, or contribute to payments that the Underwriter may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                    EXPERTS

  The consolidated financial statements of LIFE Financial Corporation as of December 31, 1996 and for the year then ended included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 122), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of LIFE Financial Corporation as of December 31, 1995 and for the year ended December 31, 1995 included in this Prospectus have been audited by Grant Thornton LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

  The financial statements of LIFE Financial Corporation for the year ended December 31, 1994 included in this Prospectus, have been audited by Price Waterhouse LLP, independent accountants, as stated in their report appearing herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the Capital Securities will be passed upon on behalf of the Company and the Trust by Prickett, Jones, Elliott, Kristol & Schree, special Delaware counsel to the Company and the Trust. The validity under Delaware law of the Junior Subordinated Debentures and the Guarantee will be passed upon for the Company and the Trust by Muldoon, Murphy & Faucette, Washington, D.C. Certain legal matters will be passed upon for the Underwriter by Brobeck, Phleger & Harrison LLP, Newport Beach, California.

                            ADDITIONAL INFORMATION

  The Company has filed with the SEC a registration statement under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be described; however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document. Such information and all exhibits to the Registration Statement can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Pacific Regional Office of the Commission at 5670 Wilshire Blvd., 11th Floor, Los Angeles, California 90036-3648, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company.

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning the Company can be inspected and copied or accessed as described above.

  No separate financial statements of the Trust have been included herein. Neither the Company nor the Trust consider that such financial statements would be material to holders of the Capital Securities because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in Junior Subordinated Debentures issued by the Company, and (iii) the Company's obligations described herein to provide certain indemnities in respect of, and be responsible for, certain costs, expenses, debts and liabilities of the Trust under the Indenture and any supplemental indenture thereto and pursuant to the Declaration of the Trust, the Guarantee issued with respect to the Capital Securities issued by the Trust, the Junior Subordinated Debentures purchased by the Trust and the related Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Capital Securities. See "Description of Junior Convertible Subordinated Debentures" and "Description of the Guarantee." In addition, the Company does not expect that the Trust will file reports, proxy statements and other information under the Exchange Act with the Commission.

                          LIFE FINANCIAL CORPORATION
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

 Report of Independent Accountants for the year ended December 31, 1994.... F-1
 Independent Auditors' Report as of and for the year ended December 31,
  1995..................................................................... F-2
 Independent Auditors' Report as of and for the year ended December 31,
  1996..................................................................... F-3
 Consolidated Statements of Financial Condition as of September 30, 1997
  (unaudited) and December 31, 1996 and 1995............................... F-4
 Consolidated Statements of Operations for the nine months ended September
  30, 1997 and 1996 (unaudited) and for each of the three years in the period ended December 31, 1996........................................... F-5
 Consolidated Statements of Stockholders' Equity for the nine months ended
  September 30, 1997 (unaudited) and for each of the three years in the period ended December 31, 1996........................................... F-6
 Consolidated Statements of Cash Flows for the nine months ended September
  30, 1997 and 1996 (unaudited) and for each of the three years in the period ended December 31, 1996........................................... F-7
 Notes to Consolidated Financial Statements................................ F-8

  All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of LIFE Financial Corporation

In our opinion, the accompanying statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects the results of operations and cash flows of LIFE Financial Corporation (the Company) for the year ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of LIFE Financial Corporation for any period subsequent to December 31, 1994.

/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Los Angeles, California
January 31, 1995, except for the "Basis of Presentation and Description of Business" and "Earnings Per Share" paragraphs in Note 1 which are as of June 30, 1997.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
LIFE Financial Corporation

We have audited the accompanying statement of financial condition of LIFE Financial Corporation (formerly Life Savings Bank, Federal Savings Bank) as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of LIFE Financial Corporation as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1995 the Bank changed its method of accounting for mortgage servicing rights to conform with Statement of Financial Accounting Standards No. 122.

/s/ Grant Thornton LLP
Grant Thornton LLP

Irvine, California
February 8, 1996 (except for the "Earnings Per Share" paragraph of Note 1, as to which the date is June 30, 1997)

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
LIFE Financial Corporation

We have audited the accompanying consolidated statement of financial condition of LIFE Financial Corporation and subsidiary (the Company) as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 1996 consolidated financial statements present fairly, in all material respects, the financial position of LIFE Financial Corporation and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1995, the Company changed its method of accounting for mortgage servicing rights to conform with Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Costa Mesa, California
February 7, 1997 (March 14, 1997 as to Note 16)

                           LIFE FINANCIAL CORPORATION

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31,
                                               SEPTEMBER 30, -----------------
                                                   1997        1996     1995
                                               ------------- --------  -------
                                                (UNAUDITED)
                    ASSETS
Cash and cash equivalents.....................   $ 12,872    $ 13,265  $ 3,932
Restricted cash...............................     10,856       1,636
Securities held to maturity, estimated fair
 value of $7,029 (1997) (unaudited), $7,981
 (1996) and $1,985 (1995).....................      7,015       8,023    1,985
Residual assets, at fair value................     24,533       5,700
Loans held for sale...........................    191,555      31,018   21,688
Loans held for investment, net of allowance
 for estimated loan losses of $1,859 (1997)
 (unaudited), $1,625 (1996) and $1,177
 (1995).......................................     32,133      36,895   41,693
Mortgage servicing rights.....................      5,713       2,645      683
Accrued interest receivable...................      1,714         537      507
Foreclosed real estate, net...................        975         561      827
Premises and equipment, net...................      3,770       1,579      976
Federal Home Loan Bank stock..................      1,050         814      715
Deferred income taxes.........................        131         397      138
Other assets..................................      1,785         940      992
                                                 --------    --------  -------
    TOTAL ASSETS..............................   $294,102    $104,010  $74,136
                                                 ========    ========  =======
     LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposit accounts............................   $159,840    $ 85,711  $67,535
  Other borrowings............................     61,523       3,278
  Subordinated debentures.....................     10,000
  Accounts payable and other liabilities......     13,262       5,748    2,333
                                                 --------    --------  -------
    Total liabilities.........................    244,625      94,737   69,868
COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 5,000,000
   shares authorized; no shares outstanding...
  Common stock, $.01 par value; 25,000,000
   shares authorized; 6,546,716 (1997)
   (unaudited), 3,211,716 (1996) and 933,108
   (1995) shares issued and outstanding.......         65          32        9
  Additional paid-in capital..................     41,834       9,358    3,393
  Retained earnings (deficit), partially
   restricted.................................      7,578        (117)     866
                                                 --------    --------  -------
    Total stockholders' equity................     49,477       9,273    4,268
                                                 --------    --------  -------
    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY...................................   $294,102    $104,010  $74,136
                                                 ========    ========  =======

                See notes to consolidated financial statements.

                           LIFE FINANCIAL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                              NINE MONTHS ENDED
                                SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                             ------------------- -----------------------------
                               1997      1996      1996      1995      1994
                             --------- --------- --------- --------- ---------
                                 (UNAUDITED)
INTEREST INCOME:
  Loans....................  $  10,001 $   4,674 $   6,542 $   5,433 $   4,530
  Securities held to
   maturity................        334        55        56       159       138
  Other interest-earning
   assets..................      1,817       193       331       233       156
                             --------- --------- --------- --------- ---------
    Total interest income..     12,152     4,922     6,929     5,825     4,824
                             --------- --------- --------- --------- ---------
INTEREST EXPENSE:
  Deposit accounts.........      5,440     2,507     3,514     3,192     2,534
  Federal Home Loan Bank
   advances and other
   borrowings..............        888       192       252       256       187
  Subordinated debentures..        773
                             --------- --------- --------- --------- ---------
    Total interest
     expense...............      7,101     2,699     3,766     3,448     2,721
                             --------- --------- --------- --------- ---------
NET INTEREST INCOME BEFORE
 PROVISION FOR ESTIMATED
 LOAN LOSSES...............      5,051     2,223     3,163     2,377     2,103
PROVISION FOR ESTIMATED
 LOAN LOSSES...............        900       359       963     1,194     1,306
                             --------- --------- --------- --------- ---------
NET INTEREST INCOME AFTER
 PROVISION FOR ESTIMATED
 LOAN LOSSES...............      4,151     1,864     2,200     1,183       797
NONINTEREST INCOME:
  Loan servicing and other
   fees....................        413       321       496       231       164
  Service charges on
   deposit accounts........         94        93       128       111        84
  Net gains from mortgage
   financing operations....     17,413     3,759     8,352     3,575     1,428
  Other income.............        265        91       136       103        12
                             --------- --------- --------- --------- ---------
    Total noninterest
     income................     18,185     4,264     9,112     4,020     1,688
NONINTEREST EXPENSE:
  Compensation and
   benefits................      5,534     3,206     5,233     2,544     1,575
  Premises and occupancy...        805       538       746       471       418
  Data processing..........        524       281       390       208       167
  Net loss on foreclosed
   real estate.............         94       171       158        53       280
  FDIC insurance premiums..         69       136       174       184       186
  SAIF special assessment..                  448       448
  Marketing................        195       119       189        65        55
  Telephone................        439       159       246       143       128
  Professional services....        243       137       218        92        86
  Other expense............      1,247       623       879       629       561
                             --------- --------- --------- --------- ---------
    Total noninterest
     expense...............      9,150     5,818     8,681     4,389     3,456
                             --------- --------- --------- --------- ---------
INCOME (LOSS) BEFORE INCOME
 TAX PROVISION (BENEFIT)...     13,186       310     2,631       814      (971)
INCOME TAX PROVISION
 (BENEFIT).................      5,491       142     1,126       294      (300)
                             --------- --------- --------- --------- ---------
NET INCOME (LOSS)..........  $   7,695 $     168 $   1,505 $     520 $    (671)
                             ========= ========= ========= ========= =========
EARNINGS (LOSS) PER SHARE..  $    1.70 $    0.08 $    0.63 $    0.28 $   (0.36)
                             ========= ========= ========= ========= =========
WEIGHTED AVERAGE SHARES
 OUTSTANDING...............  4,522,251 2,090,466 2,370,779 1,866,216 1,866,216
                             ========= ========= ========= ========= =========

                See notes to consolidated financial statements.

                           LIFE FINANCIAL CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                              COMMON STOCK   ADDITIONAL RETAINED      TOTAL
                            ----------------  PAID-IN   EARNINGS  STOCKHOLDERS'
                             SHARES   AMOUNT  CAPITAL   (DEFICIT)    EQUITY
                            --------- ------ ---------- --------- -------------
BALANCE, January 1, 1994..    933,108  $ 9    $ 3,393    $ 1,017     $ 4,419
Net loss..................                                  (671)       (671)
                            ---------  ---    -------    -------     -------
BALANCE, December 31,
 1994.....................    933,108    9      3,393        346       3,748
Net income................                                   520         520
                            ---------  ---    -------    -------     -------
BALANCE, December 31,
 1995.....................    933,108    9      3,393        866       4,268
Stock split effected in
 the form of a dividend...    933,108    9      2,479     (2,488)
Net proceeds from issuance
 of common stock..........  1,345,500   14      3,486                  3,500
Net income................                                 1,505       1,505
                            ---------  ---    -------    -------     -------
BALANCE, December 31,
 1996.....................  3,211,716   32      9,358       (117)      9,273
 Unaudited:
  Net proceeds from issu-
   ance of common stock...  3,335,000   33     32,476                 32,509
  Net income..............                                 7,695       7,695
                            ---------  ---    -------    -------     -------
BALANCE, September 30,
 1997 (unaudited).........  6,546,716  $65    $41,834    $ 7,578     $49,477
                            =========  ===    =======    =======     =======



                See notes to consolidated financial statements.

                           LIFE FINANCIAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                           NINE MONTHS ENDED
                             SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                           -------------------  ------------------------------
                             1997      1996       1996       1995       1994
                           --------  ---------  ---------  ---------  --------
                              (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income (loss)........  $  7,695  $     168  $   1,505  $     520  $   (671)
Adjustments to reconcile
 net income (loss) to net
 cash used in operating
 activities:
 Depreciation and
  amortization...........       388        215        301        166       179
 Provision for estimated
  loan losses............       900        359        963      1,194     1,306
 Accretion of deferred
  fees...................        (7)        (8)       (41)       (11)      (20)
 Provision for estimated
  losses on foreclosed
  real estate............        62        167        145        104       187
 Gain on sale of
  foreclosed real estate,
  net....................       (43)       (21)       (41)      (137)      (39)
 Gain on sale and
  securitization of loans
  held for sale..........   (16,811)    (3,759)    (7,868)    (3,549)   (1,014)
 Gain on bulk sale of
  mortgage servicing
  rights.................                                        (26)     (414)
 Unrealized gain on
  residual asset.........      (602)                 (484)
 Net accretion of
  residual asset.........    (1,056)                  (29)
 Change in valuation
  allowance on mortgage
  servicing rights.......       247        (12)       (12)        13
 Amortization of mortgage
  servicing rights.......       694        177        320        268        20
 Purchase and origination
  of loans held for sale,
  net of loan fees.......  (450,128)  (151,234)  (227,156)  (135,552)  (72,613)
 Proceeds from sales and
  securitization of loans
  held for sale..........   277,567    143,026    212,226    130,086    66,408
 Increase in restricted
  cash...................    (9,477)               (1,636)
 (Increase) decrease in
  accrued interest
  receivable.............    (1,177)        26        (30)       (76)       (2)
 Deferred income taxes...      (266)                 (259)       (81)       51
 Decrease (increase) in
  income taxes
  receivable.............                 (117)                  479       (64)
 Increase in accounts
  payable and other
  liabilities............     7,514        803      3,415      1,618        86
 Federal Home Loan Bank
  stock dividend.........       (41)       (43)       (34)       (30)      (20)
 Decrease (increase) in
  other assets...........        13        (81)        52       (315)     (271)
                           --------  ---------  ---------  ---------  --------
  Net cash used in
   operating activities..  (184,528)   (10,334)   (18,663)    (5,329)   (6,891)
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Net decrease in loans....     7,246      9,690      8,578      6,428     8,133
Proceeds from sale of
 foreclosed real estate..       776      1,118      1,471      1,097     1,424
Purchase of securities
 held to maturity........    (2,000)               (8,013)    (8,969)     (991)
Proceeds from maturities
 of securities held to
 maturity................     3,000      1,975      1,975      9,241     2,042
Purchase of mortgage
 servicing rights........                                       (706)     (128)
Proceeds from bulk sales
 of servicing rights.....                                        632       522
Additions to premises and
 equipment, net..........    (2,541)      (236)      (904)      (523)      (33)
Purchase of Federal Home
 Loan Bank stock.........      (195)       (44)       (65)       (82)       (8)
Cash received on residual
 assets..................     3,322
                           --------  ---------  ---------  ---------  --------
  Net cash provided by
   investing activities..     9,608     12,503      3,042      7,118    10,961
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Net increase (decrease)
 in deposit accounts.....    74,129      5,791     18,176      1,846    (6,319)
Increase (decrease) in
 Federal Home Loan Bank
 advances................     6,900                           (1,250)       50
Net proceeds from other
 borrowings..............    51,345                 3,278
Net proceeds from
 issuance of common
 stock...................    32,509      3,500      3,500
Net proceeds from
 issuance of subordinated
 debentures..............     9,644
                           --------  ---------  ---------  ---------  --------
  Net cash provided by
   (used in) financing
   activities............   174,527      9,291     24,954        596    (6,269)
                           --------  ---------  ---------  ---------  --------
NET (DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS.............      (393)    11,460      9,333      2,385    (2,199)
CASH AND CASH
 EQUIVALENTS, beginning
 of period...............    13,265      3,932      3,932      1,547     3,746
                           --------  ---------  ---------  ---------  --------
CASH AND CASH
 EQUIVALENTS, end of
 period..................  $ 12,872  $  15,392  $  13,265  $   3,932  $  1,547
                           ========  =========  =========  =========  ========
SUPPLEMENTAL CASH FLOW
 DISCLOSURES:
Interest paid............  $  5,300  $   2,513  $   3,773  $   3,418  $  2,729
                           ========  =========  =========  =========  ========
Income taxes paid
 (refunded)..............  $  3,524  $     172  $     267  $     191  $   (290)
                           ========  =========  =========  =========  ========
NONCASH INVESTING
 ACTIVITIES DURING THE
 PERIOD:
Transfers from loans held
 for sale to loans held
 for investment..........  $    --   $     --   $     856  $     --   $    --
                           ========  =========  =========  =========  ========
Transfers from loans held
 for investment to loans
 held for sale...........  $    --   $     --   $     --   $     --   $ 10,090
                           ========  =========  =========  =========  ========
Transfers from loans to
 foreclosed real estate..  $  1,496  $   1,983  $   2,070  $   1,983  $  1,871
                           ========  =========  =========  =========  ========
Loans to facilitate sales
 of foreclosed real
 estate..................  $    287  $     553  $     761  $     647  $  1,516
                           ========  =========  =========  =========  ========
NONCASH FINANCING
 ACTIVITIES DURING THE
 PERIOD--
 Stock dividends paid....  $    --   $   2,488  $   2,488  $     --   $    --
                           ========  =========  =========  =========  ========

                See notes to consolidated financial statements.

                          LIFE FINANCIAL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  Insofar as these financial statements and notes relate to information at September 30, 1997 and for the nine month periods ended September 30, 1997 and 1996, they are unaudited. In the opinion of management, such unaudited financial statements and notes thereto reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for such periods. The financial position at September 30, 1997 and results of operations for the nine months then ended are not necessarily indicative of the financial position that may be expected at December 31, 1997 or results of operations that may be expected for the year ending December 31, 1997.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Description of Business--The consolidated financial statements include the accounts of LIFE Financial Corporation (Life) and its wholly-owned subsidiary, Life Bank (formerly Life Savings Bank, Federal Savings Bank) (the Bank) (collectively, the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Life is a savings and loan holding company incorporated in the State of Delaware that was initially organized for the purpose of acquiring all of the capital stock of the Bank through the holding company reorganization (the "Reorganization") of the Bank, which was consummated on June 27, 1997. Pursuant to the Reorganization, Life issued 3,211,716 shares of common stock in exchange for the 1,070,572 shares of the Bank's outstanding common stock and accordingly the Bank became a wholly-owned subsidiary of Life. Such business combination was accounted for at historical cost in a manner similar to a pooling of interests. On June 30, 1997 the Company completed its sale of 2,900,000 additional shares of its common stock through an initial public offering. On July 2, 1997, the Company issued 435,000 shares of common stock to the public through the exercise of the underwriter's overallotment option, bringing the total shares outstanding to 6,546,716. The consolidated financial condition and results of operations of the Company for periods prior to the date of the Reorganization consist of those of the Bank.

  The Company originates, purchases, sells and services nonconventional mortgage loans principally secured by first and second mortgages on one- to four-family residences. The Company focuses on loans for the purchase or refinance of residential real property by borrowers who, because of prior credit problems or the absence of a credit history, are considered "subprime borrowers." The Company also originates debt consolidation loans for up to 125% of the loan to value ratio of such loans for borrowers whose credit history qualifies for loans under federal agency programs. The Company purchases and originates mortgage loans and other real estate secured loans through a network of approved correspondents and mortgage brokers on a nationwide basis, as well as through the Company's retail lending division. Except for a limited number of loans specifically originated for retention in the Company's portfolio as loans held for investment, since 1994, loans originated or purchased are generally originated for sale in the secondary mortgage market or in asset securitizations. The Company generally retains the majority of the servicing rights to the loans sold or securitized and may sell servicing rights at a later date depending on market opportunities. In addition, the Company purchases and originates for resale in the secondary market, smaller commercial real estate and multi-family loans. The Company funds substantially all of the loans which it purchases or originates through deposits from customers concentrated in the communities surrounding its home office in San Bernardino County, internally generated funds, advances from the Federal Home Loan Bank and other borrowings.

  The Company has recently begun to focus efforts on the origination of multi-family and commercial real estate as well as consumer-oriented loans secured by real estate, primarily home equity lines of credit and second

                          LIFE FINANCIAL CORPORATION

           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

trust deeds. Specifically, the Company has targeted borrowers seeking loans secured by multi-family properties or properties used for commercial business purposes such as small office buildings or light industrial or retail facilities. Such loans are generally originated for sale.

  Securities Held to Maturity--Investments in debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

  Loans--The Company's real estate loan portfolio consists of long-term loans secured by first and second trust deeds on single-family residences.

  The Company primarily originates mortgage loans for sale in the secondary market. At origination or purchase, mortgage loans are designated as held for sale or held for investment. Loans held for sale are carried at the lower of cost or estimated market value determined on an aggregate basis by outstanding investor commitments or current investor requirements and include related loan origination costs and fees, as well as premiums or discounts for purchased loans. Net unrealized losses, if any, are recognized in a valuation allowance by charges to operations. Any transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or estimated market value on the transfer date. At September 30, 1997 and December 31, 1996, respectively, the principal balance of loans held for sale consist of $149,800,000 and $25,414,000 in single family residential mortgage loans, $15,963,000 and $2,628,000 in multi-family residential mortgage loans, $14,193,000 and $2,412,000 in commercial mortgage loans and $6,682,000 and $0 in other loans. At December 31, 1995, all loans held for sale are single family residential mortgage loans.

  Loans held for investment are carried at amortized cost and net of deferred loan origination fees and costs and allowance for estimated loan losses. Net deferred loan origination fees and costs on loans are amortized or accreted using the interest method over the expected lives of the loans. Amortization of deferred loan fees is discontinued for nonperforming loans. Loans held for investment are not adjusted to the lower of cost or estimated market value because it is management's intention, and the Company has the ability to, hold these loans to maturity.

  Interest on loans is credited to income as earned. Interest receivable is accrued only if deemed collectible. Generally, allowances are established for uncollected interest on loans on which payments are more than 90 days past due.

  On January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No.114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-- Income Recognition and Disclosures. SFAS No. 114 generally requires all creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114 indicated that a creditor should evaluate the collectibility of both contractual interest and contractual principal when assessing the need for a loss accrual. The adoption of these statements did not have a material impact on the results of operations or the financial position of the Company, taken as a whole.

  The Company considers a loan impaired when it is probable that the Company will be unable to collect all contractual principal and interest payments under the terms of the original loan agreement. Loans are evaluated

                          LIFE FINANCIAL CORPORATION

           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

for impairment as part of the Company's normal internal asset review process. However, in determining when a loan is impaired, management also considers the loan documentation, current loan to value ratios, and the borrower's current financial position. Included as impaired loans are all loans delinquent 90 days or more and all loans that have a specific loss allowance applied to adjust the loan to fair value. The accrual of interest on impaired loans is discontinued after a 90-day delinquent period or when, in management's opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reverse. Interest income is subsequently recognized only to the extent cash payments are received. Where impairment is considered other than temporary, a charge-off is recorded; where impairment is considered temporary, an allowance is established. Impaired loans which are performing under the contractual terms are reported as performing loans, and cash payments are allocated to principal and interest in accordance with the terms of the loans. The Company uses the fair value of collateral method for measuring impaired loans. The Company applies such measurement provision to all loans in its portfolio except for one-to-four-family residential mortgage loans and unsecured consumer loans, which are collectively evaluated for impairment.

  Allowances for Estimated Loan and Real Estate Losses--It is the policy of the Company to maintain allowances for estimated loan and real estate losses at levels deemed appropriate by management to provide for known or inherent risks in the portfolio. Specific loss allowances are established for loans that are deemed impaired if the fair value of the loan or the collateral is estimated to be less than the gross carrying value of the loan. In estimating losses, management considers the estimated sales price, cost of refurbishment, payment of delinquent taxes, cost of holding the property (if an extended period is anticipated) and cost of disposal. Additionally, general valuation allowances for loan and real estate losses have been established. Management's determination of the adequacy of the loan and real estate loss allowances is based on an evaluation of the composition of the portfolio, actual loss experience, current and prospective economic conditions, industry trends and other relevant factors, such as the recent adverse economic conditions experienced (including declining real estate values) in the area in which the Company's lending and real estate activities are based, which may affect the borrower's ability to pay and the value of the underlying collateral. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

  Although management uses the best information available to make these estimates, future adjustments to the allowances may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Company's control.

  Mortgage Financing Operations--The Company sells and securitizes the majority of loans held for sale with servicing retained. Under the servicing agreements, the investor is paid its share of the principal collections together with interest at an agreed-upon rate, which generally differs from the loans' contractual interest rate. Such differences result in a "loan servicing spread."

  Effective July 1, 1995, the Company adopted SFAS No. 122, Accounting for Mortgage Servicing Rights, which amended SFAS No. 65, Accounting for Certain Mortgage Banking Activities. SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The impact of adopting SFAS No. 122 was an increase in pretax income of $594,000, net income of $438,000 and earnings per share of $.23 for the year ended December 31, 1995.

                          LIFE FINANCIAL CORPORATION

           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  In addition, SFAS No. 122 requires that all capitalized mortgage servicing rights (MSRs) be evaluated for impairment based on the fair value of those rights. The Company's periodic evaluation is performed on a disaggregated basis whereby MSRs are stratified based upon type of interest rate (variable or fixed), loan type and original loan term. Impairment is recognized in a valuation allowance for each pool in the period of impairment. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. In estimating fair values at December 31, 1996, the Company utilized a weighted average prepayment assumption of 23% and a weighted average discount rate of 16.5%. The cost allocated to servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income.

  Prior to adoption of SFAS No. 122, the Company used the methodology set forth in Emerging Issues Task Force No. 88-11, Allocation of Recorded Investment When a Loan or Part of a Loan is Sold, in accounting for loan sales.

  Gains on bulk sales of mortgage loan servicing rights are recognized when title and all risks and rewards have irrevocably passed to the buyer and there are no significant unresolved contingencies.

  Residual Assets--During the nine months ended September 30, 1997 and the year ended December 31, 1996, the Company completed the securitization and sale of approximately $204,000,000 and $51,900,000, respectively, in loans held for sale in the form of mortgage pass-through certificates and recognized gains of approximately $17,000,000 and $4,300,000, respectively. These certificates are held in a trust independent of the Company. The Company will act as servicer for the trust and receive a stated servicing fee. The Company has also retained a beneficial interest in the form of an interest-only strip which represents the subordinated right to receive cash flows from the pool of securitized loans after payment of the required amounts to the holders of the securities and the costs associated with the securitization. This interest-only strip receivable is classified as a trading security and recorded at fair value with any unrealized gains or losses recorded in the results of operations in the period of the change in fair value. For the nine months ended September 30, 1997 and the year ended December 31, 1996, a net unrealized gain of $602,000 and $484,000, respectively, resulting from changes in fair value is included in results of operations.

  Valuations at origination and at each reporting period are based on discounted cash flow analyses. The cash flows are estimated as the excess of the weighted average coupon on each pool of loans sold over the sum of the pass-through interest rate, a servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the prepayment, default, loss, and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that a purchaser unrelated to the seller of such a financial instrument would demand. At origination, the Company utilized a prepayment assumption ranging from 12.0% to 25.0%, an estimated loss factor assumption ranging from 0.5% to 2.0% and a weighted average discount rate of 13.5% to value the residual assets. The valuation includes consideration of characteristics of the loans including loan type and size, interest rate, origination date, term and geographic location. The Company also uses other available information such as externally prepared reports on prepayment rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review. To the Company's knowledge, there is no active market for the sale of residual assets. The range of values attributable to the factors used in determining fair value is broad. Accordingly, the Company's estimate of fair value is subjective.

  In connection with certain securitization transactions, the Company initially deposited cash with a trustee and will subsequently deposit a portion of the servicing spread collected on the related loans. Such amounts serve as credit enhancement for the related trust. The amount set aside is available for distribution to investors in the

                          LIFE FINANCIAL CORPORATION

           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

event of certain shortfalls in amounts due to investors. These amounts are subject to increase up to a reserve level as specified in the related securitization documents. Cash amounts on deposit are invested in certain instruments as permitted by the related securitization documents. To the extent amounts on deposit exceed specified levels, distributions are made to the Company; and, at the termination of the related trust, any remaining amounts on deposit are distributed to the Company. The amount on deposit at September 30, 1997 and December 31, 1996 is classified as restricted cash in the accompanying consolidated statement of financial condition.

  Foreclosed Real Estate--Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of fair value or the balance of the loan at the date of foreclosure through a charge to the allowance for estimated loan losses. After foreclosure, valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net gain
(loss) on foreclosed real estate in the statement of operations.

  Premises and Equipment--Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using both the straight-line and accelerated methods over the estimated useful lives of the assets, which range from 31 years for buildings, 15 years for leasehold improvements, 7 years for furniture, fixtures and equipment, and 3 years for computer equipment.

  Income Taxes--The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactments of changes in the tax law or rates are considered. If necessary, a valuation allowance is established based on management's determination of the likelihood of realization of deferred tax assets.

  Derivative Financial Instruments--The Company has entered into various interest rate exchange agreements (swaps) to manage exposure to changes in interest rates. Net interest income (expense) on the swaps resulting from the differential between exchanging floating and fixed rate interest payments is recorded using the accrual method. No interest rate exchange agreements were outstanding as of September 30, 1997 and December 31, 1996 and 1995 (Note 13).

  In the ordinary course of business, the Company has entered into other off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

  Earnings Per Share--Earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding adjusted retroactively to reflect the three for one stock exchange effected pursuant to the Reorganization and the stock split effected in the form of a dividend during 1996. The 1995 and 1994 per share amounts and weighted average shares outstanding included in the accompanying consolidated financial statements have been restated to reflect the Reorganization and stock split.

  Presentation of Cash Flows--For purposes of reporting cash flows, cash and cash equivalents include cash and federal funds sold. Generally, federal funds are sold for one-day periods. At September 30, 1997 and December 31, 1996 and 1995, federal funds sold approximated $2,900,000, $10,350,000 and $1,600,000, respectively.

                          LIFE FINANCIAL CORPORATION

           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  Use of Estimates--In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Stock-Based Compensation--In 1995, the Financial Accounting Standards Board
(FASB) issued SFAS No. 123, Accounting for Stock-Based Compensation, which encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. SFAS No. 123 does not require the application of the fair value method and allows for the continuance of current accounting methods, which require accounting for stock compensation awards based on their instrinsic value as of the grant date. However, SFAS No. 123 requires pro forma disclosure of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in this Statement had been applied. The accounting and disclosure requirements of this Statement are effective for financial statements for fiscal years beginning after December 15, 1995. The Company did not adopt the accounting method in SFAS No. 123 with respect to its stock option plans and accounts for such plans in accordance with Accounting Principles Board Opinion No. 25.

  Recent Accounting Developments--In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which was amended by SFAS No. 127. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. The statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. SFAS No. 125 superceded SFAS No. 122. Retroactive application of this statement is not permitted. Implementation of SFAS No. 125 did not have a material impact on the Company's results of operations or financial condition.

  In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" which is effective for financial statements issued for periods ending after December 15, 1997. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires the presentation of diluted earnings per share for entities with complex capital structures. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock, such as options, were exercised or converted into common stock. The Company does not believe that SFAS No. 128 will have a material impact on its financial statements.

  In June 1997, FASB issued SFAS No. 130 "Reporting Comprehensive Income" which is effective for annual and interim periods ending after December 15, 1997. This statement requires that all items that are required to be recognized under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Management is in the process of determining the impact, if any, this statement will have on the Company.

  In June 1997, FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" which is effective for annual and interim periods ending after December 15, 1997. This statement

                          LIFE FINANCIAL CORPORATION

           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

establishes standards for the method by which public entities report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about product and services, geographical areas, and major customers. Management is in the process of determining the impact, if any, this statement will have on the Company.

  Reclassifications--Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the 1996 presentation.

2. REGULATORY CAPITAL REQUIREMENTS AND OTHER REGULATORY MATTERS

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes, as of September 30, 1997 and December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

  Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

  As of September 30, 1997 and December 31, 1996, respectively, management believes that the Bank is considered as well capitalized and adequately capitalized under the regulatory framework for prompt corrective action. As of December 31, 1995, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized or adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since September 30, 1997 that management believes have changed the Bank's category.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The Bank's actual capital amounts and ratios are also presented in the table:

                                          TO BE ADEQUATELY        TO BE WELL
                                          CAPITALIZED UNDER    CAPITALIZED UNDER
                                          PROMPT CORRECTIVE    PROMPT CORRECTIVE
                             ACTUAL      ACTION PROVISIONS:   ACTION PROVISIONS:
                          -------------  -------------------  -------------------
                          AMOUNT  RATIO    AMOUNT    RATIO      AMOUNT    RATIO
                          ------- -----  ---------- --------  ---------- --------
                                         (DOLLARS IN THOUSANDS)
AS OF SEPTEMBER 1997
 (UNAUDITED):
Total capital (to risk-
 weighted assets).......  $27,918 13.49%    $16,556    8.00%  $   20,695    10.00%
Tier 1 capital (to risk-
 weighted assets).......   16,286  7.87%      8,278    4.00%      12,417     6.00%
Tier 1 capital (to
 average assets)........   16,286  6.19%     10,528    4.00%      13,161     5.00%
                                          TO BE ADEQUATELY        TO BE WELL
                                          CAPITALIZED UNDER    CAPITALIZED UNDER
                                          PROMPT CORRECTIVE    PROMPT CORRECTIVE
                             ACTUAL      ACTION PROVISIONS:   ACTION PROVISIONS:
                          -------------  -------------------  -------------------
                          AMOUNT  RATIO    AMOUNT    RATIO      AMOUNT    RATIO
                          ------- -----  ---------- --------  ---------- --------
                                         (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1996:
Total capital (to risk-
 weighted assets).......  $10,446  9.43% $    8,865     8.0%  $   11,081     10.0%
Tier 1 capital (to risk-
 weighted assets).......    9,273  8.37%      4,432     4.0%       6,649      6.0%
Tier 1 capital (to
 average assets)........    9,273  8.90%      4,169     4.0%       5,211      5.0%
                                          TO BE ADEQUATELY        TO BE WELL
                                          CAPITALIZED UNDER    CAPITALIZED UNDER
                                          PROMPT CORRECTIVE    PROMPT CORRECTIVE
                             ACTUAL      ACTION PROVISIONS:   ACTION PROVISIONS:
                          -------------  -------------------  -------------------
                          AMOUNT  RATIO    AMOUNT    RATIO      AMOUNT    RATIO
                          ------- -----  ---------- --------  ---------- --------
                                         (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1995:
Total capital (to risk-
 weighted assets).......  $ 4,871 10.17% $    3,832     8.0%  $    4,789     10.0%
Tier 1 capital (to risk-
 weighted assets).......    4,268  8.91%      1,916     4.0%       2,874      6.0%
Tier 1 capital (to
 average assets)........    4,268  5.69%      3,003     4.0%       3,753      5.0%

  The Bank has been required by the OTS since the Bank's examination completed August 9, 1996 to compute its regulatory capital ratios based upon the higher of (1) the average of total assets based on month-end results or (2) total assets as of the quarter-end.

  Under the framework, the Bank's capital levels at December 31, 1996 did not allow the Bank to accept additional brokered deposits without prior approval from the regulators. The Bank had approximately $2,200,000 of brokered deposits at December 31, 1996. This is not expected to materially impact the Bank as it has other sources of funds. The Bank's capital levels at September 30, 1997 allow the Bank to accept brokered deposits without prior approval from the regulators.

  In accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), the OTS established regulations requiring the Bank to maintain (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to 3% of adjusted total assets, and (iii) risk-based capital equal to 8% of risk-weighted assets.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The following table summarizes the OTS regulatory capital requirements under FIRREA for the Bank at September 30, 1997 (unaudited) and December 31, 1996. As indicated in the table, the Bank's capital levels exceed all three of the currently applicable minimum capital requirements.

                                       SEPTEMBER 30, 1997 (UNAUDITED)
                                 ---------------------------------------------
                                                                  TOTAL RISK-
                                 TANGIBLE CAPITAL  CORE CAPITAL  BASED CAPITAL
                                 ----------------  ------------  -------------
                                  AMOUNT     %     AMOUNT   %    AMOUNT    %
                                 --------  ------  ------- ----  ------- -----
                                           (DOLLARS IN THOUSANDS)
Balance at end of period:
  Equity per Bank financial
   statements................... $  16,286         $16,286       $16,286
  Adjustments for regulatory
   capital purposes:
   Qualifying subordinated
    debentures..................                                  10,000
   General valuation allowance..                                   1,632
                                 --------- ------  ------- ----  ------- -----
Regulatory capital..............    16,286   6.19%  16,286 6.19%  27,918 13.49%
Minimum capital requirement.....     3,948   1.50    7,896 3.00   16,556  8.00
                                 --------- ------  ------- ----  ------- -----
Excess regulatory capital.......   $12,338   4.69% $ 8,390 3.19% $11,362  5.49%
                                 ========= ======  ======= ====  ======= =====

                                             DECEMBER 31, 1996
                               ------------------------------------------------
                                                                  TOTAL RISK-
                               TANGIBLE CAPITAL   CORE CAPITAL   BASED CAPITAL
                               -----------------  -------------  --------------
                                AMOUNT      %     AMOUNT    %     AMOUNT    %
                               --------- -------  ------- -----  ------- ------
                                           (DOLLARS IN THOUSANDS)
Balance at end of year:
  Equity per Bank financial
   statements................  $   9,273          $ 9,273        $  9,273
  Adjustments for regulatory
   capital purposes--general
   valuation allowance.......                                       1,173
                               --------- -------  ------- -----  -------- -----
Regulatory capital...........      9,273    8.90%   9,273  8.90%   10,446  9.43%
Minimum capital requirement..      1,563    1.50    3,127  3.00     8,865  8.00
                               --------- -------  ------- -----  -------- -----
Excess regulatory capital....  $   7,710    7.40% $ 6,146  5.90% $  1,581  1.43%
                               ========= =======  ======= =====  ======== =====

  The OTS issued regulations which set forth the methodology for calculating an interest rate risk component that is being incorporated into the OTS regulatory capital rules. Under the new regulations, only savings institutions with above normal interest rate risk exposure are required to maintain additional capital. This additional capital would increase the amount of a savings institution's otherwise required risk-based capital requirement. The final rule became effective January 1, 1994, and implementation will not begin until the Bank has been notified by the OTS.

  Management believes that, under current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as changing interest rates or a further downturn in the economy in areas where the Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of the Bank to meet its future minimum capital requirements.

  At periodic intervals, both the OTS and the FDIC routinely examine the Bank's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The OTS concluded an examination of the Bank in June 1996. Examination results have been reflected in the financial statements presented herein. Future examinations by the OTS or FDIC could include a review of certain transactions or other amounts reported in the 1997 and 1996 financial statements. Adjustments, if any, cannot presently be determined.

  On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the Funds Act), which, among other things, imposes a special one-time assessment on Savings Association Insurance Fund (SAIF) member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF-assessable deposits held as of March 31, 1995, payable November 27, 1996. The special assessment was recognized as an expense in the third quarter of 1996 and is tax deductible. The Bank took a pretax charge of $448,000 as a result of the SAIF special assessment.

  The Funds Act also spreads the obligations for payment of the Financing Corporation (FICO) bonds across all SAIF and Bank Insurance Fund (BIF) members. Beginning on January 1, 1997, BIF deposits will be assessed for FICO payments at a rate of 20% of the rate assessed on SAIF deposits. Based on current estimates by the FDIC, BIF deposits will be assessed a FICO payment of
1.3 basis points, while SAIF deposits will pay an estimated 6.5 basis points on the FICO bonds. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999 provided no savings associations remain as of that time.

  As a result of the Funds Act, the FDIC recently proposed to lower SAIF assessments to 0 to 27 basis points effective January 1, 1997, a range comparable to that of BIF members. However, SAIF members will continue to make the higher FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an ongoing basis, whether the savings association charter will be eliminated or whether the BIF and SAIF will eventually be merged.

                           LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
                THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


3. SECURITIES HELD TO MATURITY

  The amortized cost and estimated fair value of securities held to maturity are summarized as follows (in thousands):

                                               SEPTEMBER 30, 1997
                                      ---------------------------------------
                                                GROSS UNREALIZED
                                      AMORTIZED -----------------  ESTIMATED
                                        COST     GAINS    LOSSES   FAIR VALUE
                                      --------- -------  --------  ----------
                                                   (UNAUDITED)
   U.S. Treasury and other agency
    securities.......................  $7,006        $14  $    --    $7,020
   Mortgage-backed securities........       9                             9
                                       ------    -------  --------   ------
                                       $7,015    $    14  $    --    $7,029
                                       ======    =======  ========   ======

                                              DECEMBER 31, 1996
                                    -----------------------------------------
                                              GROSS UNREALIZED
                                    AMORTIZED ------------------   ESTIMATED
                                      COST     GAINS     LOSSES    FAIR VALUE
                                    --------- --------  --------   ----------
   U.S. Treasury and other agency
    securities.....................  $8,013   $    --        $(42)   $7,971
   Mortgage-backed securities......      10                              10
                                     ------   --------   --------    ------
                                     $8,023   $    --        $(42)   $7,981
                                     ======   ========   ========    ======

                                               DECEMBER 31, 1995
                                     ----------------------------------------
                                               GROSS UNREALIZED
                                     AMORTIZED ------------------  ESTIMATED
                                       COST     GAINS     LOSSES   FAIR VALUE
                                     --------- --------  --------  ----------
   U.S. Treasury and other agency
    securities......................  $1,974   $    --    $    --    $1,974
   Mortgage-backed securities.......      11                             11
                                      ------   --------   --------   ------
                                      $1,985   $    --    $    --    $1,985
                                      ======   ========   ========   ======

  The maturity distribution of securities held to maturity is as follows (in thousands):

                                                             SEPTEMBER 30, 1997
                                                             -------------------
                                                                       ESTIMATED
                                                             AMORTIZED   FAIR
                                                               COST      VALUE
                                                             --------- ---------
                                                                 (UNAUDITED)
   Due in one year or less..................................  $4,008    $4,010
   Due from one to five years...............................   2,998     3,010
   Mortgage-backed securities...............................       9         9
                                                              ------    ------
                                                              $7,015    $7,029
                                                              ======    ======

                                                              DECEMBER 31, 1996
                                                             -------------------
                                                                       ESTIMATED
                                                             AMORTIZED   FAIR
                                                               COST      VALUE
                                                             --------- ---------
   Due in one year or less..................................  $5,000    $4,976
   Due from one to five years...............................   3,013     2,995
   Mortgage-backed securities...............................      10        10
                                                              ------    ------
                                                              $8,023    $7,981
                                                              ======    ======

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The weighted average yield on securities held to maturity was 5.93%, 5.47% and 5.41% at September 30, 1997 and December 31, 1996 and 1995, respectively.

4. LOANS HELD FOR INVESTMENT

  Loans held for investment consisted of the following (in thousands):

                                                              DECEMBER 31,
                                               SEPTEMBER 30, ----------------
                                                   1997       1996     1995
                                               ------------- -------  -------
                                                (UNAUDITED)
Mortgage loans:
 Residential:
  One- to four-family.........................    $25,586    $28,861  $32,517
  Multi-family................................        453      2,124    2,412
 Commercial and land..........................      7,673      7,247    7,615
                                                  -------    -------  -------
                                                   33,712     38,232   42,544
Other loans:
 Loans secured by deposit accounts............        128        177      186
 Unsecured commercial loans...................         64         67       70
 Unsecured consumer loans.....................        123         65       63
                                                  -------    -------  -------
                                                      315        309      319
                                                  -------    -------  -------
                                                   34,027     38,541   42,863
Less:
 Deferred loan origination fees (costs).......         35         21       (7)
 Allowance for estimated loan losses..........      1,859      1,625    1,177
                                                  -------    -------  -------
                                                    1,894      1,646    1,170
                                                  -------    -------  -------
                                                  $32,133    $36,895  $41,693
                                                  =======    =======  =======
Weighted average interest rate at end of
 period.......................................       9.33%      8.06%    8.91%
                                                  =======    =======  =======

  The Company grants residential and commercial loans held for investment to customers located primarily in Southern California. Consequently, a borrower's ability to repay may be impacted by economic factors in the region.

  At September 30, 1997 and December 31, 1996, included in loans held for investment and loans held for sale are adjustable rate loans with principal balances of $122,681,000 and $58,648,000, respectively. Adjustable rate loans are indexed primarily to COFI.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The following summarizes activity in the allowance for estimated loan losses (in thousands):

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
                                ------------------  -------------------------
                                  1997      1996     1996     1995     1994
                                --------  --------  -------  -------  -------
                                   (UNAUDITED)
Balance, beginning of period... $  1,625  $  1,177  $ 1,177  $   832  $   436
Provision for estimated loan
 losses........................      900       359      963    1,194    1,306
Recoveries.....................        7       124      219       65        3
Charge offs....................     (673)     (632)    (734)    (914)    (913)
                                --------  --------  -------  -------  -------
Balance, end of period......... $  1,859  $  1,028  $ 1,625  $ 1,177  $   832
                                ========  ========  =======  =======  =======

  The Company had nonaccrual loans at September 30, 1997 and December 31, 1996, 1995 and 1994 of $3,073,000, $2,416,000, $1,397,000 and $1,889,000,
respectively. If nonaccrual loans had been performing in accordance with their original terms, the Company would have recorded interest income of $10,273,000, $4,774,000, $6,692,000, $5,500,000 and $4,637,000, respectively, instead of interest income actually recognized of $10,001,000, $4,674,000, $6,542,000, $5,433,000, and $4,530,000, respectively, for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994.

  At September 30, 1997 and December 31, 1996 and 1995, the Company had impaired loans totaling $3,467,000, $2,878,000 and $1,397,000, respectively, with specific reserves of $227,000, $452,000 and $382,000, respectively. During the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was $2,756,000, $2,227,000, $2,300,000 and $1,980,000, respectively. Total cash collected on impaired loans during the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995 was $1,172,000, $863,000, $1,339,000 and $1,079,000, respectively, of which $1,127,000,
$838,000, $1,249,000 and $960,000, respectively, was credited to principal. Interest income of $45,000, $25,000, $90,000 and $119,000 on impaired loans was recognized for cash payments received in the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, respectively.

  At September 30, 1997 and December 31, 1996 and 1995, troubled debt restructured loans amounted to $131,000. There were no troubled debt restructurings effected during the nine months ended September 30, 1997 and the year ended December 31, 1996.

  The Company is not committed to lend additional funds to debtors whose loans have been modified.

  The Bank is subject to numerous lending-related regulations. Under FIRREA, the Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus except for loans not to exceed $500,000. This 15% limitation results in a dollar limitation of approximately $2,700,000 and $1,567,000 at September 30, 1997 and December 31, 1996, respectively.

  During 1996, the Company originated a loan for $154,500 to an executive officer. Immediately subsequent to origination, the loan was sold servicing released.

5. MORTGAGE FINANCING OPERATIONS

  Loans serviced for others at September 30, 1997 and December 31, 1996, 1995 and 1994 totaled $334,114,000, $168,963,000, $189,451,000 and $48,204,000,
respectively.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  In connection with mortgage servicing activities, the Company held funds in trust for others totaling approximately $4,780,000, $957,000, and $934,000 at September 30, 1997 and December 31, 1996 and 1995, respectively. At September 30, 1997 and December 31, 1996 and 1995, $933,000, $266,000 and $19,000,
respectively, of these funds are included in deposit accounts of the Bank (subject to FDIC insurance limits).

  For the nine months ended September 30, 1997 and the year ended December 31, 1996, 23.6% and 34.0%, respectively, of the properties securing loans funded by the Company were located in California, 5.9% and 11.9%, respectively, were located in Utah, 2.3% and 7.6%, respectively, were located in Colorado, 4.8% and 6.8% were located in Florida, 5.8% and 3.2%, respectively, were located in Virginia, 5.4% and 3.9%, respectively, were located in Maryland, and the remainder were dispersed throughout the country. At September 30, 1997 and December 31, 1996, 33% and 40%, respectively, of the loan servicing portfolio was collateralized by real estate properties located in California. No other state accounted for more than 10%.

  Although the Company sells without recourse substantially all of the mortgage loans it originates or purchases, the Company retains some degree of risk on substantially all of the loans it sells. In addition, during the period of time that the loans are held for sale, the Company is subject to various business risks associated with the lending business, including borrower default, foreclosure and the risk that a rapid increase in interest rates would result in a decline of the value of loans held for sale to potential purchasers.

  In connection with its securitizations, the Company is required to repurchase or substitute loans in the event of a breach of a representation or warranty made by the Company. While the Company may have recourse to the sellers of loans it purchased, there can be no assurance of the seller's abilities to honor their respective obligations to the Company. Likewise, in connection with its whole loan sales, the Company enters agreements which generally require the Company to repurchase or substitute loans in the event of a breach of a representation or warranty made by the Company to the loan purchaser, any misrepresentation during the mortgage loan origination process or, in some cases, upon any fraud or early default on such mortgage loans. The remedies available to a purchaser of mortgage loans from the Company are generally broader than those available to the Company against the sellers of such loans, and if a loan purchaser enforces its remedies against the Company, the Company may not be able to enforce whatever remedies the Company may have against such sellers. If the loans were originated directly by the Company, the Company will be solely responsible for any breaches of representations or warranties.

  In addition, borrowers, loan purchasers, monoline insurance carriers and trustees in the Company's securitizations may make claims against the Company arising from alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company, including appraisers, incomplete documentation and failure by the Company to comply with various laws and regulations applicable to its business. Any claims asserted in the future may result in liabilities or legal expenses that could have a material adverse effect on the Company's results of operations, financial condition and business prospects.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The following is a summary of activity in mortgage servicing rights (in thousands):

                                  NINE MONTHS ENDED    YEAR ENDED DECEMBER
                                    SEPTEMBER 30,              31,
                                  ------------------  -----------------------
                                    1997      1996     1996     1995    1994
                                  --------  --------  -------  ------  ------
                                     (UNAUDITED)
Balance, beginning of period..... $  2,645  $    683  $   683  $  --   $  --
Additions through originations...    4,009     1,528    2,270     864
Additions through purchase of
 servicing rights................                                 706     128
Amortization.....................     (694)     (177)    (320)   (268)    (20)
Sales............................                                (606)   (108)
Change in valuation allowance....     (247)       12       12     (13)
                                  --------  --------  -------  ------  ------
Balance, end of period........... $  5,713  $  2,046  $ 2,645  $  683  $  --
                                  ========  ========  =======  ======  ======

  The following is a summary of activity in the valuation allowance for mortgage servicing rights (in thousands):

                                       NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30,  YEARS ENDED DECEMBER 31,
                                      -------------  -------------------------
                                       1997   1996    1996     1995     1994
                                      ------ ------  -------- ----------------
                                       (UNAUDITED)
Balance, beginning of period......... $    1 $   13  $    13  $   --  $    --
Additions (reductions) charged
 (credited) to operations............    247    (12)     (12)      13
Direct write-downs...................
                                      ------ ------  -------  ------- --------
Balance, end of period............... $  248 $    1  $     1  $    13 $    --
                                      ====== ======  =======  ======= ========

  Net gains from mortgage financing operations consisted of the following (in thousands):

                                       NINE MONTHS ENDED  YEAR ENDED DECEMBER
                                         SEPTEMBER 30,            31,
                                       ------------------ --------------------
                                         1997      1996    1996   1995   1994
                                       --------- -------- ------ ------ ------
                                          (UNAUDITED)
Gains on sale and securitization of
 loans held for sale.................. $  16,811 $  3,759 $7,868 $3,549 $1,014
Net unrealized gain on residual
 assets...............................       602             484
Gains on bulk sale of mortgage
 servicing rights.....................                               26    414
                                       --------- -------- ------ ------ ------
                                       $  17,413 $  3,759 $8,352 $3,575 $1,428
                                       ========= ======== ====== ====== ======

6. PREMISES AND EQUIPMENT

  Premises and equipment consisted of the following (in thousands):

                                                            DECEMBER 31,
                                           SEPTEMBER 30, ----------------
                                               1997       1996     1995
                                           ------------- -------  -------
                                            (UNAUDITED)
Premises..................................    $   569    $   569  $   --
Leasehold improvements....................      1,821        530      614
Furniture, fixtures and equipment.........      2,994      1,787    1,430
                                              -------    -------  -------
                                                5,384      2,886    2,044
Less accumulated depreciation and
 amortization.............................     (1,614)    (1,307)  (1,068)
                                              -------    -------  -------
                                              $ 3,770    $ 1,579  $   976
                                              =======    =======  =======

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The adoption of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, did not have a material impact on the results of operations or the financial condition of the Company.

7. FORECLOSED REAL ESTATE

  Activity in the allowance for estimated real estate losses is as follows (in thousands):

                          NINE MONTHS
                             ENDED
                           SEPTEMBER        YEAR ENDED
                              30,          DECEMBER 31,
                          -------------  ------------------
                          1997    1996   1996   1995  1994
                          -----  ------  -----  ----  -----
                          (UNAUDITED)
Balance, beginning of
 period.................  $  65  $   44  $  44  $ 29  $  94
Provision for estimated
 real estate losses.....     62     167    145   104    187
Recoveries..............                     2
Charge offs.............    (52)   (102)  (126)  (89)  (252)
                          -----  ------  -----  ----  -----
Balance, end of period..  $  75  $  109  $  65  $ 44  $  29
                          =====  ======  =====  ====  =====

  Net loss on foreclosed real estate is summarized as follows (in thousands):

                                               NINE MONTHS
                                                  ENDED
                                                SEPTEMBER      YEAR ENDED
                                                   30,        DECEMBER 31,
                                               ------------  -----------------
                                               1997   1996   1996  1995   1994
                                               -----  -----  ----  -----  ----
Net gain on sales of foreclosed real estate... $ (43) $ (21) $(41) $(137) $(39)
Other expenses, net...........................    75     25    54     86   132
Provision for estimated real estate losses....    62    167   145    104   187
                                               -----  -----  ----  -----  ----
Net loss on foreclosed real estate............ $  94  $ 171  $158  $  53  $280
                                               =====  =====  ====  =====  ====

8. DEPOSIT ACCOUNTS

  Deposit accounts are summarized as follows (in thousands):

                                                               DECEMBER 31,
                                                -------------------------------------------
                           SEPTEMBER 30, 1997           1996                  1995
                         ---------------------- --------------------- ---------------------
                           WEIGHTED               WEIGHTED              WEIGHTED
                            AVERAGE                AVERAGE               AVERAGE
                         INTEREST RATE  AMOUNT  INTEREST RATE AMOUNT  INTEREST RATE AMOUNT
                         ------------- -------- ------------- ------- ------------- -------
                              (UNAUDITED)
Checking accounts.......     2.46%     $ 11,197     2.22%     $ 8,947     1.37%     $ 6,735
Passbook accounts.......     2.10         3,968     2.10        4,117     2.10        4,842
Money market accounts...     2.99         3,794     2.99        3,217     2.76        4,156
Certificate accounts:
  Under $100,000........     5.93        96,391     5.66       49,437     5.70       39,989
  $100,000 and over.....     5.99        44,490     5.63       19,993     5.80       11,813
                                       --------               -------               -------
                             5.54%     $159,840     5.02%     $85,711     4.84%     $67,535
                                       ========               =======               =======

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  The aggregate annual maturities of certificate accounts are approximately as follows (in thousands):

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
                                                       (UNAUDITED)
   Within one year...................................   $134,281      $59,438
   One to two years..................................      3,819        6,197
   Two to three years................................      1,290        1,700
   Three to four years...............................        451          925
   Four to five years................................        544          613
   Thereafter........................................        496          557
                                                        --------      -------
                                                        $140,881      $69,430
                                                        ========      =======

  Interest expense is summarized as follows (in thousands):

                                        NINE MONTHS
                                           ENDED
                                       SEPTEMBER 30, YEAR ENDED DECEMBER 31,
                                       ------------- -----------------------
                                        1997   1996   1996    1995    1994
                                       ------ ------ ------- ------- -------
                                        (UNAUDITED)
   Checking accounts.................. $  201 $   73 $   112 $    92 $    95
   Passbook accounts..................     63     71      92     127     157
   Money market accounts..............     67     90     118     144     163
   Certificate accounts...............  5,109  2,273   3,192   2,829   2,119
                                       ------ ------ ------- ------- -------
                                       $5,440 $2,507 $ 3,514 $ 3,192  $2,534
                                       ====== ====== ======= ======= =======

9. ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

  As of September 30, 1997 and December 31, 1996, the Company had an available line of credit with the Federal Home Loan Bank of San Francisco (FHLB) of $19,027,000 and $17,346,000, respectively, which is contingent upon continued compliance with the Advances and Security Agreement and other eligibility requirements established by the FHLB. Advances and/or the line of credit are collateralized by pledges of certain real estate loans and securities with an aggregate principal balance of $24,300,000, $20,474,000 and $24,426,000 at
September 30, 1997 and December 31, 1996 and 1995, respectively.

  At September 30, 1997, outstanding FHLB advances totalled $6,900,000. There were no FHLB advances outstanding at December 31, 1996 and 1995.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The following summarizes activities in advances from the FHLB (dollars in thousands):

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
                               ------------------  --------------------------
                                 1997      1996      1996     1995     1994
                               --------  --------  --------  -------  -------
                                  (UNAUDITED)
   Average balance
    outstanding............... $  9,230  $  3,885  $  4,259  $ 3,112  $ 1,863
   Maximum amount outstanding
    at any month-end during
    the period................   19,950    13,900    13,900    7,600    7,000
   Balance outstanding at end
    of period.................    6,900       --        --       --     1,250
   Weighted average interest
    rate during the period....     5.69%     5.92%     5.93%    6.55%    4.87%

  At December 31, 1996, the Company had a borrowing of $3,278,000 with an interest rate of 8.43% from a financial institution. The borrowing was collateralized by certain real estate loans with an aggregate principal balance of $3,278,000. The borrowing was repaid on January 17, 1997.

  As of September 30, 1997, the Company has two warehousing lines of credit available to it from national investment banking firms. The first line allows the Company to draw up to $50 million and expires on May 1, 1998. The second line allows the Company to draw up to $200 million and expires August 20, 1998. An aggregate of $54,623,000 was drawn on these lines as of September 30, 1997 at a weighted average interest rate of 6.92%. Both lines of credit bear interest at a variable rate based on LIBOR. Outstanding borrowings under both lines of credit are collateralized by loans held for sale. These lines of credit contain certain affirmative, negative and financial covenants, with which the Company was in compliance at September 30, 1997.

  The following summarizes activities in the lines of credit (dollars in thousands):

                                                            NINE MONTHS ENDED
                                                            SEPTEMBER 30, 1997
                                                            ------------------
                                                               (UNAUDITED)
   Average balance outstanding.............................      $ 9,757
   Maximum amount outstanding at any month-end during
    period.................................................       54,623
   Balance outstanding at end of period....................       54,623
   Weighted average interest rate during the period........         6.24%

                           LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
                THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


10. INCOME TAXES

  Income taxes are summarized as follows (in thousands):

                                      NINE MONTHS      YEAR ENDED DECEMBER
                                  ENDED SEPTEMBER 30,          31,
                                  -------------------  ----------------------
                                     1997       1996    1996    1995    1994
                                  ----------  ----------------  ------ ------
                                      (UNAUDITED)
   Current provision (benefit):
    Federal...................... $    4,365  $    120 $ 1,073  $ 374  $ (352)
    State........................      1,392        22     312      1       1
                                  ----------  -------- -------  -----  ------
                                       5,757       142   1,385    375    (351)
                                  ----------  -------- -------  -----  ------
   Deferred (benefit) provision:
    Federal......................       (229)             (235)   (81)     10
    State........................        (37)              (24)            41
                                  ----------  -------- -------  -----  ------
                                        (266)             (259)   (81)     51
                                  ----------  -------- -------  -----  ------
     Total income tax provision
      (benefit).................. $    5,491  $    142 $ 1,126  $ 294  $ (300)
                                  ==========  ======== =======  =====  ======

  A reconciliation from the statutory federal income tax rate to the Bank's effective income tax rate is as follows:

                                    NINE MONTHS        YEAR ENDED DECEMBER
                                ENDED SEPTEMBER 30,            31,
                                -------------------   -----------------------
                                  1997       1996      1996    1995    1994
                                ---------  ---------  ------  ------  -------
                                    (UNAUDITED)
   Statutory federal income
    tax rate..................       35.0%      35.0%   35.0%   35.0%   (35.0)%
   State taxes, net of federal
    income tax benefit........        7.0        7.0     7.2              3.1
   Other......................       (0.4)       3.8     0.6     1.1      1.0
                                ---------  ---------  ------  ------  -------
                                     41.6%      45.8%   42.8%   36.1%   (30.9)%
                                =========  =========  ======  ======  =======

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  Deferred tax assets (liabilities) were comprised of the following (in thousands):

                                                                 DECEMBER 31,
                                                   SEPTEMBER 30, --------------
                                                       1997       1996    1995
                                                   ------------- ------  ------
                                                    (UNAUDITED)
   Deferred tax assets:
    Allowance for loan losses.....................    $   613    $  479  $  258
    Capital loss carryforward.....................         63        63      63
    Loans held for sale...........................      1,005       115     201
    Other.........................................        201       301      23
                                                      -------    ------  ------
                                                        1,882       958     545
                                                      -------    ------  ------
   Deferred tax liabilities:
    Depreciation..................................        (61)      (61)    (82)
    Purchased servicing rights....................        (89)              (14)
    Originated servicing rights...................       (446)     (358)   (179)
    Gain on sale of loans.........................       (999)
    Federal Home Loan Bank dividends..............       (120)     (106)    (85)
                                                      -------    ------  ------
                                                       (1,715)     (525)   (360)
                                                      -------    ------  ------
                                                          167       433     185
   Less valuation allowance.......................        (36)      (36)    (47)
                                                      -------    ------  ------
   Net deferred tax asset.........................    $   131    $  397  $  138
                                                      =======    ======  ======

  Gross deferred tax assets are expected to be realized during 1997 through 2001.

  At December 31, 1996, the Company has approximately $555,000 of net capital loss carryforwards available to offset future capital gains for state tax purposes. If not utilized, the losses would expire in 1998. A valuation allowance has been placed against the portion of this capital loss carryforward for which realization is not more likely than not.

  The Bank's financial statement equity includes tax bad debt deductions for which no provision for federal income taxes has been made. If distributions to shareholders are made in excess of current or accumulated earnings and profits or if stock of the Bank is partially redeemed, this tax bad debt reserve, which approximates $330,000 at December 31, 1996, will be recaptured into income at the then prevailing federal income tax rate. The related unrecognized deferred tax liability is approximately $116,000. It is not contemplated that the Bank will make any disqualifying distributions that would result in the recapture of these reserves.

11. COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF RISK

  The Company is involved in various legal proceedings associated with normal operations. In the opinion of management, based on the advice of legal counsel, such litigation and claims are expected to be resolved without material effect on the financial position of the Company.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The Company leases a portion of its facilities from nonaffiliates under operating leases expiring at various dates through 2002. The following schedule shows the minimum annual lease payments, excluding property taxes and other operating expenses, due under these agreements (in thousands) at December 31, 1996:

      1997................................................................. $215
      1998.................................................................  185
      1999.................................................................  179
      2000.................................................................  116
      2001.................................................................   82
      Thereafter...........................................................
                                                                            ----
                                                                            $777
                                                                            ====

  Rental expense under all operating leases totaled $266,000, $173,000, $232,000, $124,000, and $118,000 for the nine months ended September 30, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994, respectively.

  The Company has negotiated an employment agreement with its chief executive officer. This agreement provides for the payment of a base salary, a bonus based upon performance of the Company and the payment of severance benefits upon termination.

  Lending Activities--Loans to subprime borrowers present a higher level of risk of default than conforming loans because of the increased potential for default by borrowers who may have had previous credit problems or who do not have any credit history. Loans to subprime borrowers also involve additional liquidity risks, as these loans generally have a more limited secondary market than conventional loans. The actual rates of delinquencies, foreclosures and losses on loans to subprime borrowers could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. While the Company believes that the underwriting procedures and appraisal processes it employs enable it to somewhat mitigate the higher risks inherent in loans made to these borrowers, no assurance can be given that such procedures or processes will afford adequate protection against such risks.

  The debt consolidation loans the Company originates for agency qualified borrowers are primarily home equity lines of credit and second deeds of trust generally up to 125% of the appraised value of the real estate underlying the loans. In the event of a default on such a loan by a borrower, there generally would be insufficient collateral to pay off the balance of such loan and the Company, as holder of a second position on the property, would likely lose a substantial portion, if not all, of its investment. While the Company believes that the underwriting procedures it employs enable it to somewhat mitigate the higher risks inherent in such loans, no assurance can be given that such procedures will afford adequate protection against such risks. Approximately 65% of the loans included in the securitization transaction completed in 1996 consisted of this type of loan.

  The Company has been actively involved in the origination, purchase and sale to institutional investors of real estate secured loans and, more recently, in asset securitizations. Generally, the profitability of such mortgage financing operations depends on maintaining a sufficient volume of loans for sale and the availability of purchasers. Changes in the level of interest rates and economic factors affect the amount of loans originated or available for purchase by the Company, and thus the amount of gains on sale of loans and servicing fee income. Changes in the purchasing policies of institutional investors or increases in defaults after funding could substantially reduce the amount of loans sold to such investors or sold through asset securitizations. Any such changes could have a material adverse effect on the Company's results of operations and financial condition.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The Company's ability to originate, purchase and sell loans through its mortgage financing operations is also significantly impacted by changes in interest rates. Increases in interest rates may also reduce the amount of loan and commitment fees received by the Company. A significant decline in interest rates could also decrease the size of the Company's servicing portfolio and the related servicing income by increasing the level of prepayments. The Company does not currently utilize any specific hedging instruments to minimize exposure to fluctuations in the market price of loans and interest rates with regard to loans held for sale in the secondary mortgage market. Therefore, between the time the Company originates the loans or purchase commitments are issued or asset securitizations are completed, the Company is exposed to downward movements in the market price of such loans due to upward movements in interest rates.

  The Company depends largely on mortgage brokers and correspondents for its purchases and originations of new loans. The Company's competitors also seek to establish relationships with the Company's mortgage brokers and correspondents. The Company's future results may become increasingly exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other purchasers of such loans.

  Availability of Funding Sources--The Company funds substantially all of the loans which it originates or purchases through deposits, internally generated funds, FHLB advances or other borrowings. The Company competes for deposits primarily on the basis of rates, and, as a consequence, the Company could experience difficulties in attracting deposits to fund its operations if the Company does not continue to offer deposit rates at levels that are competitive with other financial institutions. The Company also uses the proceeds generated by the Company in selling loans in the secondary market or pools of loans in asset securitizations to fund subsequent originations or purchases. On an ongoing basis, the Company explores opportunities to access credit lines as an additional source of funds. To the extent that the Company is not able to maintain its currently available funding sources or to access new funding sources, it would have to curtail its loan production activities or sell loans earlier than is optimal. Any such event would have a material adverse effect on the Company's results of operations and financial condition.

  Dependence on Securitizations--During the nine months ended September 30, 1997 and in December 1996, the Company completed various loan securitization transactions. The Company derived a significant portion of its income by recognizing such gains on sale of loans. The Company's ability to complete securitizations is affected by several factors, including conditions in the securities markets generally and in the asset-backed securities markets specifically, the credit quality of the Company's loan portfolio and the Company's ability to obtain credit enhancements. Although the Company obtained credit enhancements in its securitizations which facilitated an investment grade rating for the securitization interests, there can be no assurance that the Company will be able to obtain future credit enhancements on acceptable terms or that future securitizations will be similarly rated. Any substantial reduction in the ability of the Company to complete asset securitizations could have a material adverse effect on the Company's results of operations and financial condition.

12. BENEFIT PLANS

  401(k) Plan--The Company maintains an Employee Savings Plan (the Plan) which qualifies under section 401(k) of the Internal Revenue Code. Under the Plan, employees may contribute from 1% to 15% of their compensation. The Company will match, at its discretion, 25% of the amount contributed by the employee up to a maximum of 8% of the employee's salary. The amount of contributions made to the Plan by the Company were not material for the years ended December 31, 1996, 1995 and 1994.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  Cash Bonus Plan--The Company adopted a cash bonus plan (the Bonus Plan) effective February 1996. All employees except for commissioned employees and employees with employment contracts are eligible to participate. Approximately $100,000 was accrued pursuant to the Bonus Plan at December 31, 1996. For 1997, the Bonus Plan will pay bonuses in the aggregate of 15% of the after tax profits of the Company in excess of a 15% return on average equity, as defined in the Bonus Plan.

  Stock Option Plans--On November 21, 1996, the Board of Directors of the Bank adopted the Life Bank 1996 Stock Option Plan (the Bank Option Plan). The Bank Option Plan authorizes the granting of options equal to 321,600 shares of common stock for issuance to executives, key employees, officers and directors. The Bank Option Plan will be in effect for a period of ten years from the adoption by the Board of Directors. Options granted under the Bank Option Plan will be made at an exercise price equal to the fair market value on the date of grant. Awards granted to officers and employees may include incentive stock options, nonstatutory stock options and limited rights which are exercisable only upon change in control of the Bank. Awards granted to nonemployee directors are nonstatutory options. All 1996 options were granted at an exercise price of $3.33 per share. Stock options will become vested and exercisable in the manner specified by the Bank. The options granted by the Bank will vest at a rate of 33.3% per year, beginning on November 21, 1999. No options were exercisable at December 31, 1996. Options for 18,360 shares were exercisable as of September 30, 1997.

  The following is a summary of activity in the Bank Option Plan during 1996:

                                                                WEIGHTED AVERAGE
                                                        SHARES   EXERCISE PRICE
                                                        ------- ----------------
      Options granted.................................. 321,540      $3.33
                                                        =======      =====
      Options outstanding at December 31, 1996......... 321,540      $3.33
                                                        =======      =====

  There was no activity in the Bank Option Plan during the nine months ended September 30, 1997.

  All options granted have a remaining contractual life of 10 years.

  The estimated fair value of the options granted during 1996 was $1.66 per share. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Bank Option Plan. No compensation cost has been recognized for its Bank Option Plan. Had compensation cost for the Bank Option Plan been determined based on the fair value at the grant date for awards under the plan consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share for the year ended December 31, 1996 would have been reduced to the pro forma amounts indicated below:

  Net income to common stockholders:

           As reported............................................... $1,505,000
           Pro forma................................................. $1,489,000

  Net income per common share:

           As reported...............................................       $.63
           Pro forma.................................................       $.63

  The fair value of options granted under the Bank Option Plan during 1996 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividend yield, no volatility, risk-free interest rate of 7% and expected lives of 10 years.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The Board of Directors of the Company has adopted the Life Financial Corp 1997 Stock Option Plan (the "Company Option Plan"), which became effective upon the completion of the public offering (the Bank Option Plan and the Company Option Plan will sometimes hereinafter be referred to as the "Option Plans"). The Board of Directors of the Company has reserved shares equal to 10% of the issued and outstanding shares of the Company giving effect to the Reorganization and the public offering, including Company options that were exchanged for Bank options pursuant to the Bank Option Plan for issuance under the Option Plans. Stock options with respect to shares of the Bank's Common Stock granted under the Bank Option Plan and outstanding prior to completion of the Reorganization automatically became options to purchase three shares of the Company's Common Stock upon identical terms and conditions. The Company assumed all of the Bank's obligations with respect to the Bank Option Plan. After the Reorganization, the Option Plans became available to directors, officers and employees of the Company and to directors, officers and employees of its direct or indirect subsidiaries, including the Bank, as selected pursuant to the Option Plans and all references to the Bank's Common Stock under the Bank Option Plan are now deemed references to the Company's Common Stock. As of September 30, 1997, 190,500 shares of the Company Option Plan were outstanding at weighted average exercise price of $11.14 per share. The options granted by the Company will vest at a rate of 33.3% per year, beginning on June 30, 2000. No options were exercisable at September 30, 1997.

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of originating loans or providing funds under existing lines of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying statement of financial condition.

  During 1988 the Company entered into agreements to pay fixed-rate interest payments in exchange for the receipt of variable market-indexed interest payments (interest rate swaps). The notional principal amount of interest rate swaps outstanding at December 31, 1994 was $2,000,000, all of which matured in 1995. The weighted average fixed payment rate on such swap was 9.23%. At December 31, 1994, the weighted average variable market-indexed interest rate was 5.75%, which is based on LIBOR. The intent of these agreements was to match the maturities of certain liabilities and convert variable rate liabilities into fixed rate. The notional amount of interest rate swaps does not represent exposure to credit loss. No new interest rate swap transactions were entered into during the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995.

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require payment of a fee. Since many commitments are expected to expire, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The Company's commitments to extend credit at September 30, 1997 and December 31, 1996 and 1995 totaled $37,942,000, $9,217,000 and $9,933,000, respectively.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The Company regularly enters into commitments to sell certain dollar amounts of loans to third parties under specific, negotiated terms. The terms include the minimum maturity of the loans, yield to purchaser, servicing spread to the Company, and the maximum principal amount of the individual loans.

  The Company typically satisfies these commitments from its current production of loans. These commitments have fixed expiration dates and may require a fee. At September 30, 1997 and December 31, 1996 and 1995, the Company had outstanding commitments to sell loans of $21,290,000, $3,072,000 and $250,000, respectively.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosures of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                             SEPTEMBER 30, 1997
                                                             -------------------
                                                             CARRYING ESTIMATED
                                                              AMOUNT  FAIR VALUE
                                                             -------- ----------
                                                               (IN THOUSANDS)
                                                                 (UNAUDITED)
   Assets:
    Cash and cash equivalents............................... $ 12,872  $ 12,872
    Restricted cash.........................................   10,856    10,856
    Securities held to maturity.............................    7,015     7,029
    Residual assets.........................................   24,533    24,533
    Loans held for sale.....................................  191,555   195,614
    Loans held for investment, net..........................   32,133    31,968
    Mortgage servicing rights...............................    5,713     6,305
    FHLB stock..............................................    1,050     1,050
   Liabilities:
    Deposit accounts........................................  159,840   159,905
    Other borrowings........................................   61,523    61,523
    Subordinated debentures.................................   10,000    10,000

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                              DECEMBER 31, 1996
                                                             -------------------
                                                             CARRYING ESTIMATED
                                                              AMOUNT  FAIR VALUE
                                                             -------- ----------
                                                               (IN THOUSANDS)
   Assets:
    Cash and cash equivalents............................... $13,265   $13,265
    Restricted cash.........................................   1,636     1,636
    Securities held to maturity.............................   8,023     7,981
    Residual asset..........................................   5,700     5,700
    Loans held for sale.....................................  31,018    31,288
    Loans held for investment, net..........................  36,895    37,475
    Mortgage servicing rights...............................   2,645     2,984
    FHLB stock..............................................     814       814
   Liabilities:
    Deposit accounts........................................  85,711    86,278
    Other borrowings........................................   3,278     3,278

                                                              DECEMBER 31, 1995
                                                             -------------------
                                                             CARRYING ESTIMATED
                                                              AMOUNT  FAIR VALUE
                                                             -------- ----------
                                                               (IN THOUSANDS)
   Assets:
    Cash and cash equivalents............................... $ 3,932   $ 3,932
    Securities held to maturity.............................   1,985     1,985
    Loans held for sale.....................................  21,688    22,125
    Loans held for investment, net..........................  41,693    41,902
    Mortgage servicing rights...............................     683       784
    FHLB stock..............................................     715       715
   Liabilities:
    Deposit accounts........................................  67,535    67,688

  The Company utilized the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Cash Equivalents--The carrying amount approximates fair value.

  Restricted Cash--The carrying amount approximates fair value.

  Securities Held to Maturity--Fair values are based on quoted market prices.

  Loans Held for Sale--Fair values are based on quoted market prices or dealer quotes.

  Loans Held for Investment--The fair value of gross loans receivable has been estimated using the present value of cash flow method, discounted using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same maturities, and giving consideration to estimated prepayment risk and credit loss factors.

  Residual Assets and Mortgage Servicing Rights--Fair values are estimated using discounted cash flows based on current market values.

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  FHLB Stock--The fair value is based on its redemption value.

  Deposit Accounts--The fair value of checking, passbook and money market accounts is the amount payable on demand at the reporting date. The fair value of certificate accounts is estimated using the rates currently offered for deposits of similar remaining maturities.

  Subordinated Debentures and Other Borrowings--The carrying amount approximates fair value as the interest rate currently approximates market.

  Financial Instruments with Off-Balance Sheet Risk--No fair value is ascribed to the Company's outstanding commitments to fund loans since commitment fees are not significant and predominantly all such commitments are variable-rate loan commitments. There were no significant unrealized gains and losses on commitments to sell loans.

  The fair value estimates presented herein are based on pertinent information available to management as of September 30, 1997 and December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date; and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

15. SEGMENT INFORMATION

  The Company's operations within the financial services industry principally focus on banking and mortgage financing activities. Information about these segments as of or for the years ended December 31, 1996 and 1995 are as follows (dollars in thousands):


                                                        DECEMBER 31, 1996
                                                    ---------------------------
                                                             MORTGAGE
                                                    BANKING  FINANCING  TOTAL
                                                    -------  --------- --------
   Revenue for the year............................ $ 3,898   $12,143  $ 16,041
   Pre-tax operating income (loss) for the year....  (2,325)    4,956     2,631
   Assets employed at year-end.....................  59,943    44,067   104,010
   Depreciation and amortization for the year......     120       501       621
   Capital expenditures for the year...............     276       628       904
                                                        DECEMBER 31, 1995
                                                    ---------------------------
                                                             MORTGAGE
                                                    BANKING  FINANCING  TOTAL
                                                    -------  --------- --------
   Revenue for the year............................ $ 4,207   $ 5,638  $  9,845
   Pre-tax operating income (loss) for the year....  (1,128)    1,942       814
   Assets employed at year-end.....................  49,201    24,935    74,136
   Depreciation and amortization for the year......      92       342       434
   Capital expenditures for the year...............      56       467       523

                          LIFE FINANCIAL CORPORATION

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


16. SUBORDINATED DEBENTURES

  On March 14, 1997, the Bank issued subordinated debentures (Debentures) in the aggregate principal amount of $10 million through a private placement and pursuant to a Debenture Purchase Agreement. The Debentures will mature on March 15, 2004 and bear interest at the rate of 13.5% per annum, payable semi-annually. The Debentures qualify as supplementary capital under regulations of the OTS which capital may be used to satisfy the risk-based capital requirements in an amount up to 100% of the Bank's core capital. The Debentures are direct, unconditional obligations of the Bank ranking with all other existing and future unsecured and subordinated indebtedness of the Bank. They are subordinated on liquidation, as to principal and interest, and premium, if any, to all claims against the Bank having the same priority as savings account holders or any higher priority.

  The Debentures are redeemable at the option of the Bank, in whole or in part, at any time after September 15, 1998, at the aggregate principal amount thereof, plus accrued and unpaid interest, if any. The Bank may substitute Life in its place as obligor on the Debentures (the Substitution). If such Substitution occurs, holders of the Debentures will have the option at September 15, 1998 or at such later time as the Substitution occurs to require Life to purchase all or part of the holder's outstanding Debentures at a price equal to 100% of the principal amount repurchased plus accrued interest through the repurchase date. If the Substitution occurs, upon a change in control of Life, holders of the Debentures will have the option to require Life to purchase all or part of the holder's outstanding Debentures at a price equal to 101% of the principal amount repurchased plus accrued interest through the repurchase date.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LIFE FINANCIAL CAPITAL TRUST, LIFE FINANCIAL CORPORATION, OR KEEFE, BRUYETTE & WOODS, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LIFE FINANCIAL CAPITAL TRUST OR LIFE FINANCIAL CORPORATION SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors Related to the Capital Securities...........................  15
Risk Factors Related to the Company......................................  20
Use of Proceeds..........................................................  28
Price Range of Common Stock and Dividends................................  28
Ratios of Earnings to Fixed Charges......................................  29
Accounting Treatment.....................................................  29
Capitalization...........................................................  30
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  31
Business.................................................................  49
Federal and State Taxation...............................................  90
Regulation...............................................................  92
The Board of Directors and Management of the Company..................... 100
The Board of Directors and Management of the Bank ....................... 102
The Trust................................................................ 112
Description of Capital Securities........................................ 112
Description of Junior Convertible Subordinated Debentures................ 126
Description of the Guarantee............................................. 136
Relationship Among the Capital Securities, the Junior Subordinated
 Debentures and the Guarantee............................................ 138
Description of Capital Stock of the Company.............................. 140
Certain Federal Income Tax Considerations................................ 145
ERISA Considerations..................................................... 149
Underwriting............................................................. 151
Experts.................................................................. 152
Legal Matters............................................................ 152
Additional Information................................................... 152
Financial Statements..................................................... F-1

                                  -----------

  UNTIL       ,     OR 25 DAYS AFTER COMMENCEMENT OF THE OFFERING, IF ANY,
WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                     [LOGO OF LIFE FINANCIAL CORPORATION]

                         LIFE FINANCIAL CAPITAL TRUST



                    % CONVERTIBLE TRUST PREFERRED SECURITIES

                GUARANTEED, TO THE EXTENT SET FORTH HEREIN, BY

                          LIFE FINANCIAL CORPORATION

                                  -----------

                                  PROSPECTUS

                                  -----------

                         KEEFE, BRUYETTE & WOODS, INC.

                               DECEMBER   , 1997




-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the approximate costs and expenses payable in connection with the securities being registered other than the underwriting discounts and commissions.

     SEC registration fee............................................. $  7,375
     NASD filing fee..................................................    3,000
     Nasdaq Listing Fee...............................................    5,000
     Legal fees and expenses..........................................   75,000
     Blue Sky fees and expenses.......................................    5,000
     Accounting fees and expenses.....................................   60,000
     Trustees' fees and expenses......................................   27,000
     Printing, postage and mailing....................................   70,000
     Miscellaneous....................................................    7,625
                                                                       --------
     TOTAL............................................................ $265,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

  A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

  B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

  C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

  D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

  E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

  A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

  1.1 Form of Underwriting Agreement
  3.1 Certificate of Incorporation of LIFE Financial Corporation*
  3.2 Bylaws of LIFE Financial Corporation*
  4.0 Certificate of Trust of LIFE Financial Capital Trust (the "Trust"), dated
       December 2, 1997
  4.1 Form of Amended and Restated Declaration of the Trust, among the Company, as sponsor, the Administrators party thereto, Delaware Trust Capital
       Management, as Delaware Trustee, State Street Bank and Trust Company as
       Property Trustee and the holders from time to time of undivided interests in the assets of the Trust
  4.2 Form of Indenture, between the Company and State Street Bank and Trust
       Company, as Trustee
  4.3 Form of Capital Security Certificate (included in the Declaration filed as Exhibit 4.1 to this Registration Statement)
  4.4 Form of Junior Subordinated Debenture (included in the Indenture filed as
       Exhibit 4.2 to this Registration Statement)
  4.5 Form of Capital Securities Guarantee Agreement, between the Company and
       State Street Bank and Trust Company, as Guarantee Trustee
  5.0 Opinion of Prickett, Jones, Elliott, Kristol & Schree as to the validity of the Capital Securities+
  5.1 Opinion of Muldoon, Murphy & Faucette as to the validity of the Junior
       Subordinated Debentures, the Guarantee to be issued by the Company and the Common Stock issuable upon conversion of the Capital Securities
  8.0 Opinion of Muldoon, Murphy & Faucette regarding Federal income tax matters+
 23.1 Consent of Grant Thornton LLP
 23.2 Consent of Price Waterhouse LLP
 23.3 Consent of Deloitte & Touche LLP
 23.4 Consent of Muldoon, Murphy & Faucette
 23.5 Consent of Prickett, Jones, Elliott, Kristol & Schree+
 24.1 Powers of Attorney (included on signature page)
 25.1 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Declaration
 25.2 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Indenture
 25.3 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Guarantee
 27.1 Financial Data Schedule

--------
* Incorporated herein by reference from the Company's Registration Statement on Form S-4 (filed initially as Form S-1), filed on January 27, 1997, as amended (SEC File No. 333-20497).
+  To be filed by amendment

(B) FINANCIAL STATEMENT SCHEDULES

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on December 4, 1997.

                                          LIFE FINANCIAL CORPORATION

                                          By: /s/ Daniel L. Perl
                                              ---------------------------------
                                              Daniel L. Perl
                                              President, Chief Executive
                                               Officer and Director

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel L. Perl and L. Bruce Mills, Jr., and each of them, with full power to act without the other, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or such person's substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
       /s/ Daniel L. Perl            President, Chief Executive     December 4, 1997
____________________________________  Officer and Director
           Daniel L. Perl             (principal executive
                                      officer)


     /s/ L. Bruce Mills, Jr.         Executive Vice President,      December 4, 1997
____________________________________  Chief Financial Officer,
        L. Bruce Mills, Jr.           Treasurer and Secretary
                                      (principal financial and
                                      accounting officer)


      /s/ Ronald G. Skipper          Chairman of the Board          December 4, 1997
____________________________________
         Ronald G. Skipper


     /s/ Richard C. Caldwell         Director                       December 4, 1997
____________________________________
        Richard C. Caldwell

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


       /s/ John D. Goddard           Director                       December 4, 1997
____________________________________
          John D. Goddard



      /s/ Milton E. Johnson          Director                       December 4, 1997
____________________________________
         Milton E. Johnson


       /s/ Robert K. Riley           Director                       December 4, 1997
____________________________________
          Robert K. Riley

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on December 4, 1997.

                                          LIFE FINANCIAL CORPORATION

                                          By: LIFE Financial Corporation, as
                                              Sponsor

                                          By: /s/     Daniel L. Perl
                                              ----------------------------------
                                              Daniel L. Perl
                                              President and Chief Executive
                                               Officer

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1    Form of Underwriting Agreement
  3.1    Certificate of Incorporation of LIFE Financial Corporation*
  3.2    Bylaws of LIFE Financial Corporation*
  4.0    Certificate of Trust of LIFE Financial Capital Trust (the "Trust"),
         dated December 2, 1997
  4.1    Form of Amended and Restated Declaration of the Trust, among the
         Company, as sponsor, the Administrators party thereto, Delaware Trust
         Capital Management, Inc., as Delaware Trustee, State Street Bank and
         Trust Company as Property Trustee and the holders from time to time of undivided interests in the assets of the Trust
  4.2    Form of Indenture, between the Company and State Street Bank and Trust
         Company, as Trustee
  4.3    Form of Capital Security Certificate (included in the Declaration filed as Exhibit 4.1 to this Registration Statement)
  4.4    Form of Junior Subordinated Debenture (included in the Indenture filed as Exhibit 4.2 to this Registration Statement)
  4.5    Form of Capital Securities Guarantee Agreement, between the Company and State Street Bank and Trust Company, as Guarantee Trustee
  5.0    Opinion of Prickett, Jones, Elliott, Kristol & Schree as to the
         validity of the Capital Securities+
  5.1    Opinion of Muldoon, Murphy & Faucette as to the validity of the Junior
         Subordinated Debentures, the Guarantee to be issued by the Company and the Common Stock issuable upon conversion of the Capital Securities
  8.0    Opinion of Muldoon, Murphy & Faucette regarding Federal income tax matters+
 23.1    Consent of Grant Thornton LLP
 23.2    Consent of Price Waterhouse LLP
 23.3    Consent of Deloitte & Touche LLP
 23.4    Consent of Muldoon, Murphy & Faucette
 23.5    Consent of Prickett, Jones, Elliott, Kristol & Schree+
 24.1    Powers of Attorney (included on signature page)
 25.1    Form T-1 Statement of Eligibility of State Street Bank and Trust
         Company to act as trustee under the Declaration
 25.2    Form T-1 Statement of Eligibility of State Street Bank and Trust
         Company to act as trustee under the Indenture
 25.3    Form T-1 Statement of Eligibility of State Street Bank and Trust
         Company to act as trustee under the Guarantee
 27.1    Financial Data Schedule

--------
* Incorporated herein by reference from the Company's Registration Statement on Form S-4 (filed initially as Form S-1), filed on January 27, 1997, as amended (SEC File. No. 333-20497).
+ To be filed by amendment.